As filed with the U.S. Securities and Exchange Commission on November 16, 2021

Registration No. 333-258442

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

AMENDMENT NO. 3 TO FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_____________________________

FS Development Corp. II

(Exact name of registrant as specified in its charter)

_____________________________

Delaware	6770	85-2696306
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939
(415) 877-4887

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________

James B. Tananbaum, M.D.
Chief Executive Officer
900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939
(415) 877-4887
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Joel L. Rubinstein Bryan Luchs Patti J. Marks White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Deepa M. Rich Sam Zucker James Xu Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)		Maximum Offering Price Per Security(3)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Common Stock	32,500,000	(1)	$9.87	$320,775,000	$34,997	(4)(5)
Total	32,500,000		$9.87	$320,775,000	$34,997

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(1)      Based on the maximum number of shares of Class A Common Stock, $0.0001 par value per share, of the registrant issuable upon a business combination (the “Business Combination”) involving FS Development Corp. II (“FS Development II”) and Pardes Biosciences, Inc. (“Pardes”). This number is based on 32,500,000, the maximum number of shares of common stock of FS Development II that are expected to be issued pursuant to the Business Combination.

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transaction.

(3)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of FS Development II on the Nasdaq Capital Market on July 30, 2021 ($9.87 per share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(4)      Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities by 0.0001091.

(5)      Registration fee has previously been paid.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2021

FS Development Corp. II
900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939

To the Stockholders of FS Development Corp. II:

On behalf of the board of directors of FS Development Corp. II (“FS Development II”), we are pleased to enclose the proxy statement/prospectus relating to the proposed merger of Orchard Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FS Development II (“Merger Sub”), with and into Pardes Biosciences, Inc., a Delaware corporation (“Pardes”), with Pardes surviving the merger as a wholly-owned subsidiary of FS Development II (the “Combined Entity”), pursuant to the terms of a merger agreement, dated June 29, 2021, among FS Development II, Merger Sub, Pardes and Shareholder Representative Services LLC (as amended on November 7, 2021 and as it may be further amended from time to time, the “Merger Agreement” and such merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, FS Development II will be renamed “Pardes Biosciences, Inc.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

In connection with the Business Combination and the other matters described herein, you are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of FS Development II. The Special Meeting will be held on [•], 2021, at [•] time, via a virtual meeting. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of FS Development II’s stockholders, directors and management, the Special Meeting will be completely virtual. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. FS Development II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

At the Special Meeting, FS Development II stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    to (a) adopt and approve the Merger Agreement and (b) approve the Business Combination (the “Business Combination Proposal”);

(2)    to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (each, a “Nasdaq Listing Rule”), (a) the issuance of 32,500,000 newly issued shares of FS Development II Class A Common Stock, par value $0.0001 per share, in the Business Combination, (b) the issuance and sale of 7,500,000 newly issued shares of FS Development II Class A Common Stock in a private placement concurrent with the Business Combination (the “PIPE Investment”) and (c) the issuance and sale of up to 2,000,000 newly issued shares of FS Development II Class A Common Stock to the Sponsor, or affiliates of the Sponsor, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rule (the “Nasdaq Stock Issuance Proposal”);

(3)    to amend and restate, and further amend, FS Development Corp. II’s certificate of incorporation as follows (such amended and restated and further amended certificate of incorporation referred to herein as the “Proposed Charter”) (the following proposals, the “Charter Amendment Proposals”):

(a)     Charter Amendment Proposal A — to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation, which will amend and restate FS Development Corp. II’s current certificate of incorporation, dated February 16, 2021 (the “Current Charter”), and which proposed second amended and restated certificate of incorporation will be in effect upon the closing of the Business Combination (the “Closing”); and

(b)    Charter Amendment Proposal B — to approve and adopt a proposed amendment to the second amended and restated certificate of incorporation to increase the number of shares of FS Development II Class A Common stock from 100,000,000 to 250,000,000 and the total number of authorized shares from 110,000,000 (following approval of Charter Amendment Proposal A) to 260,000,000, which proposed amendment to the second amended and restated certificate of incorporation will be in effect upon the Closing;

(4)     to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as five separate sub-proposals (the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal A — to increase the authorized shares of FS Development II Class A Common Stock to 250,000,000 shares (if Charter Amendment Proposal B passes). If Charter Amendment Proposal B does not pass, the authorized shares of FS Development II Class A Common Stock will remain 100,000,000 shares;

(b)    Advisory Charter Proposal B — to increase the authorized shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to discourage a takeover attempt to 10,000,000 shares;

(c)     Advisory Charter Proposal C — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

(d)    Advisory Charter Proposal D — to make the Combined Entity’s corporate existence perpetual as opposed to FS Development II’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering and to remove from the Proposed Charter the various provisions applicable only to specified purpose acquisition corporations contained in the Current Charter; and

(e)     Advisory Charter Proposal E — to provide that any amendment to the Amended Bylaws will require the approval of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of the Combined Entity recommends approval of such amendment, such amendment will require the approval of a majority of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

(5)    to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Stock Option and Incentive Plan (the “Equity Incentive Plan”), a copy of which is appended to the accompanying proxy statement/prospectus as Annex E, which will become effective the day prior to the Closing (the “Incentive Plan Proposal”); and

(6)    to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination is not satisfied or waived (the “Adjournment Proposal”).

The Merger Agreement provides for the merger of Merger Sub with and into Pardes, with Pardes continuing as the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):

(i)     all shares of Pardes’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Common Stock (collectively, “Pardes Stock”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into the right to receive the Merger Consideration (as defined below), with each stockholder of Pardes Stock being entitled to receive a number of shares of FS Development II Class A Common Stock equal to (A) the Consideration Ratio multiplied by (B) the number of shares of Pardes Stock held by such holder as of immediately prior to the Effective Time; and

(ii)    each option exercisable for Pardes Stock that is outstanding immediately prior to the Effective Time shall be assumed and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of FS Development II Class A Common Stock issued upon exercise.

Following completion of the Business Combination and assuming no holders of FS Development II Class A Common Stock issued in FS Development II’s initial public offering (the “FS Development II IPO”, and such stock, the “Public Shares”) elect to redeem their shares, FS Development Holdings II, LLC (the “Sponsor”) and the other initial stockholders of FS Development II, the public stockholders, the PIPE Investment investors (including certain affiliates of the Sponsor) and holders of Pardes Stock, which include certain affiliates of the Sponsor (the “Pardes Equityholders”) will own approximately 8.6%, 30.6%, 11.4% and 49.4% of the outstanding common stock of the Combined Entity, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.

Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of FS Development II Class A Common Stock and Class B Common stock (collectively, “FS Development II Common Stock”) as of the record date (the “Record Date”) for the Special Meeting, voting together as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of FS Development II Class A Common Stock as of the Record Date, voting as a separate class. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of FS Development II Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, and the Incentive Plan Proposal will not be presented to the FS Development II stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal are preconditions to the Closing. Approval of Charter Amendment Proposal B is not a condition to Closing.

Pursuant to the Current Charter, FS Development II is providing its public stockholders with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the FS Development II IPO. For illustrative purposes, based on funds in the Trust Account of approximately $201,262,000 on September 30, 2021, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Any stockholders requesting redemption of their shares will be required to provide beneficial ownership information. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of FS Development II Class A Common Stock issued in the FS Development II IPO. The Sponsor and FS Development II’s other initial stockholders have agreed to waive their redemption rights with respect to any shares of FS Development II Common Stock they may hold in connection with the Closing, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and FS Development II’s other initial stockholders have agreed to vote any shares of FS Development II Common Stock owned by them in favor of the Business Combination Proposal, which represent approximately 21.9% of the voting power of FS Development II.

FS Development II is providing the accompanying proxy statement/prospectus and accompanying proxy card to FS Development II stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, FS Development II urges you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

After careful consideration, the board of directors of FS Development II has unanimously approved and adopted the Merger Agreement and the transactions contemplated therein and has determined that each of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory

Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of FS Development II and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of these Proposals. When you consider the board of directors’ recommendation of these Proposals, you should keep in mind that the directors and officers of FS Development II have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of FS Development II’s Directors and Officers and Others in the Business Combination.”

Each redemption of Public Shares by FS Development II public stockholders will decrease the amount in the Trust Account, which held total assets of approximately $201,262,000 as of September 30, 2021. FS Development II will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting virtually, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal are approved at the Special Meeting. Approval of the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and satisfaction of other closing conditions. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT FS DEVELOPMENT II REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FS DEVELOPMENT II’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY TO THE TRANSFER AGENT USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. ANY STOCKHOLDERS REQUESTING REDEMPTION OF THEIR SHARES WILL BE REQUIRED TO PROVIDE BENEFICIAL OWNERSHIP INFORMATION.

On behalf of FS Development II’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

James B. Tananbaum, M.D.
Chief Executive Officer, President and Director
FS Development Corp. II

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [__________], 2021 and is first being mailed to the stockholders of FS Development II on or about [__________], 2021.

FS Development Corp. II
900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF FS DEVELOPMENT CORP. II

To Be Held On [•], 2021

To the Stockholders of FS Development Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of FS Development Corp. II, a Delaware corporation (“FS Development II,” “we,” “our” or “us”), will be held on [•], 2021, at [•], Eastern Time, via live webcast at the following address: [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. FS Development II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes (the “Proposals”):

1.      to (a) adopt and approve the Merger Agreement, dated as of June 29, 2021 (as amended on November 7, 2021 and as it may be further amended from time to time, the “Merger Agreement”), among FS Development II, Orchard Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FS Development II (“Merger Sub”), Pardes Biosciences, Inc., a Delaware corporation (“Pardes”), and Shareholder Representative Services LLC, pursuant to which Merger Sub will merge with and into Pardes, with Pardes surviving the merger as a wholly-owned subsidiary of FS Development II (the “Combined Entity”) and (b) approve such merger and the other transactions contemplated by the Merger Agreement (the “Business Combination”). In connection with the Business Combination, FS Development II will be renamed “Pardes Biosciences, Inc.” Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):

(i)     all shares of Pardes’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Common Stock (collectively, “Pardes Stock”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into the right to receive the Merger Consideration (as defined below), with each stockholder of Pardes Stock being entitled to receive a number of shares of FS Development II Class A Common Stock equal to (A) the Consideration Ratio multiplied by (B) the number of shares of Pardes Stock held by such holder as of immediately prior to the Effective Time; and

(ii)    each option exercisable for Pardes Stock that is outstanding immediately prior to the Effective Time shall be assumed and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of FS Development II Class A Common Stock issued upon exercise.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

2.      to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (each, a “Nasdaq Listing Rule”), (a) the issuance of 32,500,000 newly issued shares of FS Development II Class A Common Stock, par value $0.0001 per share, in the Business Combination, (b) the issuance and sale of 7,500,000 newly issued shares of FS Development II Class A Common Stock in a private placement concurrent with the Business Combination (the “PIPE Investment”) and (c) the issuance and sale of up to 2,000,000 newly issued shares of FS Development II Class A Common Stock to the Sponsor, or affiliates of the Sponsor, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rule (the “Nasdaq Stock Issuance Proposal”);

3.      to amend and restate, and further amend, FS Development Corp. II’s certificate of incorporation as follows (such amended and restated and further amended certificate of incorporation referred to herein as the “Proposed Charter”) (the following proposals, the “Charter Amendment Proposals”):

(a)     Charter Amendment Proposal A — to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate FS Development Corp. II’s current certificate of incorporation, dated February 16, 2021 (the “Current Charter”), and which proposed second amended and restated certificate of incorporation will be in effect upon the closing of the Business Combination (the “Closing”); and

(b)    Charter Amendment Proposal B — to approve and adopt a proposed amendment to the second amended and restated certificate of incorporation to increase the number of shares of FS Development II Class A Common Stock from 100,000,000 to 250,000,000 and the total number of authorized shares from 110,000,000 (following approval of Charter Amendment Proposal A) to 260,000,000 which proposed amendment to the second amended and restated certificate of incorporation will be in effect upon the Closing;

4.      to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as five separate sub-proposals (the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal A — to increase the authorized shares of FS Development II Class A Common Stock to 250,000,000 shares (if Charter Amendment Proposal B passes). If Charter Amendment Proposal B does not pass, the authorized shares of FS Development II Class A Common Stock will remain 100,000,000 shares;

(b)    Advisory Charter Proposal B — to increase the authorized shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to discourage a takeover attempt to 10,000,000 shares;

(c)     Advisory Charter Proposal C — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

(d)    Advisory Charter Proposal D — to make the Combined Entity’s corporate existence perpetual as opposed to FS Development II’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering and to remove from the Proposed Charter the various provisions applicable only to specified purpose acquisition corporations contained in the Current Charter; and

(e)     Advisory Charter Proposal E — to provide that any amendment to the Amended Bylaws will require the approval of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of the Combined Entity recommends approval of such amendment, such amendment will require the approval of a majority of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

5.      to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Stock Option and Incentive Plan (the “Equity Incentive Plan”), a copy of which is appended to the accompanying proxy statement/prospectus as Annex E, which will become effective the day prior to the Closing (the “Incentive Plan Proposal”); and

6.      to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination is not satisfied or waived (the “Adjournment Proposal”).

Only holders of record of FS Development II Common Stock at the close of business on [•], 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of FS Development II stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of FS Development II for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, FS Development II is providing its public stockholders with the opportunity to redeem, upon the Closing, the shares of FS Development II Class A Common Stock issued in FS Development II’s initial public offering (the “FS Development II IPO” and such shares, the “Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the FS Development II IPO. For illustrative purposes, based on funds in the Trust Account of approximately $201,262,000 on September 30, 2021, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of FS Development II Class A Common Stock issued in the FS Development II IPO. The Sponsor and FS Development II’s other initial stockholders have agreed to waive their redemption rights with respect to any shares of FS Development II Common Stock they may hold in connection with the Closing, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and FS Development II’s other initial stockholders have agreed to vote any shares of FS Development II Common Stock owned by them in favor of the Business Combination Proposal, which represent approximately 21.9% of the voting power of FS Development II.

The approval of each of the Charter Amendment Proposals require the affirmative vote of holders of a majority of the issued and outstanding shares of FS Development II Common Stock as of the Record Date for the Special Meeting, voting together as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of outstanding shares of FS Development II Class A Common Stock as of the Record Date, voting as a separate class. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of FS Development II Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, the Advisory Charter Proposals, and the Incentive Plan Proposal will not be presented to the FS Development II stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal are preconditions to the Closing. Approval of Charter Amendment Proposal B is not a condition to Closing.

As of September 30, 2021, there was approximately $201,262,000 in the Trust Account. Each redemption of Public Shares by its public stockholders will decrease the amount in the Trust Account. FS Development II will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (415) 877-4887.

[•], 2021

By Order of the Board of Directors

James B. Tananbaum, M.D. Chief Executive Officer, President and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by FS Development II (File No. 333-258442) (the “Registration Statement”), constitutes a prospectus of FS Development II under Section 5 of the Securities Act, with respect to the shares of FS Development II Class A Common Stock to be issued to Pardes Equityholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting, at which FS Development II stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to FS Development II Stockholders nor the issuance by FS Development II of its FS Development II Class A Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding FS Development II has been provided by FS Development II and information contained in this proxy statement/prospectus regarding Pardes has been provided by Pardes.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FS Development II files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read FS Development II’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

FS Development Corp. II
900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939

Attn: Chief Financial Officer
Tel: (415) 877-4887

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902

Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FSII.info@investor.morrowsodali.com

If you are a stockholder of FS Development II and would like to request documents, please do so by [•], 2021 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. Certain information contained in this document, however, relates to or is based on studies, publications, surveys and other data obtained from third-party sources and FS Development II’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “FS Development II” refer to FS Development Corp. II

In this document:

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of common stock of Pardes (including restricted stock) that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options exercisable for Pardes Stock (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Effective Time or (iii) issuable upon the exercise or settlement of any option to purchase common stock of Pardes that, as of immediately prior to the Effective Time, Pardes is obligated to grant to any person, plus (b) the aggregate number of shares of Pardes Preferred Stock (on an as converted to common stock basis) that are issued and outstanding immediately prior to the Effective Time, plus (c) without duplication, equity interests that are issued and outstanding immediately prior to the Effective Time, the aggregate number of shares of common stock of Pardes into which such equity interests are convertible, for which such equity interests are exercisable or exchangeable or on which the economic benefit of such equity interests are otherwise based (in each case, directly or indirectly).

“Amended Bylaws” means the Amended and Restated Bylaws of Pardes, a Form of which is attached hereto as Annex D.

“Board” means the board of directors of FS Development II.

“Business Combination” means the business combination pursuant to the Merger Agreement.

“Closing” means the closing of the Business Combination.

“Closing Payment Shares” means 32,500,000 shares of FS Development II Class A Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” means FS Development II after the event in which Pardes becomes a wholly-owned subsidiary of FS Development II.

“Common Stock” means the Common Stock of the Combined Entity following the Closing.

“Consideration Ratio” means the quotient obtained by dividing (a) the Closing Payment Shares by (b) the Aggregate Fully Diluted Company Shares.

“Current By-laws” means FS Development II’s by-laws as currently in effect.

“Current Charter” means FS Development II’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on February 16, 2021.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Business Combination became effective pursuant to the terms of the Merger Agreement.

“Equity Incentive Plan” means the Pardes Biosciences, Inc. 2021 Stock Option and Incentive Plan.

“Exchange Act” means the Securities Act of 1934, as amended from time to time.

“Founders Shares” means the outstanding shares of our Class B Common Stock held by the Sponsor, our directors and affiliates of our management team since August 26, 2020.

“FS Development II” means FS Development Corp. II

“FS Development II Class A Common Stock” or “Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of FS Development II.

“FS Development II Class B Common Stock” or “Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of FS Development II.

“FS Development II Common Stock” means, collectively, the FS Development II Class A Common Stock and FS Development II Class B Common Stock.

“FS Development II IPO” means FS Development II’s initial public offering.

“FS Development II Support Agreement” means the FS Development II Support Agreement, dated as of June 29, 2021, by and among FS Development II, Pardes, the Sponsor and certain supporting stockholders of FS Development II.

“Initial Stockholders” means the Sponsor and FS Development II’s executive officers and directors who were holders of Founders Shares prior to the FS Development II IPO.

“Merger Agreement” means the Merger Agreement, dated as of June 29, 2021, by and among FS Development II, Merger Sub, Pardes and the Stockholders’ Representative, as amended on November 7, 2021 and as it may be further amended from time to time.

“Merger Consideration” means the Closing Payment Shares to be issued as the consideration for the Business Combination.

“Merger Sub” means Orchard Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FS Development II.

“Pardes” means Pardes Biosciences, Inc., a Delaware corporation, which shall refer to the Combined Entity following the Business Combination, as the context requires.

“Pardes Equityholders” means the holders of equity interests in Pardes as of the time immediately before the Business Combination.

“Pardes Preferred Stock” means, collectively, all shares of Pardes’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.

“Pardes Stock” means, collectively, all shares of Pardes’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Common Stock.

“PIPE Investment” refers to the sale of 7,500,000 newly issued shares of FS Development II Class A Common Stock in a private placement concurrent with the Business Combination.

“Proposal” means any of the proposals being presented to the FS Development II stockholders at the Special Meeting.

“Proposed Charter” means the Amended and Restated Certificate of Incorporation of Pardes, a Form of which is attached hereto as Annex C.

“Public Shares” means FS Development II Class A Common Stock issued in the FS Development II IPO.

“Redemption” means the right of the holders of FS Development II Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into in connection with the Closing with Pardes, the Initial Stockholders and certain Pardes Equityholders.

“SEC” means the Securities Exchange Commission or any successor organization.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Special Meeting” means the special meeting of the stockholders of FS Development II, to be held on [•], 2021, at [•], Eastern Time, via live webcast at the following address: [•].

“Sponsor” means FS Development Holdings II, LLC, a Delaware limited liability company.

“Stockholders’ Representative” means Shareholder Representative Services LLC.

“Trust Account” means the Trust Account of FS Development II, which holds the net proceeds of the FS Development II IPO, together with interest earned thereon, less amounts released to pay franchise and income tax obligations.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Business Combination and the Special Meeting of FS Development II stockholders. The following questions and answers do not include all the information that is important to stockholders of FS Development II. We urge the stockholders of FS Development II to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.      FS Development II stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. FS Development II has entered into the Merger Agreement as a result of which Merger Sub, a wholly-owned subsidiary of FS Development II, shall merge with and into Pardes with Pardes surviving such merger, and as a result of which Pardes will become a wholly-owned subsidiary of FS Development II. We refer to this merger as the “Business Combination.” FS Development II urges its stockholders to read the Merger Agreement in its entirety, which is attached to this proxy statement/prospectus as Annex A.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:     Why is FS Development II proposing the Business Combination?

A:     FS Development II was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Pardes and the industries in which it operates, including the financial and other information provided by Pardes in the course of FS Development II’s due diligence investigations, the Board believes that the Business Combination with Pardes is in the best interests of FS Development II and its stockholders.

See the section titled “The Business Combination Proposal — Board’s Reasons for Approval of the Business Combination” for a discussion of the factors considered by the Board in making its decision.

Q:     What matters will be considered at the Special Meeting?

A:     The following is a list of proposals upon which FS Development II stockholders will be asked to vote at the Special Meeting:

1.      The Business Combination Proposal — To adopt and approve the Merger Agreement and approve the Business Combination.

2.      The Nasdaq Stock Issuance Proposal — To approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635 (each, a “Nasdaq Listing Rule”), (a) the issuance of 32,500,000 newly issued shares of Class A Common Stock in the Business Combination, (b) the issuance and sale of 7,500,000 newly issued shares of Class A Common Stock in the PIPE Investment and (c) the issuance and sale of up to 2,000,000 newly issued shares of FS Development II Class A Common Stock to the Sponsor, or affiliates of the Sponsor, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rule.

3.      The Charter Amendment Proposals — To amend and restate, and further amend, FS Development Corp. II’s certificate of incorporation as follows (such amended and restated and further amended certificate of incorporation referred to herein as the “Proposed Charter”) (the following proposals, the “Charter Amendment Proposals”):

(a)     Charter Amendment Proposal A — to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation (which will amend and restate FS Development Corp. II’s current certificate of incorporation, dated February 16, 2021 (the “Current Charter”), and which proposed second amended and restated certificate of incorporation will be in effect upon the Closing; and

(b)    Charter Amendment Proposal B — to approve and adopt a proposed amendment to the second amended and restated certificate of incorporation to increase the number of shares of FS Development II Class A Common stock from 100,000,000 to 250,000,000 and the total number of authorized shares from 110,000,000 (following approval of Charter Amendment Proposal A) to 260,000,000, which proposed amendment to the second amended and restated certificate of incorporation will be in effect upon the Closing.

4.      The Advisory Charter Proposals — To approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals:

(a)     Advisory Charter Proposal A — to increase the authorized shares of Class A Common Stock to 250,000,000 shares (if Charter Amendment Proposal B passes). If Charter Amendment Proposal B does not pass, the authorized shares of FS Development II Class A Common Stock will remain 100,000,000 shares;

(b)    Advisory Charter Proposal B — to increase the authorized shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to discourage a takeover attempt to 10,000,000 shares;

(c)     Advisory Charter Proposal C — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2⁄3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

(d)    Advisory Charter Proposal D — to make the Combined Entity’s corporate existence perpetual as opposed to FS Development II’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering and to remove from the Proposed Charter the various provisions applicable only to specified purpose acquisition corporations contained in the Current Charter; and

(e)     Advisory Charter Proposal E — to provide that any amendment to the Amended Bylaws will require the approval of at least 66 2⁄3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of the Combined Entity recommends approval of such amendment, such amendment will require the approval of a majority of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment.

5.      Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Pardes Biosciences, Inc. 2021 Stock Option and Incentive Plan (the “Equity Incentive Plan”), a copy of which is appended to this proxy statement/prospectus as Annex E, which will become effective as of the date immediately preceding the date of the Closing.

6.      Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination is not satisfied or waived.

Q:     When and where will the Special Meeting take place?

A:     The FS Development II Special Meeting will be held on [•], 2021, at [•] Eastern Time, via live webcast at the following address: [•], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     Is my vote important?

A:     Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the FS Development II stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only FS Development II stockholders as of the close of business on [•], 2021, the record date for the Special Meeting (the “Record Date”) are entitled to vote at the Special Meeting. The Board unanimously recommends that such FS Development II stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Nasdaq Stock Issuance Proposal, “FOR” the approval of each of the Charter Amendment Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. FS Development II believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of FS Development II Common Stock voting together as a single class as of the Record Date. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of FS Development II Class A Common Stock as of the Record Date, voting as a separate class. Accordingly, a FS Development II stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals.

The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of FS Development II Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. A FS Development II stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting will not be counted towards the number of shares of FS Development II Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals the Incentive Plan Proposal, or the Adjournment Proposal.

Q:     Are the Proposals conditioned on one another?

A:     Unless the Business Combination Proposal is approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, and the Incentive Plan Proposal will not be presented to the stockholders of FS Development II at the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal are preconditions to the Closing. Approval of Charter Amendment Proposal B is not a condition to Closing. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If FS Development II does not consummate the Business Combination and fails to complete an initial business combination by February 19, 2023, FS Development II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of FS Development II of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal. The Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, and the Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     What will happen in the Business Combination?

A:     At the closing of the Business Combination, Merger Sub will merge with and into Pardes, with Pardes surviving such merger as the surviving entity. Upon the Closing, Pardes will become a wholly-owned subsidiary of FS Development II. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by FS Development II’s public stockholders and the proceeds from the PIPE Investment will be used to pay (i) FS Development II stockholders who properly exercise their redemption rights, (ii) the underwriters their deferred underwriting commissions from the FS Development II IPO, (iii) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by FS Development II or Pardes in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement, (iv) unpaid franchise and income taxes of FS Development II, and (v) for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:     What equity stake will current stockholders of FS Development II and Pardes Equityholders hold in the Combined Entity after the Closing?

A:     The table below illustrates the anticipated ownership interest upon completion of the Business Combination assuming (i) a no redemptions scenario, (ii) an interim redemption scenario and (iii) a maximum redemption scenario:

	No redemption scenario		Interim redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%	Shares	%
FS Development Corp. II public stockholders	20,125,000	30.6%	10,062,500	18.1%	—	0.0%
FS Development Corp. II Sponsor and Directors	5,633,750	8.6%	5,633,750	10.1%	7,633,750	16.0%
Pardes Stockholders – Affiliates of FS Development Corp. II Sponsor	7,998,659	12.1%	7,998,659	14.3%	7,998,659	16.8%
Pardes Stockholders (excluding affiliates of FS Development Corp II Sponsor)	24,501,341	37.3%	24,501,341	44.0%	24,501,341	51.4%
PIPE – Affiliates of FS Development Corp. II Sponsor	1,000,000	1.5%	1,000,000	1.8%	1,000,000	2.1%
PIPE – Other Investors	6,500,000	9.9%	6,500,000	11.7%	6,500,000	13.7%
Total	65,758,750	100%	55,696,250	100.0%	47,633,750	100%

         The foregoing ownership percentages with respect to the Combined Entity following the Business Combination assumes the conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger and the exercise and conversion of all securities, including 1,747,433 unissued shares underlying outstanding and contractually committed stock options as of November 3, 2021, and does not take into account the issuance of any shares upon the Closing under the Equity Incentive Plan, which is intended to be adopted immediately prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by FS Development II’s existing stockholders in the Combined Entity will be different.

See the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q.     Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     The Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. However, in light of the Sponsor affiliates’ existing interest in Pardes, the Board also obtained a third-party fairness opinion in connection with its determination to approve the Business Combination. The Board determined, based upon its own financial skills and background together with the valuation from a third-party financial advisor, that Pardes’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). Accordingly, investors will be relying on the judgment of the Board as described above in valuing Pardes’s business and assuming the risk that the Board may not have properly valued such business. See the section titled “The Business Combination Proposal — Opinion of H.C. Wainwright & Co., LLC” for further information regarding the third-party fairness opinion.

Q:     Why is FS Development II providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Current Charter, FS Development II must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of FS Development II’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, FS Development II has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, FS Development II is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:     Are there any arrangements to help ensure that the Combined Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the Business Combination?

A:     Yes. On June 29, 2021, FS Development II entered into Subscription Agreements with the investors named therein providing for the issuance by FS Development II of 7,500,000 shares of FS Development II Class A Common Stock through the PIPE Investment (subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are to be satisfied at the Closing) for gross proceeds to FS Development II of $75,000,000.

Additionally, on June 29, 2021, Sponsor entered into the FS Development II Support Agreement, pursuant to which Sponsor agreed that in the event that both (i) the Aggregate Parent Closing Cash is less than $100,000,000 and (ii) the Net Trust Fund Balance is less than $25,000,000, Sponsor will purchase from FS Development II, and FS Development II hereby agrees to sell to Sponsor, a number of FS Development II Class A Common Stock equal to: (x) $25,000,000 minus the Net Trust Fund Balance; divided by (y) $10.00. The term “Net Trust Fund Balance” means the aggregate cash proceeds available for release to FS Development II from the Trust Fund in connection with the Transactions (net of the Parent Redemption Amount).

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. FS Development II will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity.

Q:     How many votes do I have at the Special Meeting?

A:     FS Development II stockholders are entitled to one vote at the Special Meeting for each share of FS Development II Common Stock held as of the Record Date. As of the close of business on the Record Date, there were 25,758,750 outstanding shares of FS Development II Common Stock.

Q:     May FS Development II, the Sponsor or FS Development II’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of FS Development II’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of FS Development II shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of FS Development II Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting. As of the Record Date, 12,879,376 shares of FS Development II Common Stock would be required to achieve a quorum. For Charter Amendment Proposal B, a quorum will be present at the Special Meeting if the holders of a majority of the FS Development II Class A Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting. As of the Record Date, 10,363,751 shares of FS Development II Class A Common Stock would be required to achieve a quorum with respect to the vote on Charter Amendment Proposal B.

Q:     How will the Sponsor, directors and officers vote?

A:     The Sponsor and each of the other Initial Stockholders have agreed to vote their respective Founders Shares (as well as any Public Shares purchased during or after the FS Development II IPO) in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor and the other Initial Stockholders own approximately 21.9% of the issued and outstanding shares of FS Development II Common Stock, including all of the Founders Shares, and will be able to vote all such shares at the Special Meeting. The Sponsor holds 602,500 shares of Class A Common Stock, representing approximately 2.9% of the issued and outstanding Class A Common Stock, and the other Initial Stockholders do not own any shares of FS Development II Class A Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and the other Initial Stockholders agreed to vote their Founders Shares in accordance with the majority of the votes cast by FS Development II’s public stockholders.

Q:     What interests do FS Development II’s current officers and directors have in the Business Combination?

A:     The Sponsor, members of the Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        Unless FS Development II consummates an initial business combination by February 19, 2023, FS Development II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay FS Development II’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FS Development II’s remaining stockholders and the Board, liquidate and dissolve, subject in each case to FS Development II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•        There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if FS Development II fails to complete a business combination within the required period. Our Sponsor purchased the Founders Shares prior to the FS Development II IPO for an aggregate purchase price of $25,000, and transferred 30,000 Founders Shares to each of Owen Hughes, Daniel Dubin, M.D. and Deepa Pakianathan. Ph.D.

•        Simultaneously with the closing of the FS Development II IPO, FS Development II consummated the sale of 602,500 shares of FS Development II Class A Common Stock (the “Private Placement Shares”) at a price of $10.00 per share in a private placement to the Sponsor. If FS Development II does not consummate a business combination transaction by February 19, 2023, then the proceeds from the sale of the Private Placement Shares will be part of the liquidating distribution to the public stockholders and the shares held by the Sponsor will be worthless.

•        As of the date hereof, Sponsor and its affiliates have invested an aggregate of approximately $6.05 million in FS Development II and, assuming consummation of the Business Combination and assuming no redemptions, have committed to invest $10 million in the PIPE Investment (collectively, the “Total Commitment”). Assuming the issuance of all securities underlying the Total Commitment, and utilizing a per share price of $12.49 (the closing sale price of FS Development II Class A common stock on November 11, 2021), the Total Commitment would have an approximate value of $80.9 million. If a business combination is not consummated by February 19, 2023, Sponsor and its affiliates will lose approximately $6.05 million of their amounts already invested. There are no outstanding loans or material fee or reimbursement arrangements among FS Development II, Sponsor, its affiliates or the FS Development II directors or officers.

•        Additionally, in connection with the FS Development II Support Agreement, Sponsor agreed that in the event that both (i) the Aggregate Parent Closing Cash is less than $100,000,000 and (ii) the Net Trust Fund Balance is less than $25,000,000, Sponsor will purchase from FS Development II, and FS Development II hereby agrees to sell to Sponsor, a number of FS Development II Class A Common Stock equal to: (x) $25,000,000 minus the Net Trust Fund Balance; divided by (y) $10.00. The term “Net Trust Fund Balance” means the aggregate cash proceeds available for release to FS Development II from the Trust Fund in connection with the Transactions (net of the Parent Redemption Amount).

•        Certain of FS Development II’s officers and directors may continue to serve as officers and/or directors of the Combined Entity after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•        The Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $1.074 (including the Founders Shares and Private Placement Shares) as of the consummation of the FS Development II IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        FS Development II’s Initial Stockholders and officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares and Private Placement Shares if FS Development II fails to complete a business combination by February 19, 2023.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to FS Development II if and to the extent any claims by a vendor for services rendered or products sold to FS Development II, or a prospective target business with which FS Development II has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under FS Development II’s indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FS Development II and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to us for working capital expenses. If FS Development II does not complete an initial business combination within the required period, FS Development II may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the Closing, FS Development II will continue to indemnify FS Development II’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, FS Development II’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FS Development II from time to time, made by the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders than liquidate.

•        Given the differential in purchase price that our Sponsor paid for the Founders Shares as compared to the price of the units sold in the FS Development II IPO and the substantial number of shares of Class A Common Stock that our Sponsor will receive upon conversion of the Founders Shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other FS Development II stockholders experience a negative rate of return following the Business Combination.

•        Upon the signing of the Merger Agreement, our Sponsor and the other founders entered into the FS Development II Support Agreement with Pardes, pursuant to which our Sponsor and the other Initial Stockholders agreed to waive (subject to the consummation of the Merger) the provisions of Section 4.3(b)(i) of the FS Development II certificate of incorporation to have the Parent Class B Shares convert to Parent Class A Shares at a ratio of greater than one-for-one.

•        Up to 2,000,000 newly issued shares of FS Development II Class A Common Stock may be issued and sold to the Sponsor, or affiliates of the Sponsor, at $10.00 per share, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, pursuant to the terms of the FS Development II Support Agreement.

•        James B. Tananbaum, M.D., an executive officer and director of FS Development II, is also a director of Pardes and affiliates of the Sponsor have invested in the Series A Preferred Stock of Pardes and the PIPE Financing.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors own 5,596,642 shares of Series A Preferred Stock of Pardes, acquired for a purchase price of approximately $25.5 million. Such shares of Series A Preferred Stock of Pardes, which will be exchanged in the Merger for shares of FS Development II Class A Common Stock, would be valued (on an as converted basis) at approximately $80.5 million, based on the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021 and based on a $10.00 per share price of the FS Development II Class A Common Stock in the PIPE Investment, and approximately $100.5 million, based on the assumed conversion ratio and based on the closing sale price of the FS Development II common stock on November 11, 2021, of $12.49 per share. If the Business Combination is not consummated, such affiliates could be at risk of losing the value of their investment in Pardes.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors have entered into a convertible note purchase agreement providing for loans to Pardes of up to $25.0 million, which loans will be evidenced by unsecured convertible promissory term notes (the “Convertible Notes”) at one or more closings. As of the initial closing, Pardes has issued Convertible Notes for an aggregate principal amount of $10.0 million, consisting of $10.0 million from such affiliated entities. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’s election or upon demand of a purchaser. If the Merger Agreement is terminated, the Convertible Notes will be convertible at a fifteen percent (15%) discounted price into Pardes’s equity securities sold in the next round of equity financing by Pardes that meets certain requirements.

These interests may influence FS Development II’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:     What happens if I sell my shares of FS Development II Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of FS Development II Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon Closing. If you transfer your shares of FS Development II Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Pursuant to the Current Charter, if the Business Combination Proposal is not approved and FS Development II does not otherwise consummate an alternative business combination by February 19, 2023, FS Development II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of September 30, 2021, based on funds in the Trust Account of approximately $201,262,000, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to FS Development II’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of FS Development II Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your Public Shares “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the Nasdaq Capital Market or such other applicable stock exchange on which the shares may be listed.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must prior to 5:00 PM, Eastern Time, on [•], 2021 (two (2) business days before the scheduled date of the Special Meeting), tender your shares physically or electronically and submit a request in writing that FS Development II redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Any stockholders requesting redemption of their shares will be required to provide beneficial ownership information. In the written request to redeem your Public Share for cash to Continental Stock Transfer & Trust Company, please provide a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of FS Development II Class A Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of FS Development II Class A Common Stock issued in the FS Development II IPO, which is referred to as the “20% threshold” in this proxy statement/prospectus. Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is FS Development II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, FS Development II does not have any control over this process, and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with FS Development II’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to FS Development II’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that FS Development II’s transfer agent return the shares (physically or electronically). You may make such request by contacting FS Development II’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of FS Development II stockholders who exercise their redemption rights to receive cash in exchange for their Public Shares depend on the stockholder’s particular facts and circumstances. Such stockholder generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed Public Shares, and any remaining amount will be treated as gain realized on the sale or other disposition of Public Shares. These tax consequences are described in more detail in the section titled “The Business Combination Proposal — The Merger Agreement — Certain Material U.S. Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:     Do I have dissenter rights if I object to the proposed Business Combination?

A:     No. FS Development II stockholders are not entitled to exercise dissenters’ rights under Delaware law in connection with the Business Combination. Dissenters’ rights are unavailable under Delaware law in connection with the Business Combination to holders of FS Development II Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of FS Development II Class A Common Stock, which will become an equal number of shares of Common Stock of the Combined Entity after giving effect to the Business Combination). Holders of FS Development II Class A Common Stock may vote against the Business Combination Proposal or redeem their Public Shares if they are not in favor of the adoption of the Merger Agreement or the Business

Combination. Dissenters’ rights are unavailable under Delaware law in connection with the Business Combination to holders of FS Development II Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:     What happens to the funds held in the Trust Account upon Closing?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        FS Development II stockholders who properly exercise their redemption rights;

•        the underwriters their deferred underwriting commissions;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by FS Development II or Pardes in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        unpaid franchise and income taxes of FS Development II; and

•        for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, FS Development II is unable to complete the Business Combination or another initial business combination transaction by February 19, 2023, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FS Development II to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FS Development II’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to FS Development II’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

FS Development II expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to FS Development II’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidating distribution with respect to those shares.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing”; or (b) such other date as agreed to by FS Development II and Pardes in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Merger Agreement may be terminated by either FS Development II or Pardes if the Closing has not occurred by January 28, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A.     If you were a holder of record of FS Development II Common Stock on [•], 2021, the Record Date, you may vote with respect to the applicable proposals online at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you can vote your shares electronically during the Special Meeting via live webcast by visiting [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. FS Development II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“CST”) at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the special meeting online should contact CST no later than [•], 2021 to obtain this information.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, FS Development II will count a properly executed proxy card marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by FS Development II without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q.     How can I attend the Special Meeting?

A:     You may attend the Special Meeting and vote your shares online during the Special Meeting via live webcast by visiting [•]. As a registered stockholder, you received a proxy card from CST, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact CST at 917-262-2373 or e-mail CST at proxy@continentalstock.com. Please note that you will not be able to physically attend the special meeting in person, but may attend the Special Meeting online by following the instructions below.

You can pre-register to attend the Special Meeting online starting [•], 2021. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote online during the Special Meeting. FS Development II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact CST at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing 1 877-770-3647 (U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada), when prompted enter the pin # [•]. This is listen only, you will not be able to vote or enter questions during the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

In order to exercise your redemption rights, you must properly demand redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. See “— How do I exercise my redemption rights” above.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. If you are a stockholder of record of FS Development II Common Stock as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to FS Development II’s Corporate Secretary, which notice must be received by FS Development II’s Corporate Secretary prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting [•] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     FS Development II will pay the cost of soliciting proxies for the Special Meeting. FS Development II has engaged Morrow Sodali LLC, which we refer to as “Morrow Sodali LLC,” to assist in the solicitation of proxies for the Special Meeting. FS Development II has agreed to pay Morrow Sodali LLC a fee of $30,000, plus disbursements. FS Development II will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. FS Development II will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of FS Development II Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the FS Development II Common Stock and in obtaining voting instructions from those owners. FS Development II’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Are there any risks that I should consider as a FS Development II stockholder in deciding how to vote or whether to exercise my redemption rights?

A:     Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” in this proxy statement/prospectus.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call us at (415) 877-4887.

You may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FSII.info@investor.morrowsodali.com

To obtain timely delivery, FS Development II stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about FS Development II from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to FS Development II’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers About the Proposals”, summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to FS Development II and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company,” “FS Development II”, “we”, “us” or “our” generally refer to FS Development Corp. II

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders.

Parties to the Business Combination

FS Development Corp. II

FS Development II is a blank check company incorporated on August 21, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving FS Development II and one or more businesses. Upon the Closing, we intend to change our name from “FS Development Corp. II” to “Pardes Biosciences, Inc.”

The mailing address of our principal executive office is 900 Lakspur Landing Circle, Suite 150, Larkspur, CA 94939.

Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of FS Development II, which was formed on June 17, 2021 to consummate the Business Combination. Following the Business Combination, Pardes will merge with Merger Sub with Pardes surviving the merger. As a result, Pardes will become a wholly-owned subsidiary of FS  Development II.

The mailing address of Merger Sub’s principal executive office is c/o FS Development Corp. II, 900 Lakspur Landing Circle, Suite 150, Larkspur, CA 94939.

Pardes

Pardes is a Delaware corporation, which was formed on February 27, 2020. Pardes is an agile clinical-stage biopharmaceutical company committed to solving some of the world’s most pressing public health challenges. Pardes leverages structure-based drug design and a tunable, reversible covalent chemistry platform for novel drug discovery. In August 2021, Pardes initiated in New Zealand its Phase 1, first in human clinical trial for its lead product candidate, PBI-0451, which is being developed as a potential direct-acting, oral antiviral drug to treat and prevent SARS-CoV-2 infections. PBI-0451 is designed to inhibit the coronavirus main protease, an essential protein for SARS-CoV-2. This protease is highly similar across all coronaviruses, including emerging coronavirus variants. Following the Business Combination, Pardes will merge with Merger Sub with Pardes surviving the merger. As a result, Pardes will become a wholly-owned subsidiary of FS Development II.

The mailing address of Pardes’s principal executive office is 2173 Salk Ave, Suite 250, PMB#052, Carlsbad, CA 92008.

For additional information about Pardes, see the section titled “Information about Pardes.”

The Proposals

The Business Combination Proposal

FS Development II and Pardes have agreed to a Business Combination under the terms of the Merger Agreement. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub will merge with and into Pardes, with Pardes continuing as the surviving entity and becoming a wholly-owned subsidiary of FS Development II. See the section titled “The Business Combination Proposal.”

The Merger Agreement

On June 29, 2021, FS Development II entered into the Merger Agreement by and among FS Development II, Merger Sub, Pardes and the Stockholders’ Representative. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Pardes, with Pardes surviving as a wholly-owned subsidiary of FS Development II (the “Merger”). Upon the Closing, it is anticipated that FS Development II will change its name to “Pardes Biosciences, Inc.”

Under the Merger Agreement, FS Development II has agreed to acquire all of the outstanding equity interests of Pardes in exchange for 32,500,000 shares of FS Development II Class A Common Stock, to be paid at the Effective Time.

Pursuant to the Merger Agreement, at or prior to the Effective Time, each option exercisable for Pardes equity that is outstanding immediately prior to the Effective Time shall be assumed by FS Development II and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of Common Stock issued upon exercise.

For additional information and a summary of the terms of the Merger Agreement and the other agreements executed, or to be executed, in connection with the Business Combination, see the sections titled “The Business Combination Proposal — The Merger Agreement” and “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination.”

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven (7) members upon the Closing. In accordance with the Proposed Charter to be filed, immediately after the Closing, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•        the Class I directors will be J. Jay Lobell and Deborah M. Autor, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be Michael D. Varney, Ph.D. and Laura J. Hamill, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Uri A. Lopatin, M.D., Mark Auerbach and James B. Tananbaum, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2024.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board’s Reasons for Approval of the Business Combination

FS Development II was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FS Development II sought to do this by utilizing the networks and industry experience of both its management team and the Board to identify, acquire and operate one or more businesses within or outside of the United States.

This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

As described in greater detail under the section titled “The Business Combination Proposal — Background of the Business Combination,” the Transaction Committee and the Board, in evaluating the Business Combination, consulted with its management and legal and financial advisors, and, in reaching its decision to recommend approval of the Business Combination, considered a variety of factors. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Transaction Committee and the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Each of the Transaction Committee and the Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

On March 1, 2021, the Board formed the Transaction Committee comprised solely of members of the Board that were determined to be independent and disinterested with respect to the potential Business Combination transaction with Pardes. The Transaction Committee was empowered to, among other things, evaluate the terms of such potential transaction, obtain a fairness opinion from an independent financial advisor, report to the Board its recommendations and conclusions with respect to such potential transaction, and, if the committee determined that it was advisable and in the best interests of FS Development II, approve and recommend that the Board approve such transaction.

Recommendation of the Transaction Committee

The Transaction Committee, with the advice and assistance of our financial and legal advisors, and in consultation with FS Development II’s senior management team, evaluated the terms of the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement. The Transaction Committee was actively engaged in the process on a continuous and regular basis.

After careful consideration, on June 27, 2021, the Transaction Committee unanimously (i) determined that the terms and conditions of the Merger Agreement and the Business Combination were advisable, fair to and in the best interests of FS Development II and its stockholders and (ii) resolved to recommend that the Board approve the Merger Agreement, the Business Combination and the other agreements and transactions contemplated thereby.

Recommendation of the Board

The Board, in evaluating the Business Combination, consulted with FS Development II’s management and its legal counsel, financial advisors and other advisors, taking into account the recommendation of the Transaction Committee. After careful consideration, on June 27, 2021, the Board (except for Dr. Tananbaum, who recused himself from this meeting) (i) determined that the terms and conditions of the Merger Agreement and the Business Combination were advisable, fair to and in the best interests of FS Development II and its stockholders and (ii) resolved to recommend that the stockholders adopt the Merger Agreement and approve the Business Combination and other Proposals.

Reasons for Approval of the Business Combination

Each of the Transaction Committee and the Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including the following material factors (which are not weighted or in any order of significance):

•        Vaccines are likely not sufficient to address the pandemic caused by SARS-CoV-2, which remains an area of unmet medical need.    Treatment and prevention of infection with SARS-CoV-2 remains an area of unmet medical need. Multiple vaccines have emerged as potential tools to protect individuals from SARS-CoV-2 infection. These vaccines target the “spike” protein on the surface of the virus particle, have largely demonstrated the ability to protect against severe disease; and will be an important component of any global response to this or future SARS-CoV-2 pandemics. Global distribution, however, has emerged as a challenge with a majority of the world’s countries receiving insufficient doses to provide protection to their populations. The requirement for extreme cold storage for some of these vaccines also presents a barrier to worldwide distribution. Reluctance to vaccination has also emerged as a significant impediment to controlling the pandemic, with vulnerable persons providing a reservoir for sustained transmission and subsequent waves of infection. Simultaneously, multiple viral variants involving changes in the SARS-CoV-2 spike protein have been identified, with worrisome potential for reduced susceptibility to both antibody therapies and vaccines, along with an increase in transmission. It is anticipated that these variants will continue to emerge because the spike protein is not “conserved” across coronavirus species and is susceptible to evolutionary change under selective pressure from the immune system — as we have seen in this pandemic.

•        Lead product candidate PBI-0451 is an oral, pan-coronaviral protease inhibitor that inhibits viral replication by targeting the coronavirus main protease (Mpro), an area of the virus that is highly conserved among the SARS-CoV-2 virus and important emerging variants of concern.    PBI-0451 is being designed as an orally administered direct acting antiviral, or DAA, whose mechanism of action is inhibition of the coronaviral Mpro, a viral protein with no direct human equivalent that is both highly conserved and essential for replication of all known coronaviruses. Given the highly conserved nature of the Mpro target, which is shared among all known coronaviruses, including emerging variants of concern, we believe emerging variants of SARS-CoV-2 will likely retain this target for PBI-0451.

•        To date no oral direct acting anti-viral protease inhibitor for the treatment or prevention of SARS-CoV-2 has been approved by any regulatory agency.    There are currently several protease inhibitors being explored as therapeutic options for SARS-CoV-2, including PBI-0451, which is in phase 1 human studies, and two other programs in Phase 2/3 clinical studies. To our knowledge, however, as of November 1, 2021, no coronaviral protease inhibitor that can be orally administered has been approved by any regulatory agency.

•        SARS-CoV-2 represents a potentially significant commercial opportunity.    Pardes plans to develop PBI-0451 for both oral treatment and prophylaxis of pandemic COVID-19. Such treatments are required both for SARS-CoV-2 as well as to develop the means to prevent future pandemics. As a result, we believe governments are likely to stockpile an effective oral treatment for SARS-CoV-2 and potential future coronavirus outbreaks. Given the unprecedented nature of COVID-19, the rapidly evolving response to its treatment, the ongoing evolution of coronavirus variants with reduced susceptibility to vaccines, and the unknown extent of subsequent waves of infection, the market opportunity for a COVID-19 therapeutic is difficult to predict but represents a potentially significant commercial opportunity.

•        Broad in vitro preclinical activity against SARS-CoV-2 and other coronaviruses observed.    In vitro, PBI-0451 has demonstrated inhibition of function against every coronavirus protease against which it has been tested to date, including both human pandemic, common cold, and non-human-infecting coronaviruses. Similarly, PBI-0451 has demonstrated the ability to prevent SARS-CoV-2 replication in multiple cell models. The potency against SARS-CoV2 in cell-based models, in combination with the lack of toxicity observed in the treated cells, suggests that if PBI-0451 can achieve therapeutic levels in human infected tissues, it may have similar potential to inhibit SARS-CoV-2 replication in vivo, in humans.

•        Oral bioavailability in all species tested to date and a favorable preclinical pharmacokinetic (PK) profile.    On the basis of the pre-clinical pharmacokinetic and toxokinetic studies, we believe that orally administered PBI-0451 has the potential to achieve and maintain concentrations above the concentration required to inhibit SARS-CoV-2 based on in vitro (biochemical and cellular) studies. In animal studies, PBI-0451 has been observed to distribute into lung tissue.

•        Generally well-tolerated in animal studies.    Single and multiple doses of PBI-0451 have been administered to animals at doses ranging from 0.5 to 1000 mg/kg/day. PBI-0451 did not have clinically relevant effects on the cardiovascular, CNS, or respiratory systems in safety pharmacology assessments. In a 14-day repeat dose GLP toxicity study in mice, the only PBI-0451 related finding was increased liver weights at the high dose, which was reversible, had no microscopic correlate, and was considered non-adverse. In a 14-day repeat dose GLP toxicology study in dogs, there were no test article-related findings. Based on results in an Ames assay and an in vitro micronucleus study, PBI-0451 was not observed to be genotoxic.

•        PBI-0451 demonstrated anti-viral activity against all coronaviruses tested.    In preclinical studies, PBI-0451 demonstrated ability to inhibit both protease function in biochemical assays and inhibit viral replication in cell-based assays designed to evaluate activity against SARS-CoV-2 as well as “common cold” strains of coronavirus. We believe the broad antiviral activity seen supports its potential to inhibit replication of a broad range of coronaviruses, including SARS-CoV-2, and its variants. This belief will be tested in clinical trials.

•        Intellectual property/patents.    As of November 16, 2021, Pardes has two issued patents, nineteen (19) provisional patent applications, three (3) non-provisional U.S. patent applications, and two (2) PCT filings and related foreign patent applications filed. Pardes owns four (4) patent application families that include patent claims directed to PBI-0451, pharmaceutical compositions, combination therapy, solid forms, formulation, process/manufacturing and methods for the treatment of coronaviruses, including SARS-CoV-2, using PBI-0451. As of November 16, 2021, the patent application families directed to PBI-0451 include one issued U.S. patent, one PCT application, three provisional patent applications and related foreign patent applications in Argentina, Bangladesh, China, India, Lebanon, Pakistan, Taiwan and United Kingdom. The expected year of expiration for the issued U.S. patent and for other patents issued from the PCT application, if valid and enforceable, is 2041, without regard to any extensions, adjustments, or restorations of term that may be available under U.S. or other national laws.

•        Potential for key industry partnerships.    The Pardes board of directors and management team includes individuals with relationships across the industry that the Board believes allows Pardes to strategically create synergistic collaborations and partnerships with other companies and healthcare systems in the industry.

•        Backed by top-tier healthcare and institutional investors.    Pardes’s existing investors include affiliates of Foresite Capital Management, LLC (“FCM”), Khosla Ventures and GMF Capital, which the Board believes provides additional validation to Pardes’s clinical and business strategies.

•        Financial condition.    The Board also considered factors such as Pardes’s business model, general outlook, and cash runway, as well as valuations and trading of comparable companies. Pardes’s management expects that proceeds from the Trust Account and from the PIPE Investment will provide Pardes with approximately $258 million at Closing, less any redemptions.

•        Financial analysis conducted by FS Development II.    The financial analysis conducted by FS Development II’s management team and reviewed by the Board supported the equity valuation of Pardes.

•        Fairness Opinion.    The financial analysis reviewed by H.C. Wainwright & Co., LLC (“Wainwright”) as well as the oral opinion of Wainwright rendered to the Transaction Committee on June 27, 2021 (which was subsequently confirmed by delivery of Wainwright’s written opinion addressed to the Transaction Committee dated June 29, 2021) to the effect that the consideration to be paid by FS Development II pursuant to the Merger Agreement was fair, from a financial point of view, to FS Development II. See the section titled “The Business Combination Proposal — Opinion of H.C. Wainwright & Co., LLC.”

•        PIPE equity commitment.     A group of institutional and accredited investors, including certain existing Pardes stockholders, and affiliates of our Sponsor have committed $75,000,000 in PIPE subscriptions, $60,000,000 of which are from investors not associated with our Sponsor. This was viewed as support from institutional investors for the opportunities represented by the transaction, and provides for additional capital for the execution by Pardes of its business plan after the transaction is completed. In addition, participation by Gilead Sciences, Inc. in the PIPE provides further support for Pardes’s approach, technology and preclinical data to date. See the section titled “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Subscription Agreements.”

•        Sellers’ retained interest.     Pardes’s stockholders’ retention of a large stake in the Business Combination shows ongoing commitment and support for the Combined Entity.

•        Lock-Up.    The FCM Funds and certain other significant equity holders of Pardes have agreed to be subject to a 180-day lockup in respect of their shares of the Combined Entity’s common stock received in the Business Combination as a result of the Merger Agreement (subject to certain customary exceptions), which will provide important stability to the leadership and governance of the Combined Entity.

•        Negotiated transaction.    The financial and other terms of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and the fact that such terms and conditions are reasonable.

•        Pardes has a strong Advisory Board.    Pardes’s scientific and commercial advisors consist of leading individuals with a history of accomplishment in the fields of drug discovery, infectious disease, and commercialization fields, which the Board believes provides additional validation to Pardes clinical and business strategies.

•        Experienced management team.    The Board believes that Pardes has a proven and experienced team that will effectively lead the company after the Business Combination. The Board believes that the senior management of Pardes, led by Uri A. Lopatin, M.D., Pardes’s Chief Executive Officer, intend to remain with the Combined Entity in the capacity of officers and/or directors, which is expected to provide important continuity in advancing Pardes’s strategic and growth goals.

•        Familiarity of Management with Pardes.    Certain members of management of FS Development II associated with FCM have familiarity with Pardes because FCM has been an active investor in the life sciences industry for over 10 years. James B. Tananbaum, M.D., who has served as a director of Pardes since January 2021 (upon being designated by the holders of Pardes’s Series A preferred stock pursuant to the terms of the Series A Financing), currently serves as the Chief Executive Officer of FS Development II. Because of this familiarity, FCM’s due diligence of Pardes in connection with its previous investment in Pardes and Dr. Tananbaum’s position at Pardes, FS Development II was familiar with the information about Pardes’s business and growth opportunities.

Each of the Transaction Committee and the Board also identified and considered a variety of uncertainties, risks and other potentially negative factors weighing against pursuing the Business Combination, including the following material factors (which are not weighted or in any order of significance):

•        Business risks.    The risk that Pardes is an early-stage company with a history of losses and expects significant losses for the foreseeable future. Further, Pardes’s recurring losses from operations and financial condition raise substantial doubt about its ability to continue as a going concern.

•        Competition.    There are numerous approaches that pharmaceutical and biotechnology companies are taking to address the SARS-CoV-2 virus that has caused COVID-19 disease. Commercial opportunity for any of our product candidates could be reduced or eliminated if Pardes’s competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may commercialize products more quickly than we are able to.

•        Market opportunity for a COVID-19 therapeutic is difficult to predict.    Given the unprecedented nature of COVID-19, the rapidly evolving response to its treatment, the ongoing evolution of coronavirus variants with reduced susceptibility to vaccines, and the unknown extent of subsequent waves of infection, the market opportunity for a COVID-19 therapeutic is difficult to predict.

•        Benefits may not be achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Risks associated with early-stage compound.    PBI-0451, Pardes’s lead candidate, is in early stage clinical development. Accordingly, there is significant uncertainty around the development of PBI-0451 as a potential treatment for coronavirus generally, and COVID-19 specifically.

•        Clinical development risks.    PBI-0451 and any other product candidates must undergo rigorous clinical trials and regulatory approvals, and success in nonclinical studies or earlier-stage clinical trials may not be indicative of results in future clinical trials. Clinical development is uncertain and Pardes’s planned clinical trials for PBI-0451, and any other product candidates require the preparation and submission to, and approval of, an investigational new drug application, or IND, to the FDA in the United States or similar applications in relevant jurisdictions to comparable foreign regulatory bodies and may experience delays, which would adversely affect its ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on its business.

•        Manufacturing risks.    Pardes is subject to many manufacturing risks, any of which could substantially increase its costs, delay clinical programs and limit supply of its products

•        Commercializing products.    Pardes does not have a sales force in place and would need to bring on a team to commercialize their product(s) should they receive regulatory approval.

•        Impact of COVID-19.    Uncertainties regarding the potential impacts of and disruptions related to the COVID-19 virus, including with respect to productivity, Pardes’s business and delays of clinical programs and timelines.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits FS Development II from soliciting or engaging in discussions regarding other business combination proposals, which restricts FS Development II’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

•        Stockholder vote.    The risk that FS Development II’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Redemption risk.    The potential that a significant number of FS Development II stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Entity following the Closing, which could hinder the Combined Entity’s ability to pursue its clinical development plans.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within FS Development II’s control, including approval by FS Development II stockholders, approval by Nasdaq of the initial listing application in connection with the Business Combination, and a minimum cash condition.

•        Listing Risks.    The challenges associated with preparing Pardes, a privately held entity, for the applicable disclosure, controls and listing requirements to which the Combined Entity will be subject as a publicly traded company on the Nasdaq.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

•        Other risks.    Various other risks associated with the Business Combination, the business of FS Development II and the business of Pardes described under the section titled “Risk Factors.”

In addition to considering the factors described above, each of the Transaction Committee and the Board also considered that the Sponsor and certain of the officers and directors of FS Development II may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders generally (please see the section titled “The Business Combination — Interests of FS Development II’s Directors and Officers and Others in the Business Combination”). As a result of such considerations, the Board established the Transaction Committee to assess and evaluate the ongoing negotiations being conducted by management. Also, Dr. Tananbaum did not participate in any meetings of Pardes’s board of directors at which the Business Combination was discussed (except as explicitly noted in the section titled “The Business Combination Proposal — Background of the Business Combination”). Further, the Board approved and recommended the Business Combination (i) during a meeting from which Dr. Tananbaum was recused and (ii) only after the Board received the Fairness Opinion and the approval of the Transaction Committee. FS Development II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the

Transaction Committee and of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination, and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal.

The Transaction Committee and the Board concluded that the potential benefits that it expected FS Development II and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board, upon the unanimous recommendation of the Transaction Committee, unanimously (except for Dr. Tananbaum, who recused himself from the meeting) determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of FS Development II and its stockholders. For more information about our decision-making process, please see the section titled “The Business Combination Proposal — Background of the Business Combination.”

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, FS Development II has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Pardes Equityholders comprising a relative majority of the voting power of the Combined Entity, Pardes’s operations prior to the Merger comprising the only ongoing operations of the Combined Entity, and Pardes’s senior management comprising the senior management of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Pardes with the Business Combination being treated as the equivalent of Pardes issuing stock for the net assets of FS Development II accompanied by a recapitalization. The net assets of FS Development II will be stated at historical cost, with no goodwill or other intangible assets recorded.

Dissenter Rights

Dissenter rights are not available to FS Development II stockholders in connection with the Business Combination.

Impact of the Business Combination on FS Development II’s Public Float

It is anticipated that, upon the Closing, FS Development II’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 30.6% in the Combined Entity, the PIPE Investment investors (excluding certain affiliates of the Sponsor) will own approximately 9.9% of the Combined Entity (such that public stockholders, including PIPE Investment investors not affiliated with the Sponsor, will own approximately 40.5% of the Combined Entity), the Sponsor, the other Initial Stockholders and the PIPE Investment investors that are affiliates of the Sponsor will retain an ownership interest of approximately 10.1% in the Combined Entity, Pardes Equityholders that are affiliates of Sponsor will retain an ownership interest of 12.1% and the Pardes Equityholders (excluding affiliates of the Sponsor) will own approximately 37.3% of the outstanding common stock of the Combined Entity. The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account the redemption of any shares by FS Development II’s public stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the FS Development II’s existing stockholders in the Combined Entity will be different. FS Development II’s public stockholders will experience dilution, as illustrated below, from the a) other FS Development II public stockholders’ redemptions via the shares retained by the Sponsor and Directors, b) issuance of shares to Pardes Stockholders and c) the PIPE Investment. No warrants are outstanding nor is it anticipated that, upon the Closing, warrants will be issued. FS Development II’s public stockholders may experience further dilution from the Equity Incentive Plan described beginning on page 174.

The table below illustrates varying fully-diluted ownership levels in FS Development II assuming the factors mentioned above, and further assumes:

•        for the maximum redemption scenario only, that the maximum amount of 20,125,000 Public Shares have been redeemed and that the Sponsor, or affiliates of the Sponsor, have purchased an additional 2,000,000 shares of Class A Common Stock pursuant to the terms of the FS Development II Support Agreement;

•        for the interim redemption scenario only, 10,062,500 Public Shares have been redeemed; and

•        the 32,500,000 shares issued to Pardes Stockholders include 1,747,433 unissued shares underlying outstanding and contractually committed stock options as of November 3, 2021.

Upon Closing, the FS Development II underwriting fees and certain other estimated transaction costs are not dependent on the amount of redemptions by FS Development II shareholders. The table below also illustrates the effective underwriting fee on a percentage basis for shares at each redemption level by shareholder category.

	No redemption scenario			Interim redemption scenario			Maximum redemption scenario
	Shares	%	Underwriting Fee per Shareholder Category	Shares	%	Underwriting Fee per Shareholder Category	Shares	%	Underwriting Fee per Shareholder Category
FS Development Corp. II public stockholders	20,125,000	30.6%	$3,349,323	10,062,500	18.1%	$1,981,136	—	0.0%	$—
FS Development Corp. II Sponsor and Directors	5,633,750	8.6%	941,313	5,633,750	10.1%	1,105,496	7,633,750	16.0%	1,751,280
Pardes Stockholders (including affiliates of FS Development Corp. II Sponsor)	32,500,000	49.4%	5,407,076	32,500,000	58.4%	6,392,171	32,500,000	68.2%	7,464,830
PIPE – Affiliates of FS Development Corp. II Sponsor	1,000,000	1.5%	164,183	1,000,000	1.8%	197,019	1,000,000	2.1%	229,856
PIPE – Other Investors	6,500,000	9.9%	1,083,605	6,500,000	11.6%	1,269,678	6,500,000	13.7%	1,499,534
Total	65,758,750	100%	$10,945,500	56,696,250	100.0%	$10,945,500	47,633,750	100%	$10,945,500

Upon Closing, the Board anticipates having seven (7) directors, with each Class I director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2022, each Class II director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2023, and each Class III director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See the section titled “Management After the Business Combination” for additional information.

The Nasdaq Stock Issuance Proposal

As the consideration for the Business Combination, FS Development II is obligated to issue 32,500,000 shares of FS Development II Class A Common Stock to the Pardes Equityholders. In addition, in connection with the Business Combination, FS Development II entered into the Subscription Agreements with investors to purchase 7,500,000 shares of Class A Common Stock for an aggregate amount of $75,000,000, subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are to be satisfied at Closing) and entered into the FS Development II Support Agreement, pursuant to which FS Development will sell up to 2,000,000 newly issued shares of FS Development II Class A Common Stock to the Sponsor, or affiliates of the Sponsor, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000.

FS Development II stockholders will be asked to approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of 32,500,000 newly issued shares of FS Development II Class A Common Stock pursuant to the Business Combination,7,500,000 newly issued shares of FS Development II Class A Common Stock in the PIPE Investment and up to 2,000,000 newly issued shares of FS Development II Class A Common Stock to the Sponsor, or affiliates of the Sponsor, in the event that the Trust Account has a cash balance of less than $25,000,000 immediately prior to the Closing. See the section titled “The Nasdaq Stock Issuance Proposal.”

The Charter Amendment Proposals

FS Development II stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal and with effect at the Closing, an amendment and restatement of FS Development II’s Certificate of Incorporation and, if Charter Amendment Proposal B is approved, a further amendment to such amended and restated charter, as set out in the Proposed Charter appended to this proxy statement/prospectus as Annex C. See the section titled “The Charter Amendment Proposals.”

The Charter Amendment Advisory Proposals

FS Development II stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals (the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal A — to increase the authorized shares of FS Development II Class A Common Stock to 250,000,000 shares (if Charter Amendment Proposal B passes). If Charter Amendment Proposal B does not pass, the authorized shares of FS Development II Class A Common Stock will remain 100,000,000 shares;

(b)    Advisory Charter Proposal B — to increase the authorized shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to discourage a takeover attempt to 10,000,000 shares;

(c)     Advisory Charter Proposal C — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

(d)    Advisory Charter Proposal D — to make the Combined Entity’s corporate existence perpetual as opposed to FS Development II’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering and to remove from the Proposed Charter the various provisions applicable only to specified purpose acquisition corporations contained in the Current Charter; and

(e)     Advisory Charter Proposal E — to provide that any amendment to the Amended Bylaws will require the approval of at least 66 2⁄3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of the Combined Entity recommends approval of such amendment, such amendment will require the approval of a majority of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment.

The Incentive Plan Proposal

FS Development II is proposing that its stockholders approve and adopt the Equity Incentive Plan of the Combined Entity, which will become effective as of the date immediately preceding the date of the Closing and will have the following principal features:

•        Types of Awards:    The Equity Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards, and dividend equivalent rights, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of the Combined Entity and its affiliates. Additionally, the Equity Incentive Plan provides for the grant of performance-based cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

•        Shares Available for Awards:    Initially, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the Equity Incentive Plan after the Equity Incentive Plan becomes effective will not exceed [•] shares. Additionally, the number of shares of Common Stock reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 by five percent (5%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the administrator of the Equity Incentive Plan.

•        Non-Employee Director Compensation:    The value of all awards awarded under the Equity Incentive Plan and all other cash compensation paid by the Combined Entity to any non-employee director in any calendar year for services as a non-employee director will not exceed $750,000, or $1,000,000 for the year in which a non-employee director is first appointed or elected to the Combined Entity’s board of directors.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex E.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [•], 2021, at [•], Eastern Time, conducted via live webcast at the following address [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. FS Development II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

Only holders of record of issued and outstanding FS Development II Common Stock as of the close of business on [•], 2021, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of FS Development II Common Stock that you owned as of the close of business on the Record Date.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of FS Development II Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of FS Development II stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the FS Development II Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the issued and outstanding FS Development II Common Stock voting together as a single class as of the Record Date. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of FS Development II Class A Common Stock as of the Record Date, voting as a separate class. For Charter Amendment Proposal B, a quorum will be present at the Special Meeting if the holders of a majority of the FS Development II Class A Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting. Accordingly, a FS Development II stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals.

Approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of FS Development II Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together a single class. A FS Development II stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting will not be counted towards the number of shares of FS Development II Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal.

Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal. Unless the Business Combination Proposal is approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, and the Incentive Plan Proposal will not be presented to the stockholders of FS Development II at the Special Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal do not receive the requisite vote for approval, then FS Development II will not consummate the

____________

1        9,825,000 (13% of Pro Forma) + Assumed Awards.

Business Combination. If FS Development II does not consummate the Business Combination and fails to complete an initial business combination by February 19, 2023, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Recommendation to FS Development II Stockholders

The Board believes that the Proposals to be presented at the Special Meeting are in the best interests of FS Development II and its stockholders and unanimously recommends that FS Development II stockholders vote “FOR” the Proposals.

When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that FS Development II directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        Unless FS Development II consummates an initial business combination by February 19, 2023, FS Development II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay FS Development II’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FS Development II’s remaining stockholders and the Board, liquidate and dissolve, subject in each case to FS Development II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•        There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if FS Development II fails to complete a business combination within the required period. Our Sponsor purchased the Founders Shares prior to the FS Development II IPO for an aggregate purchase price of $25,000, and transferred 30,000 Founders Shares to each of Mr. Hughes, Dr. Dubin and Dr. Pakianathan.

•        Simultaneously with the closing of the FS Development II IPO, FS Development II consummated the sale of 602,500 Private Placement Shares at a price of $10.00 per share in a private placement to the Sponsor. If FS Development II does not consummate a business combination transaction by February 19, 2023, then the proceeds from the sale of the Private Placement Shares will be part of the liquidating distribution to the public stockholders and the shares held by the Sponsor will be worthless.

•        As of the date hereof, Sponsor and its affiliates have invested an aggregate of approximately $6.05 million in FS Development II and, assuming consummation of the Business Combination and assuming no redemptions, have committed to invest $10 million in the PIPE Investment. Assuming the issuance of all securities underlying the Total Commitment, and utilizing a per share price of $12.49 (the closing sale price of FS Development II Class A common stock on November 11, 2021), the Total Commitment would have an approximate value of $80.9 million. If a business combination is not consummated by February 19, 2023, Sponsor and its affiliates will lose approximately $6.05 million of their amounts already invested. There are no outstanding loans or material fee or reimbursement arrangements among FS Development II, Sponsor, its affiliates or the FS Development II directors or officers.

•        Additionally, in connection with the FS Development II Support Agreement, Sponsor agreed that in the event that both (i) the Aggregate Parent Closing Cash is less than $100,000,000 and (ii) the Net Trust Fund Balance is less than $25,000,000, Sponsor will purchase from FS Development II, and FS Development II hereby agrees to sell to Sponsor, a number of FS Development II Class A Common Stock equal to: (x) $25,000,000 minus the Net Trust Fund Balance; divided by (y) $10.00. The term “Net Trust Fund Balance” means the aggregate cash proceeds available for release to FS Development II from the Trust Fund in connection with the Transactions (net of the Parent Redemption Amount).

•        Certain of FS Development II’s Officers and Directors may continue to serve as officers and/or directors of the Combined Entity after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•        The Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $1.074 (including the Founders Shares and Private Placement Shares) as of the consummation of the FS Development II IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        FS Development II’s Initial Stockholders and officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares and Private Placement Shares if FS Development II fails to complete a business combination by February 19, 2023.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to FS Development II if and to the extent any claims by a vendor for services rendered or products sold to FS Development II, or a prospective target business with which FS Development II has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under FS Development II’s indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FS Development II and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to us for working capital expenses. If FS Development II does not complete an initial business combination within the required period, FS Development II may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, FS Development II will continue to indemnify FS Development II’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, FS Development II’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FS Development II from time to time, made by the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders than liquidate.

•        Given the differential in purchase price that our Sponsor paid for the Founders Shares as compared to the price of the units sold in the FS Development II IPO and the substantial number of shares of Class A Common Stock that our Sponsor will receive upon conversion of the Founders Shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other FS Development II stockholders experience a negative rate of return following the Business Combination.

•        Upon the signing of the Merger Agreement, our Sponsor and the other founders entered into the FS Development II Support Agreement with Pardes, pursuant to which our Sponsor and the other Initial Stockholders agreed to waive (subject to the consummation of the Merger) the provisions of Section 4.3(b)(i) of the FS Development II certificate of incorporation to have the Parent Class B Shares convert to Parent Class A Shares at a ratio of greater than one-for-one.

•        Up to 2,000,000 newly issued shares of FS Development II Class A Common Stock may be issued and sold to the Sponsor, or affiliates of the Sponsor, at $10.00 per share, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, pursuant to the terms of the FS Development II Support Agreement.

•        James B. Tananbaum, M.D., an executive officer and director of FS Development II, is also a director of Pardes and affiliates of the Sponsor have invested in the Series A Preferred Stock of Pardes and the PIPE Financing.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors own 5,596,642 shares of Series A Preferred Stock of Pardes, acquired for a purchase price of approximately $25.5 million. Such shares of Series A Preferred Stock of Pardes, which will be exchanged in the Merger for shares of FS Development II Class A Common Stock, would be valued (on an as converted basis) at approximately $80.5 million, based on the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021 and based on a $10.00 per share price of the FS Development II Class A Common Stock in the PIPE Investment, and approximately $100.5 million, based on the assumed conversion ratio and based on the closing sale price of the FS Development II common stock on November 11, 2021, of $12.49 per share. If the Business Combination is not consummated, such affiliates could be at risk of losing the value of their investment in Pardes.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors have entered into a convertible note purchase agreement providing for loans to Pardes of up to $25.0 million, which loans will be evidenced by unsecured convertible promissory term notes (the “Convertible Notes”) at one or more closings. As of the initial closing, Pardes has issued Convertible Notes for an aggregate principal amount of $10.0 million, consisting of $10.0 million from such affiliated entities. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’s election or upon demand of a purchaser. If the Merger Agreement is terminated, the Convertible Notes will be convertible at a fifteen percent (15%) discounted price into Pardes’s equity securities sold in the next round of equity financing by Pardes that meets certain requirements.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”

Stock Exchange Listing

FS Development II’s Class A Common Stock is publicly traded on Nasdaq, under the symbol “FSII.” FS Development II intends to apply to list the common stock of the Combined Entity on Nasdaq under the symbol “PRDS”, upon the Closing.

Sources and Uses for the Business Combination

The following tables summarizes the sources and uses for funding the Business Combination based on (i) the assumption that there will be no redemptions and (ii) the assumption that there will be maximum redemptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

(i)     No redemptions

Sources of Funds		Uses
(in thousands)
Existing Cash in Trust Account	$201,262	Pardes Equityholders’ Retained Equity Value	$325,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet	257,755
Pardes Equityholders’ Retained Equity Value	325,000	FS Development II and Pardes Estimated Transaction Costs	18,507
Total Sources	$601,262	Total Uses	$601,262

(ii)    Maximum redemptions

Sources of Funds		Uses
(in thousands)
Existing Cash in Trust Account	$25,000	Pardes Equityholders’ Retained Equity Value	$325,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet	81,493
Pardes Equityholders’ Retained Equity Value	325,000	FS Development II and Pardes Estimated Transaction Costs	18,507
Total Sources	$425,000	Total Uses	$425,000

Comparison of Stockholder Rights

Following the Closing, the rights of the Combined Entity’s Stockholders will be governed by the Proposed Charter and the Amended Bylaws. See the section titled “Comparison of Stockholder Rights.”

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

SUMMARY FINANCIAL AND OTHER DATA OF PARDES

The following tables summarize Pardes’s financial and other data. Pardes has derived the summary statements of operations data for the period February 27, 2020 (inception) through December 31, 2020 and the balance sheet data as of December 31, 2020 from its audited financial statements included elsewhere in this proxy statement/prospectus. The summary statements of operations data for the period February 27, 2020 (inception) through September 30, 2020 and the nine months ended September 30, 2021 and the summary balance sheet data as of September 30, 2021 are derived from Pardes’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. Pardes’s unaudited interim condensed financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Pardes considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. Pardes’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

You should read this data together with Pardes’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the sections titled “Selected Financial and Other Data of Pardes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pardes.”

Statements of Operations and Comprehensive Loss Data

(In thousands)

	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
	(Audited)	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$4,563	$2,197	$17,792
General and administrative	750	583	6,389
Total operating expenses	5,313	2,780	24,181
Loss from operations	(5,313)	(2,780)	(24,181)
Other income (expense):
Interest income	—	—	10
Change in fair value of SAFEs liability	(7,693)	(885)	—
Total other expense	(7,693)	(885)	10
Net loss and comprehensive loss	$(13,006)	$(3,665)	$(24,171)

Statements of Balance Sheet Data

(In thousands)

	December 31, 2020	September 30, 2021
	(Audited)	(Unaudited)
Cash and cash equivalents	$3,410	$26,384
Total assets	3,604	28,581
Working capital (deficit)	(13,006)	21,089
Total liabilities	16,610	5,971
Convertible preferred stock	—	59,132
Accumulated deficit	(13,006)	(37,177)
Total stockholders’ deficit	(13,006)	(36,522)

SUMMARY FINANCIAL AND OTHER DATA OF FS DEVELOPMENT II

The following tables contain summary historical financial data for FS Development II for the period ended and as of September 30, 2021 and as of December 31, 2020. Only balance sheet data is presented as of December 31, 2020 as we did not have any significant operations as of and for the period ended on such date. The selected historical financial information as of December 31, 2020 has been derived from the audited balance sheet of the Company, and the selected historical financial information as of September 30, 2021 has been derived from the unaudited condensed financial statements of the Company, both of which are included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with FS Development II’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the sections titled “Selected Financial and Other Data of FS Development II” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FS Development II.”

(In thousands, except share and per share amounts)	For The Nine Months Ended September 30, 2021
Statement of Operations Data:
Loss from operations	$(3,564)
Net loss	$(3,552)
Weighted average shares outstanding of Class A common stock, basic and diluted	17,083,104
Basic and diluted net income per share, Class A common stock	$(0.16)
Weighted average shares outstanding of Class B common stock, basic and diluted	4,915,865
Basic and diluted net loss per share, Class B common stock	$(0.16)

Statement of Cash Flows Data:
Net cash used in operating activities	$(1,760)
Net cash used in investing activities	$(201,250)
Net cash provided by financing activities	$203,049
(In thousands)	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
Balance Sheet Data:
Total assets	$201,833	$92
Total liabilities	9,542	68
Total stockholders’ equity	(8,959)	24

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of FS Development II and Pardes, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FS Development II is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Pardes with the Business Combination being treated as the equivalent of Pardes issuing stock for the net assets of FS Development II, accompanied by a recapitalization. The net assets of FS Development II are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Pardes.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of FS Development II Common Stock:

•        Assuming No Redemptions:    This presentation assumes that none of FS Development II’s public stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all of FS Development II’s public stockholders, without giving effect to the Subscription Agreements entered into by certain FS Development II public stockholders participating in the PIPE Investment, exercise redemption rights with respect to their public shares up to the minimum FS Development II cash required at closing discussed below. This scenario assumes that 20,125,000 shares are redeemed for an aggregate redemption value of approximately $201.3 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur, but which would still provide FS Development II with cash at closing of the Business Combination of no less than $100.0 million pursuant to the Merger Agreement. Additionally, this presentation includes the agreed upon backstop provided by the Sponsor. The Sponsor, or affiliates of the Sponsor, will backstop up to $25.0 million of redemptions (less the aggregate cash proceeds available to the Combined Entity, net of redemptions) by purchasing common stock of FS Development II if the required $100.0 million is not achieved. If necessary, the backstop will close concurrently with the Business Combination.

	Historical		Pro forma
(In thousands, except per share amounts)	FS Development II	Pardes	No redemption scenario	Maximum redemption scenario
Statement of Operations – For the Nine Months Ended September 30, 2021
Total operating expenses	$3,564	$24,181	$27,745	$27,745
Loss from operations	(3,564)	(24,181)	(27,745)	(27,745)
Net loss	(3,552)	(24,171)	(27,723)	(27,723)
Basic and diluted net loss per share – Class A	(0.16)	(16.52)	(0.42)	(0.58)
Basic and diluted net loss per share – Class B	(0.16)	—	—	—

	Historical		Pro forma
(In thousands, except per share amounts)	FS Development II	Pardes	No redemption scenario	Maximum redemption scenario
Statement of Operations – Year Ended December 31, 2020
Operating expenses	$1	$5,313	$5,314	$5,314
Loss from operations	(1)	(5,313)	(5,314)	(5,314)
Net loss	(1)	(13,006)	(13,007)	(13,007)
Basic and diluted net loss per share	—	—	(0.20)	(0.27)
	Historical		Pro forma
(In thousands, except per share amounts)	FS Development II	Pardes	No redemption scenario	Maximum redemption scenario
Balance Sheet – As of September 30, 2021
Total current assets	$571	$27,060	$285,386	$104,536
Total assets	201,833	28,581	285,386	104,536
Total current liabilities	2,498	5,971	8,469	8,469
Total liabilities	9,542	5,971	8,469	8,469
Total convertible preferred stock	—	59,132	—	—
Class A common stock subject to redemption	201,250	—	—	—
Total stockholders’ equity (deficit)	(8,959)	(36,522)	276,917	95,667

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of FS Development II on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2020 and the nine months ended September 30, 2021 after giving effect to the Business Combination, (1) assuming no FS Development II stockholders exercise redemption rights with respect to their Public Shares upon the Closing, (2) assuming that FS Development II stockholders exercise their redemption rights with respect to an interim amount of 10,062,500 Public Shares upon the Closing, and (3) assuming that FS Development II stockholders exercise their redemption rights with respect to a maximum of 20,125,000 Public Shares upon the Closing.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of FS Development II and Pardes and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited FS Development II and Pardes pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FS Development II and Pardes would have been had the companies been combined during the periods presented.

	Historical		Pro Forma Combined			Pardes equivalent pro forma per share data(3)
(in thousands, except share and per share amounts)	FS Development II	Pardes	Assuming No Redemptions	Assuming Interim Redemptions	Assuming Max Redemptions	Assuming No Redemptions	Assuming Interim Redemptions	Assuming Max Redemptions
As of and for the Nine Months Ended September 30, 2021(4)
Book value per share, basic and diluted(1)(2)	$(0.35)	$(15.34)	$4.21	$3.17	$2.01	$6.05	$4.55	$2.89
Net loss per share, basic and diluted – Class A(2)	$(0.16)	$(16.52)	$(0.42)	$(0.50)	$(0.58)	$(0.60)	$(0.72)	$(0.83)
Weighted average shares outstanding of Class A, basic and diluted(2)	17,083,104	1,463,172	65,758,750	55,696,250	47,633,750	30,752,567	30,752,567	30,752,567
Net loss per share, basic and diluted – Class B(2)	$(0.16)	$—	$—	$—	$—	$—	$—	$—
Weighted average shares outstanding of Class B, basic and diluted(2)	4,915,865	—	—	—	—	—	—	—
As of and for the Year Ended December 31, 2020(4)
Net loss per share, basic and diluted – Class A(2)	$—	$—	$(0.20)	$(0.23)	$(0.27)	$(0.29)	$(0.34)	$(0.39)
Weighted average shares outstanding – Class A, basic and diluted(2)	—	—	65,758,750	55,696,250	47,633,750	30,752,567	30,752,567	30,752,567
Net loss per share, basic and diluted – Class B(2)	$—	$—	$—	$—	$—	$—	$—	$—
Weighted average shares outstanding – Class B, basic and diluted(2)	4,375,000	—	—	—	—	—	—	—

____________

(1)      Book value per share = Total equity (deficit)/shares outstanding at September 30, 2021 for FSII Development II, Pardes and the pro forma.

(2)      Historical Book value per share and Net loss per share are based on Class A and Class B common stock for FS Development II and total common stock for Pardes.

(3)      The equivalent pro forma basic and diluted per share data for Pardes is based on the expected exchange ratio of 1.4377 calculated as of November 3, 2021, for all of the No Redemptions, Interim Redemptions and Max Redemptions scenarios. The equivalent pro forma shares outstanding for Pardes represent the total consideration shares of up to 32.5 million, less shares underlying unvested, unissued, and/or unexercised stock options, which amount will be determined as described in more detail under the heading titled “The Business Combination Proposal — The Merger Agreement — Acquisition of Pardes; Merger Consideration.”

(4)      There were no cash dividends declared in the periods presented.

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive, and we may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of FS Development II Common Stock. The following discussion should be read in conjunction with our financial statements and the financial statements of Pardes and the notes to the financial statements included herein.

Risks Related to Pardes

Unless the context otherwise requires, references in this subsection “— Risks Related to Pardes” to “we”, “us” and “our” generally refer to Pardes in the present tense or the Combined Entity from and after the Business Combination.

Pardes has incurred significant losses since our inception and expects to incur losses for the foreseeable future.

Pardes has no products approved for commercial sale and has not generated any revenue to date. To date, Pardes has devoted almost all of our financial resources to research and development, including preclinical and clinical development activities, and Pardes expects to continue to incur significant research and development and other expenses related to our ongoing operations and the development of our lead therapeutic candidate, PBI-0451. As a result, Pardes is not profitable and has incurred significant losses since our inception in February 2020. For the period February 27, 2020 (inception) through December 31, 2020, Pardes reported net losses of $13.0 million. For the nine months ended September 30, 2021, Pardes reported a net loss of $24.2 million. As of September 30, 2021, Pardes had an accumulated deficit of $37.2 million. Pardes expects to continue to incur significant losses for the foreseeable future, and Pardes expects these losses to increase as Pardes seeks to advance product candidates through clinical development, continue preclinical development, expand our research and development activities, develop new product candidates, complete preclinical studies and clinical trials, seek regulatory approval and, if Pardes receives regulatory approval, commercialize our products. Pardes anticipates that our expenses will increase substantially if, and as, Pardes:

•        submits an IND or CTA, receives permission from the FDA or an equivalent foreign regulatory authorities to proceed into clinical studies and conducts our Phase 1 clinical trial in healthy volunteers, and assuming satisfactory safety and PK data and approval from the applicable regulatory authorities, initiates a Phase 2 clinical trial for the treatment of SARS-CoV-2 infection in patients with mild to moderate (non-hospitalized) COVID-19 disease;

•        continues to discover and develop new product candidates, and conduct nonclinical studies and clinical trials;

•        establishes manufacturing and supply chain capacity sufficient to provide commercial quantities of any product candidates for which Pardes may obtain marketing approval, if any;

•        seeks regulatory and marketing approvals for our product candidates that successfully complete clinical trials, if any;

•        maintains, expands, protects and enforces our intellectual property portfolio;

•        establishes a sales, marketing, internal systems and distribution infrastructure to commercialize any products for which Pardes may obtain regulatory approval, if any, in geographies in which we plan to commercialize our products ourselves;

•        attempts to transition from a company with a research focus to a company capable of supporting commercial activities, including establishing sales, marketing and distribution infrastructure;

•        hires additional staff, including clinical, scientific, technical, regulatory, operational, financial, commercial and support personnel, to execute Pardes’s business plan and support our product development and potential future commercialization efforts;

•        more extensively utilizes external vendors for support with respect to research, development, manufacturing, commercialization, regulatory, government affairs, pharmacovigilance and other functions;

•        adds operational, financial, and management information systems and personnel;

•        identifies additional compounds, technologies or product candidates and acquires or in-licenses rights from third parties to those compounds, technologies or product candidates; and

•        incurs additional costs associated with operating as a public company following the Business Combination, including additional legal and accounting expenses.

Even if Pardes succeeds in commercializing PBI-0451 or any other product candidates, Pardes may continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Pardes may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business for any reason, including as a result of the Coronavirus Disease 19, or COVID-19 pandemic. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Pardes has a limited operating history and no history of successfully developing or commercializing any approved therapeutic products, which may make it difficult to evaluate the success of our business to date and to assess the prospects for our future viability and ability to generate revenue and become profitable in the future.

Pardes is a clinical-stage biopharmaceutical company with a limited operating history. Our operations to date have been limited to organizing and staffing our company, developing our technology and identifying and developing our product candidates and conducting preclinical and clinical studies of our product candidates. Pardes has not yet demonstrated our ability to complete any early-stage, late-stage or pivotal clinical trials, obtain regulatory approval, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization or arrange for third parties to do these activities on our behalf. Investment in biotechnology and pharmaceutical product development is highly speculative because it entails substantial upfront expenditures in contract research organizations, or CROs, and contract manufacturing organizations, or CMOs, and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. Consequently, any predictions you may make about our future success or viability may not be as accurate as they could be if Pardes had a longer operating history.

In addition, Pardes may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown obstacles. If Pardes successfully develops a product candidate, we will eventually need to transition from a company with a research and development focus to a company capable of supporting commercial activities. Pardes may not be successful in this transition. For example, Pardes may need to rapidly develop our commercialization capabilities if PBI-0451 is approved for the treatment of COVID-19.

PBI-0451, Pardes’s lead product candidate is in Phase 1 clinical development. Pardes does not expect to receive revenue from PBI-0451 for a number of years, if ever. To date, Pardes has not generated any revenue and Pardes will not be able to generate product revenue unless and until PBI-0451, or any other product candidate, successfully completes clinical trials, receives regulatory approval, and is commercialized. Pardes may seek to obtain revenue from collaboration or licensing agreements with third parties or funding from government sources. Our ability to generate future product revenue from PBI-0451 or any other product candidates also depends on a number of additional factors, including our, or our current and future collaborators’, ability to:

•        successfully complete nonclinical studies and clinical trials for PBI-0451 and any other product candidates;

•        seek and obtain marketing approvals for any product candidates that complete clinical development;

•        establish and maintain supply and manufacturing relationships with third parties, and ensure adequate and legally compliant manufacturing of bulk drug substances and drug products to maintain that supply;

•        launch and commercialize any product candidates for which Pardes obtains marketing approval, and, if launched independently, successfully establish a sales, marketing and distribution infrastructure;

•        demonstrate the necessary safety data post-approval to ensure continued regulatory approval;

•        obtain coverage and adequate product reimbursement from third-party payors, including government payors;

•        achieve market acceptance for any approved products;

•        address any competing technological and market developments;

•        negotiate favorable terms in any collaboration, licensing or other arrangements into which Pardes may enter in the future and performing our obligations in such collaborations;

•        establish, maintain, protect and enforce our intellectual property rights; and

•        attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with biopharmaceutical product development, including that our product candidates may not advance through development or achieve the endpoints of applicable clinical trials, Pardes is unable to predict the timing or amount of increased expenses, or if or when Pardes will achieve or maintain profitability. In addition, Pardes’s expenses could increase beyond expectations if we decide, or are required by the U.S. Food and Drug Administration (the “FDA”), or applicable foreign regulatory authorities in other jurisdictions where Pardes may pursue regulatory approval, or applicable foreign regulatory authorities, to perform nonclinical studies or clinical trials in addition to those that Pardes currently anticipates. Even if Pardes completes the development and regulatory processes described above, Pardes anticipates incurring significant costs associated with launching and commercializing any approved product.

If Pardes does achieve profitability, Pardes may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease our value and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in our value also could cause you to lose all or part of your investment.

Our recurring losses from operations and financial condition raise substantial doubt about our ability to continue as a going concern.

Without giving effect to the anticipated net proceeds from the Business Combination and PIPE Investment, we do not believe our existing cash and cash equivalents will be sufficient to fund our anticipated operating expenses, including clinical trial expenses, and research expenditure requirements for the next twelve months. In our audited financial statements as of and for the year ended December 31, 2020 and unaudited financial statements as of and for the nine-month period ended September 30, 2021, we concluded that this circumstance raised substantial doubt about our ability to continue as a going concern within one year from the original issuance date of such financial statements. Similarly, in our report on such financial statements, our independent registered public accounting firm included an explanatory paragraph stating that as we have recurring losses from operations and have a net capital deficiency that raise substantial doubt about our ability to continue as a going concern.

In the event Pardes does not complete the Business Combination and PIPE Investment, or it is significantly delayed, we will need to seek additional funding through private equity financings debt financings and/or other capital sources, including potential collaborations, licenses and other similar arrangements, to maintain our operations as a going concern. There can be no assurance that such additional financing, if necessary, will be available or, if available, that such financing can be obtained on satisfactory terms. If Pardes is unable to consummate the Business Combination and PIPE Investment and Pardes is not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or delay or reduce the scope of our planned development programs. Any of these actions could materially harm our business, results of operations and future prospects. For more discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pardes — Liquidation and Capital Resources — Going Concern.”

Because Pardes intends to become publicly traded through the Business Combination with FSII, a special purpose acquisition company, rather than through an underwritten offering of our common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Pardes or FSII in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, such underwriter may have requested that certain information in this proxy statement/prospectus be presented in a different manner or additional information be presented.

Pardes will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, Pardes may not complete the development and commercialization of PBI-0451 or any other product candidates.

As a research and development company, Pardes’s operations have consumed substantial amounts of cash since inception. Pardes expects our research and development expenses to increase substantially in connection with our ongoing activities, particularly as Pardes advances PBI-0451 into clinical development.

As of September 30, 2021, Pardes had $26.4 million of cash and cash equivalents. Pardes believes that the net proceeds from the Business Combination (assuming no redemptions) and the PIPE transaction, together with our existing cash and cash equivalents, will fund our projected operating requirements through at least the next 12 months. Our forecast of the period of time through which our financial reserves will adequately support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. Pardes has based this estimate on assumptions that may prove to be wrong, and Pardes could utilize our available capital resources sooner than Pardes currently expects. Our future funding requirements, both short and long-term, will depend on many factors, including, but not limited to:

•        the initiation, progress, timing, costs and results of nonclinical studies and anticipated clinical trials for PBI-0451 or any other product candidates Pardes may develop, including any COVID-19-related delays or other effects on our development programs;

•        the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and applicable foreign regulatory authorities, including the potential for such authorities to require that Pardes performs more nonclinical studies or clinical trials than those that Pardes currently expects;

•        the cost to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including the amount and timing of any payments Pardes may be required to make, or that Pardes may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing any patents or other intellectual property rights;

•        the effect of competing technological and market developments;

•        market acceptance of any approved product candidates, including product pricing, as well as product coverage and the adequacy of reimbursement by third-party payors;

•        the cost of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

•        the cost and timing of selecting, auditing and potentially validating a manufacturing site for commercial-scale manufacturing;

•        the stability, scale, yield and cost of manufacturing our product candidates for clinical trials, in preparation for regulatory approval and in preparation for commercialization;

•        the cost of establishing sales, marketing and distribution capabilities for any product candidates for which Pardes may receive regulatory approval and that Pardes determines to commercialize;

•        the ability to establish, nature, and timing of potential partnerships around current or future PBI-0451 assets; and

•        our need to implement additional internal systems and infrastructure, including financial and reporting systems.

Pardes does not have any committed external source of funds or other support for our development efforts and Pardes cannot be certain that additional funding will be available on acceptable terms, or at all. Until Pardes can generate sufficient revenue to finance our cash requirements, which Pardes may never do, Pardes expects to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, and other marketing or distribution arrangements. If Pardes raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Further, to the extent that Pardes raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. If

Pardes raises additional capital through debt financing, Pardes could be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Pardes raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Pardes may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. Pardes also could be required to seek collaborators for one or more of our product candidates at an earlier stage than otherwise would be desirable or relinquish our rights to product candidates or technologies that Pardes otherwise would seek to develop or commercialize ourselves. If Pardes is unable to raise additional capital in sufficient amounts or acceptable terms, Pardes may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Pardes has not generated any revenue and may never be profitable. Pardes is heavily dependent on the success of PBI-0451, our lead product candidate.

Pardes currently has no products that are approved for commercial sale and may never be able to develop marketable products. Pardes expects that a substantial portion of our efforts and expenditures over the next several years will be devoted to our lead product candidate, PBI-0451. Accordingly, our business and future success currently depends heavily on the successful development, regulatory approval, and commercialization of PBI-0451 for treatment of coronaviruses, including the coronavirus that causes COVID-19. Pardes’s development of PBI-0451 for the treatment of COVID-19 is in the Phase 1 clinical stage of development. Pardes cannot be certain that PBI-0451 will successfully commence or complete clinical trials, receive regulatory approval or be successfully commercialized even if Pardes receives regulatory approval. If Pardes is required to discontinue development of PBI-0451 or if PBI-0451 does not receive regulatory approval or fails to achieve significant market acceptance, Pardes would be substantially delayed in our ability to achieve profitability, if ever.

The research, testing, manufacturing, safety, efficacy, labelling, approval, sale, marketing, and distribution of PBI-0451 is, and will remain, subject to comprehensive regulation by the FDA and applicable foreign regulatory authorities. Failure to obtain regulatory approval for PBI-0451 will prevent Pardes from commercializing and marketing PBI-0451.

Further, our future clinical trials of PBI-0451 may not be able to replicate the results from our preclinical studies of PBI-0451. To the extent any of foregoing has not occurred, our expected development time and development costs for PBI-0451 may be increased.

Even if Pardes is able to successfully obtain approval from the FDA or applicable foreign regulatory authorities for PBI-0451, any approval might contain significant limitations related to use, including limitations on the stage of disease PBI-0451 is approved to treat, as well as restrictions for specified age groups, warnings, precautions or contraindications. Furthermore, even if Pardes obtains regulatory approval for PBI-0451, Pardes will still need to develop a commercial infrastructure or develop relationships with collaborators to commercialize, establish a commercially viable pricing structure and obtain coverage and adequate reimbursement from third-party payors, including government healthcare programs otherwise. If Pardes, or any future collaborators, are unable to successfully commercialize PBI-0451, Pardes may not be able to generate sufficient revenue to continue our business.

If Pardes is not successful in discovering, developing, receiving regulatory approval for and commercializing PBI-0451 or other product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Pardes’s clinical development efforts are in an early stage and in August 2021 we initiated our first-in-human, Phase 1 clinical trial of PBI-0451. Although Pardes plans to devote a majority of our current resources to the continued clinical testing and potential approval of PBI-0451 for the treatment of SARS-CoV-2 infection, another key element of our strategy is to discover, develop and commercialize a broader portfolio of products. Pardes is currently intending to do so through our internal discovery programs, but our resources are limited, and those resources that Pardes has available have been and are largely geared towards preclinical and nonclinical testing, clinically enabling studies and clinical development of PBI-0451, including our Phase 1 clinical trial in healthy volunteers that initiated in August 2021, and if successful, a Phase 2/3 clinical trial in patients in mid-2022 for PBI-0451. Pardes may also explore strategic collaborations for the development of both PBI-0451 as well as new product candidates, but Pardes may not be successful in entering into such relationships. Other than PBI-0451, Pardes has no product candidates in the clinical stage of development. Research programs to identify additional product candidates require substantial technical, financial and human resources, regardless of whether any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including:

•        the research methodology used may not be successful in identifying potential product candidates;

•        competitors may develop alternatives that render our product candidates obsolete or less attractive;

•        a product candidate may, on further study, be shown to have harmful side effects, toxicities, be unable to achieve clinically relevant concentration after dosing or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•        a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

•        an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors; and

•        intellectual property, patents or other proprietary rights of third parties may cover the product candidates that we develop or potentially block our entry into certain markets or make such entry economically impracticable.

If Pardes fails to develop and successfully commercialize other product candidates, our business and future prospects may be harmed, and our business will be more vulnerable to any problems that Pardes encounters in developing and commercializing our product candidates.

Nonclinical development is uncertain. Our nonclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize our drug candidates on a timely basis or at all, which would have an adverse effect on our business.

In order to obtain approval from the FDA and other major regulatory agencies in non-U.S. countries to market a new drug candidate, we must demonstrate proof of safety and efficacy in humans. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. Before we can commence clinical trials for a drug candidate, we must complete extensive nonclinical studies that support our planned INDs or CTAs in the United States and other countries. We cannot be certain of the timely completion or outcome of our nonclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcome of our nonclinical studies will ultimately support further development of our programs. In addition, the FDA may decline to accept the data we obtain from foreign clinical studies in support of an IND or NDA in the United States, which may require us to repeat or conduct additional nonclinical studies or clinical trials that we did not anticipate in the United States. As a result, we cannot be sure that we will be able to submit INDs in the United States, or CTAs or similar applications in other jurisdictions, on the timelines we expect, if at all, and we cannot be sure that submission of INDs, CTAs or similar applications will result in the FDA or other regulatory authorities allowing additional clinical trials to begin.

Conducting nonclinical testing is a complex, lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can take several years or more per program. Delays associated with programs for which we are directly conducting nonclinical studies may cause us to incur additional operating expenses. Moreover, we may be affected by delays associated with the studies of certain programs that are the responsibility of potential future partners, if any, over which we have no control. The commencement and rate of completion of nonclinical studies and clinical trials for a drug candidate may be delayed by many factors, including:

•        inability or failure by us or third parties to comply with regulatory requirements, including the requirements of good laboratory practice (“GLP”);

•        inability to generate sufficient nonclinical or other in vivo or in vitro data to support the initiation of clinical studies;

•        delays in reaching a consensus with regulatory agencies on study design and obtaining regulatory authorization to commence clinical trials;

•        challenges in obtaining sufficient quantities of our drug candidates for use in nonclinical studies and clinical trials from third-party suppliers on a timely basis;

•        delays due to the COVID-19 pandemic, including due to reduced workforce productivity as a result of our implementation of a hybrid work-from-home policy or illness among personnel, or due to delays at our third-party contract research organizations throughout the world for similar reasons or due to restrictions imposed by applicable governmental authorities; and

•        delays due to other global-scale potentially catastrophic events, including other pandemics, terrorism, war, and climate changes.

Moreover, even if candidates from our drug programs advance into clinical trials, our development efforts may not be successful, and clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety or efficacy to obtain the requisite regulatory approvals for any drug candidates we develop. Even if we obtain positive results from nonclinical studies or initial clinical trials, we may not achieve the same success in future trials.

PBI-0451 and any other product candidates must undergo rigorous clinical trials and regulatory approvals, and success in nonclinical studies or earlier-stage clinical trials may not be indicative of results in future clinical trials.

PBI-0451 and any other product candidates will be subject to rigorous and extensive clinical trials and extensive regulatory approval processes implemented by the FDA and applicable foreign regulatory authorities. The approval process is typically lengthy and expensive, and approval is never certain. Pardes has limited experience in conducting the clinical trials required to obtain regulatory approval. Pardes may not be able to conduct clinical trials at preferred sites, enlist clinical investigators, enroll sufficient numbers of participants or begin or successfully complete clinical trials in a timely fashion, if at all. Our clinical trials may not demonstrate that our potential products, including PBI-0451, will be active, safe or effective or achieve sufficient exposure to be of clinical benefit. Additional clinical trials may be required if clinical trial results are negative or inconclusive, which will require us to incur additional costs and significant delays.

Success in preclinical studies and earlier-stage clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the effectiveness and safety of a product candidate. In addition, the design of a clinical trial can determine whether our results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Pardes may be unable to design and execute a clinical trial to support regulatory approval. Historically there is a high failure rate for drugs proceeding through clinical trials at every stage. In fact, many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in nonclinical studies and earlier-stage clinical trials. Similarly, the outcome of nonclinical studies may not predict the success of clinical trials. Moreover, data obtained from nonclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, Pardes may experience regulatory delays or rejections as a result of many factors, including due to changes in regulatory policy during the period of development of our product candidates. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

While not currently planned, future Pardes’s clinical trials may use an “open-label” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favourably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of our product candidates for which Pardes includes an open-label clinical trial when studied in a controlled environment with a placebo or active control.

Interim, “topline” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business and financial prospects.

From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Pardes is subject to many manufacturing risks, any of which could substantially increase our costs, delay clinical programs and limit supply of our products.

Pardes contracts with third party manufacturers to make our new drug substance and drug product to support current and planned clinical trials and for commercial sale, if approved. Our contract manufacturers may not be able to adopt, adapt or scale up the manufacturing process in a timely manner to support our future clinical trials. The process of manufacturing our product is complex, highly regulated and subject to several risks, including:

•        the manufacturing process is susceptible to product loss due to contamination by adventitious microorganisms, equipment failure, improper installation or operation of equipment, vendor or operator error and improper storage conditions. Even minor deviations from normal manufacturing processes could result in reduced production yields and quality as well as other supply disruptions. If microbial, viral or other contaminations are discovered in our products or in the manufacturing facilities in which our products are made, the manufacturing facilities may need to be closed for an extended period of time to investigate and eliminate the contamination;

•        the manufacturing facilities in which our products are made could be adversely affected by equipment failures, labor and raw material shortages, financial difficulties of our contract manufacturers, natural disasters, power failures, local political unrest, politically driven embargoes or trade agreements affecting supply of raw materials, and numerous other factors; and

•        any adverse developments affecting manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls or other interruptions in the supply of our products. Pardes may also have to record inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more expensive manufacturing alternatives.

Manufacturers of these products sometimes encounter difficulties in production, especially during scale-up from the manufacturing process used for early clinical trials to a validated process needed for pivotal clinical studies and commercial launch. These problems include failure to meet target production costs and yields, sub-par quality control testing, including stability of the product, quality assurance system failures, operator error and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Pardes cannot assure you that any product quality issues relating to the manufacture of PBI-0451 or any other product candidates will not occur in the future.

Pardes does not have and Pardes does not currently plan to acquire or build the facilities or internal capabilities to manufacture bulk drug substance or filled drug product for use in clinical trials or commercialization. To a large extent, that makes us dependent on the goodwill of our contract manufacturing partners to quickly fix deviations that will inevitably occur during the manufacturing of our product. Any delay or interruption in the supply of clinical trial materials could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials altogether.

Pardes may develop product candidates in combination with other therapies, which exposes it to additional risks.

Pardes may develop product candidates in combination with other product candidates or existing therapies. Even if any product candidate we develop was to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar foreign regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. Combination therapies are commonly used in antiviral treatments, and we would be subject to similar risks if we develop any of our product candidates for use in combination with other drugs or for indications other than currently anticipated. This could result in our own products being removed from the market or being less successful commercially.

We may also evaluate our product candidates in combination with one or more other therapies that have not yet been approved for marketing by the FDA or similar foreign regulatory authorities. We will not be able to market and sell the product candidates we develop in combination with any such unapproved therapies that do not ultimately obtain marketing approval.

If the FDA or similar foreign regulatory authorities do not approve these other drugs or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the drugs we choose to evaluate in combination with our product candidates, we may be unable to obtain approval of or market the product candidates we develop.

Pardes may encounter difficulties in managing our growth, which could adversely affect our operations.

As of November 3, 2021, Pardes had twenty-eight (28) full-time employees. As Pardes continues development and pursues the potential commercialization of our product candidates, Pardes will need to expand our financial, development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities. As our operations expand, Pardes expects that we will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. Our future financial performance and our ability to develop and commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Pardes must attract and retain highly skilled employees to succeed. If Pardes is not able to retain our current team or continue to attract and retain qualified scientific, technical and business personnel, our business will suffer.

To succeed, Pardes must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel and Pardes faces significant competition for experienced personnel. If Pardes does not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. Pardes is dependent on the members of our management team and our scientific and commercial advisors for our business success, including our Chief Executive Officer, Uri A. Lopatin, M.D., our Chief Science Officer, Lee D. Arnold, Ph.D., our Chief Development Officer, Brian P. Kearney, PharmD, our Chief Commercial Officer, Sean P. Brusky, our General Counsel, Elizabeth H. Lacy and our Chief Financial Officer, Heidi Henson. Pardes does not maintain “key person” insurance for any of our key personnel. An important element of our strategy is to take advantage of the research and development expertise of our current management.

Pardes currently has employment agreements with all of our executive officers. Our employment agreements with our executive officers are terminable by them without notice and some provide for severance and change in control benefits. The loss of any one of our executive officers could result in a significant loss in the knowledge and experience that Pardes, as an organization, possesses and could cause significant delays, or outright failure, in the development and further commercialization of our product candidates.

There is intense competition for qualified personnel, including management in the technical fields in which Pardes operates and Pardes may not be able to attract and retain qualified personnel necessary for the successful research, development and commercialization of our product candidates. In particular, Pardes has experienced a very competitive hiring environment in California, where Pardes is headquartered. Many of the other pharmaceutical companies that Pardes competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than Pardes does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Pardes has to offer. If Pardes is unable to continue to attract and retain high-quality personnel, the rate and success with which Pardes can discover and develop product candidates and our business will be limited.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Pardes cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, or collaborators that would violate the law or regulation, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations, and monetary and injunctive penalties, and could adversely impact our ability to conduct business, operating results, and reputation.

Pardes is exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws enforced by the FDA and applicable foreign regulatory authorities, fails to provide true, complete and accurate information to the FDA and applicable foreign regulatory authorities, fails to comply with manufacturing standards Pardes has established, fails to comply with healthcare fraud and abuse laws in the United States and similar foreign laws, or fails to report financial information or data accurately or to disclose unauthorized activities to us. If Pardes obtains FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are also likely to increase. Additionally, Pardes is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. These laws may impact, among other things, our future activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. If any such actions are instituted against us, and Pardes is not successful in defending ourself or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. It is not always possible to identify and deter employee misconduct, and the precautions Pardes takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and Pardes is not successful in defending ourself or asserting our rights, those actions could result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of our operations.

If Pardes fails to maintain an effective system of internal control over financial reporting, Pardes may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for Pardes to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by Pardes conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Pardes will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as Pardes is an emerging growth company, or EGC, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.

Pardes’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Pardes’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act of 1934, as amended, or Exchange Act, is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Pardes believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, significant competition for recruiting patients with COVID-19 in clinical trials.

Identifying and qualifying patients to participate in our clinical trials is critical to our success. Pardes may encounter delays in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials, and even once enrolled Pardes may be unable to retain a sufficient number of patients to complete any of our trials.

Factors that may generally affect patient enrollment include:

•        the size and nature of the patient population;

•        the number and location of clinical sites where patients are to be enrolled;

•        the eligibility and exclusion criteria for the trial;

•        the design of the clinical trial;

•        inability to obtain and maintain patient consents;

•        risk that enrolled participants will drop out before completion;

•        competition with other companies for clinical sites or patients and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new products that may be approved for the indications Pardes is investigating; and

•        other factors outside of our control, such as the ongoing and evolving nature of the COVID-19 pandemic.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates or similar areas, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites.

In addition, if any significant adverse events or other side effects are observed in any of our current or planned clinical trials, recruitment of patients to our clinical trials may be more difficult for Pardes and patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of one or more product candidates altogether. Pardes’s inability to enroll a sufficient number of patients for our clinical trials would result in significant delays, which would increase our costs and have an adverse effect on Pardes.

Pardes faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

The biotechnology and pharmaceutical industry is intensely competitive and subject to rapid and significant technological change. Our competitors include multinational pharmaceutical companies, specialized biotechnology and pharmaceutical companies and universities and other research institutions. A number of pharmaceutical companies, as well as large and small biotechnology and biopharmaceutical companies are pursuing the development or marketing of pharmaceuticals or other drug products that target SARS-CoV-2 viral infections or COVID-19 disease and other therapeutic indications that we may pursue. It is also probable that the number of companies seeking to develop products and therapies for the treatment of SARS-CoV-2 virus and other coronaviruses will increase. Many of our competitors have substantially greater financial, technical, human and other resources than Pardes does and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors have significantly greater experience than Pardes has in undertaking nonclinical studies and human clinical trials of new pharmaceutical or medicinal products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for competing products that may be superior to our product candidates sooner than we are able to obtain approval. Competitors may also enter into procurement and supply agreements with governments that may impact our ability to enter into similar agreements. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Smaller and earlier-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

Our competitors may obtain regulatory approval of their products more rapidly than Pardes does or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Pardes’s competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than Pardes in manufacturing and marketing their products. If Pardes is unable to compete effectively against these companies, then Pardes may not be able to commercialize our product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenue. Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Pardes’s business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in ours or related parties’ cyber security.

Pardes commenced operations in February 2020 at the beginning of the COVID-19 pandemic and the commencement of stay-at-home orders by the State of California. As a result, all employees work remotely, and the Company has not established any physical location. Pardes continuously reviews and assesses the adequacy of our internal computer security measures. Our internal computer systems and those of current and future third parties on which Pardes rely may fail and are vulnerable to damage from computer viruses and unauthorized access. Our information technology and other internal infrastructure systems, including corporate firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure that could disrupt our operations.

Our computer systems, as well as those of our CROs and other contractors and consultants, are vulnerable to failure or damage from computer viruses and other malware, unauthorized access or other cybersecurity attacks, natural disasters (including hurricanes and earthquakes), terrorism, war, fire and telecommunication or electrical failures. In the ordinary course of our business, we directly or indirectly collect, store and transmit sensitive data, including intellectual property, confidential information, preclinical data, proprietary business information, personal data and, upon entering the clinic, clinical trial data and personally identifiable health information of our clinical trial subjects, in our data centers and on our networks, or on those of third parties. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or internal bad actors, or breached due to employee error, a technical vulnerability, malfeasance or other disruptions. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. We may not be able to anticipate all types of security threats, nor may we be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. We cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages or breaches in our systems or those of our CROs and other contractors and consultants.

If a security incident were to occur and cause interruptions in our operations, it could result in a material disruption of our product candidate development programs. For example, the loss of preclinical studies or clinical trial data from completed, ongoing or planned studies or trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information and significant regulatory penalties, and such an event could disrupt our operations, damage our reputation and cause a loss of confidence in us and our ability to conduct clinical trials, which could adversely affect our reputation and delay our clinical development of our product candidates.

While Pardes has not, to our knowledge, experienced any such material system failure or security breach of our internal systems to date, some of our documents and data were compromised and taken as a result of a hack of a file transfer vendor used by one of our service providers. While this security incident did not result in a loss of, or damage to data, our confidential information could prematurely be disclosed by third parties. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, Pardes could incur liability, our competitive position could be harmed, and the further development and commercialization of our product candidates could be hindered or delayed.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

The “Tax Cuts and Jobs Act,” or the Tax Act, significantly revised the Code. The Tax Act, among other things, includes a reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, a limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses, or NOLs, to 80% of current year taxable income and an elimination of NOL carrybacks (though any such NOLs may be carried forward indefinitely), and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”). Additionally, on March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which, among other things, suspends the 80% limitation on the deduction for NOLs in taxable years beginning before January 1, 2021, permits a 5-year carryback of NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020. Pardes continues to examine the impact this tax reform legislation may has on our business. Pardes urges investors to consult with their legal and tax advisers regarding the implications of the Tax Act and the CARES Act on an investment in our common stock.

Pardes might not be able to utilize a significant portion of our U.S. NOL carryforwards and U.S. research and development tax credit carryforwards.

As of December 31, 2020, Pardes had U.S. federal and state NOL carryforwards of $5.1 million, and U.S. federal and state research and development tax credit carryforwards of $0.1 million. If not utilized, such state NOL carryforwards and federal research and development credits will expire at various dates beginning in 2040. Pardes does not anticipate generating revenue from sales of products for the foreseeable future, if ever, and Pardes may never achieve profitability. These NOL and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Act, unused losses generated in taxable years beginning after December 31, 2017 will not expire and may be carried forward indefinitely, and generally may not be carried back to prior taxable years, except that, under the CARES Act a 5-year carryback of NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021 is permitted. Additionally, for taxable years beginning after December 31, 2020, the deductibility of such U.S. federal NOLs is limited to 80% of our taxable income in any future taxable year. In addition, under Section 382 of the Code, the amount of benefits from our NOL carryforwards may be impaired or limited if Pardes incurs a cumulative ownership change of more than 50% over a three-year period. Pardes may have experienced ownership changes in the past and may experience ownership changes in the future as a result of the Business Combination and subsequent shifts in our stock ownership, some of which are outside our control. As a result, our use of U.S. federal NOL carryforwards could be limited. State NOL carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than Pardes would incur in the absence of such a limitation and any increased liabilities could adversely affect our business, results of operations, financial position and cash flows.

Pardes uses and generates materials that may expose us to material liability.

Pardes’s research programs involve the use of hazardous materials and chemicals, which are currently only handled by third parties. Pardes is subject to foreign, federal, state and local environmental and health and safety laws and regulations governing, among other matters, the use, manufacture, handling, storage and disposal of hazardous materials and waste products. Pardes may incur significant costs to comply with these current or future environmental and health and safety laws and regulations. In addition, Pardes cannot completely eliminate the risk of contamination or injury from hazardous materials and may incur material liability as a result of such contamination or injury. In the event of an accident, an injured party may seek to hold us liable for any damages that result. Any liability could exceed the limits or fall outside the coverage of our workers’ compensation, property and business interruption insurance and Pardes may not be able to maintain insurance on acceptable terms, if at all. Pardes currently carries no insurance specifically covering environmental claims.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, clinical trials, workers’ compensation, umbrella, and directors’ and officers’ insurance.

Any product liability insurance coverage we acquire in the future may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If we obtain marketing approval for any of our product candidates, we intend to acquire insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business, including preventing or limiting the development and commercialization of any product candidates we develop. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

We also expect that, given our stage of development and intended therapeutic indication, operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs and retention levels to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash and cash equivalents position and results of operations.

Risks Related to COVID-19

Unless the context otherwise requires, references in this subsection “— Risks Related to COVID-19” to “we”, “us” and “our” generally refer to Pardes in the present tense or the Combined Entity from and after the Business Combination.

PBI-0451, Pardes’s lead candidate recently initiated its Phase 1 clinical study. Accordingly, there is significant uncertainty around the development of PBI-0451 as a potential treatment for coronavirus generally, and SARS-CoV-2 infections and COVID-19 specifically.

In August 2021, Pardes initiated our Phase 1 clinical trial of PBI-0451 for the treatment and prevention of SARS-CoV-2 infections. Given the early stage of development, there is significant uncertainty whether PBI-0451 can be successfully developed as a potential treatment or prevention for SARS-CoV-2 infections. Pardes has committed and plans to continue to commit significant financial and personnel resources to the development of PBI-0451. Pardes seeks to develop PBI-0451 as a potential treatment for SARS-CoV-2 infections, and the current circulating strains of SARS-CoV-2 that remain highly conserved in the binding region of PBI-0451, however, it is unknown if resistant variants may arise in the future that may reduce the activity of PBI-0451 against the SARS-CoV-2 Mpro.

Additionally, while there is currently an urgent need for a treatment for SARS-CoV-2 infections, the longevity and extent of the COVID-19 pandemic caused by SARS-CoV-2 is uncertain. If the pandemic were to dissipate, whether due to a significant decrease in new infections, due to the availability of vaccines, or otherwise, the need for a treatment could decrease significantly. If the need for a treatment decreases before or soon after commercialization of PBI-0451, if approved, or other treatments for SARS-CoV-2 infections are developed and commercialized before PBI-0451, thereby reducing the eligible patient population for treatment, Pardes’s business could be adversely impacted.

Further, while Pardes hopes to develop PBI-0451 and explore the effectiveness of PBI-0451 and/or additional potential therapies against other or future coronaviruses in addition to SARS-CoV-2, we cannot be certain this will be the case. If Pardes’s potential therapies are not effective against other or future coronaviruses, the value and/or sales potential of these therapies may be reduced or eliminated. Pardes’s business could be negatively impacted by our allocation of significant resources to a global health threat that is unpredictable and could rapidly dissipate or against which our potential therapies, if developed, may not be partially or fully effective, and may ultimately prove unsuccessful or unprofitable. Furthermore, there are no assurances that PBI-0451 or other Pardes therapies will be approved for inclusion in government stockpile programs, which may be material to the commercial success of any approved coronavirus-related drug candidate, either in the United States or abroad.

Pardes will also need to enter into manufacturing arrangements in the future in order to create a supply chain for our drug candidates that can adequately support demand. Even if Pardes is successful in developing and manufacturing an effective treatment for SARS-CoV-2 infections, the SARS-CoV-2 virus could develop resistance to Pardes’s treatments, which could affect any long-term demand or sales potential for these potential therapies.

PBI-0451 may face significant competition from vaccines and other treatments for SARS-CoV-2 infections that are in development. If our competitors develop and market products faster or that are more effective, safer or less expensive than the drug candidates we develop, our commercial opportunities will be negatively impacted.

Many biotechnology and pharmaceutical companies are developing vaccines and treatments for SARS-CoV-2, the virus that causes COVID-19. Many of these companies, which include large pharmaceutical companies, have greater resources for development and established commercialization capabilities. For example, in October 2020, the FDA approved the antiviral drug Veklury (remdesivir), a direct acting antiviral marketed by Gilead Sciences, Inc. for the treatment of SARS-CoV-2 infections in certain patients requiring hospitalization and in November 2020 the FDA granted Regeneron Pharmaceuticals, Inc. an emergency use authorization for the use of casirivimab and imdevimab, administered together, for the treatment of mild to moderate COVID-19 in adult and certain pediatric patients with positive results of direct SARS-CoV-2 viral testing who are at high risk for progressing to severe COVID-19 and/or hospitalization. In the same month, the FDA granted Eli Lily & Company emergency use authorization for Bamlanivimab for the treatment of mild to moderate COVID-19 in adult and certain pediatric patients. There are other companies that are currently pursuing authorization for emergency use of their respective products. For example, in March 2021, VIR Biotechnology, Inc. and GlaxoSmithKline plc submitted to the FDA a request for authorization for the emergency use of VIR-7831 for the treatment of adults and adolescents with mild to moderate COVID-19. In addition to therapeutics, vaccines indicated for active immunization to prevent COVID-19 have been recently authorized for emergency use. In December 2020, the FDA granted authorization for emergency use for vaccines from Pfizer Inc. and BioNTech and Moderna, Inc., each of which announced clinical trial results showing that their respective vaccine candidate was found to be more than 90% effective in preventing COVID-19 during such trials, and in February 2021, the FDA granted emergency use authorization to a vaccine developed by Janssen Pharmaceutical Company. On August 23, 2021, the FDA approved the Pfizer Inc. vaccine for the prevention of COVID-19 disease in individuals 16 years of age or older, nine months after receiving authorization for emergency use. Additionally, in February 2021, the FDA granted EUA to a combination of Eli Lilly and AbCellera’s monocolonal antibody bamlanivimab and a second Eli Lilly antibody, etesevimab, for treatment of mild to moderate COVID-19. Additional vaccines and therapeutics are in development by other pharmaceutical and biopharmaceutical companies. For example, Molnupiravir, an orally administered direct-acting antiviral, which is being developed by Merck & Co. and Ridgeback Biotherapeutics LP, is currently in Phase 2/3 development in the outpatient setting for treatment and post-exposure prophylaxis. In June 2021, Merck entered into a procurement agreement with the U.S. government for Molnupiravir and in October 2021, submitted an application for an emergency use authorization to the FDA. Pfizer, Inc. initiated clinical development of its protease inhibitors, another form of direct acting antiviral in March 2021 and in September 2021 initiated its Phase 2/3 clinical trial to investigate its protease inhibitor direct acting antiviral in combination with ritonavir in non-hospitalized symptomatic participants who have a confirmed diagnosis of SARS-CoV-2. Pfizer has publicly stated that its oral antiviral twice-a-day dosing pill could be available by the end of 2021. Given the products currently approved or authorized for use as well as those in development by others, any treatment we may develop could face significant competition that would negatively impact our commercial opportunity.

Many of these companies, which include large pharmaceutical companies, have greater resources for development and established commercialization capabilities, including U.S. government funding. If any other company develops treatments more rapidly or effectively than we do, develops a treatment that becomes the standard of care, develops a treatment at a lower cost, develops a treatment with a more convenient or preferred route of administration or is more successful at commercializing an approved treatment, we may not be able to successfully commercialize PBI-0451 for the treatment of SARS-CoV-2 infection, even if approved, or compete with other treatments or vaccines, which could adversely impact our business and operations and our ability to raise funds.

Pardes’s commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, including gaining exclusivity for their competing products on formularies thereby excluding our products from such formularies, are reimbursed or are less expensive than any products that we may develop. Pardes’s competitors also may obtain marketing approval for their products more rapidly than Pardes may obtain approval for our therapy (if at all), which could result in our competitors establishing a strong market position before we are able to enter the market (if ever). Even if the drug candidates Pardes develops achieve marketing approval, they may be priced at a significant premium over competitive products, resulting in reduced competitiveness.

Pardes’s ability to obtain any future funding for our development and manufacturing efforts or to ultimately commercialize a therapy for SARS-CoV-2 infections, if approved, could also be impacted by the success or failure of other entities, or perceived success or failure of their therapeutic candidates. Pardes may expend resources in anticipation of clinical trials and potential commercialization of PBI-0451, which we may not be able to recover if PBI-0451 is not approved for the treatment of SARS-CoV-2 or we are not successful at commercializing PBI-0451.

Pardes believes that there is an urgent unmet need for effective SARS-CoV-2 treatments. Accordingly, Pardes may prepare and plan for Phase 2/3 clinical trials in advance of obtaining results from our Phase 1 clinical trial to expedite the commencement of Phase 2/3 clinical trials if the data from Pardes’s Phase 1 clinical trials of PBI-0451 in healthy volunteers is positive. If interim data from our proposed Phase 2 clinical trial in SARS-CoV-2 infected patients is positive, Pardes may pursue certain expedited development, review and approval programs offered by the FDA, to sponsors of drugs designed to treat serious diseases and conditions. These programs may offer the potential for a more rapid approval and commercialization process than traditional FDA review pathways. Although Pardes believes that if our Phase 1 and proposed Phase 2/3 trials of PBI-0451 for the treatment of SARS-CoV-2 infection in patients with mild to moderate (non-hospitalized) COVID-19 disease are successful, we may be able to seek emergency use authorization and/or to submit an NDA seeking accelerated approval of PBI-0451, Pardes has not yet discussed potential registration pathways with the FDA or other regulatory authorities, and there is no guarantee that the FDA or other regulatory authorities will agree with any strategy Pardes may propose or determine that emergency use authorization is appropriate. However, to prepare for the possibility that Pardes may be required to develop and rapidly commercialize PBI-0451, we may enter into agreements with, and make payments to, contract manufacturing organizations, or CMOs, prior to obtaining any approval to market PBI-0451 for the treatment of SARS-CoV-2 infections. As a result, Pardes may not be able to recover these costs if PBI-0451 is not approved, which could have a material adverse effect on our business.

Pardes currently expects that the market for a treatment for SARS-CoV-2 infections will be large. It is not certain that any CMOs retained to manufacture PBI-0451 will be able to meet any commercial demand for PBI-0451. If Pardes is unable to meet commercial demand, we may not be able to fully capitalize on development of PBI-0451, which could have an adverse effect on our business.

Furthermore, Pardes as an organization has never commercialized a product and may not be successful in establishing the capabilities required for commercialization. In order to commercialize PBI-0451, we will need to rapidly establish and build sales, market access and marketing capabilities prior to obtaining approval to market PBI-0451. If Pardes does not obtain approval for PBI-0451, we will have expended those resources prematurely, and our business could be adversely affected.

There has also been significant media coverage regarding the pricing of vaccines and treatments for COVID-19. For example, Gilead Sciences, Inc. has recently come under scrutiny regarding its pricing of remdesivir, after having donated its initial supply of the drug. Pricing for drugs to treat COVID-19 continues to evolve, and Pardes cannot be certain of the factors that will determine the sales price of PBI-0451, if approved. If Pardes is unable to sell PBI-0451 at a sufficient price point, our ability to commercialize PBI-0451, if approved, may be adversely affected.

COVID-19 may materially and adversely affect our business and financial results.

In December 2019, SARS-CoV-2 surfaced in China. Since then, SARS-CoV-2 and the resulting COVID-19 disease has spread globally. In the United States, travel bans, and government stay-at-home orders have caused widespread disruption in business operations and economic activity. Governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including suggested or mandated “shelter-in-place” orders, have adversely affected workforces, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to disruptions in the U.S. economy. In response to the public health directives and orders and to help minimize the risk of COVID-19 for our employees, all Pardes employees currently work-from-home. Many of Pardes’s third-party collaborators, such as our CMOs, contract research organizations, or CROs, suppliers and others, have taken similar precautionary measures. As certain countries have reopened, they have experienced a new surge of infections and have in some areas reinstated stay at home orders and other containment measures. Efforts to re-open are likely to take a significant amount of time, require additional resources to implement social-distancing and other containment measures, or may not be successful. These measures may disrupt Pardes’s business and our current and proposed clinical program and timelines.

The impact to our operations due to the COVID-19 pandemic could be severe and could negatively affect our business, financial condition and results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, the pandemic may also have the effect of heightening many of the other risk factors described in this “Risk Factors” section, such as those relating to our clinical trial timelines, Pardes’s ability to enroll subjects for clinical trials and obtain materials that are required for the production of our product candidates, and our ability to raise capital.

COVID-19 may materially and adversely affect Pardes clinical trials.

As a result of the COVID-19 pandemic, Pardes may experience additional disruptions that could severely impact our clinical trials, including:

•        delays or difficulties in enrolling subjects in a clinical trial, including rapidly evolving treatment paradigms, and subjects that may not be able to comply with clinical trial protocols if quarantines impede subject movement or interrupt healthcare services;

•        difficulties in enrolling subjects due to the number of competing therapies being tested for COVID-19;

•        delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators, and clinical site staff, or the overwork of existing investigators and staff;

•        diversion or prioritization of healthcare resources away from the conduct of clinical trials and towards the COVID-19 pandemic, including the diversion of hospitals serving as clinical trial sites and hospital staff supporting the conduct of clinical trials;

•        interruptions or delays in preclinical or clinical studies due to restricted or limited operations at research and development laboratory facilities;

•        interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal, state or provincial governments, employers and others;

•        limitations in employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•        delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

•        delays in clinical sites receiving the supplies and materials needed to conduct clinical trials;

•        interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product;

•        changes in local regulations as part of a response to the COVID-19 outbreak that may require Pardes to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

•        delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•        the refusal of the FDA or other regulators to accept data from clinical trials in SARS-CoV-2 affected geographies.

As a result, the expected timeline for data readouts of Pardes’s clinical trials and certain regulatory filings may be negatively impacted, which would adversely affect and delay our ability to obtain regulatory approvals for our product candidates, increase our operating expenses, and have a material adverse effect on our financial condition. Moreover, SARS-CoV-2 is a novel pathogen, and information regarding the symptoms, progression, and spread of COVID-19 continues to rapidly evolve, which may present additional challenges for the conduct of Pardes’s clinical trials in COVID-19 patients. For example, COVID-19 patients have presented with a wide range of symptoms and side effects, which may make it more difficult for clinical trial investigators to determine whether any adverse events observed in Pardes’s clinical trials are related to PBI-0451 or are consistent with the underlying disease. Any increase in the severity or incidence of adverse events deemed to be related to PBI-0451 could delay or prevent our regulatory approval, which could have a material adverse effect on Pardes’s financial condition.

Risks Related to Government Regulation

Unless the context otherwise requires, references in this subsection “— Risks Related to Government Regulation” to “we”, “us” and “our” generally refer to Pardes in the present tense or the Combined Entity from and after the Business Combination.

The regulatory approval processes of the FDA and applicable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. Our inability to obtain regulatory approval for PBI-0451 or any other product candidate would substantially harm our business.

The time required to obtain approval from the FDA and applicable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of nonclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application.

PBI-0451 or our other product candidates could fail to receive regulatory approval from the FDA or an applicable foreign regulatory authority for many reasons, including:

•        disagreement with the design or implementation of our clinical trials;

•        failure to demonstrate that a product candidate is safe and effective for its proposed indication;

•        failure of clinical trials to meet the level of statistical significance required for approval;

•        failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•        disagreement with our interpretation of data from nonclinical studies or clinical trials;

•        the insufficiency of data collected from clinical trials of our product candidates to obtain regulatory approval;

•        failure to obtain approval of the manufacturing processes or facilities of third-party manufacturers with whom Pardes contract for clinical and commercial supplies; or

•        changes in the approval policies or regulations that render our nonclinical and clinical data insufficient for approval.

The FDA or an applicable foreign regulatory authority may require more information, including additional nonclinical or clinical data to support approval, which may delay or prevent approval of our commercialization plans, or Pardes may decide to abandon the development program for other reasons. If Pardes were to obtain approval, regulatory authorities may approve any of our product for fewer or more limited indications than Pardes requests, may require specific labeling or a Risk Evaluation Mitigation Strategy, or REMS, that includes significant use or distribution restrictions or safety warnings, precautions, or contraindications, may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

Failures or delays in the commencement or completion of, or ambiguous or negative results from, Pardes’s current or planned clinical trials of our product candidates could result in increased costs to us and could delay, prevent, or limit our ability to generate revenue and continue our business.

Pardes does not know whether any of our clinical trials will be commenced or completed on schedule, if at all, as the commencement and completion of clinical trials can be delayed or prevented for a number of reasons, including, among others:

•        the FDA or applicable foreign regulatory authorities may not authorize Pardes’s or our investigators to commence our planned clinical trials or any other clinical trials Pardes may initiate, or may suspend our clinical trials, for example, through imposition of a clinical hold, and may request additional data to permit allowance of our investigational new drug, or IND;

•        delays in filing or receiving allowance of additional IND applications that may be required;

•        lack of adequate funding to continue our clinical trials and nonclinical studies;

•        inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•        negative results from our ongoing nonclinical studies;

•        delays in reaching or failing to reach agreement on acceptable terms with prospective CROs and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and study sites;

•        delays in identifying, recruiting and training suitable clinical investigators;

•        the inability of CROs to perform under these agreements, including due to impacts from the COVID-19 pandemic on their workforce;

•        inadequate quantity or quality of a product candidate or other materials necessary to conduct clinical trials, for example delays in the manufacturing of sufficient supply of finished drug product;

•        difficulties obtaining ethics committee or Institutional Review Board, or IRB, approval to conduct a clinical study at a prospective site or sites;

•        challenges in recruiting and enrolling subjects to participate in clinical trials, the proximity of subjects to study sites, eligibility criteria for the clinical study, the nature of the clinical study protocol, the availability of approved effective treatments for the relevant disease, and competition from other clinical study programs for similar indications;

•        severe or unexpected drug-related side effects experienced by subjects in a clinical trial;

•        Pardes may decide, or regulatory authorities may require us, to conduct additional nonclinical or clinical trials or abandon product development programs;

•        delays in validating, or inability to validate, any endpoints utilized in a clinical trial;

•        the FDA or applicable foreign regulatory authorities may disagree with our clinical study design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials; and

•        difficulties retaining subjects who have enrolled in a clinical trial but may be prone to withdraw due to rigors of the clinical trials, lack of efficacy, side effects, personal issues, or loss of interest.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. Delays in the completion of any clinical trial of our product candidates will increase our costs, slow down our product candidate development and approval process and delay or potentially jeopardize our ability to commence product sales and generate product revenue. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

In addition, a clinical study may be suspended or terminated by us, the FDA or applicable foreign regulatory authorities, the IRBs at the sites where the IRBs are overseeing a clinical study, a data and safety monitoring board, or DSMB, overseeing the clinical study at issue or other regulatory authorities due to a number of factors, including, among others:

•        failure to conduct the clinical study in accordance with regulatory requirements or our clinical protocols;

•        inspection of the clinical study operations or study sites by the FDA or other regulatory authorities that reveals deficiencies or violations that require us to undertake corrective action, including in response to the imposition of a clinical hold;

•        developments on trials conducted by competitors for related technology that raises FDA or foreign regulatory authority concerns about risk to patients of the technology broadly, or if the FDA or a foreign regulatory authority finds that the investigational protocol or plan is clearly deficient to meet our stated objectives;

•        unforeseen safety issues or safety signals, including any that could be identified in our ongoing nonclinical studies or proposed clinical trials, adverse side effects or lack of effectiveness;

•        changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;

•        changes in government regulations or administrative actions;

•        problems with clinical supply materials; and

•        lack of adequate funding to continue clinical trials.

Any inability to successfully complete nonclinical and clinical development could result in additional costs to us or impair our ability to generate revenue. In addition, if Pardes makes changes to a product candidate, such as changes to the formulation or manufacturing, Pardes may need to conduct additional nonclinical studies or clinical trials to bridge or demonstrate the comparability of our modified product candidate to earlier versions, which could delay our clinical development plan or marketing approval for our product candidates. Clinical trial delays could also shorten any periods during which Pardes may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before Pardes does, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

Further, conducting clinical trials in foreign countries, as we expect to do for the product candidate, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

Pardes has limited experience in conducting clinical trials and has never obtained approval for any product candidates and may be unable to do so successfully.

While individuals within the company have extensive experience in design and conduct of clinical trials, as a company, Pardes has limited experience in designing, conducting or completing clinical trials and has never progressed a product candidate through to regulatory approval. Pardes’s clinical trials may thus require more time and incur greater costs than Pardes anticipates. Pardes cannot be certain that our clinical trials will begin or conclude on time, if at all. Large-scale trials will require significant additional financial and management resources. Any performance failure on the part of such third parties could delay the clinical development of our product candidates or delay or prevent us from obtaining regulatory approval or commercializing our product candidates, depriving Pardes of, or otherwise delaying, potential future product revenue and resulting in additional losses.

Pardes intends to conduct clinical trials of our product candidates in sites outside the United States, and the FDA may not accept data from trials conducted in foreign locations.

Pardes may choose to conduct clinical trials outside the United States for our product candidates. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be conducted in accordance with GCP, and the FDA must also be able to validate the data from the study through an on-site inspection if necessary. In general, the patient population for any clinical trials conducted outside of the United States must be representative of the population for which we intend to seek approval for the product in the United States. In addition, while these clinical trials are subject to the applicable local laws, the FDA acceptance of the data will be dependent upon the FDA’s determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from our clinical trials of our product candidates, it would likely result in the need for additional trials for Pardes to obtain regulatory approval to market PBI-0451 in the U.S., which would be costly and time-consuming and delay or permanently halt our development of our product candidates.

In addition, there are risks inherent in conducting clinical trials in multiple jurisdictions, inside and outside of the United States, such as:

•        regulatory and administrative requirements of the jurisdiction where the trial is conducted that could burden or limit our ability to conduct our clinical trials;

•        foreign exchange fluctuations;

•        manufacturing, customs, shipment and storage requirements;

•        cultural differences in medical practice and clinical research; and

•        the risk that the patient populations in such trials are not considered representative as compared to the patient population in the target markets where approval is being sought.

A Breakthrough Therapy designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek a Breakthrough Therapy designation for our product candidates if the clinical data support such a designation for one or more product candidates. A Breakthrough Therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor can help to identify the most efficient path for clinical development. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review.

Designation as a Breakthrough Therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as Breakthrough Therapies, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

The regulatory pathways for our drug candidates targeting coronaviruses, including SARS-CoV-2, the virus that causes COVID-19, are continually evolving, and may result in unexpected or unforeseen challenges.

PBI-0451, our clinical drug candidate targeting SARS-CoV-2, the virus that causes COVID-19, is in the early development stages. The speed at which companies and institutions are acting to create and test many therapeutics and vaccines for COVID-19 is unusually rapid, and evolving or changing plans or priorities within the FDA, including changes based on new knowledge of COVID-19 and how the disease affects the human body, may significantly affect the regulatory timelines for our COVID-19 drug candidate. Results from our continued development, clinical trials and planned clinical trials may raise new questions and require us to redesign proposed nonclinical studies and clinical trials, including revising proposed endpoints or adding new clinical trial sites or cohorts of subjects, with minimal lead time.

The FDA has the authority to grant an Emergency Use Authorization (an “EUA”) to allow unapproved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when, based on the totality of scientific evidence, there is evidence of effectiveness of the medical product, and there are no adequate, approved, and available alternatives. Depending on the outcomes of our planned nonclinical and initial clinical testing for our proposed COVID-19 therapies and assuming that a public health emergency has not been terminated by the Secretary of the Department of Health and Human Services, we may seek an EUA for one or more of our drug candidates for use in the ongoing public health emergency, which would permit us to commercialize a drug candidate prior to FDA approval of an NDA. However, commercialization under an EUA is permitted only during the underlying public health emergency (as declared by the Secretary of the Department of Health and Human Services), meaning that once the emergency declaration is terminated, we would be required to obtain NDA approval to continue marketing the product. Furthermore, the FDA may revoke an EUA based on a determination that the product no longer satisfies the criteria for issuance of an EUA — for example, if there is no longer evidence of effectiveness of the product or there are other adequate, approved alternatives. Accordingly, we cannot predict whether an EUA for any of our drug candidates may be granted or, if granted, how long such EUA would remain in place. Any termination or revocation of an EUA (if any) for one of our drug candidates could adversely impact our business in a variety of ways, including if one of our COVID-19 drug candidates is not yet approved by the FDA and if we and our manufacturing partners have invested in the supply chain to provide one of our COVID-19 drug candidates under an EUA.

We may attempt to secure FDA approval of certain product candidates through the use of the accelerated approval pathway. If we are unable to obtain such approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.

We are developing certain product candidates for the treatment of serious and life-threatening conditions, including PBI-0451 for the treatment of COVID-19 and therefore may decide to seek approval of such product candidates under the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and generally provides a meaningful advantage over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit.

The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. If the sponsor fails to conduct such studies in a timely manner, or if such post-approval studies fail to verify the drug’s predicted clinical benefit, the FDA may withdraw its approval of the drug on an expedited basis.

If we decide to submit an NDA seeking accelerated approval or receive an expedited regulatory designation for our product candidates such as an EUA, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. Failure to obtain accelerated approval or any other form of expedited development, review or approval for a product candidate would result in a longer time period to commercialization of such product candidate, if any, and could increase the cost of development of such product candidate, which could harm our competitive position in the marketplace.

The advancement of healthcare reform may negatively impact our ability to profitably sell our product candidates, if approved.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product for which Pardes obtains marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements.

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as PBI-0451 and other therapies Pardes is developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research. Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. Additionally, the former Trump Administration issued various Executive Orders which eliminated cost sharing subsidies and Congress introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business, given the current administration.

The Bipartisan Budget Act of 2018, or the BBA, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In July 2018, the Centers for Medicare and Medicaid Services, or CMS, published a final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Moreover, CMS issued a final rule in 2018 that will give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the Affordable Care Act for plans sold through such marketplaces. On December 14, 2018, a U.S. District Judge in the Northern District of Texas, (“the Texas District Court Judge”), ruled that the individual mandate is a critical and inseverable feature of the Affordable Care Act, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the Affordable Care Act are invalid as well. While the Texas District Court Judge, as well as the former Trump Administration and CMS, has stated that the ruling will has no immediate effect, it is unclear how this decision, subsequent appeals and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and our business.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. In August 2011, former President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction, which triggered the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of, on average, 2% per fiscal year through 2025 unless Congress takes additional action. These reductions were extended through 2027 under the BBA. The Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and was designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. In January 2013, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. While PBI-0451 is anticipated to be a Part D drug and not subject to physician administration where provider add-on payments could directly impact utilization, the overall impact of these regulations could adversely impact providers who would otherwise prescribe PBI-0451. Additionally, the orphan drug tax credit was reduced as part of a broader tax reform. These new laws or any other similar laws introduced in the future may result in additional reductions in Medicare and other healthcare funding, which could negatively affect our customers and accordingly, our financial operations.

Recently, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there has been several recent U.S. congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. At the federal level, the former Trump administration’s budget proposal for fiscal year 2019 contained further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, the former Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services, or HHS, has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in September 2018, CMS announced that it will allow Medicare Advantage Plans the option to use step therapy for Part B drugs beginning January 1, 2019, and in October 2018, CMS proposed a new rule that would require direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product. On January 31, 2019, the HHS Office of the Inspector General proposed modifications to the federal Anti-Kickback Statute discount safe harbor for the purpose of reducing the cost of drug products to consumers which, among other things, if finalized, will affect discounts paid by manufacturers to Medicare Part D plans, Medicaid managed care organizations and pharmacy benefit managers working with these organizations. Although a number of these, and other proposed measures may require additional authorization to become effective, Congress and the former Trump administration indicated that it would continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Further, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Pardes expects that the healthcare reform measures that have been adopted and may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Pardes receives for any approved product and could seriously harm our future revenues. Any reduction in reimbursement from Medicare, Medicaid or other government programs may result in a similar reduction in payments from private third-party payors.

There has been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product. Such reforms could have an adverse effect on anticipated revenue from product candidates that Pardes may successfully develop and for which Pardes may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Pardes’s relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, transparency and other healthcare laws and regulations, which, if violated, could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which Pardes obtains marketing approval. Our current and future arrangements with healthcare providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Pardes researches, and if approved, markets, sells and distributes our products. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

•        the federal Anti-Kickback Statute prohibits persons from, among other things, knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for the furnishing or arranging for the furnishing, or the purchase, lease or order, or arranging for or recommending purchase, lease or order, of any good or service for which payment may be made under a federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties;

•        federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions, prohibit individuals or entities from, among other things knowingly presenting, or causing to be presented, to the federal government or a government contractor, grantee, or other recipient of federal funds, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, and their implementing regulations, imposes obligations on certain healthcare providers, health plans and healthcare clearinghouses, known as covered entities, as well as their business associates, which are individuals and entities that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

•        the U.S. federal transparency requirements under the ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners; and

•        additionally, Pardes is subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many of the U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation (the “EU GDPR”), which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if Pardes or our employees fail to comply with an applicable state law requirement the company could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Pardes’s business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, Pardes may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom Pardes expects to do business is found not to be in compliance with applicable laws, that person or entity may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

Pardes and any potential collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e. g., Section 5 of the Federal Trade Commission Act and California Consumer Privacy Act of 2018, or CCPA), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. The state of California, for example, recently adopted the CCPA, which became effective January 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the EU GDPR. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. In addition, Pardes may obtain health information from third parties (including research institutions from which Pardes obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH. Depending on the facts and circumstances, Pardes could be subject to civil, criminal, and administrative penalties if Pardes knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Compliance with the U.S. and international data protection laws and regulations, including the EU GDPR and other European Union (“EU”) data protection laws, could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom Pardes or our potential collaborators obtain personal information, as well as the providers who share this information with us, may limit our ability to collect, use and disclose the information. Claims that Pardes has violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if Pardes is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Clinical development is uncertain and Pardes’s clinical trials for PBI-0451 and any other product candidates may experience delays, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

Pardes cannot be sure that we will be able to submit INDs or similar applications for our clinical programs on the timelines we expect, if at all. To proceed with our development plans and ultimately commercialization, Pardes may need to conduct and meet regulatory requirements for preclinical and clinical studies. For therapeutic applications, the FDA may require additional extensive preclinical and other clinical studies. Pardes cannot be certain of the timely completion or outcomes of our preclinical testing and clinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcomes of our preclinical testing and clinical studies will ultimately support the further development of our programs. As a result, there is no assurance that Pardes will be able to submit INDs or similar applications on the timelines Pardes expects, if at all, and Pardes cannot be sure that submission of an IND or similar applications will result in the FDA or other regulatory authorities allowing a clinical trial design to begin.

Even if Pardes is able to obtain regulatory approvals for our product candidates, if they exhibit harmful side effects after approval, our regulatory approvals could be revoked or otherwise negatively impacted, and Pardes could be subject to costly and damaging product liability claims.

Clinical trials are conducted in representative samples of the potential patient population which may has significant variability. Even if Pardes receives regulatory approval for PBI-0451 or any of our other product candidates, Pardes will have tested them in only a small number of patients during our clinical trials. Clinical trials are by design based on a limited number of subjects and of limited duration for exposure to the product used to determine whether, on a potentially statistically significant basis, the planned safety and efficacy of any product candidate can be achieved. As with the results of any statistical sampling, Pardes cannot be sure that all side effects of our product candidates may be uncovered, and it may be the case that only with a significantly larger number of patients exposed to the product candidate for a longer duration, may a more complete safety profile be identified. Further, even larger clinical trials may not identify rare serious adverse effects, or the duration of such studies may not be sufficient to identify when those events may occur. If our applications for marketing are approved and more patients begin to use our product, new risks and side effects associated with our products may be discovered. There have been other products that have been approved by the regulatory authorities but for which safety concerns has been uncovered following approval. Such safety concerns have led to labelling changes or withdrawal of products from the market, and any of our product candidates may be subject to similar risks. Additionally, Pardes may be required to conduct additional nonclinical and clinical trials, require additional warnings on the label of our products, reformulate our products or make changes, create a medication guide outlining the risks of such side effects for distribution to patients and obtain new approvals for our and our suppliers’ manufacturing facilities for PBI-0451 and any other product candidates. Pardes might have to withdraw or recall our products from the marketplace. Pardes may also experience a significant drop in the potential sales of our products if and when regulatory approvals for such products are obtained, experience harm to our reputation in the marketplace or become subject to lawsuits, including class actions. Any of these results could decrease or prevent any sales of our approved products or substantially increase the costs and expenses of commercializing and marketing of our products.

Even if our product candidates receive regulatory approval, they will remain subject to extensive regulatory scrutiny and may still face future development and regulatory difficulties.

Even if Pardes obtains regulatory approval for a product candidate, regulatory authorities may still impose significant restrictions on our product candidate, including our indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies. Further, even if Pardes obtains regulatory approval for a product candidate, we would be subject to ongoing requirements by governments on the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

The FDA and applicable foreign regulatory authorities will continue to closely monitor the safety profile of any product even after approval. If the FDA or applicable foreign regulatory authorities become aware of new safety information after approval of our product candidates, they may require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practice, or cGMP, regulations and standards. If Pardes or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If Pardes, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, or undesirable side effects caused by such products are identified, a regulatory agency may:

•        may require additional warnings on the label, including “boxed” warnings or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

•        mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•        require that Pardes conduct post-marketing studies;

•        require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•        require Pardes to create a REMS which could include a medication guide outlining the risks of such side effects for distribution to patients;

•        seek an injunction or impose civil or criminal penalties or monetary fines;

•        suspend marketing of, withdraw regulatory approval of or recall such product;

•        suspend any ongoing clinical studies;

•        refuse to approve pending applications or supplements to applications filed by us;

•        suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•        seize or detain products, refuse to permit the import or export of products or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit Pardes’s ability to commercialize our products and generate revenue.

The FDA’s policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If Pardes is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Pardes is not able to maintain regulatory compliance, Pardes may lose any marketing approval that Pardes may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the Department of Justice, the Department of Health and Human Services’ Office of Inspector General, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved (or off-label) uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the government. Additionally, applicable foreign regulatory authorities will heavily scrutinize advertising and promotion of any product candidate that obtains approval outside of the United States.

In the United States, engaging in the impermissible promotion of our products for off-label uses can also subject us to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which a company promotes or distributes drug and biologic products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these federal False Claims Act lawsuits against pharmaceutical companies has increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices promoting off-label product uses involving fines in excess of $1 billion. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations and be excluded from Medicare, Medicaid and other federal and state healthcare programs. If Pardes does not lawfully promote our approved products, Pardes may become subject to such litigation and, if Pardes does not successfully defend against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations.

We and our employees are increasingly utilizing social media tools as a means of communication both internally and externally.

Despite our efforts to monitor evolving social media communication guidelines and comply with applicable rules, there is risk that the use of social media by us or our employees to communicate about our product candidates or business may cause us to be found in violation of applicable requirements. In addition, our employees may knowingly or inadvertently make use of social media in ways that may not comply with applicable laws and regulations, our policies and other legal or contractual requirements, which may give rise to regulatory enforcement action, liability, lead to the loss of trade secrets or other intellectual property or result in public exposure of personal information of our employees, clinical trial patients, customers and others. Furthermore, negative posts or comments about us or our product candidates in social media could seriously damage our reputation, brand image and goodwill. Any of these events could have a material adverse effect on our business, prospects, operating results and financial condition and could adversely affect the price of our common stock.

Healthcare insurance coverage and reimbursement may be limited or unavailable for our product candidates, if approved, which could make it difficult for us to sell our product candidates profitably.

The success of our product candidates, if approved, depends on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, commercial payors, and health maintenance organizations. Pardes cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, our product candidates or assure that coverage and reimbursement will be available for any product that Pardes may develop.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from third-party payors is critical to new product acceptance.

Third-party payors decide which products and treatments they will cover and the amount of reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a third-party payor is a time consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost effectiveness data for the use of our products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS, an agency within HHS, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private third-party payors tend to follow Medicare coverage and reimbursement limitations to a substantial degree, but also has their own methods and approval process apart from Medicare determinations. Even if Pardes obtains coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the EU do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Pardes’s failure to obtain regulatory approval in international jurisdictions would prevent Pardes from marketing our product candidates outside the United States.

Even if our products are approved for marketing in the United States, in order to market and sell our products in other jurisdictions, Pardes must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, Pardes must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Obtaining applicable foreign regulatory authorities and compliance with applicable foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others.

Also, regulatory approval for our product candidates may be withdrawn if Pardes fails to comply with regulatory requirements if problems occur after the product candidate reaches the market or for other reasons. If Pardes fails to comply with the regulatory requirements in international markets and fails to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed and our business will be adversely affected. Pardes may not obtain applicable foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions. Approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. If Pardes fails to obtain approval of our product candidates by applicable foreign regulatory authorities, Pardes will be unable to commercialize our product in that country, and the commercial prospects of that product candidate and our business prospects could decline.

Pardes is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. Pardes can face criminal liability and other serious consequences for violations, which can harm our business.

Pardes is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Pardes conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Pardes may engage third parties to sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. Pardes has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. Pardes can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if Pardes does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new or existing product candidates from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency has fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, has had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process its regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of the Business Combination and in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. As of May 2021, certain inspections, such as foreign preapproval, surveillance, and for-cause inspections that are not deemed mission-critical, remain temporarily postponed. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates and in May 2021 announced plans to continue progress toward resuming standard operational levels. Should FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the ongoing COVID-19 pandemic and may experience delays in their regulatory activities.

Additionally, as of May 26, 2021, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the ongoing COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the ongoing COVID-19 pandemic and travel restrictions FDA is unable to complete such required inspections during the review period. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications.

If the FDA becomes unable to continue its current level of performance, Pardes could experience delays and setbacks for our product candidates and for any approvals Pardes may seek which could adversely affect our business.

Risks Related to Intellectual Property

Unless the context otherwise requires, references in this subsection “— Risks Related to Intellectual Property” to “Pardes,” “we”, “us” and “our” generally refer to Pardes in the present tense or the Combined Entity from and after the Business Combination.

Pardes’s success depends upon our ability to obtain and maintain intellectual property protection for our products and technologies. Proprietary rights and technology are difficult and costly to protect, and Pardes may not be able to ensure their protection.

Pardes’s commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for PBI-0451 and our other product candidates, proprietary platform, and methods of use, as well as on Pardes’s ability to operate without infringing upon the proprietary rights of others. If Pardes is unable to obtain and maintain sufficient intellectual property protection for our drug candidate or other drug candidates that Pardes may identify, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors and other third parties could develop and commercialize drug candidates similar or identical to Pardes, and our ability to successfully commercialize our drug candidates and other drug candidates that we may pursue may be impaired. Pardes generally seeks to protect our proprietary position by filing patent applications in the United States and at the appropriate time in those jurisdiction abroad as deemed appropriate, related to our product candidates, proprietary technologies and their uses that are important to Pardes’s business. Finally, we maintain our non-patented, but proprietary technologies, as company trade secrets. Pardes owns two issued patents with respect to its programs. We can provide no assurance that any of our current or future patent applications will result in issued patents or that any issued patents will provide us with any competitive advantage.

Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to our PBI-0451. In addition, we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, consultants, advisors, and other third parties; however, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Therefore, we cannot be certain that we were the first to file for patent protection of the invention claimed in our patent applications.

There can be no assurance that Pardes’s patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties.

Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Pardes’s proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Pardes’s rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in Pardes’s ability to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our Pardes’s financial condition and results of operations.

Pardes is currently the assignee of two issued U.S. patents and a number of pending U.S. provisional and non-provisional patent applications, including an issued U.S. patent and pending provisional patent applications directed to PBI-0451 and other compounds and technologies in our programs. U.S. provisional patent applications that we file are not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of filing the related provisional patent application. If we do not timely file any non-provisional patent application, we may lose our priority date with respect to the provisional patent application and any patent protection on the inventions disclosed in the provisional patent application. Pardes cannot be certain that the claims in U.S. pending nonprovisional patent application or the provisional patent applications when converted to nonprovisional patent applications will be considered patentable by the United States Patent and Trademark Office (USPTO), courts in the United States or by the patent offices and courts in foreign countries.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Pardes or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•        the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•        patent applications may not result in any patents being issued that protect our product candidates;

•        patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•        Pardes’s competitors, many of whom have substantially greater resources than Pardes and have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate Pardes’s ability to make, use and sell our potential product candidates;

•        there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•        countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

The patent prosecution process is expensive and time-consuming, and Pardes may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that Pardes will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

In addition, although Pardes enters into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, Pardes may be open to competition from competitive products.

Our competitors and other third parties may be able to obtain approval of competing products following our patent expiration and take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may not be able to protect our intellectual property rights throughout the world.

The legal protection afforded to inventors and owners of intellectual property in countries outside of the United States may not be as protective or effective as that in the United States and Pardes may, therefore, be unable to acquire and enforce intellectual property rights outside the United States to the same extent as in the United States. Whether filed in the United States or abroad, our patent applications may be challenged or may fail to result in issued patents.

As of November 16, 2021, Pardes owns two issued U.S. patents related to protease inhibitors, one of which includes claims directed to PBI-0451. Pardes’s issued patents and future patents if issued may not be sufficiently broad to prevent others from practicing our technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or drugs, or design around our patents. Our patents may be challenged, invalidated, circumvented or narrowed, or fail to provide us with any competitive advantages.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive.

The requirements for patentability may differ in certain countries, particularly in developing countries Consequently, competitors and other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents or where any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing with us, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. For example, China has a heightened requirement for patentability and, specifically, requires a detailed description of medical uses of a claimed drug. In addition, India, certain countries in Europe and certain developing countries, including Thailand, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Pardes may have limited remedies if patents are infringed or if Pardes are compelled to grant a license to a third party, which could materially diminish the value of those patents and could limit our potential revenue opportunities. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. Accordingly, Pardes’s efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from our intellectual property.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and pharmaceuticals. This could make it difficult for us to stop the infringement of our patents if issued or the marketing of competing products in violation of Pardes’s proprietary rights, generally. Proceedings to enforce Pardes’s patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put Pardes’s patents at risk of being invalidated or interpreted narrowly, could place Pardes’s patent applications at risk of not issuing and could provoke third parties to assert claims against Pardes. Pardes may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Pardes’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on issued United States patents and most foreign patent applications and patents must be paid to the U.S. Patent and Trademark Office, or USPTO, and foreign patent agencies, respectively, in order to maintain such patents and patent applications. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application, examination and issuance processes. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If Pardes fails to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market with similar or identical products or technology, which would have a material adverse effect on our business, financial condition and results of operations.

We may become involved in lawsuits or other proceedings to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful and have a material adverse effect on the success of our business.

Third parties may infringe or misappropriate or otherwise violate Pardes’s intellectual property rights. In the future, Pardes may initiate legal proceedings to enforce or defend Pardes’s intellectual property rights, to protect our trade secrets or to determine the validity or scope of intellectual property rights Pardes owns or controls. Also, third parties may initiate legal proceedings against Pardes to challenge the validity or scope of intellectual property rights Pardes owns, controls or to which Pardes has rights. For example, competitors or third parties may challenge the scope, validity or enforceability of our patents requiring us to engage in complex, lengthy and costly litigation or other proceedings. These proceedings can be expensive and time-consuming and many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Pardes can. Moreover, the outcome following legal assertions of invalidity and unenforceability is unpredictable. Accordingly, despite Pardes’s efforts, Pardes may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights Pardes owns, controls or has rights to, particularly in countries where the laws may not protect those rights as fully as in the United States. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, if Pardes initiated legal proceedings against a third party to enforce a patent covering a product candidate, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. In an infringement or declaratory judgment proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Pardes’s patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of Pardes’s patents at risk of being invalidated, narrowed, held unenforceable or interpreted in such a manner that would not preclude third parties from entering the market with competing products.

Third-party pre-issuance submission of prior art to the USPTO, or opposition, derivation, revocation reexamination, or inter partes review, or other pre-issuance or post-grant proceedings or other patent office proceedings or litigation in the United States or other jurisdictions provoked by third parties or brought by Pardes, may be necessary to determine the inventorship, priority, patentability or validity of inventions with respect to Pardes’s patents or patent applications. An unfavorable outcome could leave our technology or product candidates without patent protection, allow third parties to commercialize our technology or product candidates and compete directly with us, without payment to us, or could require Pardes to obtain license rights from the prevailing party in order to be able to manufacture or commercialize our product candidates without infringing third-party patent rights. Our business could be harmed if the prevailing party does not offer Pardes a license on commercially reasonable terms, or at all. Even if Pardes obtains a license, we may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patent applications is threatened, that could dissuade companies from collaborating with us to license, develop or commercialize product candidates. Even if Pardes successfully defends such litigation or proceeding, we may incur substantial costs and we may distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into collaborations.

Third parties may initiate legal proceedings against us alleging that we infringe their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Pardes’s commercial success depends upon our ability to develop, manufacture, market and sell any product candidates that we may develop and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against Pardes alleging that Pardes infringes their intellectual property rights or Pardes may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, revocations, reexaminations, inter partes review or derivation proceedings before the USPTO or our counterparts in other jurisdictions. These proceedings can be expensive and time-consuming and many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Pardes can.

An unfavorable outcome in any such proceeding could require us to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to us from the prevailing party, which may not be available on commercially reasonable terms, or at all.

Pardes could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business.

A third party may hold proprietary rights that could prevent Pardes’s product candidates from being marketed. Moreover, it is possible that Pardes is or may become aware of patents or pending patent applications that we think do not relate to our product candidates or that we believe are invalid or unenforceable, but that may nevertheless be interpreted to encompass our product candidates and to be valid and enforceable. If any third party intellectual property claims are asserted against us, even if Pardes believes the claims are without merit, there is no assurance that a court would find in our favor, e.g., on questions of infringement, validity, enforceability or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect Pardes’s ability to commercialize any product candidates we may develop, and any other product candidates or technologies covered by the asserted third-party patents. To successfully challenge the validity of any such U.S. patent in federal court, Pardes would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If any such third-party patents (including those that may issue from such applications) were successfully asserted against Pardes or other commercialization partners and Pardes were unable to successfully challenge the validity or enforceability of any such asserted patents, then Pardes and other commercialization partners may be prevented from commercializing our product candidates, or may be required to pay significant damages, including treble damages and attorneys’ fees if we are found to willfully infringe the asserted patents, or obtain a license to such patents, which may not be available on commercially reasonable terms, or at all. Even if Pardes were able to obtain a license, we could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. Many foreign jurisdictions also have rules of discovery that are different than those in the United States and which may make defending or enforcing our patents extremely difficult. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. Any of the foregoing would have a material adverse effect on Pardes’s business, financial condition and operating results.

Pardes may be subject to claims by third parties asserting that our employees or that we have misappropriated a third party’s intellectual property, or claiming ownership of what Pardes regards as our own intellectual property.

Many of Pardes’s employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights and non-disclosure agreements in connection with such previous employment. Pardes may be subject to claims that we or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer, or that third parties have an interest in our patents as an inventor or co-inventor. Litigation may be necessary to defend against these claims. If Pardes fails in prosecuting or defending any such claims, in addition to paying monetary damages, Pardes may lose valuable intellectual property rights or personnel or sustain other damages. Such intellectual property rights could be awarded to a third party, and Pardes could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms, or at all. Even if Pardes successfully prosecutes or defends against such claims, litigation could result in substantial costs and distract management.

In addition, while it is Pardes’s policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Pardes may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what Pardes regards as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our products are subject to The Drug Price Competition and Patent Term Restoration Act of 1984, as amended (also referred to as the Hatch-Waxman Act), in the United States, that can increase the risk of litigation with generic companies trying to sell our products and may cause us to lose patent protection.

Because our clinical candidates are pharmaceutical molecules reviewed by the Center for Drug Evaluation and Research of the FDA, after commercialization they will be subject in the United States to the patent litigation process of the Hatch-Waxman Act, as currently amended, which allows a generic company to submit an Abbreviated New Drug Application, or ANDA, to the FDA to obtain approval to sell our drug using bioequivalence data only. Under the Hatch-Waxman Act, we will have the opportunity to list our patents that cover our drug product or our method of use in the FDA’s compendium of “Approved Drug Products with Therapeutic Equivalence Evaluation,” sometimes referred to as the FDA’s Orange Book.

Currently, in the United States, the FDA may grant five years of exclusivity for new chemical entities, or NCEs, for which all of our products may qualify. An NCE is a drug that contains no active moiety that has been approved by the FDA in any other New Drug Application, or NDA. A generic company can submit an ANDA to the FDA four years after approval of our product. The submission of the ANDA by a generic company is considered a technical act of patent infringement. The generic company can certify that it will wait until the natural expiration date of our listed patents to sell a generic version of our product or can certify that one or more of our listed patents are invalid, unenforceable or not infringed. If the latter, we will have 45 days to bring a patent infringement lawsuit against the generic company. This will initiate a challenge to one or more of our Orange Book-listed patents based on arguments from the generic company that our listed patents are invalid, unenforceable or not infringed. Under the Hatch-Waxman Act, if a lawsuit is brought, the FDA is prevented from issuing a final approval on the generic drug until 30 months after the end of our data exclusivity period, or a final decision of a court holding that our asserted patent claims are invalid, unenforceable or not infringed. If we do not properly list our relevant patents in the Orange Book, do not timely file a lawsuit in response to a certification from a generic company under an ANDA, or if we do not prevail in the resulting patent litigation, we can lose our proprietary protection, and our product can rapidly become generic. Further, even if we do correctly list our relevant patents in the Orange Book, bring a lawsuit in a timely manner and prevail in that lawsuit, the generic litigation may be at a very significant cost to us of attorneys’ fees and employee time and distraction over a long period. Further, it is common for more than one generic company to try to sell an innovator drug at the same time, and so we may be faced with the cost and distraction of multiple lawsuits. We may also determine it is necessary to settle the lawsuit in a manner that allows the generic company to enter our market prior to the expiration of our patent or otherwise in a manner that adversely affects the strength, validity or enforceability of our patent.

Pardes’s inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and products, in our activities Pardes also relies substantially on trade secrets, including unpatented know-how, technology and other proprietary materials and information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Pardes also enters into confidentiality and invention or patent assignment agreements with our employees and consultants. However, these steps may be inadequate, Pardes may fail to enter into agreements with all such parties or any of these parties may breach the agreements and disclose our proprietary information, and there may be no adequate remedy available for such breach of an agreement. Pardes cannot assure you that our proprietary information will not be disclosed or that Pardes can meaningfully protect our trade secrets. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing, or unwilling, to protect trade secrets. If a competitor lawfully obtained or independently developed any of our trade secrets, Pardes would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make products that are similar to any product candidates Pardes may develop or utilize similar technology but that are not covered by the claims of the patents that Pardes licenses or may own in the future;

•        Pardes, or our future collaborators, might not have been the first to make the inventions covered by Pardes’s pending patent applications that Pardes;

•        Pardes, or our future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•        it is possible that Pardes’s pending patent applications or those that we may own in the future will not lead to issued patents;

•        issued patents that Pardes owns currently or in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•        our competitors might conduct research and development activities in countries where Pardes does not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        Pardes may not develop additional proprietary technologies that are patentable;

•        the patents of others may harm our business; and

•        Pardes may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

Issued patents that cover our product candidate could be found invalid or unenforceable if challenged in court or the USPTO.

If Pardes initiates legal proceedings against a third party to enforce a patent covering our product candidate, the defendant could counterclaim that the patent covering Pardes’s product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. These types of mechanisms include inter partes review, post grant review, and equivalent proceedings in foreign jurisdictions (e. g., opposition proceedings). These types of proceedings could result in revocation or amendment to our patent such that they no longer cover our product candidate. The outcome for any particular patent following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Pardes cannot be certain that there is no invalidating prior art, of which Pardes, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if Pardes is otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our product candidate. A loss of patent protection for our product candidate could have a material adverse impact on our ability to commercialize or license our technology and product candidate and, resultantly, on our business, financial condition, prospects and results of operations.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other bio pharmaceutical companies, Pardes’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances, weakening the rights of patent owners in certain situations or ruling that certain subject matter is not eligible for patent protection. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, the USPTO and equivalent bodies in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce existing patents and patents Pardes may obtain in the future.

Patent reform laws, such as the Leahy-Smith America Invents Act, or the Leahy-Smith Act, as well as changes in how patent laws are interpreted, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our patents, when issued. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the filing and prosecution strategies associated with patent applications, including a change from a “first-to-invent” to a “first-inventor-to-file” patent system, and may also affect patent prosecution and litigation, such as by allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act and, in particular, the “first-inventor-to-file” provisions, became effective in 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of issued patents all of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Reliance on Third Parties

Unless the context otherwise requires, references in this subsection “— Risks Related to Reliance on Third Parties” to “we”, “us” and “our” generally refer to Pardes in the present tense or the Combined Entity from and after the Business Combination.

Pardes will rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or comply with regulatory requirements, Pardes may not be able to obtain regulatory approval of or commercialize any potential product candidates.

Pardes does not have the ability to independently conduct certain nonclinical studies and clinical trials. It relies on medical institutions, clinical investigators, contract laboratories, and other third parties, such as CROs, to conduct or otherwise support certain nonclinical studies and clinical trials for our drug candidates, including PBI-0451, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our nonclinical studies and clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our nonclinical studies or clinical trials, we could be subject to untitled and warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

Pardes expects to have to negotiate budgets and contracts with CROs and trial sites, which may result in delays to our development timelines and increased costs.

Pardes will rely heavily on third parties over the course of our future clinical trials, and, as a result, will have limited control over the clinical investigators and limited visibility into their day-to-day activities, including with respect to their compliance with the approved clinical protocol. Nevertheless, our reliance on third parties does not relieve Pardes of our regulatory responsibilities and we will be responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards.

Pardes and these third parties are required to comply with good clinical practice, or GCP, requirements, which are regulations and guidelines enforced by the FDA and applicable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical investigators and trial sites. If Pardes or any of these third parties fail to comply with applicable GCP requirements, the clinical data generated in our future clinical trials may be deemed unreliable and the FDA or applicable foreign regulatory authorities may require us to suspend or terminate these trials or perform additional nonclinical studies or clinical trials before approving our marketing applications. Pardes cannot be certain that, upon inspection, regulatory authorities will determine that any of our clinical trials comply with the GCP requirements. In addition, our future clinical trials must be conducted with products produced under cGMP requirements and may require a large number of patients. Pardes’s failure or any failure by these third parties to comply with these applicable regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

The third parties who may conduct Pardes’s future clinical trials will not be our employees and, except for remedies that may be available to us under our agreements with those third parties, Pardes cannot control whether or not they devote sufficient time and resources to our ongoing nonclinical and clinical programs. These third parties may also have relationships with other commercial entities, including Pardes’s competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and Pardes may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates in a timely manner or at all. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

If any of our relationships with these third-party CROs or others terminate, Pardes may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though Pardes carefully manages our relationships with our CROs, there can be no assurance that Pardes will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure (including by clinical sites or investigators) to adhere to our clinical protocols, regulatory requirements or for other reasons, Pardes’s clinical trials may be extended, delayed or terminated and Pardes may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase substantially and our ability to generate revenues could be delayed significantly.

Pardes contracts with third parties for the manufacture of our product candidates for nonclinical testing and expects to continue to do so for clinical trials and for commercialization. This reliance on third parties increases the risk that Pardes will not have sufficient quantities of our product candidates or products, if approved, or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

Pardes does not own or operate manufacturing facilities for the production of nonclinical, clinical or commercial supplies of the drug candidates that we are developing or evaluating in our development programs. Pardes has limited personnel with experience in drug manufacturing and lacks the resources and the capabilities to manufacture any of our drug candidates on a nonclinical, clinical or commercial scale. We rely on third parties for supply of our nonclinical and clinical drug supplies (including key starting and intermediate materials), and our strategy is to outsource all manufacturing of our drug candidates and products to third parties.

In order to conduct clinical trials of drug candidates, Pardes will need to have the product candidates manufactured in potentially large quantities. Our third-party manufacturers may be unable to successfully increase the manufacturing capacity for any of our clinical drug supplies (including key starting and intermediate materials) in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities and at any other time.

Reliance on third-party manufacturers may expose Pardes to different risks than if Pardes were to manufacture product candidates ourself. Any disruption in supply from any supplier or manufacturing location, including on account of the COVID-19 pandemic, could lead to supply delays or interruptions which would damage our business, financial condition, results of operations and prospects. To the extent any issues arise with our third-party manufacturers, Pardes may be unable to establish any agreements with any other third-party manufacturers or to do so on acceptable terms. Even if Pardes is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•        the possible breach of the manufacturing agreement by the third party;

•        the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

•        reliance on the third party for regulatory compliance, quality assurance and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with cGMP regulations or applicable foreign regulatory requirements. Pardes’s failure, or the failure of third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates and harm our business and results of operations.

Any product candidates that Pardes may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. Pardes does not currently have arrangements in place for redundant supply for bulk drug substances. If any one of our current contract manufacturers cannot perform as agreed, Pardes may be required to replace that manufacturer. Although Pardes believes that there are several potential alternative manufacturers who could manufacture our product candidates, Pardes may incur added costs and delays in identifying and qualifying any such replacement.

Pardes’s current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

The manufacture of Pardes’s product candidates is complex and Pardes may encounter difficulties in production. If Pardes or any of our third-party manufacturers encounter such difficulties, or fails to meet rigorously enforced regulatory standards, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or Pardes may be unable to maintain a commercially viable cost structure.

The processes involved in manufacturing our product candidates are complex, expensive, highly-regulated, and subject to multiple risks. Further, as product candidates are developed through nonclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of clinical trials or other future clinical trials.

In addition, the manufacturing process for any products that Pardes may develop is subject to FDA and other applicable foreign regulatory authority approval processes and continuous oversight, and Pardes will need to contract with manufacturers who can meet all applicable FDA and applicable foreign regulatory authority requirements, including, for example, complying with cGMPs, on an ongoing basis. If Pardes or our third-party manufacturers are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, Pardes may not obtain or maintain the approvals Pardes needs to commercialize such products. Even if Pardes obtains regulatory approval for any of our product candidates, there is no assurance that either Pardes or our contract manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Any of these challenges could delay completion of clinical trials, require bridging or comparability nonclinical or clinical trials or the repetition of one or more clinical trials, increase clinical study costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods, and has an adverse effect on our business, financial condition, results of operations, and growth prospects.

Pardes may seek to establish collaborations, and, if Pardes is not able to establish them on commercially reasonable terms, Pardes may have to alter our development and commercialization plans.

The advancement of our drug candidates and development programs and the potential commercialization of our current and future drug candidates will require substantial additional cash to fund expenses. Pardes may pursue collaborations to develop and commercialize PBI-0451 and other product candidates. Pardes faces significant competition in seeking appropriate collaborators and some potential collaborators may have competing programs. Whether Pardes reaches a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or applicable foreign regulatory authorities, the potential market for the subject product candidate, the costs of manufacturing and delivering such product candidate to patients, the potential of competing products and the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborators may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidates.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Pardes may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Pardes is unable to do so, Pardes may have to curtail the development of the product candidate for which Pardes is seeking to collaborate, reduce or delay our development program or one or more of our other development programs, delay our potential commercialization or reduce the scope of any sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If Pardes elects to increase our expenditures to fund development or commercialization activities on our own, Pardes may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If Pardes does not have sufficient funds, Pardes may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Commercialization

Unless the context otherwise requires, references in this subsection “— Risks Related to Commercialization” to “we”, “us” and “our” generally refer to Pardes in the present tense or the Combined Entity from and after the Business Combination.

Even if Pardes commercializes our product candidates, these products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could harm our business.

The regulations that govern marketing approvals, pricing and reimbursement for new drugs and biologics vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Pardes might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay or limit our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenue Pardes generates from the sale of the product in that particular country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

Pardes’s ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors determine which medications they will cover and establish reimbursement levels. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Pardes cannot be sure that coverage and reimbursement will be available for any product that Pardes commercializes and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Pardes obtains marketing approval, if any. If coverage and reimbursement are not available or reimbursement is available only to limited levels, Pardes may not be able to successfully commercialize any product candidate for which marketing approval is obtained, if any.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the product is approved by the FDA or applicable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs and biologics from countries where they may be sold at lower prices than in the United States. Our inability to promptly obtain coverage and profitable reimbursement rates third-party payors for any approved products that Pardes develops could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

If, in the future, Pardes is unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates Pardes may develop, Pardes may not be successful in commercializing those product candidates if and when they are approved.

Pardes does not currently have an infrastructure for the sales, marketing, and distribution of pharmaceutical products. In order to market our product candidates, if approved by the FDA or any other regulatory body, Pardes must build our sales, marketing, commercial operations, managed care, customer operations, channel distribution, government price reporting, managerial, and other non-technical capabilities, or make arrangements with third parties to perform these services. There are risks involved with both establishing our own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or account management team is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Pardes recruits a sales force and establishes marketing and other commercialization capabilities is delayed or does not occur for any reason, Pardes would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if Pardes cannot retain or reposition our commercialization personnel.

If Pardes enter into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, our product revenue or the profitability of product revenue may be lower than if Pardes were to market and sell any products Pardes may develop ourself. In addition, Pardes may not be successful in entering into arrangements with third parties to commercialize our product candidates or may be unable to do so on terms that are favorable to Pardes. Pardes may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively and they could expose Pardes to regulatory enforcement and legal risk in the execution of their sales and commercialization activities. If Pardes does not establish commercialization capabilities successfully, either on our own or in collaboration with third parties, Pardes will not be successful in commercializing our product candidates if approved.

If Pardes is unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, or if Pardes is unable to do so on commercially reasonable terms, our business, results of operations, financial condition, and prospects will be materially adversely affected.

Pardes’s product candidates may not achieve adequate market acceptance among physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if Pardes’s product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, third-party payors, pharmaceutical companies and others in the medical community. Demonstrating the safety and efficacy of our product candidates and obtaining regulatory approvals will not guarantee future revenue. Our commercial success also depends on coverage and adequate reimbursement of our product candidates by third-party payors, including government payors and private insurers, which may be difficult or time-consuming to obtain, may be limited in scope and may not be obtained in all jurisdictions in which Pardes may seek to market our products. Third-party payors closely examine medical products to determine whether they should be covered by reimbursement and, if so, the level of reimbursement that will apply. Pardes cannot be certain that third-party payors will sufficiently reimburse sales of our product, or enable us to sell our product at a profitable price. Similar concerns could also limit the reimbursement amounts that health insurers or government agencies in other countries are prepared to pay for our products. In many regions outside the United States where Pardes may pursue regulatory approvals and market our products, the pricing of prescription drugs is controlled by the government or regulatory agencies.

Regulatory agencies in these countries could determine that the pricing for our products should be based on prices of other commercially available products for the same disease, rather than allowing Pardes to market our products at a premium as new drugs. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

•        the efficacy and safety profile of the product candidate as demonstrated in clinical trials;

•        the timing of market introduction of the product candidate as well as competitive products;

•        the clinical indications for which the product candidate is approved;

•        acceptance of the product candidate as a safe and effective treatment by clinics and patients;

•        the potential and perceived advantages of the product candidate over alternative treatments, including vaccines and other anti-viral therapeutics;

•        the cost of treatment in relation to alternative treatments;

•        the availability of coverage and adequate reimbursement and pricing by third-party payors;

•        the relative convenience and ease of administration, for example, dosage form, pill burden, or number of days of therapy per course;

•        the additional healthcare economic evidence generated, as supported by real-world data or other non-interventional studies, demonstrating cost-effectiveness or budget impact of therapy;

•        the frequency and severity of adverse events;

•        the effectiveness of sales and marketing efforts; and

•        unfavorable publicity relating to our product candidates or similar therapeutics.

Sales of medical products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. Pardes cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that our product is safe, therapeutically effective and cost effective as compared with competing treatments. If any product candidate is approved but does not achieve an adequate level of acceptance by such parties, Pardes may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable.

Product liability lawsuits against Pardes could cause the company to incur substantial liabilities and to limit commercialization of any products that Pardes may develop, and insurance coverage may not be adequate.

Pardes faces an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if Pardes commercialize any resulting products. Product liability claims may be brought against us by subjects enrolled in our clinical trials, patients, their family members, healthcare providers or others using, administering, selling or otherwise coming into contact with our products. If we cannot successfully defend ourself against claims that our product candidates or products that Pardes may develop caused injuries, Pardes could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        decreased demand for any product candidates or products, if approved for commercial sale, that Pardes may develop;

•        termination of clinical trial sites or entire trial programs;

•        injury to our reputation and significant negative media attention;

•        withdrawal of clinical trial participants;

•        significant costs to defend the related litigation;

•        substantial monetary awards to trial subjects, patients or other claimants;

•        loss of revenue;

•        diversion of management and scientific resources from our business operations;

•        the inability to commercialize any products that Pardes may develop;

•        product recalls, withdrawals or labeling, marketing or promotional restrictions; and

•        a decline in our stock price.

Pardes’s clinical trial liability insurance coverage may not adequately cover all liabilities that Pardes may incur. Pardes may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or delay the commercialization of any products or product candidates that Pardes develop. Pardes intends to expand our insurance coverage for products to include the sale of commercial products if Pardes obtains marketing approval for our product candidates in development, but Pardes may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in lawsuits based on drugs that had unanticipated side effects. If Pardes is sued for any injury caused by our products, product candidates or processes, our liability could exceed our product liability insurance coverage and our total assets. Claims against Pardes, regardless of their merit or potential outcome, may also generate negative publicity or hurt Pardes’s ability to obtain physician adoption of our product or expand our business.

Risks Related to FS Development II and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to FS Development II and the Business Combination” to “we”, “us” and “our” generally refer to FS Development II in the present tense or the Combined Entity from and after the Closing of the Business Combination.

James B. Tananbaum, M.D., our chief executive officer and one of our directors, and his affiliates have interests in and relationships with Pardes that are different from or in addition to those of other stockholders of FS Development II.

When considering the Board’s recommendation that the stockholders of FS Development II vote in favor of the approval of the Business Combination Proposal, such stockholders should be aware that Dr. Tananbaum, our chief executive officer and a director of FS Development II, has interests in the Business Combination that may be different from, or in addition to, the interests of the stockholders of FS Development II. This includes the fact that certain entities with which Dr. Tananbaum is affiliated collectively own approximately 26.4% of Pardes’s outstanding stock on an as-converted basis, as of September 30, 2021, and Dr. Tananbaum serves on the board of directors of Pardes. Dr. Tananbaum will also continue as a member of the board of the Combined Entity. Dr. Tananbaum recused himself from voting on the proposed Business Combination with Pardes, and the Board obtained a fairness opinion in connection with the proposed Business Combination; however, Dr. Tananbaum provided his views regarding Pardes to the Board as part of the Board’s consideration of the proposed Business Combination.

Other than the meeting held on June 10, 2021, Dr. Tananbaum recused himself or did not attend any of the Pardes board of directors meetings that discussed the proposal by FS Development II or any alternative opportunities under consideration by Pardes and abstained from voting on any such matters.

FS Development II stockholders should take these interests into account in deciding whether to approve the Business Combination. Our Board was aware of and did consider these interests, among other matters, in evaluating and negotiating the transaction and the transaction agreements and in making the recommendation to FS Development II stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. See the section titled “The Business Combination Proposal — Interests of FS Development II’s Directors and Officers and Others in the Business Combination” for additional information on interests of FS Development II’s directors and executive officers. For more information and specific considerations, see the section titled “The Business Combination Proposal — Background of the Business Combination” and “Certain Relationships and Related Transactions”.

FS Development II’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of our stockholders.

FS Development II’s Sponsor, officers and directors and our respective affiliates and associates have interests in and arising from the Business Combination that are different from, or in addition to, (and which may conflict with) the interests of FS Development II’s public stockholders, which could result in a real or perceived conflict of interest. These interests include, among other things, the interests listed below:

•        If we are unable to complete our initial business combination by February 19, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FS Development II to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FS Development II’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to FS Development II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•        There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if we fail to complete a business combination within the required period. Our Sponsor purchased the Founders Shares prior to the FS Development II IPO for an aggregate purchase price of $25,000, and transferred 30,000 Founders Shares to each of Mr. Hughes, Dr. Dubin and Dr. Pakianathan.

•        Simultaneously with the closing of the FS Development II IPO, FS Development II consummated the sale of 602,500 Private Placement Shares at a price of $10.00 per share in a private placement to our Sponsor. If we do not consummate a business combination transaction by February 19, 2023, then the proceeds from the sale of the Private Placement Shares will be part of the liquidating distribution to the public stockholders and the shares held by the Sponsor will be worthless.

•        As of the date hereof, Sponsor and its affiliates have invested an aggregate of approximately $6.05 million in FS Development II and, assuming consummation of the Business Combination and assuming no redemptions, have committed to invest $10 million in the PIPE Investment. Assuming the issuance of all securities underlying the Total Commitment, and utilizing a per share price of $12.49 (the closing sale price of FS Development II Class A common stock on November 11, 2021), the Total Commitment would have an approximate value of $80.9 million. If a business combination is not consummated by February 19, 2023, Sponsor and its affiliates will lose approximately $6.05 million of their amounts already invested. There are no outstanding loans or material fee or reimbursement arrangements among FS Development II, Sponsor, its affiliates or the FS Development II directors or officers.

•        Additionally, in connection with the FS Development II Support Agreement, Sponsor agreed that in the event that both (i) the Aggregate Parent Closing Cash is less than $100,000,000 and (ii) the Net Trust Fund Balance is less than $25,000,000, Sponsor will purchase from FS Development II, and FS Development II hereby agrees to sell to Sponsor, a number of FS Development II Class A Common Stock equal to: (x) $25,000,000 minus the Net Trust Fund Balance; divided by (y) $10.00. The term “Net Trust Fund Balance” means the aggregate cash proceeds available for release to FS Development II from the Trust Fund in connection with the Transactions (net of the Parent Redemption Amount).

•        Certain of FS Development II’s Officers and Directors may continue to serve as officers and/or directors of the Combined Entity after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to our directors and/or officers.

•        Our Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $1.074 (including the Founders Shares and Private Placement Shares) as of the consummation of the FS Development II IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        Our Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares and Private Placement Shares if FS Development II fails to complete a business combination by February 19, 2023.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FS Development II and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the Closing, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FS Development II from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders than liquidate.

•        Given the differential in purchase price that our Sponsor paid for the Founders Shares as compared to the price of the units sold in the FS Development II IPO and the substantial number of shares of Class A Common Stock that our Sponsor will receive upon conversion of the Founders Shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other FS Development II stockholders experience a negative rate of return following the Business Combination.

•        Upon the signing of the Merger Agreement, our Sponsor and the other founders entered into the FS Development II Support Agreement with Pardes, pursuant to which our Sponsor and the other Initial Stockholders agreed to waive (subject to the consummation of the Merger) the provisions of Section 4.3(b)(i) of the FS Development II certificate of incorporation to have the Parent Class B Shares convert to Parent Class A Shares at a ratio of greater than one-for-one.

•        Up to 2,000,000 newly issued shares of FS Development II Class A Common Stock may be issued and sold to the Sponsor, or affiliates of the Sponsor, at $10.00 per share, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, pursuant to the terms of the FS Development II Support Agreement.

•        James B. Tananbaum, M.D., an executive officer and director of FS Development II, is also a director of Pardes and affiliates of the Sponsor have invested in the Series A Preferred Stock of Pardes and the PIPE Financing.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors own 5,596,642 shares of Series A Preferred Stock of Pardes, acquired for a purchase price of approximately $25.5 million. Such shares of Series A Preferred Stock of Pardes, which will be exchanged in the Merger for shares of FS Development II Class A Common Stock, would be valued (on an as converted basis) at approximately $80.5 million, based on the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021 and based on a $10.00 per share price of the FS Development II Class A Common Stock in the PIPE Investment, and approximately $100.5 million, based on the assumed conversion ratio and based on the closing sale price of the FS Development II common stock on November 11, 2021, of $12.49 per share. If the Business Combination is not consummated, such affiliates could be at risk of losing the value of their investment in Pardes.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors have entered into a convertible note purchase agreement providing for loans to Pardes of up to $25.0 million, which loans will be evidenced by unsecured convertible promissory term notes (the “Convertible Notes”) at one or more closings. As of the initial closing, Pardes has issued Convertible Notes for an aggregate principal amount of $10.0 million, consisting of $10.0 million from such affiliated entities. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’s election or upon demand of a purchaser. If the Merger Agreement is terminated, the Convertible Notes will be convertible at a fifteen percent (15%) discounted price into Pardes’s equity securities sold in the next round of equity financing by Pardes that meets certain requirements.

See the section titled “The Business Combination Proposal — Interests of FS Development II’s Directors and Officers and Others in the Business Combination” for additional information on interests of FS Development II’s directors and executive officers.

These financial interests of the Sponsor as well as FS Development II’s directors and officers may have influenced their motivation in identifying and selecting Pardes as a business combination target, and their decision to approve the Business Combination. In considering the recommendations of the Board to vote for the proposals, our stockholders should consider these interests.

Investors may not have the same benefits as an investor in an underwritten public offering.

Pardes will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of the Combined Entity’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosures regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. FS Development II investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of the Combined Entity’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of FS Development II’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of FS Development II’s securities or helping to stabilize, maintain or affect the public price of FS Development II’s securities following the Closing. Moreover, FS Development II will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the FS Development II securities that will be outstanding immediately following the Closing. In addition, since Pardes will become public through a merger, securities analysts of major brokerage firms may not provide coverage of FS Development II since there is no incentive to brokerage firms to recommend the purchase of our common shares. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on FS Development II’s behalf. All of these differences from an underwritten public offering of the Combined Entity’s securities could result in a more volatile price for the FS Development II’s securities.

In addition, the Sponsor, certain members of FS Development II’s board of directors and our officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of FS Development II’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of the Combined Entity’s securities. Such interests may have influenced the board of directors of FS Development II in making their recommendation that FS Development II stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Pardes became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Activities taken by FS Development II’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the FS Development II’s securities.

FS Development II’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the Closing, although they are under no obligation to do so. None of FS Development II’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of FS Development II’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by FS Development II’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay, subject to compliance with applicable law and Nasdaq rules.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of FS Development II’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of FS Development II’s securities. In addition, if such purchases are made, the public “float” of FS Development II Class A Common Stock and the number of beneficial holders of FS Development II Class A Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of FS Development II Class A Common Stock on a national securities exchange.

Other than as expressly stated herein, there are no current commitments, plans or intentions to engage in any such transactions and no terms or conditions for any such transaction have been formulated. None of the funds in the Trust Account will be used to purchase shares in such transactions.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how FS Development II’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founders Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the holders of the Founders Shares, pursuant to the FS Development II Support Agreement, have agreed, among other things, to vote their shares in favor of the Business Combination. Our Initial Stockholders own approximately 21.9% of our outstanding shares prior to the Business Combination. As a result, FS Development II would need only 7,245,626, or approximately 28.1%, of the 25,758,750 shares of FS Development II Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founders Shares in accordance with the majority of the votes cast by FS Development II’s public stockholders.

FS Development II has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If FS Development II is unable to consummate a business combination, including the Business Combination, our public stockholders may be forced to wait more than 24 months before receiving distributions from the Trust Account.

FS Development II is a development stage blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. FS Development II has until February 19, 2023 to complete a business combination. FS Development II has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend our Current Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to FS Development. Only after the expiration of this full time period will public stockholders be entitled to distributions from the Trust Account if FS Development II is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their Public Shares, potentially at a loss.

Following the Closing, the Combined Entity’s only significant asset will be ownership of 100% of Pardes and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on our Common Stock.

Following the Closing, the Combined Entity will have no direct operations and no significant assets other than the ownership of 100% of Pardes. The Combined Entity will depend on Pardes for distributions, loans and other payments to generate the funds necessary to meet the Combined Entity’s financial obligations, including expenses related to operating as a publicly traded company, and to pay any dividends with respect to its Common Stock. The earnings from, or other available assets of, Pardes, may not be sufficient to pay dividends or make distributions or loans to enable the Combined Entity to pay any dividends on its Common Stock.

Subsequent to the Closing, FS Development II may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although FS Development II has conducted due diligence on Pardes, FS Development II cannot assure you that this diligence revealed all material issues that may be present in Pardes’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FS Development II’s and Pardes’s control will not later arise. As a result, FS Development II may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if FS Development II’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FS Development II’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on FS Development II’s liquidity, the fact that FS Development II reports charges of this nature could contribute to negative market perceptions about the Combined Entity’s or FS Development II’s securities. In addition, charges of this nature may cause FS Development II to be unable to obtain future financing on favorable terms or at all. Accordingly, any FS Development II stockholder who chooses to remain a stockholder of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FS Development II’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus and may not be indicative of what FS Development II’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what FS Development II’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against FS Development II or if FS Development II files a bankruptcy petition or an involuntary bankruptcy petition is filed against FS Development II that is not dismissed, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.00 (which was the offering price in the FS Development II IPO).

FS Development II’s placing of funds in trust may not protect those funds from third party claims against FS Development II. Although FS Development II will seek to have all vendors and service providers (except for our independent registered public accounting firm) FS Development II engages and prospective target businesses FS Development II negotiates with execute agreements with FS Development II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FS Development II’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with FS Development II, they may seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of FS Development II’s public stockholders.

Additionally, if FS Development II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against FS Development II’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FS Development II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FS Development II’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FS Development II may not be able to return to FS Development II’s public stockholders at least $10.00 (which was the offering price in the FS Development II IPO). As a result, if any such claims were successfully made against the Trust Account, the funds available for FS Development II’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Public Share.

FS Development II’s stockholders may be held liable for claims by third parties against FS Development II to the extent of distributions received by them.

The Current Charter provides that FS Development II will continue in existence only until February 19, 2023. If FS Development II has not completed a business combination by such date, FS Development II will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FS Development II to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FS Development II’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to FS Development II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If FS Development II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against FS Development II which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FS Development II’s stockholders. Furthermore, because FS Development II intends to distribute the proceeds held in the Public Shares to FS Development II’s public stockholders promptly after expiration of the time FS Development II has to complete an initial business combination, this may be viewed or interpreted as giving preference to FS Development II’s public stockholders over any potential creditors with respect to access to or distributions from FS Development II’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to FS Development II’s creditors and/or may have acted in bad faith, and thereby exposing itself and FS Development II to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FS Development II cannot assure you that claims will not be brought against it for these reasons.

FS Development II’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, including Pardes’s key personnel, all of whom are expected to join FS Development II following the Business Combination. While FS Development II intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that our assessment of these individuals will prove to be correct.

FS Development II’s ability to successfully effect the Business Combination is dependent upon the efforts of FS Development II’s key personnel, including key personnel of Pardes. Although FS Development II expects all of such key personnel to remain with Pardes following the Business Combination, it is possible that FS Development II will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. While FS Development II intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause FS Development II to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations. Additionally, FS Development II cannot assure you that FS Development II will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals FS Development II determines may be necessary following the Business Combination.

A market for FS Development II’s securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of FS Development II’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for FS Development II’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of FS Development II’s securities after the Business Combination can vary due to general economic conditions and forecasts, FS Development II’s general business condition and the release of FS Development II’s financial reports. Additionally, if FS Development II’s securities are not listed on, or become delisted from the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of FS Development II’s securities may be more limited than if FS Development II were quoted or listed on the NYSE American, LLC, the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that FS Development II will be able to comply with the continued listing standards of the Nasdaq.

FS Development II Class A Common Stock is expected to be listed on Nasdaq following the Business Combination. FS Development II’s continued eligibility for listing may depend on the number of shares that are redeemed. If, after the Business Combination, the Nasdaq delists FS Development II’s securities from trading on its exchange for failure to meet the listing standards, FS Development II and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for FS Development II’s securities;

•        a determination that FS Development II Class A Common Stock is a “penny stock” which will require brokers trading in its FS Development II Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for FS Development II Class A Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per public share.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of FS Development II’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of FS Development II’s securities prior to the Closing may decline. The market values of FS Development II’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which FS Development II’s stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger

Agreement is fixed and will not be adjusted to reflect any changes in the market price of FS Development II Class A Common Stock, the market value of FS Development II stock issued in the Business Combination may be higher or lower than the value of these shares on an earlier date.

In addition, following the Business Combination, fluctuations in the price of FS Development II’s securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to Pardes, and FS Development II Class A Common Stock in the Business Combination may not be indicative of the actual price that will prevail in the trading market following the Business Combination. If an active market for FS Development II’s Class A Common Stock develops and continues, the trading price of FS Development II’s Class A Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond FS Development II’s control. Any of the factors listed below could have a material adverse effect on your investment in FS Development II’s Class A Common Stock and FS Development II’s Class A Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of FS Development II’s Class A Common Stock may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Entity’s securities following the Business Combination may include:

•        actual or anticipated fluctuations in the Combined Entity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Entity;

•        changes in the market’s expectations about the Combined Entity’s operating results;

•        success of competitors;

•        the Combined Entity’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Entity or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to the Combined Entity;

•        the Combined Entity’s ability to develop product candidates;

•        changes in laws and regulations affecting the Combined Entity’s business, including any changes that affect development of Pardes’s product candidates, including PBI-0451, Pardes’s lead product candidate;

•        commencement of, or involvement in, litigation involving the Combined Entity;

•        changes in the Combined Entity’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Combined Entity’s securities available for public sale;

•        any major change in the board or management;

•        sales of substantial amounts of Common Stock by FS Development II’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Entity’s securities irrespective of its operating performance. The stock market in general and the Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Entity’s securities, may not be predictable. A loss of investor confidence in the market for biopharmaceutical stocks or the stocks of other companies which investors perceive to be similar to the Combined Entity could depress the Combined Entity’s stock price regardless of the Combined Entity’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Entity’s securities also could adversely affect the Combined Entity’s ability to issue additional securities and the Combined Entity’s ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, our business, or our market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities, could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about FS Development II, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on FS Development II or the Combined Entity. Because the Business Combination will result in Pardes being acquired by a special purpose acquisition company, research coverage from industry analysts may be limited. If no securities or industry analysts commence coverage of the Combined Entity, FS Development II’s stock price and trading volume could be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding FS Development II’s stock adversely, provide more favorable relative recommendations about FS Development II’s competitors or publishes inaccurate or unfavorable research about the Combined Entity’s business, the price of the Combined Entity’s securities would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, FS Development II could lose visibility in the financial markets, demand for the Combined Entity’s securities could decrease, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of the Combined Entity’s common stock.

Sales of a substantial number of shares of the Combined Entity’s common stock in the public market could occur at any time. If the Combined Entity’s stockholders sell, or the market perceives that the Combined Entity’s stockholders intend to sell, substantial amounts of the Combined Entity’s common stock in the public market, the market price of the Combined Entity’s common stock could decline.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination, certain stockholders of FS Development II and Pardes can each demand that the Combined Entity register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, the Combined Entity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.

FS Development II’s public stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of FS Development II Class A Common Stock as consideration in the Business Combination and the PIPE Investment.    Having a minority share position may reduce the influence that FS Development II’s current public stockholders have on the management of the Combined Entity.

It is anticipated that, upon the Closing, FS Development II’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 30.6% in the Combined Entity, the PIPE Investment investors (excluding certain affiliates of the Sponsor) will own approximately 9.9% of the Combined Entity (such that public stockholders, including PIPE Investment investors that are not affiliates of Sponsor, will own approximately 40.5% of the Combined Entity), the Sponsor (together with the other Initial Stockholders and the PIPE Investment investors that are affiliates of Sponsor) will retain an ownership interest of approximately 10.1% in the Combined Entity, Pardes Equityholders that are affiliates of Sponsor will retain an ownership interest of 12.1% and the Pardes Equityholders (excluding affiliates of the Sponsor) will own approximately 37.3% of the outstanding common stock of the Combined Entity.

The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account the redemption of any shares by FS Development II’s public stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by FS Development II’s existing public stockholders in the Combined Entity will be different.

The Combined Entity expects to incur significant additional costs as a result of being a public company, which may adversely affect its operating results and financial condition.

The Combined Entity expects to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the SEC and Nasdaq. Its management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Combined Entity expects these rules and regulations are expected to increase its accounting, legal and financial compliance costs and make some activities more time-consuming and costly. In addition, the Combined Entity will incur additional costs associated with its public company reporting requirements and the Combined Entity expects those costs to increase in the future. For example, the Combined Entity will be required to devote significant resources to complete the assessment and documentation of its internal control system and financial process under Section 404, including an assessment of the design of its information systems associated with its internal controls.

To date, the Combined Entity has not conducted a review of its internal control for the purpose of providing the reports required by these rules. During its review and testing, the Combined Entity may identify deficiencies and be unable to remediate them before the Combined Entity must provide the required reports. Furthermore, if the Combined Entity fails to remediate its existing material weakness in its internal control over financial reporting or if new material weaknesses are identified or arise in the future, the Combined Entity may not detect errors on a timely basis and its consolidated financial statements may be materially misstated. The Combined Entity or its independent registered public accounting firm may not be able to conclude on an ongoing basis that the Combined Entity has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its stock to fall. In addition, as a public company the Combined Entity will be required to timely file accurate quarterly and annual reports with the SEC under the Exchange Act. Any failure to report its financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of its shares from Nasdaq or other adverse consequences. The Combined Entity will incur significant costs to remediate any material weaknesses the Combined Entity identifies through these efforts. The increased costs will increase its net loss and may require us to reduce costs in other areas of its business or increase the prices of its products or services. The Combined Entity also expects these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance and the Combined Entity may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Combined Entity to attract and retain qualified persons to serve on its board of directors, its board committees, or as executive officers. The Combined Entity cannot predict or estimate the amount of additional costs the Combined Entity may incur or the timing of such costs.

New laws and regulations, as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and rules adopted by the SEC and Nasdaq, would likely result in increased costs as the Combined Entity responds to their requirements, which may adversely affect its operating results and financial condition.

Anti-takeover provisions contained in the Proposed Charter and the Amended Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. FS Development II is also subject to anti-takeover provisions under Delaware law, which could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by the Combined Entity’s stockholders. These provisions provide for, among other things:

•        a classified board with a three-year staggered term;

•        the ability of the Combined Entity’s board of directors to issue one or more series of “blank check” preferred stock;

•        certain limitations on convening special stockholder meetings;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at the Combined Entity’s annual meetings; and

•        amendment of certain provisions of the organizational documents only by the affirmative vote of at least two-thirds of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire the Combined Entity, even if the third party’s offer may be considered beneficial by many of the Combined Entity’s stockholders. As a result, the Combined Entity’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, the Combined Entity may experience negative reactions from the financial markets, including negative impacts on the price of the Combined Entity common stock. These provisions could also discourage proxy contests and make it more difficult for the Combined Entity’s stockholders to elect directors of their choosing and to cause the Combined Entity to take other corporate actions that the Combined Entity’s stockholders desire. For more information, see the section titled “Charter Amendment Proposals.”

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by FS Development II stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Business Combination Proposal — The Merger Agreement — Conditions to Closing”), or that other closing conditions are not satisfied. If FS Development II does not complete the Business Combination, it could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of FS Development II’s Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of FS Development II’s management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

FS Development II or Pardes may waive one or more of the closing conditions without re-soliciting stockholder approval.

Certain conditions to FS Development II’s or Pardes’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of FS Development II and Pardes. In the event of a waiver of a condition, the Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the Board determines any such waiver is not significant enough to require re-solicitation of our stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.

For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

The Amended Bylaws will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the exclusive forums for substantially all disputes between the Combined Entity and its stockholders, which could limit the Combined Entity’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Entity or its directors, officers, or employees.

The Amended Bylaws will provide that the Court of Chancery of the State of Delaware is the exclusive forum for:

•        any derivative action or proceeding brought on its behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against the Combined Entity arising under the Delaware General Corporation Law, the Proposed Charter, or the Amended Bylaws;

•        any action to interpret, apply, enforce or determine the validity of the Proposed Charter or the Amended Bylaws; and

•        any action asserting a claim against the Combined Entity that is governed by the internal-affairs doctrine.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Amended Bylaws provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Entity or its directors, officers, or other employees, which may discourage lawsuits against the Combined Entity and its directors, officers, and other employees and may result in increased litigation costs for our stockholders. If a court were to find either exclusive-forum provision in the Amended Bylaws to be inapplicable or unenforceable in an action, it may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm the Combined Entity’s business.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, Pardes Equityholders may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

FS Development II and Pardes intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, neither FS Development II nor Pardes has requested, or intends to request, an opinion of tax counsel or a ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Pardes Equityholders generally would recognize taxable gain or loss on their receipt of Merger Consideration in connection with the Business Combination. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “Certain Material U.S. Federal Income Tax Considerations of the Business Combination to Pardes Equityholders.”

Risks Related to the Redemption

Unless the context otherwise requires, references in this subsection “— Risks Related to the Redemption” to “we”, “us” and “our” generally refer to FS Development II in the present tense or the Combined Entity from and after the Closing of the Business Combination.

The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated certificate of incorporation, our public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of FS Development II Class A Common Stock issued in the FS Development II IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 20.0% or more of FS Development II Class A Common Stock issued in the FS Development II IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the shares of FS Development II Class A Common Stock issued in the FS Development II IPO. FS Development II refers to such shares in excess of an aggregation of 20% or more of the shares issued in the FS Development II IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, FS Development II will require each public stockholder seeking to exercise redemption rights to certify to FS Development II whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to FS Development II at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which FS Development II makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over FS Development II’s ability to consummate the Business Combination and you could suffer a material loss on your investment in FS Development II if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if FS Development II consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge FS Development II’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

FS Development II can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in FS Development II’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of FS Development II might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If FS Development II’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of FS Development II Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of Public Shares are required to submit a request in writing and deliver their stock (either physically or electronically) to FS Development II’s transfer agent at least two (2) business days prior to the scheduled date of the Special Meeting in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated Closing. See the section titled “Special Meeting of FS Development II Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

FS Development II’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

FS Development II’s public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of FS Development II Stockholders — Redemption Rights,” tender their certificates to FS Development II’s transfer agent or deliver their shares to the transfer agent electronically through the Depository Trust Company, or DTC, at least two (2) business days prior to the scheduled date of the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and FS Development II’s transfer agent will need to act to facilitate this request. It is FS Development II’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, because FS Development II does not have any control over this process or over the brokers or DTC, it may take significantly longer than two (2) weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The ability to execute FS Development II’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration FS Development II would be required to pay for all shares of FS Development II Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to FS Development II, FS Development II may be required to increase the financial leverage FS Development II’s business would have to support. This may negatively impact FS Development II’s ability to execute on our own future strategic plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide FS Development II’s and Pardes’s current expectations or forecasts of future events. Forward-looking statements include statements about FS Development II’s and Pardes’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to FS Development II in this proxy statement/prospectus include, but are not limited to, statements about FS Development II’s:

•        benefits from the Business Combination;

•        ability to complete an initial business combination, including the Business Combination;

•        ability to meet the Closing conditions to the Business Combination, including approval by the stockholders of FS Development II and the availability of at least $100 million of cash from the proceeds received from the PIPE Investment and in the Trust Account, after giving effect to redemptions of Public Shares, if any;

•        future financial performance following the Business Combination;

•        success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

•        officers and directors allocating their time to other businesses and potentially having conflicts of interest with Pardes’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•        public securities’ potential liquidity and trading;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        use of proceeds not held in the Trust Account; and

•        impact from the outcome of any known and unknown litigation.

Forward-looking statements relating to Pardes and the Combined Entity following the Closing in this proxy statement/prospectus include, but are not limited to, statements about:

•        the ability of Pardes’s clinical trials to demonstrate acceptable safety and efficacy of Pardes’s product candidates, including PBI-0451, Pardes’s lead product candidate, and other positive results;

•        the timing, progress and results of clinical trials for PBI-0451 and completion of studies or trials and related preparatory work;

•        the period during which the results of the trials will become available,

•        the initiation, timing, progress, results and costs of Pardes’s research and development programs and Pardes’s current and future preclinical and clinical studies;

•        Pardes’s ability to initiate, recruit and enroll patients in and conduct its clinical trials at the pace that Pardes’s projects;

•        the timing, scope and likelihood of regulatory filings;

•        Pardes’s ability to obtain marketing approvals of its product candidates and to meet existing or future regulatory standards or comply with post-approval requirements;

•        Pardes’s expectations regarding the potential market size, government stockpiling and the size of the patient populations for its product candidates, if approved for commercial use;

•        Pardes’s commercialization, marketing and manufacturing capabilities and strategy;

•        Pardes’s intellectual property position and expectations regarding its ability to obtain and maintain intellectual property protection;

•        Pardes’s ability to identify additional products, product candidates or technologies with significant commercial potential that are consistent with its commercial objectives;

•        the impact of government laws and regulations;

•        Pardes’s competitive position and expectations regarding developments and projections relating to its competitors and any competing therapies that are or become available; and

•        developments and expectations regarding developments and projections relating to Pardes’s competitors and industry.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that FS Development II or Pardes “believes”, and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either FS Development II or Pardes has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause the Combined Entity’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against FS Development II, Pardes or others following announcement of the Business Combination and the transactions contemplated therein;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of FS Development II or Pardes or other conditions to closing in the Business Combination;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and the Closing;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that FS Development II or Pardes may be adversely impacted by other economic, business, and/or competitive factors;

•        future exchange and interest rates; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

SPECIAL MEETING OF FS DEVELOPMENT II STOCKHOLDERS

General

FS Development II is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on [•], 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides FS Development II’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [•], 2021, at [•] Eastern Time, via live webcast at the following address: [•]. In light of the COVID-19 pandemic and to support the well-being of FS Development II’s stockholders, directors and management, the Special Meeting will be completely virtual.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of FS Development II Common Stock at the close of business on [•], 2021, which is the Record Date. You are entitled to one vote for each share of FS Development II Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 25,758,750 shares of FS Development II Common Stock outstanding, of which 20,125,000 are Public Shares, 602,500 are Private Placement Shares held by the Sponsor and 5,031,250 are Founders Shares held by the Sponsor and the other Initial Stockholders.

Vote of the Sponsor, Directors and Officers

In connection with the FS Development II IPO, FS Development II entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of FS Development II Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founders Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to FS Development II stockholders in this proxy statement/prospectus.

FS Development II’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of FS Development II Common Stock issued or purchased in the FS Development II IPO or in the aftermarket, in connection with Business Combination (such waiver entered into in connection with the IPO for which the Sponsor and such individuals received no additional consideration).

Quorum and Required Vote for Proposals

A quorum of FS Development II stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the FS Development II Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.

The approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding FS Development II Common Stock as of the Record Date for the Special Meeting, voting together as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of FS Development II Class A Common Stock as of the Record Date, voting as a separate class. For Charter Amendment Proposal B, a quorum will be present at the Special Meeting if the holders of a majority of the FS Development II Class A Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the Advisory Charter Approvals and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of FS Development II Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, and the Incentive Plan Proposal will not be presented to the FS Development II stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal are preconditions to the Closing. Approval of Charter Amendment Proposal B is not a condition to Closing. The Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Nasdaq Stock Issuance Proposal, Charter Amendment Proposal A, and the Incentive Plan Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then FS Development II will not consummate the Business Combination. If FS Development II does not consummate the Business Combination and fails to complete an initial business combination by February 19, 2023, FS Development II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

At the Special Meeting, FS Development II will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, or the Adjournment Proposal.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of FS Development II and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Nasdaq Stock Issuance Proposal;

•        vote “FOR” each of the Charter Amendment Proposals;

•        vote “FOR” each of the Advisory Charter Proposals;

•        vote “FOR” the Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of FS Development II have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder.

See the section titled “The Business Combination Proposal — Interests of FS Development II’s Directors and Officers and Others in the Business Combination” for additional information on interests of FS Development II’s directors and executive officers.

Voting Your Shares

Each share of FS Development II Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of FS Development II Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote Through the Internet.    You will be able to attend the Special Meeting online and vote during the meeting by visiting [•] and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way FS Development II can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to FS Development II’s Corporate Secretary, which notice must be received by FS Development II’s Corporate Secretary prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting [•] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your FS Development II Common Stock, you may call Morrow Sodali LLC, FS Development II’s proxy solicitor, at (800) 662-5200 (Individuals) or (203) 658-9400 (banks and brokers) or email: FSII.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Advisory Charter Proposals and the Adjournment Proposal. Under the Current By-laws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the FS Development II IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $201,262,000 on September 30, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        provide, in the written request to redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of FS Development II Common Stock;

•        prior to 5:00 PM Eastern Time on [•], 2021 (two (2) business days before the scheduled date of the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, FS Development II’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004

Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.comand

•        deliver your Public Shares either physically or electronically through DTC to FS Development II’s transfer agent at least two (2) business days before the scheduled date of the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is FS Development II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, FS Development II does not have any control over this process, and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with FS Development II’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to FS Development II’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that FS Development II’s transfer agent return the shares (physically or electronically). You may make such request by contacting FS Development II’s transfer agent at the phone number or address listed above. Any stockholders requesting redemption of their shares will be required to provide beneficial ownership information.

Prior to exercising redemption rights, stockholders should verify the market price of FS Development II Class A Common Stock as they may receive higher proceeds from the sale of their FS Development II Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of FS Development II Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in FS Development II Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of FS Development II Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case FS Development II will promptly return any Public Shares previously delivered by the public holders.

Dissenter Rights

FS Development II stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.

Potential Purchases of Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of FS Development II’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of FS Development II shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Proxy Solicitation

FS Development II is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. FS Development II and its directors, officers and employees may also solicit proxies in person. FS Development II will file with the SEC all scripts and other electronic communications as proxy soliciting materials. FS Development II will bear the cost of the solicitation.

FS Development II has hired Morrow Sodali LLC to assist in the proxy solicitation process. FS Development II will pay that firm a fee of $30,000, plus disbursements.

FS Development II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FS Development II will reimburse them for their reasonable expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for FS Development II, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing: FSII.info@investor.morrowsodali.com.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following unaudited pro forma condensed combined balance sheet of the Combined Entity (as defined below) as of September 30, 2021, and the unaudited pro forma condensed combined statements of operations of the Combined Entity for the nine months ended September 30, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020, and for the period from February 27, 2020 (inception) to December 31, 2020, present the combination of the financial information of FS Development II and Pardes after giving effect to the Business Combination, PIPE Investment and related adjustments described in the accompanying notes. FS Development II and Pardes are collectively referred to herein as the “Companies”, and the Companies, subsequent to the Business Combination and PIPE Investment, are referred to herein as the “Combined Entity.” The Business Combination will be accounted for as a reverse recapitalization, pursuant to which the Business Combination will be treated as the equivalent of Pardes issuing stock for the net assets of FS Development II, accompanied by a recapitalization. The net assets of FS Development II will be stated at historical cost, with no goodwill or other intangible assets recorded. Historical operations of the Combined Entity will be those of Pardes.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination and PIPE Investment (the “Transactions”) as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Transactions as if they were completed on September 30, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial information;

•        the unaudited historical financial statements of FS Development II as of and for the nine months ended September 30, 2021, the audited historical financial statements as of December 31, 2020 and for the period from August 21, 2020 (inception) through December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the unaudited historical financial statements of Pardes as of and for the nine months ended September 30, 2021, the audited historical financial statements as of December 31, 2020 and for the period from February 27, 2020 (inception) through December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FS Development II,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pardes”.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The Combined Entity believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the transactions based on information available to management at this time and that the pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

On June 29, 2021, FS Development II entered into the Merger Agreement with Merger Sub and Pardes, pursuant to which Merger Sub will merge with and into Pardes, with Pardes as the surviving company in the Merger. Upon the closing of the Business Combination, FS Development II will change its name to “Pardes Biosciences, Inc.” The aggregate consideration to be paid to Pardes Equity holders pursuant to the Merger Agreement (subject to certain adjustments as provided therein) will be 32,500,000 shares of common stock. In connection with the Business Combination, Pardes expects to consummate the private placement of 7,500,000 shares of common stock at $10.00 per share, for aggregate gross proceeds of $75.0 million, under the PIPE Investment. The Sponsor and the Pardes’s investors will be participants on the PIPE Investment with $10.0 and $5.0 million, respectively.

The unaudited pro forma condensed combined information contained herein assumes that FS Development II stockholders approve the Business Combination. FS Development II’s public stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. FS Development II cannot predict how many of its public stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the Combined Entity has elected to provide the unaudited pro forma condensed combined financial information under two alternative levels of redemption scenarios into cash:

•        Assuming No Redemptions:    This assumes that none of FS Development II’s public stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all of FS Development II’s public stockholders, without giving effect to the Subscription Agreements entered into by certain FS Development II public stockholders participating in the PIPE Investment, exercise redemption rights with respect to their public shares up to the minimum FS Development II cash required at closing discussed below. This scenario assumes that 20,125,000 shares are redeemed for an aggregate redemption value of approximately $201.3 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur, but which would still provide FS Development II with cash at closing of the Business Combination of no less than $100.0 million pursuant to the Merger Agreement. Additionally, this presentation includes the agreed upon backstop provided by the Sponsor. The Sponsor, or affiliates of the Sponsor, will backstop up to $25.0 million of redemptions (less the aggregate cash proceeds available to the Combined Entity, net of redemptions) by purchasing common stock of FS Development II if the required $100.0 million is not achieved. If necessary, the backstop will close concurrently with the Business Combination.

The public stockholder redemptions are expected to be within the parameters described by the above two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Pardes is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

COMBINED ENTITY
UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	Historical		No redemption scenario			Maximum redemption scenario
	FS Development II (B)	Pardes (A)	Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Asset
Current assets:
Cash and cash equivalents	$48	$26,384	$257,755	(a)	$284,187	$76,505	(a)	$102,937
Prepaid expenses and other current assets	523	676	—		1,199	—		1,199
Total Current Assets	571	27,060	257,755		285,386	76,505		104,136
Cash held in Trust Account	201,262	—	(201,262)	(a)	—	(201,262)	(a)	—
Deferred offering costs associated with proposed public offering	—	1,521	(1,521)	(a)	—	(1,521)	(a)	—
Total Assets	$201,833	$28,581	$54,972		$285,386	$(126,278)		$104,136
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$184	$2,747	$2,165	(b)	$5,096	$2,165	(b)	$5,096
Accrued expenses	2,165	3,224	(2,165)	(b)	3,224	(2,165)	(b)	3,224
Franchise tax payable	149	—	—		149	—		149
Total Current Liabilities	2,498	5,971	—		8,469	—		8,469
Deferred underwriting commissions	7,044	—	(7,044)	(a)	—	(7,044)	(a)	—
Total Liabilities	9,542	5,971	(7,044)		8,469	(7,044)		8,469
Convertible preferred stock	—	59,132	(59,132)	(c)	—	(59,132)	(d)	—
Class A common stock subject to redemption	201,250	—	(201,250)	(c)	—	(201,250)	(d)	—
Stockholders’ Equity (Deficit)
Preferred stock	—	—	—		—	—		—
Class A common stock	—	—	—		—	—		—
Class B common stock	1	—	(1)	(c)	—	(1)	(d)	—
Common stock	—	—	7	(c)	7	5	(d)	5
Additional paid in capital	—	655	313,432	(c)	314,087	132,184	(d)	132,839
Accumulated deficit	(8,960)	(37,177)	8,960	(c)	(37,177)	8,960	(d)	(37,177)
Total Stockholders’ Equity (Deficit)	(8,959)	(36,522)	322,398		276,917	141,148		95,667
Total Liabilities and Stockholders’ Equity (Deficit)	$201,833	$28,581	$54,972		$285,386	$(126,278)		$104,136

____________

Pro Forma notes

(A)     Derived from the unaudited condensed balance sheet of Pardes as of September 30, 2021.

(B)     Derived from the unaudited condensed balance sheet of FS Development II as of September 30, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial information.

COMBINED ENTITY
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	Historical		No redemption scenario			Maximum redemption scenario
	FS Development II (B)	Pardes (A)	Pro Forma Adjustments	Note 5	Pro Forma	Pro Forma Adjustments	Note 5	Pro Forma
Operating expenses:
Research and development	$—	$17,792	$—		$17,792	$—		$17,792
General and administrative	3,334	6,389	150	(a)	9,873	150	(a)	9,873
General and administrative – related party	80	—	—		80	—		80
Franchise tax expense	150	—	(150)	(a)	—	(150)	(a)	—
Total Operating expenses	3,564	24,181	—		27,745	—		27,745
Loss from operations	(3,564)	(24,181)	—		(27,745)	—		(27,745)

Other income (expense):
Interest income	12	10	—		22	—		22
Net loss	$(3,552)	$(24,171)	$—		$(27,723)	$—		$(27,723)

Weighted common shares outstanding – Class A	17,083,104	1,463,172			—		(b)	—
Basic and diluted net loss per share – Class A	$(0.16)	$(16.52)			$—		(b)	$—

Weighted common shares outstanding – Class B	4,915,865	—			—			—
Basic and diluted net loss per share – Class B	$(0.16)	$—			$—			$—

Weighted common shares outstanding	—	1,463,172		(b)	65,758,750			47,633,750
Net loss per share – basic and diluted	$—	$(16.52)		(b)	$(0.42)			$(0.58)

____________

Pro Forma notes

(A)     Derived from the unaudited condensed statement of operations and comprehensive loss of Pardes for the nine months ended September 30, 2021.

(B)     Derived from the unaudited condensed statement of operations of FS Development II for the nine months ended September 30, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE
PERIOD ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical		No redemption scenario			Maximum redemption scenario
	FS Development II (B)	Pardes (A)	Pro Forma Adjustments	Note 5	Pro Forma	Pro Forma Adjustments	Note 5	Pro Forma
Operating expenses:
Research and development	$—	$4,563	$—		$4,563	$—	(a)	$4,563
General and administrative	1	750	—	(a)	751	—		751
Total Operating expenses	1	5,313	—		5,314	—		5,314
Loss from operations	(1)	(5,313)	—		(5,314)	—		(5,314)
Other income (expense):
Change in fair value of SAFEs	—	(7,693)	—		(7,693)	—		(7,693)
Net loss	$(1)	$(13,006)	$—		$(13,007)	$—		$(13,007)

Weighted common shares outstanding – Class A	—	—			—		(b)	—
Basic and diluted net loss per share – Class A	$—	$—			$—		(b)	$—

Weighted common shares outstanding – Class B	4,375,000	—			—			—
Basic and diluted net loss per share – Class B	$—	$—			$—			$—

Weighted common shares outstanding	—	—		(i)	65,758,750			47,633,750
Net loss per share – basic and diluted	$—	$—		(i)	$(0.20)			$(0.27)

____________

Pro Forma notes

(A)     Derived from the audited statement of operations and comprehensive loss of Pardes for the period from February 27, 2020 (inception) through December 31, 2020.

(B)     Derived from the audited statement of operations of FS Development II for the period from August 21, 2020 (inception) through December 31, 2020.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Merger

On June 29, 2021, FS Development II entered into the Merger Agreement with Merger Sub and Pardes, pursuant to which Merger Sub will merge with and into Pardes, with Pardes as the surviving company in the Merger. Upon the closing of the Business Combination, FS Development II will change its name to “Pardes Biosciences, Inc.”

Pursuant to the terms and conditions of the Merger Agreement, the consideration to be received by the Pardes Equity holders in connection with the Business Combination will be an aggregate number of shares of Combined Entity common stock equal to (i) $325.0 million, divided by (ii) $10.00. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $75,000,000 of common stock of Combined Entity (the “PIPE Investment”).

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	No Redemption and Maximum Redemption
(in thousands, except share and per share information)	Purchase Price	Shares Issued
Share consideration to Pardes(a)(b)	$325,000	32,500,000

____________

(a)      The value of common stock issued to Pardes included in the consideration is reflected at $10.00 per share as defined in the Merger Agreement.

(b)      The total 32.5 million consideration shares include 30.8 million shares to be issued for all issued and outstanding Pardes common and preferred stock plus 1.7 million shares underlying unvested, unissued, and/or unexercised stock options.

As of November 3, 2021, the conversion ratio was 1.4377. The closing conversion ratio will be calculated in accordance with the methodology and procedures set forth in the Merger Agreement, and FS Development II will file with the SEC a Current Report on Form 8-K announcing the final conversion ratio no later than four business days prior to the special meeting of its stockholders.

The following summarizes the unaudited pro forma common stock outstanding under the no redemption and maximum redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
FS Development public stockholders, Sponsor and Directors	25,758,750	39.2%	5,633,750	11.8%
Total FS Development	25,758,750	39.2%	5,633,750	11.8%
Pardes(A)	30,752,567	46.7%	30,752,567	64.6%
PIPE Shares	7,500,000	11.4%	7,500,000	15.7%
Backstop Sponsor shares	—	—	2,000,000	4.2%
Total Shares at Closing (excluding certain Pardes shares)	64,011,317		45,886,317
Pardes Remaining Consideration Shares(A)	1,747,433	2.7%	1,747,433	3.7%
Total Shares at Closing	65,758,750	100.0%	47,633,750	100.0%

____________

(A)     Total consideration to be issued to Pardes is $325.0 million or 32.5 million shares ($10 per share price). The total shares to be issued includes Pardes common and preferred stock plus shares underlying outstanding or contractually committed stock options as of November 3, 2021. Accordingly, the consideration shares outstanding at the closing of the Business Combination has been adjusted to exclude the portion of consideration shares that will be unvested and/or unexercised at the closing of the Business Combination. The Pardes-Remaining Consideration Shares reflect a conversion ratio of 1.4377 as of November 3, 2021. Pardes shares are presented as of September 30, 2021. The Sponsor and the Pardes’s investors will be participants on the PIPE Investment with 1.0 million shares and 0.5 million shares, respectively.

If the actual facts are different than these assumptions (which they are likely to be), the ownership percentage retained by Pardes in the post-combination company will be different from the above-stated ownership percentage.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of FS Development II and Pardes include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and the PIPE Investment and certain other adjustments to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described herein.

The Business Combination will be accounted for as a reverse recapitalization because Pardes has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:

•        The pre-combination equity holders of Pardes will hold the relative majority of voting rights in the Combined Entity;

•        The pre-combination equity holders of Pardes will have the right to appoint the majority of the directors on the Combined Entity Board;

•        Senior management of Pardes will comprise the senior management of the Combined Entity; and

•        Operations of Pardes will comprise the ongoing operations of the Combined Entity.

Under the reverse recapitalization accounting model, the Business Combination will be treated as Pardes issuing stock for the net assets of FS Development II, with no goodwill or intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. Management believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.

Upon consummation of the merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares into cash:

•        Assuming No Redemptions:    This presentation assumes that no FS Development II stockholders exercise redemption rights with respect to their Public Shares; and

•        Assuming Maximum Redemptions:    This presentation assumes that all of FS Development II’s public stockholders, without giving effect to the Subscription Agreements entered into by certain FS Development II public stockholders participating in the PIPE Investment, exercise redemption rights with respect to their public shares up to the minimum FS Development II cash required at closing discussed below. This scenario assumes that 20,125,000 shares are redeemed for an aggregate redemption value of approximately $201.3 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur, but which would still provide FS Development II with cash at closing of the Business Combination of no less than $75.0 million pursuant to the Merger Agreement. Additionally, this presentation includes the agreed upon backstop provided by the Sponsor. The Sponsor, or affiliates of the Sponsor, will backstop up to $25.0 million of redemptions (less the aggregate cash proceeds available to the Combined Entity, net of redemptions) by purchasing common stock of FS Development II if the required $100.0 million of cash at the closing of the Business Combination is not achieved. If necessary, the backstop will close concurrently with the Business Combination.

The public stockholder redemptions are expected to be within the parameters described by the above two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The Combined Entity expects to enter into new equity awards with its employees after the consummation of the Business Combination. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given in the unaudited pro forma condensed combined financial information for the new awards.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given Pardes incurred significant losses during the historical period presented.

Note 3 — Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

Pro Forma transaction accounting adjustments

a)      Represents the impact of the Business Combination on the cash balance of the Combined Entity. The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)	Note	No redemption scenario	Maximum redemption scenario
FS Development II cash held in Trust Account	(1)	$201,262	$201,262
PIPE – FS Development II Sponsor	(2)	10,000	10,000
PIPE – Pardes Shareholders	(2)	5,000	5,000
Other PIPE Investors	(2)	60,000	60,000
Proceeds from convertible notes	(3)	10,000	10,000
Payment of redeeming FS Development II Stockholders	(4)	—	(201,250)
Payment of deferred underwriting commissions	(5)	(7,044)	(7,044)
Payment of other transaction costs	(6)	(11,063)	(11,063)
Repayment of convertible notes	(3)	(10,400)	(10,400)
Sponsor’s Backstop	(7)	—	20,000
Excess cash to balance sheet from the Business Combination		$257,755	$76,505

____________

(1)      Represents the amount of the cash held in the trust account upon consummation of the Business Combination at Closing.

(2)      Represents the issuance, from the PIPE Investment, to certain investors of 75.0 million shares of Combined Entity common stock at a price of $10.00 per share.

(3)      Represents the proceeds from and subsequent repayment of convertible notes entered into with entities affiliated with the Sponsor and FS Development II’s officers. Pardes has issued convertible notes for an aggregate principal amount of $10.0 million from such affiliated entities. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’s election or upon demand of a purchaser.

(4)      Represents the amount paid to FS Development II stockholders who are assumed to exercise redemption rights under the maximum redemption scenario. Although the maximum possible redemption amount is $201.3 million, the closing FS Development II cash balance must be greater than $100.0 million, pursuant to the Merger Agreement, and the sponsor will cover any shortfall through an additional cash investment. See (6) below for details.

(5)      Represents payment of the deferred underwriting commissions. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital.

(6)      Represents the payment of related transaction expenses not included in the minimum parent closing cash condition, net of the reclassification of $632 of deferred offering costs to additional paid-in capital. Amounts were excluded from the above table as the amounts were previously reflected in the historical cash balance.

(7)      Represents the required and agreed upon backstop provided by the Sponsor. The Sponsor, or affiliates of the Sponsor, will backstop up to $25.0 million of redemptions (less the aggregate cash proceeds available to the Combined Entity, net of redemptions) by purchasing common stock of FS Development II if the required $100.0 million of cash at the closing of the Business Combination is not achieved. If necessary, the backstop will close concurrently with the Business Combination.

b)      To reclass historical FS Development II accrued expenses to the accounts payable account of the Combined Entity.

c)      The following table represents the impact of the Business Combination and PIPE Investment on the number of shares of FS Development II Common Stock and represents the total stockholder’s:

	Common Stock
	Number of Shares		Par Value		Pardes’ Stock	Additional paid-in capital	Accumulated deficit
(in thousands, except share amounts)	Class A Stock	Class B Stock	Class A Stock	Class B Stock
Pre Business Combination – FS Development II stockholders	—	4,941,250	$—	$1	$—	$—	$(8,960)
Pre Business Combination – FS Development Holdings, LLC	602,500	90,000	—	—	—	—	—
Pre Business Combination – Pardes	—	—	—	—	59,132	655	(37,177)
Conversion of Class B common stock to Class A common stock	5,031,250	(5,031,250)	1	(1)	—	—	—
Reclassification of redeemable stock to Class A common stock	20,125,000	—	2	—	—	201,248	—
Pardes Stockholders	32,500,000	—	3	—	—	(3)	—
PIPE – Pardes stockholders	500,000	—	—	—	—	5,000	—
PIPE – Other Investors	7,000,000	—	1	—	—	69,999	—
Balances after share transactions of Combined Entity	65,758,750	—	7	—	59,132	276,899	(46,137)
Estimated transaction costs	—	—	—	—	—	(12,584)	—
Interest on convertible notes	—	—	—	—	—	(400)	—
Elimination of historical accumulated deficit of FS Development II	—	—	—	—	—	(8,960)	8,960
Elimination of historical stock of Pardes	—	—	—	—	(59,132)	59,132	—
Post-Business Combination	65,758,750	—	$7	$—	$—	$314,087	$(37,177)

d)      The following table represents the impact of the Business Combination and PIPE Investment on the number of shares of FS Development II Common Stock and represents the total stockholder’s deficit assuming the maximum redemption scenario by FS Development II stockholders:

	Common Stock
	Number of Shares		Par Value		Pardes’ Stock	Additional paid-in capital	Accumulated deficit
(in thousands, except share amounts)	Class A Stock	Class B Stock	Class A Stock	Class B Stock
Pre Business Combination – FS Development stockholders	—	4,941,250	$—	$1	$—	$—	$(8,960)
Pre Business Combination – FS Development Holdings, LLC	602,500	90,000	—	—	—	—	—
Pre Business Combination – Pardes	—	—	—	—	59,132	655	(37,177)
Conversion of Class B common stock to Class A common stock	5,031,250	(5,031,250)	1	(1)	—	—	—
Reclassification of redeemable stock to Class A common stock	20,125,000	—	2	—	—	201,248	—
Less: Redemption of redeemable shares	(20,125,000)	—	(2)	—	—	(201,248)	—
Pardes Stockholders	32,500,000	—	3	—	—	(3)	—
PIPE – Pardes stockholders	500,000	—	—	—	—	5,000	—
PIPE – Other Investors	7,000,000	—	1	—	—	69,999	—
Backstop Sponsor shares	2,000,000	—	—	—	—	20,000	—
Balances after share transactions of Combined Entity	47,633,750	—	5	—	59,132	95,651	(46,137)
Estimated transaction costs	—	—	—	—	—	(12,584)	—
Interest on convertible notes	—	—	—	—	—	(400)	—
Elimination of historical accumulated deficit of FS Development II	—	—	—	—	—	(8,960)	8,960
Elimination of historical stock of Pardes	—	—	—	—	(59,132)	59,132	—
Post-Business Combination	47,633,750	—	$5	$—	$—	$132,839	$(37,177)

Note 4 — Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:

Pro Forma transaction accounting adjustments

a)      To reclass historical FS Development II franchise tax expense to general and administrative expenses of the Combined Entity.

b)      Basic and diluted net loss per share amounts. The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios. See Note 5 — Net Loss Per Share for additional details.

Note 5 — Net Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, including shares issued through the FS Development II IPO completed in February 2021, and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2021 and the year ended December 31, 2020:

	Nine Months Ended September 30, 2021		Year Ended December 31, 2020
(in thousands, except share and per share amounts)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Pro forma net loss	$(27,723)	$(27,723)	$(13,007)	$(13,007)
Pro forma weighted average shares outstanding-basic and diluted	65,758,750	47,633,750	65,758,750	47,633,750
Pro forma net loss per share-basic and diluted	$(0.42)	$(0.58)	$(0.20)	$(0.27)
Pro forma weighted average shares outstanding-basic and diluted
FS Development II	25,758,750	5,633,750	25,758,750	5,633,750
Total FS Development II	25,758,750	5,633,750	25,758,750	5,633,750
Pardes(1)	32,500,000	32,500,000	32,500,000	32,500,000
PIPE Shares	7,500,000	7,500,000	7,500,000	7,500,000
Backstop Sponsor shares	—	2,000,000	—	2,000,000
Pro forma weighted average shares outstanding-basic and diluted(2)	65,758,750	47,633,750	65,758,750	47,633,750

____________

(1)      Excludes 1.7 million Pardes consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options). Total consideration to be issued to Pardes is $325.0 million or 32.5 million shares ($10 per share price). The total shares to be issued includes all issued and outstanding Pardes common and preferred stock plus shares underlying outstanding or contractually committed stock options as of November 3, 2021. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unvested, unissued, and/or unexercised at the closing of the Business Combination.

(2)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Pardes stock options are exchanged for Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments include 1.7 million Pardes consideration shares for unvested, unissued, and/or unexercised stock options.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of FS Development II Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. FS Development II stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “The Business Combination Proposal — The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Background of the Business Combination

The terms of the Business Combination are the result of extensive negotiations between our management team, our Sponsor, our independent directors and our legal and financial representatives and representatives of Pardes. The following is a brief description of the background of these negotiations and the resulting Merger Agreement and proposed Business Combination. The following does not purport to list every conversation among representatives of FS Development II, Pardes and other parties.

FS Development II is a blank check company incorporated in Delaware on August 21, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FS Development II was created to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses with high growth potential.

On February 16, 2021, we priced, and on February 19, 2021, we consummated the FS Development II IPO of 20,125,000 shares of Class A Common Stock, generating total gross proceeds of $201,250,000. Substantially concurrent with the consummation of the FS Development II IPO, our Sponsor purchased 602,500 shares of Class A Common Stock for an aggregate purchase price of $6,025,000, or $10.00 per share.

Prior to the consummation of the FS Development II IPO, neither FS Development II, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with FS Development II.

We retained White & Case LLP (“White & Case”) on February 16, 2021 to provide FS Development II with legal counsel in connection with a potential business combination, and we engaged Cooley LLP (“Cooley”) on March 1, 2021 to serve as our intellectual property counsel in connection with the proposed business combination with Pardes. In addition to our legal advisors, we engaged Jefferies LLC (“Jefferies”), who previously served as lead underwriter for our IPO, as our lead financial and capital markets advisor in connection with our proposed business combination with Pardes and as co-lead placement agent in connection with the related private placement, and SVB Leerink LLC (“SVB Leerink”) as our capital markets advisor in connection with such business combination and as co-lead placement agent in connection with such related private placement. On June 23, 2021, we formally executed engagement letters with Jefferies and SVB Leerink to serve in such roles.

Pardes is a clinical biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics for the treatment of disease. The company’s lead product candidate, PBI-0451, is being developed for the treatment and prevention of SARS-CoV-2 infections. The compressed clinical development timelines and global scope projected for the development of PBI-0451, which are necessary to address the global health emergency brought on by the COVID-19 pandemic, are anticipated to require significant financial resources.

James B. Tananbaum, M.D., our Chief Executive Officer and a member of the Board, has over twenty-five years of investment experience in the U.S. healthcare market. FCM, of whom Dr. Tananbaum is the founder and chief executive officer, is an affiliate of our Sponsor and has been an investor in the U.S. healthcare and life sciences industry for over 10 years.

On August 6, 2020, Daniel Dubin, M.D., an employee of SVB Leerink and member our Board, introduced Michael Rome, Ph.D., managing director of FCM and current Vice President and Board member of FS Development II, to Pardes’s business.

On August 12, 2020, Uri Lopatin, M.D., Pardes’s Chief Executive Officer, contacted representatives of FCM to discuss a potential investment. Shortly thereafter, representatives of FCM had an introductory call with Dr. Lopatin during which Dr. Lopatin provided FCM with a comprehensive review of Pardes’s business and research and development operations, including its pre-clinical pipeline, development and operational plans, corporate history, technology platform and anticipated timelines. The parties also specifically discussed, among other things, Pardes’s development of small molecule COVID inhibitors, the company’s general business model, mission and hiring plans and the potential for investment in the company, including a potential Series A preferred stock financing round. During the next few months, members of FCM’s therapeutic investing practice followed Pardes’s progress and Dr. Tananbaum was separately introduced to Pardes by Dr. Robert Zamboni, a scientific advisor to an affiliate of FCM and to Pardes.

From August 12, 2020 until January 18, 2021, FCM and its advisors conducted detailed due diligence on Pardes, including review of materials provided by Pardes and various discussions with Pardes management (including with respect to Pardes’s business and clinical pipeline).

Concurrently with this diligence process, as the COVID-19 pandemic continued to unfold, FCM continued to learn more about the evolving COVID landscape and came to believe that an oral Covid protease inhibitor would fill a large unmet medical need.

In December 2020, following the selection of Pardes’s lead development candidate, Dr. Zamboni reached out to certain potential investors, including FCM, to re-initiate conversations regarding a round of preferred financing, the proceeds of which Pardes intended to use to fund the studies necessary to advance its lead therapeutic candidate, PBI-0451, into the clinic and complete a Phase 1 clinical study.

On January 4, 2021, members of the FCM management team met telephonically with the Pardes management team. During this call, Pardes provided FCM with an update on the development of PBI-0451, and the parties discussed various other diligence related matters. Based on the diligence conducted to date and the updates provided by Pardes during this call, which FCM believed reflected substantial progress by Pardes over the previous five months, along with the continuing emergence of other SARS-CoV-2 variants which may not be effectively managed with existing COVID vaccines, FCM determined to lead a round of private financing of Pardes.

On January 19 and January 22, 2021, FCM, through certain of its affiliated investment funds (the “FCM Funds”), participated in a Series A preferred stock private funding round for Pardes (the “Series A Financing”) as described in the section titled “Certain Relationships and Related Person Transactions — Pardes”. Immediately following the closings of the Series A Financing, the FCM Funds collectively owned approximately 26.4% of Pardes’s outstanding stock on an as-converted basis.

The terms of the Series A Financing agreements provide the Series A stockholders with the right to designate two directors to the Pardes board of directors (collectively, the “Pardes Preferred Directors”), one such designee being Dr. Tananbaum (designated by FCM) and the other being J. Jay Lobell (designated by GMF Pardes LLC). The Series A Financing agreements also provide the FCM Funds with certain information and audit rights, a right of first offer in connection with Pardes’s issuance of any “new securities” and the right to designate a member on any committee of the Pardes board of directors.

Pursuant to the Pardes certificate of incorporation, the consent of the majority of the Preferred Directors is required to approve (i) the good faith determination of the value of property, rights or securities distributed to the stockholders of Pardes in connection with a “deemed liquidation”, and (ii) the exemption of certain equity issuances from the anti-dilution provisions of the preferred stock governing documents. Accordingly, Dr. Tananbaum would have an effective veto right with respect to such matters.

With respect to certain other material actions, including the approval of any merger or the forced mandatory conversion of the Pardes Preferred Stock, Pardes’s certificate of incorporation requires the consent of the holders of a majority of the outstanding shares of Pardes Preferred Stock. Because the FCM Funds hold approximately 39.6% of the Pardes Preferred Stock, FCM could not unilaterally approve or veto any such actions.

Following completion of the Series A Financing, Pardes’s management started to evaluate potential alternatives for raising the necessary funds to conduct Phase 2 and Phase 3 clinical trials of PBI-0451, assuming the successful completion of the Phase 1 clinical trials and receipt of necessary regulatory approvals.

Members of FCM’s management and scientific advisory board continued to monitor the evolving COVID-19 pandemic and its implications for potential investments in the space, including details regarding vaccination uptake, vaccine updates and the emergence of additional variants. Management of FCM and Pardes communicated frequently to discuss, among other things, the company’s progress on PBI-0451, including development timelines and results of various studies, their executive hiring process and the overall scientific landscape of the pandemic.

In February 2021, Pardes met with its outside legal counsel, Goodwin Proctor LLP (“Goodwin”), to discuss the initial public offering process as well as trends and developments in the capital markets, identify near term action items, commence preparations and prepare discussion points for Pardes’s February 22, 2021 board of directors meeting to discuss financing strategies, including potential public offering process whether by initial public offering, special purpose acquisition company (SPAC) or reverse merger. At this time, Pardes also commenced preliminary conversations with investment bankers to potentially assist in the public offering process.

On February 16, 2021, we priced the FS Development II IPO. On February 17, 2021, the Board held a special meeting via video conference to prepare for outreach to potential targets. Members of FS Development II’s management also participated in the meeting. Dr. Tananbaum did not attend this meeting. During this meeting, the Board and management identified, discussed and considered several potential acquisition candidates. Such potential candidates were identified based upon, and such discussions and considerations reflected, management and the Board’s extensive knowledge of the private company marketplace, their expertise in the healthcare market generally and their ongoing knowledge of, and familiarity with, the current landscape of the biotech market and the companies operating therein. These companies did not separately submit information to the Board for the purpose of being considered as a potential acquisition candidate.

As a result of the foregoing, the Board identified the following three potential business combination targets referred to herein as the “Final Candidates”) for further deliberation and discussion: (1) Pardes; (2) a U.S. based biopharmaceutical company with, at such time, one clinical stage and several pre-clinical stage product candidates in its pipeline (“Candidate A”); and (3) a U.S. based therapeutics company with, at such time, two pre-clinical stage product candidates in its pipeline (“Candidate B”). FS Development II’s directors and officers selected these Final Candidates because they believed, based on their experience and their knowledge of the Final Candidates, that each Final Candidate could satisfy certain criteria for a business combination target. This criteria included, among other things, scientific or other competitive advantage in the relevant markets, public company readiness, an attractive valuation and the ability to offer attractive risk-adjusted equity returns to FS Development II’s stockholders, an experienced management team and the economic alignment of the target’s current investor base in pursuing a business combination with a SPAC. Each Final Candidate was a private early-stage biotech company focused on therapeutics that had recently completed a round of preferred equity financing (in which the FCM Funds had participated as a minority investor) and was considering raising additional capital in the public market.

Over the course of the February 17 meeting, the Board discussed in depth the pros and cons of each Final Candidate. As a result of the diligence conducted on each Final Candidate by FCM in connection with its recent preferred equity investment, the Board was able to carefully consider and evaluate information about the business, operations and pipeline of each Final Candidate. A portion of the Board’s deliberations focused on the potential investment upside and risk profile of each drug candidate in the respective pipelines of the Final Candidates. The Board considered the benefits of Candidate B’s clinical stage product pipeline, but ultimately agreed that the size of the potential investment upside of Pardes’s lead drug candidate was determinative (despite PBI-0451 being in a very early development stage). The Board also discussed the potential for conflicts of interests in connection with each of the Final Candidates. Specifically, with respect to a potential Pardes transaction, the potential for conflicts of interest due to fact that (i) Dr. Tananbaum, Dr. Rome and Alisa Mall are employees of FCM, (ii) the FCM Funds collectively own approximately 26.4% of Pardes’s outstanding stock (on an as-converted basis), (iii) Dr. Tananbaum is also a member of the Pardes board of directors and (iv) Dr. Dubin, an employee of SVB Leerink, owns less than 1% of Pardes through his investment in an investment fund associated with SVB Leerink. The Board and management agreed that, if FS Development II were to pursue a business combination with Pardes, the Board would form a special committee consisting of the independent members and would engage an outside financial advisor to provide a fairness opinion.

Following such discussions, the Board determined that, due to (i) the urgency of the COVID-19 pandemic and the high unmet medical need that Pardes was proposing to address, (ii) the fact that the drug candidates in the respective pipelines of Candidate A and Candidate B were being developed to address more traditional and well-established medical needs that were unrelated to the COVID-19 pandemic, (iii) Pardes’s need for capital and the benefit that public market capital access would have on efficiently getting PBI-0451 available to the U.S. and global population as a treatment and therapeutic, (iv) the substantially higher potential investment upside of a drug candidate meeting a high unmet medical need (as compared to the drug candidates of Candidate A and Candidate B, which were intended to address much lower unmet medical needs than PBI-0451), and (v) the greater access of Candidate A and Candidate B (as compared to Pardes) to more traditional financing options, a transaction with Pardes presented a significantly more attractive opportunity for FS Development II than a transaction with either Candidate A or Candidate B. Accordingly, the Board unanimously (except for Dr. Tananbaum, who did not attend this meeting) decided to prioritize reaching out solely to Pardes regarding a potential business combination and proceeded to discuss certain details of the initial terms that FS Development II would propose to Pardes. See the section titled “The Business Combination Proposal — Board’s Reasons for Approval of the Business Combination” for further information regarding the factors considered by the Board in making its decision to approve the proposed Business Combination. The Board also determined that, if Pardes was not interested in pursuing a business combination with FS Development II or if, after discussions with Pardes, a business combination with Pardes did not proceed, the Board would meet again promptly to determine their approach with respect to Candidate A and Candidate B and to prepare an initial proposal for one or both of them.

On February 18, 2021, FS Development II management sent an email to the two independent (with respect to a potential transaction with Pardes) members of the Board, Deepa Pakianathan, Ph.D., and Owen Hughes, describing the potential formation of an independent transaction committee if discussions with Pardes were to proceed. Each of Dr. Pakianathan and Mr. Hughes agreed to serve on such an independent transaction committee.

On February 19, 2021, the independent members of the Board approved a proposed non-binding indication of interest to be delivered to Pardes following the closing of the FS Development II IPO. Later that morning, FS Development II closed its IPO. Prior to such time, management of FS Development II had not engaged in substantive discussions with Pardes with respect to a business combination with FS Development II. Following the consummation of the IPO, Jefferies delivered the non-binding indication of interest to Pardes, pursuant to which FS Development II proposed an enterprise value of $546 million. The proposed enterprise valuation of $546 million reflected the collective input of management and the Board (including Dr. Tananbaum) and was based, in part, on the familiarity of the management team of FS Development II with Pardes as a result of the Series A Financing and the expertise of FS Development II’s management and Board in the valuation of early-stage biotech investment opportunities. In addition, the non-binding indication of interest contained the following material terms: (A) issuance of an aggregate of 54,622,649 shares of FS Development II Class A Common Stock at a valuation of $10.00 per share, (B) an expected PIPE of $100 million, with a commitment by an affiliate of FS Development II to fund the entire amount, (C) disclosure of the amount in the Trust Account of approximately $201 million, (D) a proposal that the board of directors of the Combined Entity be comprised of five (5) members to be drawn primarily from the current board of Pardes, (E) mutual exclusivity provisions and (F) a customary trust waiver pursuant to which Pardes waived any right, title, interest or claim in the Trust Account and agreed not to make any claim against the Trust Account relating to any matter.

From February 19, 2021 until February 23, 2021, representatives from Jefferies, White & Case, FS Development II, Goodwin and Pardes negotiated the terms of the indication of interest and exchanged several drafts.

On February 23, 2021, FS Development II and Pardes entered into a non-binding indication of interest (the “Original IOI”) substantially in the form initially proposed by FS Development II, except for the following material negotiated revisions: (i) enterprise value of $568 million and the issuance of an aggregate of 56,899,699 shares of FS Development II Class A Common Stock at a valuation of $10.00 per share, (ii) FS Development II will adopt a new equity incentive plan for the rollover of outstanding and unissued Pardes’s options, which plan will include additional reserved shares, an evergreen provision and such other terms appropriate for a public company and agreed to by the parties, (iii) minimum FS Development II closing cash requirement of $250 million, (iv) the proposed business combination will be on a non-recourse basis, with no escrows or holdbacks and no working capital adjustments and (v) Pardes may increase the board of the Combined Entity by an additional two (2) independent directors.

On February 23, 2021, concurrently with the execution of the Original IOI, FS Development II and Pardes entered into a mutual exclusivity agreement (the “Original Exclusivity Agreement”) with a term expiring on April 9, 2021, subject to automatic extension until April 26, 2021 provided that the parties are working diligently and in good faith.

On February 25, 2021, FS Development II and Pardes entered into a confidentiality agreement regarding the sharing of information in order for FS Development II to conduct due diligence on Pardes.

On February 25, 2021, Jefferies held a virtual kick-off meeting to organize the overall business combination process, introduce members of the business and legal teams and confirm an approach for the potential business combination and related PIPE financing. Present at the meeting were representatives from Jefferies, White & Case, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Jefferies, and SVB Leerink, Goodwin, Pardes and FS Development II. Representatives from Jefferies discussed the transaction process timeline and key deliverables. Jefferies continued to hold regular update calls to discuss the process, key deliverables and any potential gating items until the parties executed the Merger Agreement.

Through the end of February and during the months of March, April, May and June, representatives of White & Case, Cooley, FS Development II management, Goodwin and Pardes management held regular telephonic conferences and virtual meetings to discuss the terms of the potential business combination, due diligence items and commercial and legal elements of Pardes’s business. During that time, management of FS Development II also regularly updated members of the Board, including the Transaction Committee (as defined below), on the status and details of discussions with Pardes, material transaction terms, the status of the proposed PIPE Investment and due diligence items.

On February 26, 2021, White & Case sent to Goodwin an initial legal due diligence request list for purposes of completing its legal due diligence review of Pardes. Later in the day, certain representatives of White & Case received access to a virtual data room containing Pardes’s information and began conducting a preliminary legal due diligence review of Pardes. Approximately two weeks later, certain representatives of Cooley received access to the virtual data room and began conducting a preliminary legal due diligence review of Pardes’s intellectual property assets.

Starting on February 26, 2021 until signing of the Merger Agreement, Pardes provided FS Development II and its representatives with additional due diligence materials, including legal, financial, pre-clinical and regulatory information. During such period, White & Case and Cooley periodically briefed FS Development II management on the status of their respective due diligence reviews.

FS Development II management regularly updated the financial model prepared by FCM in connection with the Series A Financing (such updated model, the “FSII Forecasts”) to reflect the continuing evolution of global COVID infection rates and vaccine rates, the efficacy of vaccines, decreased number of COVID cases, changing valuations of selected public company comparables, and their own expertise in the valuation of early-stage biotech investments. The FSII Forecasts are described in further detail in the section titled “The Business Combination Proposal — Certain Projected Financial Information.”

On March 1, 2021, in light of the fact that Dr. Tananbaum and certain other members of the Board may have potential conflicts of interest in a business combination with Pardes, as well as the terms of our Current Charter requiring us to obtain a fairness opinion if we enter into an initial business combination with a target business that is affiliated with our Sponsor or any of our directors or officers, the Board established, pursuant to a Unanimous Written Consent, a committee, referred to as the “Transaction Committee,” comprised of a subset of directors who were and are disinterested and not conflicted in the potential business combination with Pardes. The Board designated Mr. Hughes and Dr. Pakianathan as members of the Transaction Committee and delegated the Transaction Committee with the exclusive power and authority to engage an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm to render an opinion as to the fairness to FS Development II from a financial point of view of the price to be paid by FS Development II for Pardes. The Board also granted the Transaction Committee with the power and authority to (1) consult with and/or advise management, on behalf of the Board, in connection with the due diligence, discussions and/or negotiations concerning potential terms and conditions of the potential transaction, (2) engage separate legal counsel if the committee determines it is necessary or advisable, (3) consider such other matters as may be requested by the Board from time to time or as otherwise deemed appropriate by the committee in connection therewith, (4) review the potential Business Combination and, if such committee determines it is advisable and in the best interests of FS Development II, approve and recommend that the Board approve the Business Combination in accordance with Nasdaq Rule IM 5101-2(c) and (5) establish such rules of order and other administrative and ministerial matters as it may determine to be necessary or desirable to its orderly functioning.

On the Pardes side, given that Dr. Tananbaum was a director of Pardes, Dr. Tananbaum recused himself or did not attend the Pardes board meetings that discussed the business combination proposal by FS Development II, other than regularly scheduled quarterly board meetings held on February 22, 2021 and June 10, 2021 (which did not involve any substantive discussion of the proposed Business Combination) and an update call held on May 14, 2021 to discuss the capital markets, SARS-CoV-2 and the efficacy of vaccines. Except for the unanimous written consent of the Pardes board of directors dated February 23, 2021, pursuant to which the board unanimously authorized the Original IOI, Dr. Tananbaum did not execute any written consents of the Pardes’ board related to the FS Development II proposal.

On March 2, 2021, representatives of White & Case met with the Transaction Committee to discuss the retention of an independent financial advisor to assess the fairness to FS Development II of the consideration to be paid by FS Development II in the proposed Business Combination from a financial point of view. Following a discussion with respect to the identity and qualification of potential independent financial advisors, the Transaction Committee determined to have discussions with Wainwright regarding a potential engagement with respect to the provision of such an opinion. The Transaction Committee selected Wainwright because, among other things, of its experience and reputation as a financial advisor, underwriter and agent in the biotechnology sector. Shortly after this meeting, representatives of the Transaction Committee contacted Wainwright to discuss their experience and ability to act as an outside financial advisor in providing such opinion.

On March 3, 2021, Wainwright sent the Transaction Committee an initial draft of a non-disclosure agreement in connection with the potential engagement.

On March 4, 2021, White & Case provided an initial draft of the Subscription Agreement to Goodwin and Skadden. Between March 4, 2021 and June 2, 2021, representatives from White & Case, Goodwin and Skadden exchanged further drafts of the Subscription Agreement and collectively negotiated the terms of the agreement.

On March 11, 2021, White & Case delivered to Goodwin an initial draft of the Merger Agreement, which reflected, among other things, the terms of the Original IOI.

Between March 18, 2021 and June 28, 2021, representatives of each of FS Development II, Pardes, White & Case, Cooley and Goodwin negotiated the terms of the FS Development II Support Agreement, the Company Support Agreement, the form of Registration Rights Agreement, and various other agreements contemplated in the Merger Agreement.

Until the signing of the Merger Agreement, the Transaction Committee and White & Case communicated via email and telephonically regarding, among other things, the material terms of the Merger Agreement and the other transaction agreements, the results of White & Case’s due diligence review, and the status of the potential transaction and various key deliverables.

On April 1, 2021, Goodwin provided comments to the initial draft of the Merger Agreement. The material changes included, in particular, a narrowed definition of “material adverse effect”, changes to the representations and warranties of each party, inclusion of mutual exclusivity restrictions, changes to consultation requirements in connection with public filings and other changes to the pre-closing covenants of each party and bring-down standards.

During the next six (6) weeks, White & Case and Goodwin each circulated additional drafts of the Merger Agreement and periodically met telephonically to discuss the status and the material open terms thereof. Among other changes, the key changes to the revised drafts of the Merger Agreement during this period related to the inclusion of the mutual exclusivity provision, the definition of “material adverse effect”, certain representations and warranties of each party, Pardes’s interim operating covenants and certain other pre-closing covenants of each party and the “outside” date.

On April 12, 2021, Wainwright distributed an initial draft of an engagement letter to the Transaction Committee.

Between April 12, 2021 and April 27, 2021, representatives of White & Case, at the request and direction of the Transaction Committee, and Wainwright exchanged further drafts of the engagement letter and negotiated the terms thereof.

On April 16, 2021, FS Development II and Wainwright entered into a non-disclosure agreement with respect to the confidential information of FS Development II and Pardes.

On April 26, 2021, the mutual exclusivity period under the Original Exclusivity Agreement expired.

On April 27, 2021, FS Development II entered into an engagement letter with Wainwright (the “Original Wainwright Engagement Letter”), pursuant to which FS Development II engaged Wainwright to render a fairness opinion (the “Fairness Opinion”) in connection with the proposed Business Combination with Pardes. The Original Wainwright Engagement Letter provided that, among other things, FS Development II would not be required to pay any fees thereunder if FS Development II determined on or before May 14, 2021 (the “Wainwright Fee Deadline”) that FS Development II no longer wished to have Wainwright deliver the Fairness Opinion.

On April 28, 2021, representatives of Cooley met telephonically with representatives of FS Development II management to discuss the status of Cooley’s intellectual property due diligence review and matters identified by Cooley in connection with such review. Shortly thereafter, representatives of FS Development II met telephonically with representatives of Pardes and Goodwin to discuss matters related to Pardes’s intellectual property strategy.

On April 29, 2021, representatives of Cooley joined FS Development II, Pardes and Goodwin for a follow up call to discuss Pardes’s intellectual property strategy.

On April 30, 2021, Cooley provided FS Development II management with a report summarizing its findings and conclusions with respect to its review of certain intellectual property assets of Pardes.

On May 5, 2021, certain members of the Wainwright team received access to the Pardes data room.

On May 14, 2021, White & Case discussed with the Transaction Committee and other representatives of FS Development II whether, in light of current market conditions and the Wainwright Fee Deadline, FS Development II wanted to terminate the process for receiving the Fairness Opinion. The Transaction Committee and such other representatives determined that terminating such process was the best course of action. As a result, later in the day, representatives of the Transaction Committee informed Wainwright that FS Development II no longer wished to have Wainwright deliver the Fairness Opinion, which notice effectively terminated FS Development II’s existing engagement letter with Wainwright in accordance with the terms thereof.

On May 17, 2021, the Board held a meeting via video conference to discuss a revised valuation of Pardes and revised proposed transaction terms. Based on such discussions, as well as their analysis of the current FSII Forecasts, which reflected a reduced valuation as compared to the Original IOI, and their own expertise in the valuation of early-stage biotech investments, the two independent members of the Board voted to approve the following proposed revisions to the material terms of the Original IOI: (i) with respect to valuation and expected PIPE proceeds, (x) a $300 million enterprise value with no expected PIPE proceeds or (y) a $330 million enterprise value with a $50 million expected PIPE; (ii) FS Development II will back stop up to $50 million of redemptions (less any amounts committed to the PIPE); (iii) execution of a new mutual exclusivity agreement with Pardes; (iv) minimum FS Development II closing cash requirement of $100 million; and (v) the execution of the Merger Agreement is subject to satisfactory toxicity studies (as determined by FS Development II in its sole discretion). Following the meeting, representatives of Jefferies and White & Case prepared an amended and restated non-binding indication of interest (the “A&R IOI”) reflecting such valuation and other terms.

On May 19, 2021, Jefferies distributed the initial draft of the A&R IOI to Goodwin and Pardes.

On May 20, 2021, Pardes delivered a revised draft of the A&R IOI with changes, among others, proposing a fixed $330 million pre-money valuation (regardless of PIPE amount), removing the unallocated Pardes’s options from the pre-money valuation calculation and requesting additional details with respect to the toxicity condition.

On May 21, 2021, representatives from Pardes, FS Development II, Jefferies, Goodwin and White & Case negotiated the open points in the A&R IOI.

Later on May 21, 2021, FS Development II and Pardes entered into an A&R IOI containing the following material revisions to the Original IOI: (i) fixed $300 million pre-money valuation (regardless of PIPE amount); (ii) the Sponsor will back stop up to $50 million of redemptions (less any amounts it or its affiliates have committed to the PIPE Investment); (iii) minimum FS Development II closing cash requirement of $100 million; (iv) the unallocated Pardes’s options will be removed from the pre-money valuation calculation; and (v) the execution of the Merger Agreement is subject to satisfactory toxicity studies (as determined by FS Development II in its sole discretion).

On May 21, 2021, concurrently with the execution of the A&R IOI, FS Development II and Pardes entered into a mutual exclusivity agreement with a term expiring on June 28, 2021, subject to automatic extension until July 8, 2021 provided that the parties were working diligently and in good faith.

On May 24, 2021, representatives of FS Development II, Jefferies and SVB Leerink met telephonically to discuss updating the size of the PIPE Investment.

On May 25, 2021, the Transaction Committee held a meeting via video conference. Representatives of White & Case were also in attendance. White & Case discussed with the Transaction Committee the recent changes to the transaction terms as well as the status of the transaction documents. White & Case then summarized the principal terms of the Merger Agreement and other material transaction documents. After further discussion, the Transaction Committee unanimously resolved to re-engage Wainwright as its financial advisor for purposes of delivering the Fairness Opinion.

On May 27, 2021, representatives of FS Development II and Pardes met telephonically to discuss matters related to Pardes’s additional pipeline programs.

From June 3, 2021 until June 15, 2021, Jefferies and SVB Leerink sent the Subscription Agreement to potential subscribers in the PIPE Investment. Until June 25, 2021, White & Case, Goodwin, Skadden and representatives of the potential investors exchanged updated drafts of the subscription agreement and collectively negotiated the terms thereof. During this time, the prospective investors also conveyed to the placement agents their initial proposed subscription amounts. The placement agents received over $100 million in proposed subscription amounts from the prospective investors, which reflected a $50 million oversubscription.

On June 3, 2021, at the request and direction of the Transaction Committee, FS Development II entered into a new engagement letter with Wainwright pursuant to which we re-engaged Wainwright to render the Fairness Opinion.

On June 8, 2021, representatives of FS Development II and Pardes met to discuss the current COVID landscape, including long COVID syndrome. Later that day, representatives of FS Development II, Pardes, Jefferies and SVB Leerink met telephonically to discuss the potential involvement of Gilead Sciences, Inc. (“Gilead”) in the PIPE Investment.

Also on June 8, 2021, representatives of Wainwright attended a video conference with Cooley during which representatives of Cooley presented an overview of Pardes’s intellectual property assets. Representatives of White & Case and Baker McKenzie, counsel to Wainwright, were also in attendance.

During the next week, Gilead conveyed to Jefferies its initial proposed subscription amount and its request for representation on the board of the Combined Entity. Based on these discussions, Goodwin prepared an initial draft of a letter agreement (the “Gilead Letter Agreement”) to be entered into between Gilead, FS Development II and Pardes.

On June 17, 2021, Jefferies sent Gilead an initial draft of the Gilead Letter Agreement, which reflected the following material terms: (1) beginning on the effective time of the Business Combination, Gilead will have the right to designate one representative reasonably acceptable to FS Development II who will be entitled to attend, in a non-voting capacity, all meetings of the Combined Entity’s board of directors (excluding all committee meetings and executive sessions) and will receive advance notice of each such meeting and receive copies of all materials provided to the Combined Entity’s board of directors in connection with each such meeting, subject, in each case, to certain confidentiality and conflicts of interest exceptions; and (2) Gilead’s rights under the Gilead Letter Agreement would terminate on the earliest to occur of (a) an acquisition of the Combined Entity, (b) December 31, 2023, (c) a transfer by Gilead of any of its shares in the Combined Entity to any person other than an affiliate and (d) Gilead taking any prohibited action set forth on Schedule 1 thereto. From June 16 until June 24, the parties exchanged updated drafts of the Gilead Letter Agreement and collectively negotiated the terms thereof.

On June 16, 2021, representatives of White & Case updated FS Development II management on the status of the material transaction documentation and discussed the anticipated timing of execution and announcement of the proposed Business Combination.

On June 17, 2021, the Transaction Committee held a meeting via video conference. Representatives of White & Case were also in attendance. White & Case updated the Transaction Committee on the general status and timing of the proposed transaction and the anticipated size of the PIPE Investment. The members of the Transaction Committee also discussed the results of the toxicity studies conducted on PBI-0451. White & Case also provided the Transaction Committee with an overview of their legal due diligence process and their findings to date, and then reviewed the status of negotiations with Goodwin with respect to the transaction documents. Finally, White & Case and the Transaction Committee discussed the status of the Fairness Opinion.

On June 17, 2021, White & Case sent to Goodwin a revised draft of the Merger Agreement, which reflected, among other things, the terms of the A&R IOI, a PIPE Investment of $50 million, revisions to Pardes’s representations related to intellectual property and healthcare laws, increased bring down standard with respect to intellectual property rights, removal of FS Development II covenants related to minimum closing cash, changes to the Board’s right to effect a change in recommendation in connection with any of the Parent Proposals (as defined in the Merger Agreement).

On June 18, 2021, the parties and their representatives met telephonically to discuss and negotiate certain terms of the June 17 draft of the Merger Agreement. Later that day, White & Case circulated a further revised draft of the Merger Agreement, which reflected the addition of certain limitations to the right of the Board to effect a change in recommendation.

On June 23, 2021, FS Development II management and representatives of White & Case updated the Transaction Committee on the status of the material transaction documentation and the anticipated timing of execution and announcement of the proposed Business Combination.

On June 24, Pardes sent the final version of the Gilead Letter Agreement to the parties, which version was substantially similar to the form initially proposed by Pardes, except for the following material negotiated revisions: (1) in addition to Board meetings, Gilead’s representative will be entitled to attend meetings of the science & technology committee, (2) two of the termination triggers were revised, namely (a) the end date was extended to June 29, 2024 and (b) Gilead may transfer up to five percent (5%) of its shares to any person, but may transfer without restriction only to its controlled affiliates, (3) the Combined Entity must notify Gilead of any decision by its board or certain of its executive officers to commence the process to effect or otherwise pursue any exclusive out license, joint venture or similar corporate transactions and (4) certain exclusions to Gilead’s right to attend meetings or receive materials were narrowed.

On June 24, 2021, the Transaction Committee held a meeting via video conference. Representatives of White & Case were also in attendance. White & Case updated the Transaction Committee on the general status and timing of the proposed transaction. White & Case also provided an update on the status and anticipated size of the PIPE Investment, including negotiations with Gilead with respect to the terms of their potential investment and their request for an observer seat on the board of the Combined Entity. White & Case discussed with the Transaction Committee the standard of review under Delaware law with respect to the proposed transaction as well as the fiduciary duties of the members of the Transaction Committee.

On June 24, 2021, Pardes provided FS Development II and its legal advisors a copy of an updated pro forma capitalization table prepared by Pardes’s management. FS Development II management and its advisors reviewed the capitalization table and made updates to reflect the final deal terms.

On June 25, 2021, the final allocations of the PIPE Investment and a final version of the Subscription Agreement were distributed to the prospective investors, which reflected the outcome of negotiations among the parties and the prospective investors. The final allocations reflected a $10 million collective investment by the FCM Funds and an aggregate PIPE Investment amount of $75 million.

The parties discussed the impact of the increased PIPE Investment amount from $50 million to $75 million on the Combined Entity and the pro forma ownership thereof. After extensive negotiations between representatives of FS Development II and Pardes, during which Pardes communicated that it was unwilling to further dilute the ownership interests of its current stockholders in the Combined Entity, FS Development II agreed to increase the purchase price to $325 million.

On June 25, 2021, White & Case provided an updated draft of the Merger Agreement, which reflected a PIPE Investment of $75 million and a purchase price of $325 million.

On June 27, 2021, representatives from FS Development II and Pardes met telephonically to discuss the final terms of the proposed Business Combination, including the revised valuation and the results of the toxicity studies.

On June 27, 2021, the Transaction Committee held a meeting via video conference to discuss anticipated final transaction terms and evaluate the Business Combination. Representatives of Wainwright and White & Case were also in attendance. At the request of the Transaction Committee, Wainwright reviewed and discussed with the Transaction Committee its financial analysis with respect to Pardes and the proposed Business Combination. Thereafter, Wainwright verbally rendered its opinion to the Transaction Committee (which was subsequently confirmed by delivery of Wainwright’s written opinion addressed to the Transaction Committee dated June 29, 2021) to the effect that the consideration to be paid by FS Development II pursuant to the Merger Agreement was fair, from a financial point of view, to FS Development II. Representatives of White & Case then summarized the principal terms of the proposed Merger Agreement and the ancillary transaction documents and reviewed for the Transaction Committee the timeline of events and the process undertaken to date by FS Development II management and by the Transaction Committee in considering the potential transaction. White & Case then reviewed with the Transaction Committee their fiduciary duties in the context of the proposed Business Combination. After further discussion and deliberation, the Transaction Committee unanimously resolved to recommend that the Board authorize and approve the Merger Agreement, the ancillary documents thereto and the transactions contemplated thereby (including the Merger and the PIPE Investment).

On June 27, 2021, the Board held a special meeting via video conference to further consider and discuss the proposed transaction with Pardes. Representatives of Wainwright and White & Case were also in attendance. Dr. Tananbaum recused himself from this meeting. Members of the Board reviewed the transaction process to date, including the material terms of the transaction documents, the status of the PIPE Investment, the scope and results of the diligence conducted, the state of the market and the potential risks associated with Pardes’s business and operations. White & Case then reviewed the principal terms of the proposed Merger Agreement and ancillary transaction documents. Members of the Board discussed the Fairness Opinion and the Transaction Committee’s recommendation to the Board to approve the Merger Agreement and the transactions and documents contemplated thereby (including the Merger and the PIPE Investment). White & Case then reviewed with the Board their fiduciary duties in the context of the proposed Business Combination. White & Case also discussed the potential for conflicts of interest relating to the transaction by virtue of Dr. Tananbaum’s status as a director of Pardes and the existing equity interests in Pardes held by funds affiliated with FS Development II. Following discussions and deliberations, the Board voted to approve the Business Combination with Pardes as well as the PIPE Investment. In approving the transactions, the Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

On June 29, 2021, the parties entered into the Merger Agreement and FS Development II entered into the subscription agreements for the PIPE Investment. On June 29, 2021, the parties issued a press release announcing the Business Combination, their entry into the Merger Agreement, and the PIPE Investment and FS Development II filed a Form 8-K disclosing the Business Combination, its entry into the Merger Agreement, and the PIPE Investment.

On November 7, 2021, the parties executed an amendment to the Merger Agreement. Among other things, the amendment provides that the holders of the FS Development II Class A Common Stock shall separately vote on the increase in the number of shares of FS Development II Class A Common Stock authorized for issuance pursuant to the Proposed Charter.

Board’s Reasons for Approval of the Business Combination

FS Development II was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FS Development II sought to do this by utilizing the networks and industry experience of both its management team and the Board to identify, acquire and operate one or more businesses within or outside of the United States.

This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

As described in greater detail under the section titled “The Business Combination Proposal — Background of the Business Combination,” the Transaction Committee and the Board, in evaluating the Business Combination, consulted with its management and legal and financial advisors, and, in reaching its decision to recommend approval of the Business Combination, considered a variety of factors. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Transaction Committee and the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Each of the Transaction Committee and the Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

On March 1, 2021, the Board formed the Transaction Committee comprised solely of members of the Board that were determined to be independent and disinterested with respect to the potential Business Combination transaction with Pardes. The Transaction Committee was empowered to, among other things, evaluate the terms of such potential transaction, obtain a fairness opinion from an independent financial advisor, report to the Board its recommendations and conclusions with respect to such potential transaction, and, if the committee determined that it was advisable and in the best interests of FS Development II, approve and recommend that the Board approve such transaction.

Recommendation of the Transaction Committee

The Transaction Committee, with the advice and assistance of our financial and legal advisors, and in consultation with FS Development II’s senior management team, evaluated the terms of the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement. The Transaction Committee was actively engaged in the process on a continuous and regular basis.

After careful consideration, on June 27, 2021, the Transaction Committee unanimously (i) determined that the terms and conditions of the Merger Agreement and the Business Combination were advisable, fair to and in the best interests of FS Development II and its stockholders and (ii) resolved to recommend that the Board approve the Merger Agreement, the Business Combination and the other agreements and transactions contemplated thereby.

Recommendation of the Board

The Board, in evaluating the Business Combination, consulted with FS Development II’s management and its legal counsel, financial advisors and other advisors, taking into account the recommendation of the Transaction Committee. After careful consideration, on June 27, 2021, the Board (except for Dr. Tananbaum, who recused himself from this meeting) (i) determined that the terms and conditions of the Merger Agreement and the Business Combination were advisable, fair to and in the best interests of FS Development II and its stockholders and (ii) resolved to recommend that the stockholders adopt the Merger Agreement and approve the Business Combination and other Proposals.

Reasons for Approval of the Business Combination

Each of the Transaction Committee and the Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including the following material factors (which are not weighted or in any order of significance):

•        Vaccines are likely not sufficient to address the pandemic caused by SARS-CoV-2, which remains an area of unmet medical need.    Treatment and prevention of infection with SARS-CoV-2 remains an area of unmet medical need. Multiple vaccines have emerged as potential tools to protect individuals from SARS-CoV-2 infection. These vaccines target the “spike” protein on the surface of the virus particle, have largely demonstrated the ability to protect against severe disease; and will be an important component of any global response to this or future SARS-CoV-2 pandemics. Global distribution, however, has emerged as a challenge with a majority of the world’s countries receiving insufficient doses to provide protection to their populations. The requirement for extreme cold storage for some of these vaccines also presents a barrier to worldwide distribution. Reluctance to vaccination has also emerged as a significant impediment to controlling the pandemic, with vulnerable persons providing a reservoir for sustained transmission and subsequent waves of infection. Simultaneously, multiple viral variants involving changes in the SARS-CoV-2 spike protein have been identified, with worrisome potential for reduced susceptibility to both antibody therapies and vaccines, along with an increase in transmission. It is anticipated that these variants will continue to emerge because the spike protein is not “conserved” across coronavirus species and is susceptible to evolutionary change under selective pressure from the immune system — as we have seen in this pandemic.

•        Lead product candidate PBI-0451 is an oral, pan-coronaviral protease inhibitor that inhibits viral replication by targeting the coronavirus main protease (Mpro), an area of the virus that is highly conserved among the SARS-CoV-2 virus and important emerging variants of concern.    PBI-0451 is being designed as an orally administered direct acting antiviral, or DAA, whose mechanism of action is inhibition of the coronaviral Mpro, a viral protein with no direct human equivalent that is both highly conserved and essential for replication of all known coronaviruses. Given the highly conserved nature of the Mpro target, which is shared among all known coronaviruses, including emerging variants of concern, we believe emerging variants of SARS-CoV-2 will likely retain this target for PBI-0451.

•        To date no oral direct acting anti-viral protease inhibitor for the treatment or prevention of SARS-CoV-2 has been approved by any regulatory agency.    There are currently several protease inhibitors being explored as therapeutic options for SARS-CoV-2, including PBI-0451, which is in phase 1 human studies, and two other programs in Phase 2/3 clinical studies. To our knowledge, however, as of November 1, 2021, no coronaviral protease inhibitor that can be orally administered has been approved by any regulatory agency.

•        SARS-CoV-2 represents a potentially significant commercial opportunity.    Pardes plans to develop PBI-0451 for both oral treatment and prophylaxis of pandemic COVID-19. Such treatments are required both for SARS-CoV-2 as well as to develop the means to prevent future pandemics. As a result, we believe governments are likely to stockpile an effective oral treatment for SARS-CoV-2 and potential future coronavirus outbreaks. Given the unprecedented nature of COVID-19, the rapidly evolving response to its treatment, the ongoing evolution of coronavirus variants with reduced susceptibility to vaccines, and the unknown extent of subsequent waves of infection, the market opportunity for a COVID-19 therapeutic is difficult to predict but represents a potentially significant commercial opportunity.

•        Broad in vitro preclinical activity against SARS-CoV-2 and other coronaviruses observed.    In vitro PBI-0451 has demonstrated inhibition of function against every coronavirus protease against which it has been tested to date, including both human pandemic, common cold, and non-human-infecting coronaviruses. Similarly, PBI-0451 has demonstrated the ability to prevent SARS-CoV-2 replication in multiple cell models. The potency against SARS-CoV2 in cell-based models, in combination with the lack of toxicity observed in the treated cells, suggests that if PBI-0451 can achieve therapeutic levels in human infected tissues, it may have similar potential to inhibit SARS-CoV-2 replication in vivo, in humans.

•        Oral bioavailability in all species tested to date and a favorable preclinical pharmacokinetic (PK) profile.    On the basis of the pre-clinical pharmacokinetic and toxokinetic studies, we believe that orally administered PBI-0451 has the potential to achieve and maintain concentrations above the required to inhibit SARS-CoV-2 based on in vitro (biochemical and cellular) studies. In animal studies, PBI-0451 has been observed to distribute into lung tissue.

•        Generally well-tolerated in animal studies.    Single and multiple doses of PBI-0451 have been administered to animals at doses ranging from 0.5 to 1000 mg/kg/day. PBI-0451 did not have clinically relevant effects on the cardiovascular, CNS, or respiratory systems in safety pharmacology assessments. In a 14-day repeat dose GLP toxicity study in mice, the only PBI-0451 related finding was increased liver weights at the high dose, which was reversible, had no microscopic correlate, and was considered non-adverse. In a 14-day repeat dose GLP toxicology study in dogs, there were no test article-related findings. Based on results in an Ames assay and an in vitro micronucleus study, PBI-0451 was not observed to be genotoxic.

•        PBI-0451 demonstrated anti-viral activity against all coronaviruses tested.    In preclinical studies, PBI-0451 demonstrated ability to inhibit both protease function in biochemical assays and inhibit viral replication in cell-based assays designed to evaluate activity against SARS-CoV-2 as well as “common cold” strains of coronavirus., We believe the broad antiviral activity seen supports its potential to inhibit replication of a broad range of coronaviruses, including SARS-CoV-2, and its variants. This belief will be tested in clinical trials.

•        Intellectual property/patents.    As of November 16, 2021, Pardes has two issued patents, nineteen (19) provisional patent applications, three (3) non-provisional U.S. patent applications, and two (2) PCT filings and related foreign patent applications filed. Pardes owns four (4) patent application families that include patent claims directed to PBI-0451, pharmaceutical compositions, combination therapy, solid forms, formulation, process/manufacturing and methods for the treatment of coronaviruses, including SARS-CoV-2, using PBI-0451. As of November 16, 2021, the patent application families directed to PBI-0451 includes one issued U.S. patent, one PCT application, three (3) provisional patent applications and related foreign patent applications in Argentina, Bangladesh, China, India, Lebanon, Pakistan, Taiwan and United Kingdom. The expected year of expiration for the issued U.S. patent and for other patents issued from the PCT application, if valid and enforceable, is 2041, without regard to any extensions, adjustments, or restorations of term that may be available under U.S. or other national laws.

•        Potential for key industry partnerships.    The Pardes board of directors and management team includes individuals with relationships across the industry that the Board believes allows Pardes to strategically create synergistic collaborations and partnerships with other companies and healthcare systems in the industry.

•        Backed by top-tier healthcare and institutional investors.    Pardes’s existing investors include FCM, Khosla Ventures and GMF Capital, which the Board believes provides additional validation to Pardes’s clinical and business strategies.

•        Financial condition.    The Board also considered factors such as Pardes’s business model, general outlook, and cash runway, as well as valuations and trading of comparable companies. Pardes’s management expects that proceeds from the Trust Account and from the PIPE Investment will provide Pardes with approximately $258 million at Closing, less any redemptions.

•        Financial analysis conducted by FS Development II.    The financial analysis conducted by FS Development II’s management team and reviewed by the Board supported the equity valuation of Pardes.

•        Fairness Opinion.    The financial analysis reviewed by Wainwright as well as the oral opinion of Wainwright rendered to the Transaction Committee on June 27, 2021 (which was subsequently confirmed by delivery of Wainwright’s written opinion addressed to the Transaction Committee dated June 29, 2021) to the effect that the consideration to be paid by FS Development II pursuant to the Merger Agreement was fair, from a financial point of view, to FS Development II. See the section titled “The Business Combination Proposal — Opinion of H.C. Wainwright & Co., LLC.”

•        PIPE equity commitment.    A group of institutional and accredited investors, including certain existing Pardes stockholders, and affiliates of our Sponsor have committed $75,000,000 in PIPE subscriptions, $60,000,000 of which are from investors not associated with our Sponsor. This was viewed as support from institutional investors for the opportunities represented by the transaction, and provides for additional capital for the execution by Pardes of its business plan after the transaction is completed. In addition, participation by Gilead Sciences, Inc. in the PIPE provides further support for Pardes’s approach, technology and preclinical data to date. See the section titled “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Subscription Agreements.”

•        Sellers’ retained interest.    Pardes’s stockholders’ retention of a large stake in the Business Combination shows ongoing commitment and support for the Combined Entity.

•        Lock-Up.    The FCM Funds and certain other significant equity holders of Pardes have agreed to be subject to a 180-day lockup in respect of their shares of the Combined Entity’s common stock received in the Business Combination as a result of the Merger Agreement (subject to certain customary exceptions), which will provide important stability to the leadership and governance of the Combined Entity.

•        Negotiated transaction.    The financial and other terms of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and the fact that such terms and conditions are reasonable.

•        Pardes has a strong Advisory Board.    Pardes’s scientific and commercial advisors consist of leading individuals with a history of accomplishment in the fields of drug discovery, infectious disease, and commercialization fields, which the Board believes provides additional validation to Pardes clinical and business strategies.

•        Experienced management team.    The Board believes that Pardes has a proven and experienced team that will effectively lead the company after the Business Combination. The Board believes that the senior management of Pardes, led by Uri A. Lopatin, M.D., Pardes’s Chief Executive Officer, intend to remain with the Combined Entity in the capacity of officers and/or directors, which is expected to provide important continuity in advancing Pardes’s strategic and growth goals.

•        Familiarity of Management with Pardes.    Certain members of management of FS Development II associated with FCM have familiarity with Pardes because FCM has been an active investor in the life sciences industry for over 10 years. James B. Tananbaum, M.D., who has served as a director of Pardes since January 2021 (upon being designated by the holders of Pardes’s Series A preferred stock pursuant to the terms of the Series A Financing), currently serves as the Chief Executive Officer of FS Development II. Because of this familiarity, FCM’s due diligence of Pardes in connection with its previous investment in Pardes and Dr. Tananbaum’s position at Pardes, FS Development II was familiar with the information about Pardes’s business and growth opportunities.

Each of the Transaction Committee and the Board also identified and considered a variety of uncertainties, risks and other potentially negative factors weighing against pursuing the Business Combination, including the following material factors (which are not weighted or in any order of significance):

•        Business risks.    The risk that Pardes is an early-stage company with a history of losses and expects significant losses for the foreseeable future. Further, Pardes’s recurring losses from operations and financial condition raise substantial doubt about its ability to continue as a going concern.

•        Competition.    There are numerous approaches that pharmaceutical and biotechnology companies are taking to address the SARS-CoV-2 virus that has caused COVID-19 disease. Commercial opportunity for any of our product candidates could be reduced or eliminated if Pardes’s competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may commercialize products more quickly than we are able to.

•        Market opportunity for a COVID-19 therapeutic is difficult to predict.    Given the unprecedented nature of COVID-19, the rapidly evolving response to its treatment, the ongoing evolution of coronavirus variants with reduced susceptibility to vaccines, and the unknown extent of subsequent waves of infection, the market opportunity for a COVID-19 therapeutic is difficult to predict.

•        Benefits may not be achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Risks associated with early-stage compound.    PBI-0451, Pardes’s lead candidate, is in early stage clinical development. Accordingly, there is significant uncertainty around the development of PBI-0451 as a potential treatment for coronavirus generally, and COVID-19 specifically.

•        Clinical development risks.    PBI-0451 and any other product candidates must undergo rigorous clinical trials and regulatory approvals, and success in nonclinical studies or earlier-stage clinical trials may not be indicative of results in future clinical trials. Clinical development is uncertain and Pardes’s planned clinical trials for PBI-0451, and any other product candidates require the preparation and submission to, and approval of, an investigational new drug application, or IND, to the FDA in the United States or similar applications in relevant jurisdictions to comparable foreign regulatory bodies and may experience delays, which would adversely affect its ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on its business.

•        Manufacturing risks.    Pardes is subject to many manufacturing risks, any of which could substantially increase its costs, delay clinical programs and limit supply of its products

•        Commercializing products. Pardes does not have a sales force in place and would need to bring on a team to commercialize their product(s) should they receive regulatory approval.

•        Impact of COVID-19.    Uncertainties regarding the potential impacts of and disruptions related to the COVID-19 virus, including with respect to productivity, Pardes’s business and delays of clinical programs and timelines.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits FS Development II from soliciting or engaging in discussions regarding other business combination proposals, which restricts FS Development II’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

•        Stockholder vote.    The risk that FS Development II’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Redemption risk.    The potential that a significant number of FS Development II stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Entity following the Closing, which could hinder the Combined Entity’s ability to pursue its clinical development plans.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within FS Development II’s control, including approval by FS Development II stockholders, approval by Nasdaq of the initial listing application in connection with the Business Combination, and a minimum cash condition.

•        Listing Risks.    The challenges associated with preparing Pardes, a privately held entity, for the applicable disclosure, controls and listing requirements to which the Combined Entity will be subject as a publicly traded company on the Nasdaq.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

•        Other risks.    Various other risks associated with the Business Combination, the business of FS Development II and the business of Pardes described under the section titled “Risk Factors.”

In addition to considering the factors described above, each of the Transaction Committee and the Board also considered that the Sponsor and certain of the officers and directors of FS Development II may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders generally (please see the section titled “The Business Combination — Interests of FS Development II’s Directors and Officers and Others in the Business Combination”). As a result of such considerations, the Board established the Transaction Committee to assess and evaluate the ongoing negotiations being conducted by management. Also, Dr. Tananbaum did not participate in any meetings of Pardes’s board of directors at which the Business Combination was discussed (except as explicitly noted in the section titled “The Business Combination Proposal — Background of the Business Combination”). Further, the Board approved and recommended the Business Combination (i) during a meeting from which Dr. Tananbaum was recused and (ii) only after the Board received the Fairness Opinion and the approval of the Transaction Committee. FS Development II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Transaction Committee and of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination, and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal.

The Transaction Committee and the Board concluded that the potential benefits that it expected FS Development II and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board, upon the unanimous recommendation of the Transaction Committee, unanimously (except for Dr. Tananbaum, who recused himself from the meeting) determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of FS Development II and its stockholders. For more information about our decision-making process, please see the section titled “The Business Combination Proposal — Background of the Business Combination.”

Opinion of H.C. Wainwright & Co., LLC

At a meeting of the Transaction Committee, Wainwright rendered to the Transaction Committee its oral opinion, subsequently confirmed in Wainwright’s written opinion dated as of June 29, 2021, to the effect that, as of the date of Wainwright’s written opinion, and based upon and subject to the factors and assumptions set forth in Wainwright’s written opinion, the consideration to be paid pursuant to the Merger Agreement, consisting of the Closing Payment Shares (the “Consideration”), was fair from a financial point of view to FS Development II.

The full text of the written opinion of Wainwright, dated June 29, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Wainwright’s opinion, is attached to this proxy statement/prospectus as Annex B. The summary of Wainwright’s opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Wainwright’s written opinion. Wainwright’s opinion was provided for the information and assistance of the Transaction Committee in connection with its consideration of the proposed Business Combination. The opinion does not constitute a recommendation to the Board, the Transaction Committee, Pardes, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether holders of FS Development II Class A Common Stock should redeem their shares or whether any party should participate in the PIPE Investment.

In connection with rendering the opinion described above and performing its related financial analyses, Wainwright reviewed, among other things:

•        the Merger Agreement;

•        the registration statement on Form S-1 of FS Development II filed on January 26, 2021 and the amendments thereto;

•        certain interim reports and other communications to shareholders of FS Development II;

•         certain internal information, such as expenses expected to be incurred following the Closing as prepared by management of Pardes and approved for Wainwright’s use by FS Development II (the “Expense Forecast”); and

•        certain internal financial analyses and forecasts for Pardes as prepared by the management of FS Development II and approved for Wainwright’s use by FS Development II, including certain forecasts of certain tax assets of Pardes (which are summarized below in the section titled “— Certain Projected Financial Information”, and are referred to in this section as the “Forecasts”).

Wainwright also held discussions with members of the senior management of Pardes and FS Development II regarding their assessment of the potential benefits of the Business Combination and the past and current business operations, financial condition and future prospects of Pardes and the Combined Entity; reviewed the financial and stock market information for certain other companies in the biotechnology industry, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biotechnology industry; and performed such other studies and analyses, and considered such other factors, as Wainwright deemed appropriate.

For purposes of rendering its opinion, Wainwright, with the consent of the Transaction Committee, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Wainwright, without assuming any responsibility for independent verification thereof. In that regard, Wainwright assumed with the consent of the Transaction Committee that the Expense Forecast and the Forecasts are reasonable and consistent with the best currently available estimates and judgments of the management of FS Development II. Wainwright expressed no view or opinion with respect to the Expense Forecasts and the Forecasts or the assumptions on which they are based. For purposes of Wainwright’s financial analyses and opinion, with the consent of FS Development II, Wainwright (i) assumed that the value of each share of FS Development II capital stock (including, without limitation, each share of FS Development II Common Stock) is equal to the original issue price per share of FS Development II Class A Common Stock of $10.00 per share, notwithstanding any different terms of such shares that could impact their value, and (ii) did not perform any financial analyses to evaluate the value of FS Development II or to derive valuation references ranges for any shares of FS Development II for purposes of comparison with the value ascribed to such shares (as described in clause (i)) or otherwise. Wainwright also assumed, with the consent of FS Development II, that the Business Combination will qualify as a reorganization under the provisions of Section 368(a) of the Code. Wainwright has not made an independent evaluation, appraisal or regulatory or technical assessment of the assets and liabilities (including any contingent, derivative or other off balance-sheet assets and liabilities) of Pardes or any of its subsidiaries and Wainwright was not furnished with any such evaluation, appraisal or assessment. Wainwright assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Business Combination, if any, will be obtained without any adverse effect on Pardes or on the expected benefits of the proposed Business Combination in any way meaningful to Wainwright’s analysis. Wainwright also assumed that the proposed Business Combination would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Wainwright’s opinion did not address the underlying business decision of FS Development II to engage in the proposed Business Combination, or the relative merits of the proposed Business Combination as compared to any strategic alternatives that may be available to FS Development II; nor did it address any legal, regulatory, tax or accounting matters. Wainwright’s opinion addressed only the fairness from a financial point of view to FS Development II, as of the date of Wainwright’s written opinion, of the Consideration to be paid. Wainwright did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the proposed Business Combination or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the proposed Business Combination (including the PIPE Investment), including the contracts and arrangements between FS Development II, Pardes and/or their respective affiliates, the allocation of the amount or form of the Consideration among the Pardes Stock (including restricted stock) and options exercisable for Pardes Stock, the fairness of the proposed Business Combination to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of FS Development II or Pardes or any class of such persons in connection with the Business Combination; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Pardes or FS Development II. Wainwright did not express any opinion as to the prices at which shares of capital stock of FS Development II would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on FS Development II or Pardes or the proposed Business Combination, or as to the impact of the proposed Business Combination on the solvency or viability of FS Development II or Pardes or the ability of FS Development II or Pardes to pay their respective obligations when they come due. Wainwright’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Wainwright as of, the date of Wainwright’s written opinion, and Wainwright assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Wainwright’s written opinion.

Wainwright was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of Pardes or any other party, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, (iii) advise the Board, the Transaction Committee, Pardes or any other party with respect to alternatives to the Business Combination, or (iv) identify, introduce to the Board, the Transaction Committee, Pardes or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Business Combination.

Wainwright’s opinion was provided for the information and assistance of the Transaction Committee in connection with its consideration of the proposed Business Combination and Wainwright’s opinion does not constitute a recommendation as to how any holder of shares of FS Development II common stock should vote with respect to the proposed Business Combination or any other matter. Wainwright’s opinion was approved by a fairness committee of Wainwright.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Wainwright to the Transaction Committee in connection with Wainwright’s rendering to the Transaction Committee the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Wainwright, nor does the order of analyses described represent relative importance or weight given to those analyses by Wainwright. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Wainwright’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 25, 2021 and is not necessarily indicative of current market conditions.

Implied Value of the Consideration.

As noted above, Wainwright assumed, with the Transaction Committee’s consent, that the implied value of each share of FS Development II capital stock was equal to the original issue price per share of FS Development II Class A Common Stock of $10.00 per share. Based on this assumption, the implied value of the Consideration to be paid pursuant to the Merger Agreement is $325 million.

Illustrative Discounted Cash Flow Analysis — Pardes

Based on the Forecasts, Wainwright performed illustrative discounted cash flow analyses on Pardes on a stand-alone basis. Wainwright utilized discount rates ranging from 4.0% to 6.0%, reflecting estimates of Pardes’s weighted average cost of capital (“WACC”). Wainwright derived the discount rates referenced above by application of the Capital Asset Pricing Model, which is commonly referred to as “CAPM.” CAPM requires certain company-specific inputs, including a company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a company beta, in addition to certain financial metrics relating to U.S. financial markets.

Perpetual Growth Methodology

Wainwright discounted to present value as of December 31, 2020 (i) estimates of the unlevered free cash flows, to be generated by Pardes on a stand-alone basis, for the period from January 1, 2021 to December 31, 2040 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Pardes, which were calculated by applying perpetuity growth rates ranging from 0.00% to 1.00% to a terminal year estimate of revenue to be generated by Pardes as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Wainwright utilizing its professional judgment and experience, taking into account the fact that the Forecasts support a single indication through 2040. Wainwright derived a range of illustrative enterprise values, which is defined as the market value of common equity plus the book value of preferred stock and the book value of debt less cash and cash equivalents (“EVs”), for Pardes on a standalone basis of $715.2 million to $969.9 million by adding the ranges of present values it derived as described above.

Revenue Multiple Methodology

Wainwright discounted to present value as of December 31, 2020 (i) estimates of the unlevered free cash flows, to be generated by Pardes on a stand-alone basis, for the period from January 1, 2021 to December 31, 2040 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Pardes, which were calculated by applying exit terminal year revenue multiples ranging from 3.0x to 5.0x to a terminal year estimate of revenue to be generated by Pardes as reflected in the Forecasts. The range of exit terminal year revenue multiples was estimated by Wainwright utilizing its professional judgment and experience, taking into account the historical trading multiples of certain publicly traded corporations in the biotechnical industry (more specifically, companies developing therapeutics to treat infectious diseases, prophylactics and platform technology companies).

Wainwright derived a range of illustrative EVs for Pardes on a standalone basis of $678.8 million to $854.5 million by adding the ranges of present values it derived as described above.

Selected Companies Analysis

Wainwright reviewed and compared certain financial information for Pardes to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the biotechnology industry, referred to as the selected companies:

Early- and Mid-Stage Companies • Aligos Therapeutics, Inc. • Neoleukin Therapeutics, Inc. • Relay Therapeutics, Inc. • Revolution Medicines, Inc. • Translate Bio, Inc.	Later-Stage Companies • Atara Biotherapeutics, Inc. • Atea Pharmaceuticals, Inc. • BioCryst Pharmaceuticals, Inc. • Inovio Pharmaceuticals, Inc. • Vir Biotechnology, Inc.

Although none of the selected companies is directly comparable to Pardes, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Pardes. The selected companies were chosen because they were companies that, based on Wainwright’s experience, expertise and knowledge of the biotechnology industry, and taking into account their respective proposed or existing product lines, therapeutic focus, technological approach, and other factors, have operations that Wainwright considered generally similar to certain operations of Pardes for purposes of its analysis.

Wainwright calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, FactSet, and market data as of June 25, 2021. For purposes of the selected companies analyses, Wainwright utilized revenue multiples, rather than earnings before interest, taxes, depreciation and amortization (“EBITDA”) or earnings before interest and taxes (“EBIT”) multiples since most of the selected companies did not forecast positive EBITDA or EBIT for the periods estimated.

Wainwright calculated, among other things and to the extent available, EV as a multiple of estimated revenue during the fiscal years 2023, 2024 and 2025.

The results of these calculations are summarized as follows:

Selected Biotechnology Companies
EV as a multiple of:	Range	Median
FY 2023E Revenue	4.4x – 1065.8x	42.0x
FY 2024E Revenue	0.5x – 324.2x	16.6x
FY 2025E Revenue	1.0x – 53.0x	8.2x

Wainwright performed illustrative analyses of the implied present value of Pardes’s theoretical future EV as a function of Pardes’s estimated future revenue and assumed forward EV/revenue multiples for calendar years 2023, 2024 and 2025. For these analyses, Wainwright used the revenue forecasts for Pardes for calendar years 2023, 2024 and 2025 as provided in the Forecasts. Wainwright first calculated illustrative implied future EV at December 31 for each of the years 2023 through 2025 using the revenue set forth in the Forecasts for such periods by applying EV/revenue multiples ranging from 3.0x to 5.0x to the applicable revenue Forecasts for 2023 to 2025. The illustrative range of EV/revenue multiple estimates was derived by utilizing Wainwright’s professional judgment and experience. Rather than applying the average, median or range of multiple(s) from the analysis of certain publicly-traded companies in the biotechnology industry, Wainwright selected multiples that, in its judgement, reflected Pardes’s growth outlook and capital requirements relative to such selected public companies. Wainwright then discounted the implied December 31, 2023 to 2025 EVs to December 31, 2020, using discount rates ranging from 4.0% to 6.0%, reflecting an estimate of

Pardes’s WACC. This analysis resulted in illustrative ranges of implied present values of Pardes’s theoretical future EV as of December 31, 2023, 2024 and 2025, using the range of EV/revenue multiples of 3.0x to 5.0x applied to Pardes’s revenue Forecasts in each of the years 2023, 2024 and 2025, respectively, of:

•        $527.7 million to $931.3 million;

•        $254.4 million to $457.6 million; and

•        $249.7 million to $457.7 million, respectively.

While the range of revenue multiples used in Wainwright’s analysis is lower than the median values calculated for the selected companies, Pardes does not currently generate revenue, and, therefore, Wainwright, utilizing its professional judgment and experience, applied a lower range of revenue multiples.

Selected Precedent Transactions Analysis

Wainwright analyzed certain publicly available information relating to certain acquisition transactions announced since January 1, 2011 involving target companies in the biotechnology industry. These transactions represent target operating companies in the infectious disease therapeutics and prophylaxis segments, as well as companies with platform technologies or in which the acquiror operates in an aforementioned segment.

While none of the target companies in the selected transactions are directly comparable to Pardes and none of the selected transactions are directly comparable to the proposed Business Combination, the target companies in the selected transactions listed below are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of Pardes, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed Business Combination. The selected transactions were chosen because they were transactions that, based on Wainwright’s experience, expertise and knowledge of the biotechnology industry, and taking into account their respective proposed or existing product lines, therapeutic focus, technological approach, and other factors, have operations that Wainwirght considered generally similar to certain operations of Pardes for purposes of its analysis.

Announcement Date	Target	Acquiror
February 26, 2021	Silicon Insite, Inc.	Roivant Sciences Ltd.
February 25, 2021	Pandion Therapeutics, Inc.	Merck Sharp & Dohme Corp.
February 23, 2021	Guide Therapeutics, Inc.	Beam Therapeutics, Inc.
December 10, 2020	MYR GmbH	Gilead Sciences, Inc.
December 10, 2020	NBE-Therapeutics AG	Boehringer Ingelheim International GmbH
October 26, 2020	Asklepios BioPharmaceutical, Inc.	Bayer AG
September 2, 2020	Clene Nanomedicine, Inc.	Tottenham Acquisition I Ltd.
August 17, 2020	Principia Biopharma, Inc.	Sanofi
August 10, 2020	Pfenex Inc	Ligand Pharmaceuticals Incorporated
May 4, 2020	Stemline Therapeutics, Inc.	Berlin-Chemie AG
December 26, 2019	Xyphos Biosciences, Inc.	Astellas Pharma Inc.
December 9, 2019	Synthorx, Inc.	Sanofi
October 16, 2019	Achillion Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.
August 8, 2019	Bluerock Therapeutics	Bayer AG
July 15, 2019	Amal Therapeutics SA	Boehringer Ingelheim International GmbH
February 25, 2019	Spark Therapeutics, Inc.	Roche Holding AG
August 17, 2018	Ziylo Ltd.	Novo Nordisk A/S
July 12, 2018	AMPAC Fine Chemicals LLC	SK Holdings Co., Ltd.
July 11, 2018	Visterra, Inc.	Otsuka Pharmaceutical Co., Ltd.
March 16, 2018	Prexton Therapeutics SA	H. Lundbeck A/S
December 8, 2014	Cubist Pharmaceuticals, Inc.	Merck & Co., Inc
November 11, 2013	ViroPharma Incorporated	Shire Plc
November 21, 2011	Pharmasset, Inc.	Gilead Sciences, Inc

Using publicly available information, for each of the selected transactions, Wainwright calculated and compared various financial multiples, ratios and premiums based on information it obtained from SEC filings, FactSet, and market data as of June 25, 2021. For purposes of the selected precedent transactions analysis, Wainwright used revenue multiples, as compared to EBITDA or EBIT multiples, since most of the target companies in the selected transactions did not generate positive EBITDA or EBIT.

Wainwright calculated, among other things and to the extent publicly available, the EV implied by the acquisition price of the relevant target company as a multiple of the target company’s last 12 months (“LTM”) of revenue as of the time of the announcement of the transaction, using information disclosed in FactSet. The results of these calculations are summarized as follows:

Selected Biotechnology Transactions
EV as a multiple of:	Range	Median
LTM Revenue	6.8x – 1,1372.5x	35.7x

Wainwright performed illustrative analyses of the implied present value of Pardes’s theoretical future EV as a function of Pardes’s estimated future revenue and assumed EV/LTM revenue multiples for calendar years 2023, 2024 and 2025. For these analyses, Wainwright used the revenue forecasts for Pardes for calendar years 2023, 2024 and 2025 as provided in the Forecasts. Wainwright first calculated illustrative implied future EV at December 31 for each of the years 2023 through 2025 using the revenue set forth in the Forecasts for such periods by applying EV/LTM revenue multiples ranging from 4.0x to 6.0x to the applicable revenue forecasts. The illustrative range of EV/LTM revenue multiples estimates was derived by Wainwright utilizing its professional judgment and experience, taking into account current and historical trading data for selected companies in the biotechnology industry. Rather than applying the average, median or range of multiple(s) from its analysis of selected transactions, Wainwright selected multiples that, in its judgement, reflected Pardes’s growth outlook and capital requirements, based on the Forecasts, relative to such selected transactions. Wainwright then discounted the implied December 31, 2023 to 2025 EVs to December 31, 2020, using illustrative discount rates ranging from 4.0% to 6.0%, reflecting an estimate of Pardes’s WACC. This analysis resulted in illustrative ranges of implied present values of Pardes’s theoretical future EV as of December 31, 2023, 2024 and 2025, using EV/ revenue multiples of 4.0x to 6.0x applied to Pardes’s forecasted revenue, based on the Forecasts, in each of the years 2023, 2024 and 2025, respectively, of:

•        $703.7 million to $1,117.5 million;

•        $339.2 million to $549.1 million; and

•        $332.9 million to $549.3 million, respectively.

While the range of revenue multiples is used in Wainwright’s analysis is lower than the median values calculated for the selected transactions, Pardes does not currently generate revenue, and, therefore, Wainwright, utilizing its professional judgment and experience, applied a lower range of revenue multiples.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Wainwright’s opinion. In arriving at its fairness determination, Wainwright considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Wainwright made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Pardes or the proposed Business Combination.

Wainwright prepared these analyses for purposes of providing its opinion to the Transaction Committee that, as of the date of the opinion, the Consideration to be paid pursuant to the Merger Agreement was fair from a financial point of view to FS Development II. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Since these analyses are inherently subject to uncertainty, based upon numerous factors or events beyond the control of the parties or their respective advisors, Wainwright does not assume responsibility if future results are materially different from those forecast.

The Consideration to be paid pursuant to the Merger Agreement was approved by the Transaction Committee. Wainwright did not recommend to FS Development II that any specific amount or kind of consideration be paid or that any specific amount or kind of consideration constituted the only appropriate consideration for the proposed Business Combination.

As described above, Wainwright’s opinion to the Transaction Committee was one of many factors taken into consideration by the Transaction Committee in making its determination to approve the proposed Business Combination. The foregoing summary does not purport to be a complete description of the analyses performed by Wainwright in connection with the delivery of its fairness opinion to the Transaction Committee and is qualified in its entirety by reference to the written opinion of Wainwright attached as Annex B to this proxy statement/prospectus.

Wainwright and its affiliates are engaged in strategic advisory, underwriting and agency financing, principal investing, sales and trading, research, and other financial and non-financial activities and services for various persons and entities. Wainwright and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of FS Development II, Pardes, any of their respective affiliates and third parties and, as applicable, portfolio companies. Wainwright has provided certain underwriting and agency services to FS Development II’s affiliates and their portfolio companies from time to time for which Wainwright has received, and may receive, compensation, including having acted as a co-manager with respect to ProQR Therapeutics N.V.’s confidentially marketed public offering of 15,923,077 common shares in March 2021; lead manager with respect to Aclaris Therapeutics, Inc.’s confidentially marketed public offering of 6,306,271 common shares in January 2021; lead manager with respect to Cullinan Management, Inc.’s initial public offering of 13,685,000 common shares in January 2021; co-manager with respect to Kura Oncology, Inc.’s follow-on public offering of 9,326,500 common shares in December 2020 and their confidentially marketed public offerings of 10,465,000 common shares in May 2020 and 6,785,000 common shares in June 2019; co-manager with respect to Keros Therapeutics, Inc.’s follow-on public offering of 2,990,000 common shares in November 2020 and their initial public offering of 6,900,000 common shares in April 2020; co-manager with respect to Wave Life Sciences Limited’s confidentially marketed public offerings of 8,333,334 common shares in September 2020 and 4,542,500 common shares in January 2019; co-manager with respect to Cytokinetics, Inc.’s follow-on public offering of 8,385,417 common shares in July 2020 and their conversion offering in November 2019; lead manager with respect to Acceleron Pharma Inc.’s follow-on public offering of 5,594,593 common shares in June 2020; co-manager with respect to Turning Point Therapeutics Inc.’s follow-on public offering of 6,229,167 common shares in May 2020; co-lead manager with respect to Protagonist Therapeutics Inc.’s follow-on public offering of 8,050,000 common shares in May 2020; co-manager with respect to Karyopharm Therapeutics, Inc.’s follow-on public offering of 7,187,500 common shares in March 2020; co-manager with respect to Denali Therapeutics, Inc.’s follow-on public offering of 9,000,000 common shares in January 2020; and co-manager with respect to Epizyme, Inc.’s confidentially marketed public offering of 15,000,000 common shares in March 2019. During the two-year period ended June 29, 2021, Wainwright recognized compensation for underwriting and agency services provided by it to FS Development II’s affiliates and their portfolio companies of approximately $6.7 million. During the two-year period ended December 13, 2020, Wainwright has not been engaged by Pardes and/or its respective affiliates to provide financial advisory, underwriting and/or agency financing services for which Wainwright has recognized compensation. Wainwright may also in the future provide financial advisory and/or underwriting services to FS Development II, Pardes and their respective third parties, affiliates and, as applicable, portfolio companies, for which Wainwright may receive compensation.

FS Development II selected Wainwright as its financial advisor because, among other things, of its experience and reputation as a financial advisor, underwriter and agent in the biotechnology sector. Pursuant to an engagement letter dated June 3, 2021, Wainwright was engaged to render a fairness opinion to the Transaction Committee in connection with the proposed Business Combination. The engagement letter between FS Development II and Wainwright provides for a fee in an amount equal to $475,000, payable on the date on which the opinion was delivered that is not conditioned upon the results of Wainwright’s evaluation and analysis or upon the conclusions reached in the opinion. In addition, FS Development II agreed to reimburse Wainwright for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Wainwright and related persons against various liabilities, including certain liabilities under federal securities laws.

Certain Projected Financial Information

FS Development II and Pardes do not as a matter of course make public projections as to future revenues, earnings or other results. However, in connection with its evaluation of the Business Combination, the Board considered certain non-public financial projections prepared by FS Development II management with respect to Pardes as a standalone company (the “FSII Forecasts”). The FSII Forecasts were not prepared with a view toward public disclosure or with a view toward complying with accounting principles generally accepted in the United States of America (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The FSII Forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The FSII Forecasts are not included in this proxy statement/prospectus in order to induce any stockholders to vote in favor of any of the proposals presented at the Special Meeting, and you are cautioned not to rely on the FSII Forecasts in making a decision regarding the Business Combination Proposal, as the FSII Forecasts will be different than actual results, and those differences may be material.

A summary of the key elements of the FSII Forecasts is set forth below. This summary information has not been included to influence your views on the Business Combination but solely to provide our stockholders access to certain previously non-public information that was prepared by FS Development II management and presented to the Board in connection with its evaluation of the Business Combination and that was provided to Wainwright in connection with its financial analysis and provision of the Fairness Opinion, as further described under “The Business Combination Proposal — Opinion of H.C. Wainwright & Co., LLC”. The information from the FSII Forecasts included below is not fact and should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Pardes and FS Development II included in this proxy statement/prospectus. Because the FSII Forecasts were prepared on a standalone basis, they do not give effect to the proposed Business Combination.

FS Development II management, in preparing the FSII Forecasts, considered the financial model prepared by an affiliate of our Sponsor, FCM, in connection with its evaluation of the Series A Financing (the “Series A Model”). The Series A Model was prepared on the basis of documents and other information provided by Pardes in connection with the Series A Financing and reflect certain adjustments and assumptions of FCM’s management based on their experience and judgment. Certain key updates made to the Series A Model include, among other things, near and long term infection rates, stockpile rates, market penetration, global commercial uptake as a percentage of U.S. sales and the various other assumptions and factors described in this section.

Although FS Development II considered and referenced the Series A Model in creating the FSII Forecasts, the FSII Forecasts reflect FS Development II management’s independent work and underlying assumptions. In particular, the FSII Forecasts include certain material assumptions of FS Development II’s management relating to, among other things, revenue growth rates, gross margins and operating costs, which assumptions reflect management’s expectations and underlying assumptions regarding the successful development of PBI-0451, the probability of regulatory approval, near and long term infection rates, long term hospitalization rates, long term symptomatic rates, treatment rates, U.S. and global vaccination rates, successful commencement and/or completion of clinical trials of PBI-0451, product pricing and commercialization, government stockpiles, U.S. population growth, market penetration, the availability and amount of reimbursement, sales and the patent life of products. The FSII Forecasts were not contemporaneously reviewed by Pardes management.

Throughout its evaluation and negotiation of the potential Business Combination with Pardes, FS Development II management periodically updated the FSII Forecasts to reflect the continuing evolution of global COVID infection rates and vaccination rates, the efficacy of vaccines, decreased number of COVID cases, changing valuations of selected public company comparables, and their own expertise in the valuation of early-stage biotech investments.

The inclusion of the FSII Forecasts in this proxy statement/prospectus should not be deemed an admission or representation by, or in any way adopted by, FS Development II, Pardes, the Combined Entity or any of their respective officers, directors, employees, affiliates, advisors, or other representatives with respect to such projections, nor should the inclusion of the FSII Forecasts in this proxy statement/prospectus be regarded as an indication that any such persons considered or consider the FSII Forecasts to be necessarily indicative, or a reliable prediction, of actual future events. The FSII Forecasts are not predictive of the Combined Entity’s actual future results and should not be construed as financial guidance for any future period. Accordingly, reliance should not be placed on the projections to make a decision regarding the transaction.

FS Development II management and the FS Development II Board believe that, while forming only a part of the analysis involved with the approval of the Business Combination and the Board’s recommendation of approval to the FS Development II stockholders, it was nonetheless helpful to the Board’s process and determination to review potential forecasted financial information given that Pardes was at the time a pre-clinical stage company and the performance of the Combined Entity following the closing of the Business Combination would be contingent upon, in part, the market opportunity for the Combined Entity, and as a result FS Development II management prepared the FSII Forecasts.

The FSII Forecasts used the following key assumptions:

•        forecasted information through 2040, reflecting 13 years of exclusivity from full FDA approval, which FS Development II additionally believed was reasonable given the other assumptions and in particular given the impact of the discount rate;

•        revenues resulting only from Pardes’s PBI-0451 product candidate, without any amounts allocated to Pardes’s other pipeline product candidates, including discovery candidates targeting inflammation and oncology;

•        probabilities of success of approval (“POS”) of PBI-0451 for the treatment of symptomatic coronaviruses, including the coronavirus that causes COVID-19, of 20% (which increases to 90% after P2/3 data), and for the prophylactic treatment of coronaviruses, including the coronavirus that causes COVID-19, of 20% (which increases to 90% after P2/3 data), which probabilities were based on POS adjustments for similarly situated product candidates and which FS Development II believed to be reasonable, based on a review of publicly available studies and industry practice;

•        scaling POS adjustments for certain expense line items, starting at 100% POS in year one and dropping to 90% POS in year two and then to 25% POS in year three and through 2029;

•        eligible annual patients of approximately 2.7 million on the U.S. and a relevant market share of 30%;

•        assumed prices at commercial launch ranging from $300 per treatment for prophylactic outpatient treatment and stockpiling to $500 per treatment for inpatient treatment, with annual price increases of 3% in U.S.;

•        an assumed gross sale to net sale reduction of 20% to account for estimated distribution, discounts, rebates and other customary adjustments;

•        POS adjusted annual forecasted operating expenses ranging from $3 million to $66 million (based on FS Development II management assumptions regarding product cost, general and administrative expenses and sales and marketing expenses, based on industry information and FS Development II management experience, which FS Development II believed to be reasonable for similarly situated companies);

•        hospitalization rate of 10% for the infected population in the U.S., and 85% of these patients will be treated with a direct acting antiviral in the inpatient setting;

•        symptomatic rate of 60% for the infected population in the U.S., and 50% of these patients will take a direct acting antiviral as an outpatient; and

•        average of four people impacted by an infected individual in the U.S., and 20% of these individuals will seek direct acting antiviral as post-exposure prophylaxis as an outpatient.

Although FS Development II’s management believes its assumptions to be reasonable, all financial projections are inherently uncertain, and FS Development II expects that differences will exist between actual and projected results, and such differences may be material. Even though the FSII Forecast information summarized below is presented with numerical specificity, the FSII Forecasts reflect numerous variables, estimates, and assumptions with respect to general business, economic, market, regulatory and financial conditions, competitive uncertainties, operational assumptions, and various other factors and contingencies, all of which are difficult to predict and many of which are beyond FS Development II’s or Pardes’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors”. In addition, the FSII Forecasts cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year.

The FSII Forecasts have been prepared by, and are the responsibility of, FS Development II’s management. Neither the independent registered public accounting firms of FS Development II, Pardes or the Combined Entity, nor any other independent accountant, has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the FSII Forecasts, and accordingly, neither the independent registered public accounting firms of FS Development II, Pardes or the Combined Entity, nor any other independent accountant, expresses an opinion or any other form of assurance with respect thereto. The reports of the independent registered public accounting firms of FS Development II and Pardes included in this proxy statement/prospectus relate to historical financial information of FS Development II and Pardes contained in previously issued financial statements and do not extend to the FSII

Forecasts and should not be read to do so. You are encouraged to review the audited financial statements of Pardes and the notes thereto, included in this proxy statement/prospectus, as well as the financial information provided in the section titled “Selected Financial and Other Data of Pardes” in this proxy statement/prospectus and to not rely on any single financial measure.

The FSII Forecasts do not take into account any circumstances or events occurring after the date they were prepared, and none of FS Development II, Pardes, the Combined Entity or any of their respective representatives intend to, or undertake any obligation to, update, correct, or otherwise revise the FSII Forecasts to reflect circumstances existing or arising after the date such projections were generated, including changes in general economic or industry conditions, or to reflect the occurrence of subsequent events, in each case even in the event that any or all of the assumptions or other information underlying the management projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. The Combined Entity does not intend to refer back to these projections in its future periodic reports filed under the Exchange Act. Additionally, the FSII Forecasts do not take into account the effect of any failure of the Business Combination to be consummated and therefore should not be viewed as accurate or continuing in that context.

In light of the foregoing factors and the uncertainties inherent in financial projections, FS Development II stockholders are cautioned not to place reliance on the FSII Forecasts.

The following table presents a selected summary of the key elements of the FSII Forecasts, namely the risk adjusted revenue and unlevered free cash flow generated by Pardes’s lead product candidate. The FSII Forecasts include financial measures that were not prepared in accordance with GAAP and that may be different from non-GAAP financial measures used by other companies. FS Development II believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating Pardes’s ongoing operating results and trends. These non-GAAP measures should not be considered in isolation from, or as a substitute for or superior to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

	Risk Adjusted FSII Forecasts for Year Ending December 31(1) (in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E
Total Revenue	0	0	210	107	111	116	121	241	130	136	141	147	294	159	165	172	72	47	29	16
Unlevered FCF	(33)	(73)	113	32	50	56	69	150	75	79	83	88	185	96	100	104	44	29	18	10

____________

(1)      Forecasts reflect the following additional key assumptions:

•        20% POS applied to revenue projections and scaling POS assumptions applied to certain expense line items;

•        24% tax rate;

•        14% discount rate reflecting private company status and an 11% discount rate reflecting public company status, based on FS Development II management’s estimate of Pardes’s weighted average cost of capital;

•        terminal value based on a 0% terminal growth rate, which was selected based on the industry and market experience of FS Development II management;

•        U.S. government stockpile rate reflects 1% of U.S. population;

•        Ex-U.S. sales reflect 85% of U.S. sales, ex-U.S. launch occurs same year as U.S.;

•        COGS start at 15% of revenue and end at 6% steady state;

•        Steady state R&D expenses is 2% of revenue;

•        Steady state G&A expenses is 2.5% of revenue;

•        Steady state annual S&M expenses of $40-50 million (POS-unadjusted), prior to LOE; and

•        Steady state operating margin is in the range of 73-86% (POS-unadjusted).

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Acquisition of Pardes; Merger Consideration

Upon the Closing, Merger Sub will merge with and into Pardes (the “Merger”) with Pardes surviving the Merger as a wholly owned subsidiary of FS Development II.

As a result of the Business Combination, an aggregate number of shares equal to the Closing Payment Shares will be issued (or reserved for issuance pursuant to currently exercisable options or options that Pardes is currently contractually obligated to grant) in respect of shares of Pardes capital stock, and options to purchase shares of Pardes capital stock, in each case, issued and outstanding immediately prior to the Closing. Each holder of Pardes Common Stock will receive a number of Common Shares of the Combined Entity equal to the Consideration Ratio multiplied by the number of shares of Pardes Common Stock held by such person. Each outstanding option to purchase Pardes Common Stock and each share of Pardes restricted stock shall convert into an option to purchase the equivalent number of Common Shares of the Combined Entity or the equivalent number of restricted shares of the Combined Entity, respectively.

The parties agreed that immediately following the closing of the Business Combination, the Combined Entity’s board of directors will consist of seven (7) directors, one of which will be designated by the Sponsor and six of which will be designated by Pardes.

Stockholder Approval

Prior to the Closing, the affirmative vote of holders of a majority of the votes cast of FS Development II Common Stock, voting together as a single class, at a stockholder’s meeting (at which there is a quorum) must approve the transactions contemplated by the Merger Agreement (the “Stockholder Approval”). In connection with obtaining the Stockholder Approval, FS Development II must call a special meeting of its common stockholders and must prepare and file with the SEC a proxy statement on Schedule 14A, which will be mailed to all stockholders entitled to vote at the meeting.

Representations and Warranties

In the Merger Agreement, Pardes makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things:

•        its corporate organization, qualification to do business in each jurisdiction in which its properties are owned or leased by it or the operation of its business as currently conducted, good standing and corporate power required to own and operate its properties and assets and to carry out the business as presently conducted and as proposed to be conducted;

•        its having requisite corporate authority to enter into the Merger Agreement and to complete the Business Combination;

•        the absence of conflicts with its organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•        the required consents and approvals that Pardes must obtain for the Merger Agreement and to consummate the Business Combination;

•        its capital structure, including with respect to (i) the duly authorized and validly issued and outstanding shares of capital stock of Pardes; (ii) common stock reserved for issuance under its outstanding unexercised options and equity incentive plans; and (iii) additional matters with respect to its options and its restricted stock;

•        the accuracy of its corporate records, including the approvals of its board of directors, including all committees thereof, stockholders, and all consents to actions taken thereby;

•        that it has no subsidiaries;

•        Pardes’s financial statements for the period ended December 31, 2020 and the nine month period ended September 30, 2021 fairly present, in all material respects, the financial position of Pardes as of the dates thereof and the results of operations of Pardes for the periods reflected therein, and have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies;

•        (i) its books and records have been properly and accurately kept and maintained in all material respects, and they accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and providing services by Pardes, and (ii) its proper internal controls over accounting which are sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Pardes’s historical practices and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

•        that each of its material contracts is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by the parties thereto, and there are no known breaches of such materials contracts;

•        (i) Pardes has all material necessary permits and licenses to conduct its business (ii) all such permits and licenses are valid and in full force and effect, and (iii) additional matters relating to such permits and licenses including with respect to the absence of breaches or violations of default;

•        it is in compliance with all applicable laws, including, without limitation, those relating to foreign corrupt practices, sanctions, money laundering and environmental matters;

•        there is no pending litigation against Pardes or its officers or directors or action with any governmental authority that would challenge the Merger Agreement or the Business Combination;

•        Pardes has good and marketable title to the tangible assets and properties it owns or leases;

•        Pardes’s compliance in all material respects with all applicable healthcare laws, rules and regulations;

•        Pardes’s ownership of intellectual property used in its business, including with respect to the absence of rights of third parties to any of its intellectual property rights, and any infringement by a third party of Pardes’s intellectual property rights;

•        matters related to its employees as well as its compliance with applicable laws related to employment matters, proper tax withholding and employee benefit plans, including with respect to ERISA and tax matters relating thereto;

•        various matters related to taxes, including, among other things, that (i) Pardes has duly and timely filed all income and other material tax returns (or has duly and timely requested an extension of time within which to file such tax returns), which are true, correct and complete and accurate in all material respects, and has paid all income and other material taxes and all income and other material tax liabilities which have become due; (ii) there is no action with respect to taxes of Pardes since Pardes’s formation (or pending or proposed in writing); (iii) no statute of limitations in respect of the assessment or collection of any taxes of Pardes has been waived or extended, which waiver or extension is in effect and Pardes is not presently contesting the tax liability before any taxing authority or other authority; (iv) Pardes has complied in all respects with all applicable laws relating to the reporting, payment, collection and withholding of taxes and has duly and timely withheld or collected, paid over to the applicable taxing authority and reported all taxes required to be withheld or collected by Pardes in a timely manner, (v) no stock transfer tax, sales tax, use tax, real estate transfer tax or other similar tax will be imposed on the transfer of the shares of Pardes capital stock or Pardes’s options pursuant to the Merger Agreement; (vi) there is no outstanding request for a ruling from any taxing authority, request for consent by a taxing authority for a change in a method of accounting, subpoena or request for information by any taxing authority or agreement with any taxing authority with respect to Pardes; (vii) there is no lien (other than certain permitted liens specified in the Merger Agreement) for taxes upon Pardes or any of the assets of Pardes; (viii) no claim has ever been made by a taxing authority in a jurisdiction where Pardes has not paid any tax or filed tax returns, asserting that Pardes is or may be subject to tax in such jurisdiction, Pardes is not nor has it ever been subject to tax in any country other than the country of incorporation of Pardes by virtue of having a permanent establishment or other place of business in that country, and Pardes is and has always been tax resident solely in its country of incorporation; (ix) Pardes has provided to FS Development II true, complete and correct copies of all tax returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any taxing authority with respect to, any taxable period ending after December 31, 2019; (x) there is no outstanding power of attorney from Pardes authorizing anyone to act on behalf of Pardes in connection with any tax, tax return or action relating to any tax or tax return of Pardes; (xi) Pardes is not, and has never been, a party to any tax sharing, allocation, indemnification or similar contract; (xii) Pardes has not knowingly taken any action that would reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and (xiii) Pardes is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period before the Closing Date;

•        except as disclosed by Pardes, no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Pardes and its affiliates will be entitled to any fee or commissions from Pardes upon consummation of the Business Combination;

•        absence of related party transactions other than those that Pardes has disclosed;

•        its maintenance of proper insurance policies; and

•        other customary representations and warranties.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. “Material Adverse Effect” with respect to Pardes means any change, condition or event that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the assets, liabilities, results of operations, financial condition, management, earnings, business, operations or properties of Pardes and its business or (b) would reasonably be expected to prevent or materially delay the ability of Pardes to consummate the Merger, in each case subject to customary exceptions.

In the Merger Agreement, FS Development II makes certain representations and warranties relating to, among other things:

•        its proper corporate organization and similar corporate matters;

•        authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents;

•        except for Jefferies LLC, SVB Leerink LLC and H.C. Wainwright & Co., LLC, no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of FS Development II and its affiliates will be entitled to any fee or commissions from Pardes, Merger Sub or FS Development II or any of their affiliates upon consummation of the Business Combination;

•        (i) its capital structure, including with respect to the duly authorized and validly issued and outstanding shares of capital stock of FS Development II and Merger Sub; (ii) absence of any other shares of capital stock or other voting securities of FS Development II that are issued, reserved for issuance or outstanding; and (iii) except as disclosed by FS Development II’s organizational documents, there are no outstanding contractual obligations of FS Development II to repurchase, redeem or otherwise acquire any shares of FS Development II Common Stock or any capital equity of FS Development II;

•        validity of its share issuance;

•        (i) its books and records have been properly and accurately kept and maintained in all material respects, and they accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and providing services by FS Development II, and (ii) its proper internal controls over accounting which are sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorizations; (B) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by FS Development II, as permitted by U.S. GAAP; and (C) access to assets is permitted only in accordance with management’s authorization;

•        current trust fund amount and the validity of the trust agreement;

•        various matters related to taxes, including, among other things, that (i) FS Development II has duly and timely filed all income and other material tax returns (or has duly and timely requested an extension of time within which to file such tax returns), which are true, correct and complete and accurate in all material respects, and has paid all income and other material taxes and all income and other material tax liabilities which have become due; (ii) no statute of limitations in respect of the assessment or collection of any taxes of FS Development II has been waived or extended, which waiver or extension is in effect, and FS Development II is not presently contesting the tax liability before any taxing authority or other authority; (iii) there is no action with respect to taxes of FS Development II in the past five years (or pending or proposed in writing); (iv) FS Development II has complied in all respects with all applicable laws relating to the reporting, payment, collection and withholding of taxes and has duly and timely withheld or collected, paid over to the applicable taxing authority and reported all taxes required to be withheld or collected by FS Development II in a timely manner; (v) there is no lien (other than certain permitted liens specified in the Merger Agreement) for taxes upon FS Development II or any of the assets of FS Development II; (vi) no claim has ever been made by a taxing authority in a jurisdiction where FS Development II has not paid any tax or filed tax returns, asserting that FS Development II is or may be subject to tax in such jurisdiction, FS Development II is not nor has it ever been subject to tax in any country other than the country of incorporation of FS Development II by virtue of having a permanent establishment or other place of business in that country, and FS Development II is and has always been tax resident solely in its country of incorporation; (vii) there is no outstanding power of attorney from FS Development II authorizing anyone to act on behalf of FS Development II in connection with any tax, tax return or action relating to any tax or tax return of FS Development II; (viii) FS Development II is not, and has never been, a party to any tax sharing, allocation, indemnification or similar contract; (ix) FS Development II and Merger Sub have not knowingly taken any action that would reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and (x) FS Development II is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period before the Closing Date;

•        Nasdaq listing of FS Development II Class A Common Stock, with trading ticker “FSII”;

•        SEC filing requirements, including that FS Development II has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by FS Development II with the SEC since FS Development II’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of the Merger Agreement; and

•        All materials be filed by FS Development II with the SEC since FS Development II’s formation contain true and complete copies of the applicable financial statements of FS Development II, which financial statements fairly present, in all material respects, the financial position of Pardes as of the dates thereof and the results of operations of Pardes for the periods reflected therein, and have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies;

This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by FS Development II and Pardes, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of FS Development II, Pardes or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. To the extent that prior to the effective date of this proxy statement/prospectus, material information that contradicts the representations, warranties, and covenants in the Merger Agreement has come to our attention, we have provided corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent to the effective date of this proxy statement/prospectus, material information concerning the subject matter of the representations, warranties, and covenants in the Merger Agreement comes to our attention and such information has not been previously disclosed in our public filings, our public filings will be updated to include any material information necessary to provide our stockholders with a materially complete understanding of the disclosures in the Merger Agreement.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of FS Development II and Pardes, including, among others, each of FS Development II and Pardes having agreed to (i) operate its business in the ordinary course prior to the Closing (with certain exceptions) and (ii) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Each party has also agreed not to take certain specified actions without the prior written consent of the other party.

In addition, FS Development II has agreed to adopt the Equity Incentive Plan as described elsewhere in this proxy statement/prospectus.

Change in Recommendation

At any time prior to obtaining stockholder approval, upon five Business Days’ prior notice to Pardes, the FS Development Board or any committee thereof may make a change in its recommendation to the stockholders with respect to any of the Parent Proposals if the Board determines in good faith, after consultation with and upon the advice of its outside legal counsel, that a failure to make such change in recommendation would be inconsistent with its fiduciary duties under applicable law; provided, however, that such change in recommendation must not the be result of any alternative transaction proposal.

Conditions to Closing

General Conditions

The obligation of FS Development II and Pardes to consummate the Business Combination is conditioned on, among other things, any one or more of which may be waived in writing by both FS Development II and Pardes, (a) the absence of any order, stay, judgment or decree by any government agency restraining or prohibiting or imposing any condition on the closing of the Business Combination; (b) any waiting periods under the HSR Act with respect to the Business Combination shall have expired or been terminated; (c) the absence of any litigation brought by a governmental, or authority seeking to enjoin or otherwise restrict the Closing; (d) FS Development II shall not have redeemed Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001; (e) FS Development II shall have obtained the approval of its stockholders on the Merger Agreement and the Business Combination and the proposals set forth in this proxy statement/prospectus shall have been approved at the Special Meeting, or any adjournment thereof; and (f) Pardes shall have obtained the approval of its stockholders on the Merger Agreement and the Business Combination.

Pardes’s Conditions to Closing

The obligation of Pardes to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following, any one or more of which may be waived by Pardes:

•        FS Development II and Merger Sub shall each have duly performed or complied with, in all material respects, all of its obligations under the Merger Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing Date.

•        The representations and warranties of FS Development II and Merger Sub contained in the Merger Agreement (disregarding all qualifications contained therein relating to materiality or “material adverse effect”), other than the representations and warranties of FS Development II and Merger Sub regarding corporate existence and power, authorization, finder’s fees and capitalization, shall have been true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failures of such representations and warranties that would not in the aggregate reasonably be expected to have a material adverse effect on FS Development II’s ability to consummate the Business Combination.

•        The representations and warranties of FS Development II and Merger Sub regarding corporate existence and power, authorization, finder’s fees and capitalization (disregarding all qualifications and exceptions contained therein relating to materiality or “material adverse effect”) shall have been true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

•        The Proposed Charter shall have been filed with, and declared effective by, the Delaware Secretary of State.

•        The Aggregate Parent Closing Cash (as defined in the Merger Agreement) shall be equal to or greater than $100,000,000.

•        FS Development II’s initial listing application with Nasdaq in connection with the transactions contemplated by the Merger Agreement shall have been conditionally approved and, immediately following the Effective Time, FS Development II shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and FS Development II shall not have received any notice of non-compliance therewith, and the Closing Payment Shares (as defined in the Merger Agreement) shall have been approved for listing on Nasdaq.

•        FS Development II shall have delivered to Pardes copies of a voting agreement duly executed by specified persons.

•        FS Development II shall have delivered to Pardes copies of a registration rights agreement duly executed by specified persons.

FS Development II’s and Merger Sub’s Conditions to Closing

The obligations of FS Development II and Merger Sub to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following, any one or more of which may be waived by FS Development II:

•        Pardes shall have duly performed or complied with, in all material respects, all of its obligations under the Merger Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing Date.

•        The representations and warranties of Pardes contained in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the representations and warranties of Pardes regarding corporate existence and power, authorization, finder’s fees, capitalization and intellectual property, shall be true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failures of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect.

•        The representations and warranties of Pardes regarding intellectual property (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

•        The representations and warranties of Pardes regarding corporate existence and power, authorization, finder’s fees and capitalization, (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

•        There shall not have been a Material Adverse Effect of Pardes since the date of the Merger Agreement.

•        Not more than five percent (5%) of the issued and outstanding shares of Pardes common stock (including shares of Pardes common stock issuable upon conversion of Pardes preferred stock) shall constitute Dissenting Shares (as defined in the Merger Agreement).

•        Pardes shall have terminated certain contracts without any further obligations of Pardes.

•        Pardes shall have obtained specified consents from third parties.

•        Pardes shall have delivered to FS Development II copies of a lockup agreement duly executed by specified persons.

•        Pardes shall have delivered to FS Development II copies of a voting agreement duly executed by specified persons.

•        Pardes shall have delivered to FS Development II copies of a registration rights agreement duly executed by specified persons.

Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approval for the Business Combination Proposal and the Nasdaq Stock Issuance Proposal; expiration of any applicable waiting period under any antitrust laws; the absence of any law or order that would prohibit the consummation of the Business Combination; and FS Development II having at least $5,000,001 of net tangible assets following the exercise of any redemption rights.

Termination

The Merger Agreement may be terminated at any time prior to the Closing by:

•        FS Development II or Pardes, in the event (i) a governmental authority shall have issued an order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order is final and non-appealable or (ii) any applicable law is in effect making the consummation of the Merger illegal; provided, however, that the right to terminate the Merger Agreement shall not be available to FS Development II or Pardes if the failure of such party to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, such law or order.

•        FS Development II or Pardes, if the Closing has not occurred on or prior to December 28, 2021 (the “Outside Closing Date”); provided, that if the SEC has not declared FS Development II’s proxy statement effective on or prior to October 28, 2021, the Outside Closing Date shall be automatically extended to January 28, 2022. Notwithstanding the foregoing, the right to terminate the Merger Agreement under this shall not be available if the failure by the party seeking to terminate the Merger Agreement to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing of the Merger to occur on or before the Outside Closing Date.

•        FS Development II, if: (i) Pardes shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or prior to the Closing Date, which has rendered or would render the satisfaction of certain conditions set forth in the Merger Agreement impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and sixty (60) days following receipt by Pardes of a written notice from FS Development II describing in reasonable detail the nature of such breach.

•        FS Development II, if: Pardes has not delivered evidence of the Pardes stockholders’ approval by written consent of the Merger Agreement and the transactions contemplated thereby to FS Development II by no later than five (5) business days following the effective date of this proxy statement/prospectus.

•        Pardes, if: (i) FS Development II shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or prior to the Closing Date, which has rendered or would render the satisfaction of certain conditions set forth in the Merger Agreement impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and sixty (60) days following receipt by FS Development II of a written notice from Pardes describing in reasonable detail the nature of such breach.

Ancillary Agreements Related to the Business Combination

Subscription Agreements

In connection with the Business Combination, FS Development II entered into subscription agreements with certain investors (the “Subscription Agreements”), including two affiliates of our Sponsor, pursuant to which, among other things, such investors have agreed to purchase, immediately prior to the Closing, an aggregate of 7,500,000 shares of FS Development II Class A Common Stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $75,000,000. The obligations of each party to consummate the subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Pardes Support Agreement

In connection with the execution of the Merger Agreement, certain Pardes stockholders (the “Pardes Supporting Stockholders”) entered into a support agreement with FS Development II (the “Pardes Support Agreement”). Under the Pardes Support Agreement, each Pardes Supporting Stockholder agreed, as promptly as reasonably practicable (and in any event within five (5) business days) following the SEC declaring this proxy statement/prospectus effective, to execute and deliver a written consent with respect to the outstanding shares of Pardes common stock and Pardes Preferred Stock held by such Pardes Supporting Stockholder (the “Subject Pardes Shares”) approving the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition to the foregoing, each Pardes Supporting Stockholder agreed that at any meeting of the holders of Pardes capital stock, each such Pardes Supporting Stockholder will appear at the meeting, in person or by proxy, and cause its Subject Pardes Shares to be voted (i) to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Business Combination; (ii) against any Alternative Transaction (as defined in the Merger Agreement); and (iii) against any action or agreement that would impede or frustrate the provisions of the Pardes Support Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement. Pursuant to the Pardes Support Agreement, certain stockholder agreements of Pardes shall be automatically terminated and of no further force and effect, effective as of, and subject to and condition upon the occurrence of, the Closing. The Subject Pardes Shares owned by the Pardes Supporting Stockholders and subject to the Pardes Support Agreement represent over 84% of the outstanding voting power of Pardes Stock. In addition, the Pardes Support Agreement prohibits the Pardes Supporting Stockholders from, among other things, (i) transferring any of the Subject Pardes Shares; (ii) entering into (a) any option, warrant, purchase right, or other contact that would require the Pardes Support Stockholders to transfer the Subject Pardes Shares, or (b) any voting trust, proxy or other contract with respect to the voting or transfer of the Subject Pardes Shares; or (iii) or taking any action in furtherance of the foregoing.

FS Development II Support Agreement

In connection with the execution of the Merger Agreement, certain stockholders of FS Development II (the “FS Development II Supporting Stockholders”) entered into a support agreement with FS Development II, Pardes and the Sponsor (the “FS Development II Support Agreement”). Under the FS Development II Support Agreement, each FS Development II Supporting Stockholder agreed to vote, at any meeting of the stockholders of FS Development II, and in any action by written consent of the stockholders of FS Development II, all of the shares FS Development II Class A Common Stock and FS Development II Class B Common Stock held by such FS Development II Supporting Stockholder (i) in favor of the Merger Agreement, certain proposals requiring approval by the stockholders of FS Development II in connection with Business Combination and the transactions contemplated by the Merger Agreement and the FS Development II Support Agreement, and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and the approval of the Parent Proposals. The shares of FS Development II Common Stock owned by the FS Development II Supporting Stockholders and subject to the FS Development II Support Agreement represent over 21% of the outstanding voting power of FS Development II Common Stock. In addition, the FS Development II Support Agreement prohibits the FS Development II Supporting Stockholders from, among other things, selling, assigning or transferring any FS Development II Class A Common Stock or FS Development II Class B Common Stock held by the FS Development II Supporting Stockholders or taking any action that would prevent or disable the FS Development II Support Stockholders from performing their respective obligations thereunder. In addition, the FS Development II Support Agreement provides that the Sponsor, or affiliates of the Sponsor, shall purchase up to 2,000,000 shares of FS Development II Class A Common Stock in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000.

Registration Rights Agreement

In connection with the Closing, FS Development II, Pardes, and certain of their respective stockholders will enter into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Combined Entity will be required to register for resale securities held by the stockholders that are party to the Registration Rights Agreement. In addition, the holders will have certain demand and “piggyback” registration rights. The Combined Entity will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. The Registration Rights Agreement will also restrict the ability of each stockholder who is a party thereto to transfer its shares of the Combined Entity’s common stock for a period of one hundred eighty (180) days following the Closing, subject to certain permitted transfers. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.

Voting Agreement

In connection with the Closing, the Sponsor, the Combined Entity and certain stockholders of the Combined Entity will enter into a voting agreement (the “Voting Agreement”), pursuant to which (a) through the consummation of the 2022 annual stockholders meeting, Pardes board of directors as constituted immediately prior to the Effective Time will have the right to designate up to six (6) directors to the board of directors of the Combined Entity and (b) through the consummation of the 2024 annual stockholders meeting, the Sponsor will have the right to designate one (1) individual to the board of directors of the Combined Entity as a Class III director, subject to certain terms and holding requirements set forth in the Voting Agreement.

Gilead Letter Agreement

In connection with a Subscription Agreement entered into between the FS Development II and Gilead, FS Development II, Pardes and Gilead entered into the Gilead Letter Agreement, pursuant to which Gilead will, beginning upon the effective time of the Business Combination, have the right to designate one (1) representative reasonably acceptable to the Combined Entity’s Board who will be entitled to (i) attend, in a non-voting capacity, all meetings of the Combined Entity’s board of directors and the science & technology committee (but excluding all other committee meetings and executive sessions) and will receive advance notice of each such meeting and (ii) receive copies of all materials provided to the Combined Entity’s board of directors in connection with each such meeting, to the same extent as provided to the Combined Entity’s board of directors, subject, in each case, to certain confidentiality and conflicts of interest exceptions. The rights granted to Gilead under the Gilead Letter Agreement terminate on the earliest to occur of (1) an acquisition of the Combined Entity, (2) June 20, 2024, (3) Gilead’s transfer, sale or other disposition of over 5% of the shares acquired or (4) certain enumerated actions.

Lock-Up Agreement

In connection with the Closing, certain stockholders of Pardes will enter into a lock-up agreement, pursuant to which such stockholders will agree not to, for a period of one hundred eighty (180) days after the Closing, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position or (ii) enter into any swap or other arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale or disposition of certain shares of the Combined Entity’s Common Stock held by such stockholders or that transfers any of the economic consequences of ownership of such shares of the Combined Entity’s Common Stock.

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven (7) members upon the Closing. In accordance with the Proposed Charter to be filed, immediately after the Closing, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•        the Class I directors will be J. Jay Lobell and Deborah M. Autor, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be Michael D. Varney, Ph.D. and Laura J. Hamill, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Uri A. Lopatin, M.D., Mark Auerbach and James B. Tananbaum, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2024.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Satisfaction of 80% Test

The Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the FS Development II IPO with respect to FS Development II’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of execution of the Merger Agreement.

As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $201,250,000, 80% thereof represents $161,000,000. In reaching its conclusion that the Business Combination meets the 80% test, the Board used as a fair market value the enterprise value of approximately $325 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. In determining whether the purchase price represents the fair market value of Pardes, the Board considered all of the factors described in the section titled “The Business Combination Proposal — Board’s Reasons for Approval of the Business Combination”. As a result, the Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account.

Interests of FS Development II’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and FS Development II’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        If we are unable to complete our initial business combination by February 19, 2023, we will:(i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•        There will be no liquidating distributions from the Trust Account with respect to the Founders Shares if we fail to complete a business combination within the required period. Our Sponsor purchased the Founders Shares prior to the FS Development II IPO for an aggregate purchase price of $25,000, and transferred 30,000 Founders Shares to each of Mr. Hughes, Dr. Dubin and Dr. Pakianathan. Upon the Closing, such Founders Shares will convert into shares of Class A Common Stock.

•        Simultaneously with the closing of the FS Development II IPO, FS Development II consummated the sale of 602,500 Private Placement Shares at a price of $10.00 per share in a private placement to the Sponsor. If we do not consummate a business combination transaction by February 19, 2023, then the proceeds from the sale of the Private Placement Shares will be part of the liquidating distribution to the public stockholders and the shares held by the Sponsor will be worthless.

•        As of the date hereof, Sponsor and its affiliates have invested an aggregate of approximately $6.05 million in FS Development II and, assuming consummation of the Business Combination and assuming no redemptions, have committed to invest $10 million, including the commitments with respect to the PIPE Investment. Assuming the issuance of all securities underlying the Total Commitment, and utilizing a per share price of $12.49 (the closing sale price of FS Development II Class A common stock on November 11, 2021), the Total Commitment would have an approximate value of $80.9 million. If a business combination is not consummated by February 19, 2023, Sponsor and its affiliates will lose approximately $6.05 million of their amounts already invested. There are no outstanding loans or material fee or reimbursement arrangements among FS Development II, Sponsor, its affiliates or the FS Development II directors or officers.

•        Additionally, in connection with the FS Development II Support Agreement, Sponsor agreed that in the event that both (i) the Aggregate Parent Closing Cash is less than $100,000,000 and (ii) the Net Trust Fund Balance is less than $25,000,000, Sponsor will purchase from FS Development II, and FS Development II hereby agrees to sell to Sponsor, a number of FS Development II Class A Common Stock equal to: (x) $25,000,000 minus the Net Trust Fund Balance; divided by (y) $10.00. The term “Net Trust Fund Balance” means the aggregate cash proceeds available for release to FS Development II from the Trust Fund in connection with the Transactions (net of the Parent Redemption Amount).

•        Certain of FS Development II’s officers and directors may continue to serve as officers and/or directors of the Combined Entity after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•        Our Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $1.074 (including the Founders Shares and Private

Placement Shares) as of the consummation of the FS Development II IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        Our Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares and Private Placement Shares if FS Development II fails to complete a business combination by February 19, 2023.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FS Development II and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the Closing, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FS Development II from time to time, made by the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders than liquidate.

•        Given the differential in purchase price that our Sponsor paid for the Founders Shares as compared to the price of the units sold in the FS Development II IPO and the substantial number of shares of Class A Common Stock that our Sponsor will receive upon conversion of the Founders Shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other FS Development II stockholders experience a negative rate of return following the Business Combination.

•        Upon the signing of the Merger Agreement, our Sponsor and the other founders entered into the FS Development II Support Agreement with Pardes, pursuant to which our Sponsor and the other Initial Stockholders agreed to waive (subject to the consummation of the Merger) the provisions of Section 4.3(b)(i) of the FS Development II certificate of incorporation to have the Parent Class B Shares convert to Parent Class A Shares at a ratio of greater than one-for-one.

•        Up to 2,000,000 newly issued shares of FS Development II Class A Common Stock may be issued and sold to the Sponsor, or affiliates of the Sponsor, at $10.00 per share, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, pursuant to the terms of the FS Development II Support Agreement.

•        James B. Tananbaum, M.D., an executive officer and director of FS Development II, is also a director of Pardes and affiliates of the Sponsor have invested in the Series A Preferred Stock of Pardes and the PIPE Financing.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors own 5,596,642 shares of Series A Preferred Stock of Pardes, acquired for a purchase price of approximately $25.5 million. Such shares of Series A Preferred Stock of Pardes, which will be exchanged in the Merger for shares of FS Development II Class A Common Stock, would be valued (on an as converted basis) at approximately $80.5 million, based on the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021 and based on a $10.00 per share price of the FS Development II Class A Common Stock in the PIPE Investment, and approximately $100.5 million, based on the assumed conversion ratio and based on the closing sale price of the FS Development II common stock on November 11, 2021 of $12.49 per share. If the Business Combination is not consummated, such affiliates could be at risk of losing the value of their investment in Pardes.

•        Entities affiliated with the Sponsor and FS Development II’s officers and directors have entered into a convertible note purchase agreement providing for loans to Pardes of up to $25.0 million, which loans will be evidenced by unsecured convertible promissory term notes (the “Convertible Notes”) at one or more closings. As of the initial closing, Pardes has issued Convertible Notes for an aggregate principal amount of $10.0 million, consisting of $10.0 million from such affiliated entities. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’s election or upon demand of a purchaser. If the Merger Agreement is terminated, the Convertible Notes will be convertible at a fifteen percent (15%) discounted price into Pardes’s equity securities sold in the next round of equity financing by Pardes that meets certain requirements.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, the Company’s public stockholders (other than investors in the PIPE Investment) will retain an ownership interest of approximately 30.6% in the Combined Entity, the PIPE Investment investors (excluding certain affiliates of the Sponsor) will own approximately 9.9% of the outstanding common stock of the Combined Entity (such that public stockholders, including PIPE Investment investors not affiliated with the Sponsor, will own approximately 40.5% of the Combined Entity), the Sponsor and the other Initial Stockholders (including PIPE Investment investors that are affiliates of Sponsor) will own an ownership interest of approximately 10.1% in the Combined Entity, the Pardes Equityholders that are affiliates of Sponsor will own 12.1% of the Combined Entity and the Pardes Equityholders (excluding affiliates of the Sponsor) will own approximately 37.3% of the outstanding common stock of the Combined Entity. This ownership interest assumes that no shares are elected to be redeemed.

Sources and Uses for the Business Combination

The following tables summarizes the sources and uses for funding the Business Combination based on (i) the assumption that there will be no redemptions and (ii) the assumption that there will be maximum redemptions.

(i)     No redemptions

Sources of Funds		Uses
(in thousands)
Existing Cash in Trust Account	$201,262	Pardes Equityholders’ Retained Equity Value	$325,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet	257,755
Pardes Equityholders’ Retained Equity Value	325,000	FS Development II and Pardes Estimated Transaction Costs	18,507
Total Sources	$601,262	Total Uses	$601,262

(ii)    Maximum redemptions

Sources of Funds		Uses
(in thousands)
Existing Cash in Trust Account	$25,000	Pardes Equityholders’ Retained Equity Value	$325,000
PIPE Investment	75,000	Remaining Cash on Balance Sheet	81,493
Pardes Equityholders’ Retained Equity Value	325,000	FS Development II and Pardes Estimated Transaction Costs	18,507
Total Sources	$425,000	Total Uses	$425,000

Certificate of Incorporation; By-laws

Pursuant to the Merger Agreement, upon the closing of the Business Combination, FS Development II’s Current Charter and Current By-laws will be amended and restated as set forth in the Proposed Charter and Amended Bylaws. See the section titled “The Charter Amendment Proposals,” for more information regarding the proposed amendments to the Current Charter.

Name; Headquarters

The name of the Combined Entity will be Pardes Biosciences, Inc. and its headquarters will be located at 2173 Salk Ave, Suite 250, PMB #052, Carlsbad, CA 92008.

Certain Material U.S. Federal Income Tax Considerations of the Redemption

The following discussion is a summary of certain material U.S. federal income tax considerations for holders of our Common Stock that elect to have their Common Stock redeemed pursuant to the Current Charter, which is referred to as the “Redemption.” This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules, including financial institutions, insurance companies, mutual funds, pension plans, S corporations, partnerships or other entities classified as partnerships or pass-through entities for U.S. federal income tax purposes, or investors in such entities, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, tax-exempt organizations (including private foundations), investors that hold our Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors that directly, indirectly, or constructively own 5 percent or more (by vote or value) of our Common Stock, “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, governments or agencies or instrumentalities thereof, persons who received their shares of our Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States, and does not discuss any state, local, or non-U.S. tax considerations, any non-income tax considerations (such as gift or estate taxes), the consequences of special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to investors that hold our Common Stock as “capital assets” under the Code (generally, property held for investment).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding our Common Stock, you are urged to consult your tax advisor regarding the tax consequences of a Redemption.

WE URGE HOLDERS OF OUR COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Holders

This section is addressed to U.S. Holders of our Common Stock that elect to have their Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons (within the meaning of the Code) with the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Redemption of Common Stock

In the event that a U.S. Holder’s Common Stock is redeemed pursuant to the Redemption, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the Redemption qualifies as a sale of the Common Stock under Section 302 of the Code. Whether the Redemption qualifies for sale treatment will depend largely on the total number of shares of our stock held or treated as held by the U.S. Holder both before and after the Redemption (including any stock ownership attributed to such U.S. Holder under applicable attribution rules) relative to all of our shares both before and after the Redemption. The Redemption generally will be treated as a sale of the Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only shares of our stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. Moreover, any of our stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination, or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the Redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account both redemptions by other holders of Common Stock and the Common Stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock. The Redemption will be not essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “U.S. Federal Income Tax Considerations to U.S. Holders — Taxation of Distributions.” U.S. Holders of our Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock

If the Redemption qualifies as a sale of Common Stock, generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

U.S. Holders who hold different blocks of Common Stock (shares of Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Taxation of Distributions

If the Redemption does not qualify as a sale of Common Stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations to FS Development II U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be taxable at a reduced rate. It is unclear whether the redemption rights with respect to the Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

This section is addressed to Non-U.S. Holders of our Common Stock that elect to have their Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Common Stock (other than a partnership) that is not a U.S. Holder. The characterization for U.S. federal income tax purposes of the Redemption generally will correspond to the U.S. federal income tax characterization of the Redemption as described under “U.S. Federal Income Tax Considerations to U.S. Holders.”

Non-U.S. Holders of our Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

If the redemption qualifies as a sale of Common Stock, subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of its Common Stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Redemption, and a corporate Non-U.S. Holder may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain (including any gain realized in connection with the Redemption) for the year (which gain may be offset by certain U.S.-source capital losses), even though the Non-U.S. Holder is not considered a resident of the United States; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock, in which case, gain recognized by such holder in connection with the Redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such Redemption. There can be no assurance that our Common Stock is or has been treated as regularly traded on an established securities market for this purpose. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Distributions

If the Redemption does not qualify as a sale of Common Stock, the Non-U.S. Holder will be treated as receiving a distribution. In general, any distributions we make to a Non-U.S. Holder of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock redeemed and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “U.S. Federal Income Tax Considerations to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.” If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the same 30% rate discussed in the last paragraph unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).

Because (i) it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s Redemption will be treated as a sale of shares or a distribution constituting a dividend, (ii) such determination will depend in part on a Non-U.S. Holder’s particular circumstances, and (iii) we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we or the applicable withholding agent generally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, if we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal withholding tax, provided that such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments resulting from our Redemption. U.S. Holders will have to provide their taxpayer identification number and comply with certain certification requirements to avoid backup withholding. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that an appropriate claim for refund is timely filed with the IRS and the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose a 30% withholding tax with respect to certain payments on our Common Stock, in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The withholding tax may apply to payments made to Non-U.S. Holders pursuant to the Redemption if the Redemption does not qualify as a sale of Common Stock described above. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Certain Material U.S. Federal Income Tax Considerations of the Business Combination to Pardes Equityholders

The following discussion is a summary of certain material U.S. federal income tax considerations of the Business Combination for U.S. Pardes Holders (as defined below) and Non-U.S. Pardes Holders (as defined below, and together, the “Pardes Holders”) who exchange their Pardes Stock for the Merger Consideration in the Business Combination. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules, including financial institutions, insurance companies, mutual funds, pension plans, S corporations, partnerships or other entities classified as partnerships or pass-through entities for U.S. federal income tax purposes, or investors in such entities, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, tax-exempt organizations (including private foundations), investors that hold Pardes Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, U.S. Pardes Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors that directly, indirectly or constructively own 5 percent or more (by vote or value) of the Pardes Stock, “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, governments or agencies or instrumentalities thereof, persons who received their Pardes Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, and Non-U.S. Pardes Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States, and does not discuss any state, local, or non-U.S. tax considerations, any non-income tax considerations (such as gift or estate taxes), the consequences of special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to Pardes Holders that hold Pardes Stock as “capital assets” under the Code (generally, property held for investment).

For purposes of this discussion, a “U.S. Pardes Holder” is a beneficial owner of Pardes Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons (within the meaning of the Code) with the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Pardes Holder” is a beneficial owner of Pardes Stock (other than a partnership) that is not a U.S. Pardes Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Pardes Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Pardes Stock, you are urged to consult your tax advisor regarding the tax consequences of the Business Combination.

WE URGE PARDES HOLDERS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE BUSINESS COMBINATION.

Tax Consequences if the Business Combination Qualifies as a Reorganization

Subject to the qualifications and assumptions described in this proxy statement/prospectus, FS Development II and Pardes intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Nevertheless, the parties’ intentions and this proxy statement/prospectus are not binding on the IRS, and the IRS or a U.S. court could disagree with one or more of the positions discussed in this proxy statement/prospectus. Neither FS Development II nor Pardes has requested an opinion from U.S. tax counsel or a ruling from the IRS regarding the U.S. federal income tax consequences arising from and relating to the Business Combination. For a discussion of the U.S. federal income tax consequences if the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, see “— Tax Consequences if the Business Combination Fails to Qualify as a Reorganization” below. The remainder of this discussion “— Tax Consequences if the Business Combination Qualifies as a Reorganization” summarizes certain material U.S. federal income tax consequences of the Business Combination to Pardes Holders assuming that the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Exchange for FS Development II Common Stock

Provided that the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, the following U.S. federal income tax consequences would result to Pardes Holders who exchange shares of Pardes Stock for FS Development II Common Stock:

•        Pardes Holders will not recognize gain or loss on the exchange of Pardes Stock for shares of FS Development II Common Stock in the Business Combination.

•        The aggregate tax basis in shares of FS Development II Common Stock received in the Business Combination will be equal to the aggregate tax basis of the Pardes Stock exchanged in the Business Combination.

•        The holding period of FS Development II Common Stock received in the Business Combination by a Pardes Holder will include the holding period of the Pardes Stock that it surrendered in exchange therefor.

Tax Consequences if the Business Combination Fails to Qualify as a Reorganization

If the Business Combination fails to qualify as a reorganization under Section 368(a) of the Code, the Business Combination will be a fully taxable transaction to each Pardes Holder. In such case, each U.S. Pardes Holder will recognize gain or loss measured by the difference between the fair market value of the Merger Consideration received in the Business Combination and the U.S. Pardes Holder’s tax basis in the shares of Pardes Stock surrendered in the Business Combination. The aggregate tax basis in the FS Development II Common Stock received pursuant to the Business Combination will be equal to the fair market value of such FS Development II Common Stock as of date received. The holding period of such FS Development II Common Stock will begin on the date immediately following the date received. Gain or loss recognized will generally be capital gain or loss and will be a long-term capital gain or loss if the U.S. Pardes Holder will have held the Pardes Stock for more than one year at the Effective Time. Long-term capital gains of U.S. Pardes Holders that are non-corporate taxpayers are currently taxed at preferential U.S. federal income tax rates. Short-term capital gains are taxed at ordinary income tax rates. The deductibility of capital losses is generally subject to limitations. Gain or loss must be calculated separately for each block of Pardes Stock acquired at the same time in a single transaction. U.S. Pardes Holders are urged to consult with their tax advisors regarding the manner in which gain or loss should be calculated among different blocks of Pardes Stock surrendered in the Business Combination.

The tax consequences to a Non-U.S. Pardes Holder if the Business Combination is treated as a taxable transaction generally will be the same as described above under the section titled “Certain Material U.S. Federal Income Tax Considerations of the Redemption — U.S. Federal Income Tax Considerations to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” as if the Non-U.S. Pardes Holder exchanging its Pardes Stock for FS Development II Common Stock were a Non-U.S. Holder (as defined therein) selling its Common Stock for property. The Merger Agreement obligates Pardes to deliver a certificate to FS Development II on or prior to the Closing Date that as of the date of the certificate, Pardes is not a United States real property holding corporation.

Information Reporting and Backup Withholding

A U.S. Pardes Holder may be subject to information reporting and backup withholding unless the U. S Pardes Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Pardes Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Each U.S. Pardes Holder should properly complete and sign, and deliver, an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding, or otherwise establish an applicable exemption in a manner acceptable to the paying agent. U.S. Pardes Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

A Non-U.S. Pardes Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against a Pardes Holder’s federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Pardes Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

A Pardes Holder that receives FS Development II Common Stock as a result of the Business Combination should retain records pertaining to the Business Combination, including records relating to the number of shares and the tax basis of such holder’s Pardes Stock. Each Pardes Holder that is required to file a U.S. federal income tax return and that is a “significant holder” that receives FS Development II Common Stock in the Business Combination will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth such holder’s tax basis in the Pardes Stock surrendered, the fair market value of the FS Development II Common Stock received in the Business Combination, and certain other information.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, FS Development II has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Pardes stockholders comprising a relative majority of the voting power of the Combined Entity, Pardes’s operations prior to the acquisition comprising the only ongoing operations of Combined Entity, and Pardes’s senior management comprising the senior management of Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Pardes with the Business Combination being treated as the equivalent of Pardes issuing stock for the net assets of FS Development II, accompanied by a recapitalization. The net assets of FS Development II will be stated at historical cost, with no goodwill or other intangible assets recorded.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of at least a majority of the votes cast by FS Development II stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Business Combination Proposal.

Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.

As of the Record Date, FS Development II’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE NASDAQ STOCK ISSUANCE PROPOSAL

Background and Overview

Assuming the Business Combination Proposal is approved, FS Development II’s stockholders are also being asked to approve (a) the issuance of 32,500,000 newly issued shares of FS Development II Common Stock in the Business Combination, (b) the issuance of 7,500,000 newly issued shares of FS Development II Common Stock in the PIPE Investment and (c) the issuance and sale of up to 2,000,000 newly issued shares of FS Development II Class A Common Stock to the Sponsor, or affiliates of the Sponsor, concurrent with the Business Combination, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), to the extent such issuance would require a stockholder vote under Nasdaq Listing Rule 5635(a), (b), or (d).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the issuer. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the common stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, FS Development II currently expects to issue an estimated 40,000,000 shares of FS Development II Class A Common Stock (assuming that none of FS Development II’s outstanding Public Shares are redeemed) in connection with the Business Combination and the PIPE Investment, or up to 42,000,000 shares of FS Development II Class A Common Stock in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000. We currently have 25,758,750 shares of FS Development II Common Stock outstanding. Accordingly, we need stockholder approval for such contemplated issuances, as such issuances would comprise more than 20% of our issued and outstanding FS Development II Common Stock.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if any director, officer or substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of FS Development II’s Common Stock, the Sponsor is considered a substantial stockholder of FS Development II under Nasdaq Listing Rule 5635(e)(3). Because certain affiliates of the Sponsor currently own greater than 5% of Pardes’s common stock on an as converted basis and is expected to be issued an aggregate of shares of FS Development II Class A Common Stock in excess of 5% of FS Development II, stockholder approval under Nasdaq Listing Rule 5635(a)(2) is required. In connection with the PIPE Investment, certain affiliates of the Sponsor are expected to be issued an aggregate of 10,000,000 shares of FS Development II Class A Common Stock and, in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000, the Sponsor or certain affiliates of the Sponsor are expected to be issued up to 2,000,000 additional shares of FS Development II Class A Common Stock.

In the event that this proposal is not approved by FS Development II stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by FS Development II stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of FS Development II Class A Common Stock pursuant to the Merger Agreement or PIPE Investment, FS Development II will not issue such shares of FS Development II Class A Common Stock.

Effect of Proposal on Current Stockholders

If the Nasdaq Stock Issuance Proposal is adopted, up to an aggregate of 42,000,000 shares of FS Development II Class A Common Stock may be issued in connection with the Business Combination and the PIPE Investment, representing up to 165% of the shares of FS Development II Class A Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of FS Development II.

Vote Required for Approval

Approval of the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.

Approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Stock Issuance Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE NASDAQ STOCK ISSUANCE PROPOSAL.

THE CHARTER AMENDMENT PROPOSALs

The following table sets forth a summary of the provisions of the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Classified Board	The Current Charter divides the board of directors into three classes with staggered three-year terms.

The Proposed Charter divides the board of directors of the Combined Entity into three classes with staggered three-year terms. The Proposed Charter provides that (I) the Class I directors will be J. Jay Lobell and Deborah M. Autor, and their terms will expire at the annual meeting of stockholders to be held in 2022, (II) the Class II directors will be Michael D. Varney, Ph.D. and Laura J. Hamill, and their terms will expire at the annual meeting of stockholders to be held in 2023, and (III) the Class III directors will be Uri A. Lopatin, M.D., Mark Auerbach and James B. Tananbaum, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2024.

Charter Amendment

The Current Charter is silent on the issue of minimum voting requirements for amending the Current Charter, provided that provisions in the Current Charter related to (i) the rights, preferences and privileges of the Class B Common Stock may only be amended with the approval of the holders of at least a majority of the then-outstanding shares of Class B Common Stock and (ii) the provisions set forth in Article IX (provisions related to a blank check company) may only be amended prior to the consummation of a business combination with the approval of the holders of at least 65% of the then issued and outstanding shares of common stock, voting together as a single class.

The Proposed Charter will require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, provided that provisions in the Proposed Charter in Article V (covering stockholder actions), Article VI, Section 3 (covering classified board of directors), Article VI, Section 5 (removal of directors), Article VII, Section 3 (limitation on director liability) and Article VIII (amendment of by-laws) will require approval of the holders of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Securities Act Disputes Forum	The Current Charter provides the U.S. federal district courts have exclusive jurisdiction over causes of action arising under the Securities Act.	The Proposed Charter is silent as to the forum for causes of actions arising under the Securities Act.
Director Removal	The Current Charter has a provision providing for the removal of a director for cause only with the approval of the holders of a majority of the capital stock then issued and outstanding.

Under the Proposed Charter, a director can only be removed for cause by the approval of the holders of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Name Change	FS Development II’s current name is FS Development Corp. II	Under the Proposed Charter, the Combined Entity’s name will be Pardes Biosciences, Inc.

	Current Charter	Proposed Charter
Authorized Shares	The Current Charter authorizes 111,000,000 shares, consisting of Common Stock (including Class A Common Stock and Class B Common Stock) and Preferred Stock.

The Proposed Charter will authorize 260,000,000 shares if Charter Proposal B passes and 110,000,000 shares if only Charter Proposal A passes, in each case consisting of Common Stock and Preferred Stock.

Common Stock	The Current Charter authorizes 110,000,000 shares of Common Stock, including (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock.

The Proposed Charter will authorize 250,000,000 shares of Common Stock, if Charter Proposal B passes. If Charter Proposal B does not pass, the Proposed Charter will authorize 100,000,000 shares of Common Stock , which is the same number of shares as the current authorized number of shares of Class A Common Stock.

Preferred Stock	The Current Charter authorizes 1,000,0000 shares of “blank check” preferred stock, that the board of directors could issue to discourage a takeover attempt.

The Proposed Charter will authorize the issuance of 10,000,000 shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt.

Provisions Specific to a Blank Check Company

Under the Current Charter, Article NINTH sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination. Furthermore, FS Development II corporate is required to be dissolved and liquidated 24 months following the closing of its initial public offering.

The Proposed Charter does not include these blank check company provisions because, upon Closing, FS Development II will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of FS Development II and the terms governing FS Development II’s consummation of a proposed business combination will not be applicable following Closing. The Combined Company will have a perpetual existence.

Reasons for the Charter Amendments

Charter Amendment

Requiring the approval by affirmative vote of holders of at least 66⅔% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, to make certain amendments to the Proposed Charter is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Common Stock

The principal purpose of Charter Amendment Proposal B is to authorize additional shares of our Common Stock, which will be used to issue shares pursuant to the Merger Agreement, in connection with the PIPE Investment, under the Equity Incentive Plan, and for general corporate purposes. The Board believes that it is important for us to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s shares of Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The Board believes that these additional shares will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity’s board of directors to issue the authorized preferred stock on its own volition will enable the Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Entity and allows it to continue as a corporate entity with perpetual existence following Closing. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the Combined Entity following the Closing. In addition, certain other provisions in the Current Charter require that proceeds from FS Development II’s initial public offering be held in a trust account until a Business Combination or liquidation of FS Development II has occurred. These provisions cease to apply once the Business Combination has closed and are therefore not included in the Proposed Charter.

Vote Required for Approval

Each of the Charter Amendment Proposals will be voted on separately by FS Development II’s stockholders as follows:

•        Charter Amendment Proposal A.    In Charter Amendment Proposal A, FS Development II’s stockholders are being asked to approve and adopt a proposed second amended and restated certificate of incorporation, which would take effect upon the Closing and include all of the provisions of the Proposed Charter described above, except that the number of authorized shares of FS Development II’s Class A Common Stock will remain at 100,000,000 in accordance with the Current Charter, and the total authorized shares, consisting of Common Stock and Preferred Stock, would equal 110,000,000.

•        Charter Amendment Proposal B.    In Charter Amendment Proposal B, FS Development II’s stockholders are being asked to approve and adopt a proposed amendment to the proposed amended and restated certificate of incorporation in order to increase the number of shares of FS Development II’s Class A Common Stock from 100,000,000 to 250,000,000 and the total number of authorized shares from 110,000,000 (following approval of Charter Amendment Proposal A) to 260,000,000, which, if approved, would take effect upon the Closing.

The sole reason that FS Development II is presenting two separate Charter Amendment Proposals is to provide for a separate Class A Common Stock vote on Charter Amendment Proposal B, and thereby enable holders of FS Development II’s Class A Common Stock to vote separately as a class on the increase in the authorized number of shares of FS Development II’s Class A Common Stock. In addition to the separate Class A Common Stock vote for Charter Proposal B, the Charter Amendment Proposals will each be subject to a vote of the outstanding shares of FS Development II Class A Common Stock and Class B Common Stock, voting together as single class.

Approval of Charter Amendment Proposal A, the Nasdaq Stock Issuance Proposal, and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting. Approval of Charter Amendment Proposal B is not a condition to closing the Business Combination.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS AND THE
PROPOSED CHARTER.

THE CHARTER AMENDMENT ADVISORY PROPOSALS

In connection with the Business Combination, FS Development II is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposals but, pursuant to SEC guidance, FS Development II is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on FS Development II or the Board (separate and apart from the approval of Charter Amendment Proposal A). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Entity. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of Charter Amendment Proposal A or Charter Amendment Proposal B).

FS Development II stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals (the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal A — to increase the authorized shares of Class A Common Stock to 250,000,000 shares (if Charter Amendment Proposal B passes). If Charter Amendment Proposal B does not pass, the authorized shares of FS Development II Class A Common Stock will remain 100,000,000 shares;

(b)    Advisory Charter Proposal B — to increase the authorized shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to discourage a takeover attempt to 10,000,000 shares;

(c)     Advisory Charter Proposal C — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2⁄3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment;

(d)    Advisory Charter Proposal D — to make the Combined Entity’s corporate existence perpetual as opposed to FS Development II’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering and to remove from the Proposed Charter the various provisions applicable only to specified purpose acquisition corporations contained in the Current Charter; and

(e)     Advisory Charter Proposal E — to provide that any amendment to the Amended Bylaws will require the approval of at least 66 2⁄3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment, provided that if the board of directors of the Combined Entity recommends approval of such amendment, such amendment will require the approval of a majority of the Combined Entity’s then-outstanding shares of capital stock entitled to vote on such amendment.

Reasons for the Charter Amendments

Charter Amendment

Requiring the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of the Combined Entity’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, to make any amendment to the Proposed Charter is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Common Stock

The principal purpose of this proposal is to authorize additional shares of our Common Stock, which will be used to issue shares under the Equity Incentive Plan, and for general corporate purposes. The Board believes that it is important for us to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s shares of Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The Board believes that these additional shares will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity’s board of directors to issue the authorized preferred stock on its own volition will enable the Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Entity and allows it to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the Combined Entity following the Closing. In addition, certain other provisions in the Current Charter require that proceeds from FS Development II’s initial public offering be held in a trust account until a Business Combination or liquidation of FS Development II has occurred. These provisions cease to apply once the Business Combination has closed and are therefore not included in the Proposed Charter.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FS Development II stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes have no effect on the outcome of the Advisory Charter Proposals.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

THE INCENTIVE PLAN PROPOSAL

The following is a summary description of the Equity Incentive Plan as proposed to be adopted by FS Development II in connection with the Business Combination. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached hereto as Annex E. FS Development II stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan. Unless the context otherwise requires, references in this summary description to “we”, “us” and “our” generally refer to FS Development II in the present tense or the Combined Entity from and after the Closing of the Business Combination.

The purpose of the Equity Incentive Plan is to provide a means whereby the Combined Entity can align the long-term financial interests of its employees, consultants, and directors with the financial interests of its stockholders. In addition, the Board believes that the ability to grant options and other equity-based awards will help the Combined Entity to attract, retain, and motivate employees, consultants, and directors and encourages them to devote their best efforts to the Combined Entity’s business and financial success.

Approval of the Equity Incentive Plan by FS Development II stockholders is required, among other things, in order to: (i) comply with Nasdaq Listing Rules requiring stockholder approval of equity compensation plans and (ii) allow the grant of incentive stock options to participants in the Equity Incentive Plan.

If this Incentive Plan Proposal is approved by FS Development II stockholders, the Equity Incentive Plan will become effective as of the date immediately preceding the date of the Closing. The Combined Entity will assume outstanding equity awards under the 2020 Stock Plan (the “Pardes Existing Plan”) in connection with the Closing (and such assumed awards will be added to the share reserve under the Equity Incentive Plan), and no further grants will be made under the Pardes Existing Plan. Approval of the Equity Incentive Plan by FS Development II stockholders will allow the Combined Entity to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by its board of directors or compensation committee following the closing of the Business Combination. The Equity Incentive Plan will also allow the Combined Entity to utilize a broad array of equity incentives and performance-based cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the closing of the Business Combination.

The Combined Entity’s employee equity compensation program, as implemented under the Equity Incentive Plan, will allow the Combined Entity to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the Equity Incentive Plan will provide the Combined Entity with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors and consultants who are important to the Combined Entity’s long-term growth and success.

Summary of Material Features of the Equity Incentive Plan

The material features of the Equity Incentive Plan include:

•        Initially, the maximum number of shares of Common Stock that may be issued under the Equity Incentive Plan is [•] shares, which includes shares reserved for outstanding awards assumed at the Effective Time by the Combined Entity. The number of shares of Common Stock reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 by five percent (5%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the administrator of the Equity Incentive Plan;

•        The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•        Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•        The value of all awards awarded under the Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000 or $1,000,000 for the year in which a non-employee director is first appointed or elected to the Combined Entity’s board of directors;

•        Certain amendments to the Equity Incentive Plan are subject to approval by our stockholders;

•        The term of the Equity Incentive Plan will expire on the tenth anniversary of the date immediately preceding the Closing of the Business Combination and no non-qualified option of other award may be granted after such date; and

•        No grants of incentive stock options may be made after the tenth anniversary of the date the Equity Incentive Plan is approved by the board of directors of FS Development II.

Information Regarding Equity Incentive Program

It is critical to the Combined Entity’s long-term success that the interests of its employees, directors and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow the Combined Entity to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and directors, retain existing employees and directors and to provide incentives for such persons to exert maximum efforts for the Combined Entity’s success and ultimately increase stockholder value. The Equity Incentive Plan allows the Combined Entity to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards and dividend equivalent rights to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Entity.

If FS Development II’s request to approve the Equity Incentive Plan is approved by FS Development II stockholders, the Combined Entity will initially have [•] shares, subject to adjustment for specified changes in the Combined Entity’s capitalization, available for grant under the Equity Incentive Plan as of the effective time of the closing of the Business Combination. In addition, as further described below under section titled “— Description of the Equity Incentive Plan — Shares Available for Awards,” the share reserve is subject to annual increases each January 1 beginning on January 1, 2022 of five percent (5%) of the number of shares of the Combined Entity’s Common Stock outstanding on the immediately preceding December 31 (or a lesser number determined by the administrator of the Equity Incentive Plan). This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the Equity Incentive Plan

The Equity Incentive Plan was adopted by the Board on [•], 2021 and will become effective, subject to stockholder approval, on the date immediately preceding the Closing. The Equity Incentive Plan will replace the Pardes Existing Plan as Pardes’s board of directors has determined not to make additional awards under that plan following the consummation of the Business Combination. The Equity Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with the Combined Entity.

We have initially reserved [•] shares of Common Stock (the “Initial Limit”) for the issuance of awards under our Equity Incentive Plan, which number includes outstanding awards assumed at the Effective Time by the Combined Entity. This limit is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Our Equity Incentive Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2022 and each January 1 thereafter by five percent (5%) of the number of shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares determined by the administrator of the Equity Incentive Plan (the “Annual Increase”).

The shares we issue under our Equity Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of Common Stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, or are otherwise terminated (other than by exercise) under our Equity Incentive Plan will be added back to the shares of Common Stock available for issuance under our Equity Incentive Plan. The maximum aggregate number of shares of Common Stock that may be issued in the form of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 3,500,000 shares of common stock, subject in all cases to adjustment as provided in Equity Incentive Plan. Based upon a price per share of $10.00, the maximum aggregate market value of the Common Stock that could potentially be issued from shares available for issuance under the Equity Incentive Plan as of the Closing is $[•].

The grant date fair value of all awards made under our Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board.

Our Equity Incentive Plan will be administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of our Equity Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in our Equity Incentive Plan will be those full or part-time officers, employees, non-employee directors, and consultants of the Combined Entity as selected from time to time by our compensation committee in its discretion. As of November 16, 2021, following the Closing, approximately forty-five (45) individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately six executive officers, twenty-two employees who are not executive officers, six (6) non-employee directors, and consultants.

Our Equity Incentive Plan permits the granting of both options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options if they do not qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Combined Entity and its subsidiaries. Non-qualified options may be granted to any persons eligible to awards under the Equity Incentive Plan. The exercise price of each option will be determined by the administrator but may not generally be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. The exercise price of a stock option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

Upon exercise of options, the option exercise price may be paid in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of Common Stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not generally be less than 100% of the fair market value of our Common Stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed ten years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

Our compensation committee may award restricted shares of Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

Our compensation committee may also grant shares of Common Stock that are free from any restrictions under our Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Common Stock.

Our compensation committee may grant cash bonuses under our Equity Incentive Plan to participants, subject to the achievement of certain performance goals.

Our Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in our Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under our Equity Incentive Plan. To the extent that awards granted under our Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the compensation committee’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, the Combined Entity may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration payable in the sale event and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration payable in such sale event, such option or stock appreciation right shall be cancelled for no consideration). The Combined Entity shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share consideration payable in such sale event multiplied by the number of vested shares under such award.

Our Equity Incentive Plan also provides that in connection with a corporate transaction upon assumption of or in substitution for, outstanding equity awards previously granted by the company or other entity, the Combined Entity may grant substitute awards on such terms as the administrator deems appropriate, notwithstanding limitations on awards in the Equity Incentive Plan. Such substitute awards shall not reduce the shares of Common Stock authorized for grant under the Equity Incentive Plan, except as may be required by reason of Code Section 422, and shares of Common Stock subject to such substitute awards shall not be added to the shares of Common Stock available for awards under the Equity Incentive Plan. Additionally, in the event that a company acquired by the Combined Entity or any subsidiary or with which the Combined Entity or any subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if allowed under applicable law, be used for awards under the Equity Incentive Plan and shall not reduce the shares of Common Stock authorized for grant under the Equity Incentive Plan (and shares of Common Stock subject to such awards shall not be added to the shares of Common Stock available for awards under the Equity Incentive Plan; provided that awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Combined Entity or its subsidiaries immediately prior to such acquisition or combination.

Our board of directors may amend or discontinue our Equity Incentive Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to our Equity Incentive Plan require the approval of our stockholders. Without prior stockholder approval, in no event may the administrator exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect repricing through cancellation of stock options or stock appreciation rights in exchange for cash or other awards under the Equity Incentive Plan.

No awards may be granted under our Equity Incentive Plan after the date that is ten years from the effective date of our Equity Incentive Plan. No awards under our Equity Incentive Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Common Stock issuable under the Equity Incentive Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan, which will not become effective until the date immediately preceding the date of the Closing. No awards will be issued under the Equity Incentive Plan prior to the date of Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Entity’s ability to realize the benefit of any tax deductions described below depends on the Combined Entity’s generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of the Combined Entity’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Combined Entity will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights.    Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to applicable limitations, we or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.    A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and we or our subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.

Other Awards.    The Combined Entity generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

Federal Tax Withholding.    Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Equity Incentive Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we (or, if applicable, any of our subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by us to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Combined Entity, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Million Dollar Deduction Limit.    We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (ii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017.

Section 409A of the Code.    Certain types of awards under the Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e. g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Equity Incentive Plan and awards granted under the Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted under the Equity Incentive Plan subject to stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the administrator. The value of the awards granted under the Equity Incentive Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

Approval of the Incentive Plan Proposal, the Nasdaq Stock Issuance Proposal, and Charter Amendment Proposal A are conditioned on the approval of the Business Combination Proposal at the Special Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE Incentive Plan PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to FS Development II’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Charter Amendment Proposals, or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination is not satisfied or waived. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by FS Development II’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of FS Development II Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. Broker non-votes and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FS DEVELOPMENT II

Overview

FS Development II is a blank check company incorporated as a Delaware corporation on August 21, 2020. We were formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, which we refer to as a business combination, with one or more businesses or entities.

Significant Activities Since Inception

On February 19, 2021, FS Development II consummated the FS Development II IPO of 20,125,000 shares of its Class A Common Stock, including the issuance of 2,625,000 shares of FS Development II Class A Common Stock as a result of the underwriter’s exercise in full of its over-allotment option. The FS Development II Class A Common Stock was sold at a price of $10.00 per share, generating gross proceeds to the Company of $201,262,000.

Substantially concurrently with the closing of the FS Development II IPO, FS Development II completed the private sale of 602,500 Private Placement Shares at a purchase price of $10.00 per Private Placement Share, to the Sponsor, generating gross proceeds to FS Development II of $6,025,000. The Private Placement Shares are identical to the shares of FS Development II Class A Common Stock issued in the FS Development II IPO, except that, so long as they are held by the Sponsor and its permitted transferees:(i) they may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of a business combination and (ii) they are entitled to registration rights.

In addition, the Sponsor has agreed to waive its redemption rights with respect to the Private Placement Shares in connection with (i) the consummation of FS Development II’s initial business combination, or (ii) a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of FS Development II’s obligation to redeem 100% of the shares of FS Development II Class A Common Stock sold in the FS Development II IPO if FS Development II has not consummated a business combination within 24 months of the closing of the FS Development II IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity.

A total of $201,262,000, comprised of the proceeds from the FS Development II IPO and the sale of the Private Placement Shares, were placed in a U.S.-based trust account, maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to FS Development II to pay its taxes, the proceeds from the FS Development II IPO will not be released from the trust account until the earliest to occur of:(i) the completion of the FS Development II’s initial business combination, (ii) the redemption of the Public Shares if FS Development II has not completed its initial business combination by February 19, 2023, subject to applicable law, and (iii) the redemption of the Public Shares properly tendered in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of its obligation to redeem 100% of its Public Shares if FS Development II does not complete its initial business combination by February 19, 2023 or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity.

On June 29, 2021, FS Development II announced that it had entered into the Merger Agreement and certain related agreements. See the section titled “The Business Combination Proposal — The Merger Agreement.”

Effecting a Business Combination

FS Development II is not presently engaged in, and will not engage in, any operations until after a business combination. FS Development II intends to effect a business combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.

Selection of a Target Business and Structuring of the Initial Business Combination

Under Nasdaq Listing Rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of FS Development II’s assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by the Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, FS Development II’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although FS Development II was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, FS Development II determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Our Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

FS Development II is providing its public stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay FS Development II’s franchise and income taxes, divided by the number of then outstanding Public Shares, upon the Closing, subject to the limitations described herein. For illustrative purposes, based on the balance of the Trust Account of $201,262,000 as of September 30, 2021, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If we receive valid redemption requests from holders of Public Shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE Investment equal or exceed $100 million. The Sponsor and FS Development II’s officers and directors have agreed to waive their redemption rights with respect to the Founders Shares and any Public Shares they may hold in connection with the Closing. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Any stockholders requesting redemption of their shares will be required to provide beneficial ownership information.

Submission of Our Initial Business Combination to a Stockholder Vote

FS Development II is providing its public stockholders with redemption rights upon Closing. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. FS Development II’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founders Shares have agreed to vote such FS Development II Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and FS Development II’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the Closing.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 20% of the shares issued in the FS Development II IPO.

Employees

FS Development II currently has three executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to FS Development II’s affairs until FS Development II has completed its initial business combination. The amount of time they devote in any time period varies based on the stage of the business combination process FS Development  II is in. FS Development II does not intend to have any full time employees prior to the consummation of an initial business combination.

Facilities

FS Development II maintains its principal executive offices at 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939. FS Development II pays an affiliate of the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of its management team pursuant to the terms of an administrative services agreement between FS Development II and the Sponsor. Upon completion of our initial business combination or FS Development II’s liquidation, FS Development II will cease paying these monthly fees. FS Development II considers its current office space adequate for its current operations,

Legal Proceedings

To the knowledge of FS Development II’s management, there are no legal proceedings pending against FS Development II.

EXECUTIVE OFFICERS AND DIRECTORS OF FS DEVELOPMENT II

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to FS Development II before the Business Combination.

Directors and Executive Officers

The directors and executive officers of FS Development II are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
James B. Tananbaum, M.D.	58	President, Chief Executive Officer and Director
Dennis Ryan	66	Chief Financial Officer
Michael Rome, Ph.D.	37	Vice President and Director
Daniel Dubin, M.D.	56	Director
Owen Hughes	46	Director
Alisa Mall	44	Director
Deepa Pakianathan, Ph.D.	56	Director

James B. Tananbaum, M.D. has been our President, Chief Executive Officer and a director since August 2020. Dr. Tananbaum is also the chief executive officer of Foresite Capital, a U.S.-focused healthcare investment firm, which he founded in 2011. Dr. Tananbaum also serves as a director of Gemini Therapeutics, Inc. (Nasdaq: GMNI) (formerly FS Development Corp., a blank check company sponsored by an affiliate of Foresite Capital), since June 2020. Prior to founding Foresite Capital, Dr. Tananbaum served as Co-Founder and Managing Director of Prospect Venture Partners L.P. II and III, healthcare venture partnerships, from 2000 to 2010. Dr. Tananbaum was also the Founder of GelTex, Inc. in 1991, an intestinal medicine pharmaceutical company acquired by Sanofi-Genzyme, and Theravance, Inc. in 1997 (now Theravance Biopharma, Inc., a diversified biopharmaceutical company focused on organ-selective medicines, and Innoviva, Inc., a respiratory-focused healthcare asset management company partnered with Glaxo Group Limited). Dr. Tananbaum received a B.S. and a B.S.E.E. from Yale University in Applied Math and Computer Science, and an M.D. and an M.B.A. from Harvard University. Dr. Tananbaum’s qualifications to serve on our board of directors include his scientific, financial and strategic business development expertise gained as a physician, founder of two life science companies and venture capital investor focused on life science companies.

Dennis Ryan has been our Chief Financial Officer since August 2020. Since 2011, Mr. Ryan has also led the Operations Group at Foresite Capital as Chief Financial Officer and Managing Director. He previously served as Chief Financial Officer of FS Development Corp. (now Gemini Therapeutics, Inc., Nasdaq: GMNI) from June 2020 to its merger with Gemini in February 2021. Mr. Ryan currently serves as Board President of Whistlestop, a non-profit providing transportation and nutrition services to seniors. He received a B.A. from University of California, Berkeley in Economics, and an M.B.A. from the University of Santa Clara. Mr. Ryan is a licensed certified public accountant in California.

Michael Rome, Ph.D. has been our Vice President and Director since August 2020. Dr. Rome also serves as Managing Director at Foresite Capital, where he has held various roles since 2016. He previously served as Vice President and a director of FS Development Corp. (now Gemini Therapeutics, Inc., Nasdaq: GMNI) from June 2020 to its merger with Gemini in February 2021. From September 2015 to July 2016, he was an Analyst at DAFNA Capital Management, a healthcare hedge fund, where he covered and formulated investment ideas for small/mid-cap biotech companies. Prior to joining DAFNA Capital Management, Dr. Rome worked in early-stage drug development as a Senior Scientist for Vault Pharma, an academic start-up out of the California NanoSystems Institute at UCLA from April 2014 to September 2015. In the past five years, Dr. Rome held a board observer role at Turning Point Therapeutics, Inc., a clinical-stage precision oncology company. Dr. Rome received a B.S. from UCLA in Molecular, Cell and Developmental Biology and a Ph.D.in Biochemistry from Caltech. Dr. Rome’s qualifications to serve on our board of directors include his substantial experience as a research scientist and depth of knowledge of the biotechnology and pharmaceuticals research and development process, as well as his experience investing across diverse therapeutic areas.

Dan Dubin, M.D. has been a member of our board of directors since August 2020. Dr. Dubin is also the Vice Chairman and Head of Biopharma Investment Banking at SVB Leerink, an investment bank specializing in healthcare and life sciences, a role he has held since January 2006. He also sits on the SVB Leerink’s executive committee. Prior to joining SVB Leerink in 1999, Dr. Dubin co-founded MEDACorp, Inc., a provider of insights on the commercial potential of biotherapeutics and medical devices to healthcare companies and investors. Dr. Dubin holds a B.A. from Dartmouth College in Chemistry and an M.D. from Harvard Medical School. Dr. Dubin’s qualifications to serve on our board of directors include his extensive leadership experience as an advisor to life sciences companies and his experience and expertise in the execution of financing, partnership and M&A transactions in the life sciences sector, as well as his medical training.

Owen Hughes has been a member of our board of directors since February 2021. Mr. Hughes is also President, Chief Executive Officer and director of Cullinan Oncology, LLC, an oncology therapeutics company, since September 2017. Prior to joining Cullinan Oncology, Mr. Hughes served as the Chief Business Officer and head of Corporate Development at Intarcia Therapeutics, Inc., a biopharmaceutical company, from February 2013 to September 2017. Mr. Hughes previously acted as Director at Brookside Capital Investors, L.P., a Bain Capital hedge fund, and Senior Portfolio Manager at Pyramis Global Advisors LLC, a Fidelity Investments company. He also serves as Chairman of Radius Health, Inc. (Nasdaq: RDUS) and as a director of Translate Bio, Inc. (Nasdaq: TBIO) and Wren Therapeutics, Inc. In the past five years, he also served on the board of directors of Malin Corporation plc. Mr. Hughes received a B.A. from Dartmouth College in History. Mr. Hughes’s qualifications to serve on our board of directors include his extensive experience analyzing and investing in healthcare companies and his operational experience in the life sciences sector.

Alisa Mall has been a member of our board of directors since February 2021. Ms. Mall is Managing Director at Foresite Capital, responsible for corporate development, long-term capital strategy, investor relations and environmental, social and governance engagement. Prior to joining Foresite Capital, from 2011 to November 2020, Ms. Mall served as Managing Director of Investments at Carnegie Corporation of New York, a philanthropic foundation supporting innovations in education, democratic engagement and international peace, and as Associate Director of Investments for Carnegie Corporation from 2009 to 2011. Previously, she was Director, Equity Capital Markets at Tishman Speyer Properties, a commercial real estate company, from 2007 to 2009, and an attorney with global law firm Orrick Herrington & Sutcliffe LLP from 2004 to 2007. Ms. Mall is a member of the board of directors and governance committee of JBG Smith (NYSE: JBGS), a real estate investment trust. She also serves on the boards of the Pension Real Estate Association (PREA), Breakthrough New York and the Bronfman Fellowship, and is a member of the investment committee of UJA-Federation of New York and the advisory board of Declaration Partners, a family office. Ms. Mall received a J.D. from Stanford Law School and a B.A. in Political Science from Yale College. Ms. Mall’s qualifications to serve on our board of directors include her significant investment and advisory expertise.

Deepa Pakianathan, Ph.D. has been a member of our board of directors since February 2021. Since 2001, Dr. Pakianathan has served as a Managing Member at Delphi Ventures, a venture capital firm. She is also the Chief Executive Officer of Redd Pharmaceuticals, Inc., a pharmaceuticals company, since September 2019. She currently serves on the boards of directors of Calithera Biosciences, Inc., Karyopharm Therapeutics, Inc., Mereo Biopharma Group plc (formerly OncoMed Pharmaceuticals, Inc.) and Theravance Biopharma, Inc., and serves as the Executive Vice Chair and Treasurer on the Board of Trustees of the San Francisco Conservatory of Music. In the past five years, she also served on the board of directors of FS Development Corp. (now Gemini Therapeutics, Inc.), Alder Biopharmaceuticals, Inc. and Alexza Pharmaceuticals, Inc. Dr. Pakianathan holds a B.Sc. from the University of Bombay, India, an M.Sc. from The Cancer Research Institute at the University of Bombay, India and an M.S. and a Ph.D. from Wake Forest University. Dr. Pakianathan’s qualifications to serve on our board of directors include her depth of experience leading a biotechnology investment practice focused on drug discovery and development platform technologies and serving as a director for multiple biotechnology companies.

Compensation

On January 22, 2021, the Sponsor transferred 30,000 Founders Shares to each of Mr. Hughes, Dr. Dubin and Dr. Pakianathan. None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay the Sponsor, or an affiliate of the Sponsor, $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. The Board has determined that Mr. Hughes, Dr. Dubin and Dr. Pakianathan are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules and Ms. Mall is an “independent director” as defined in Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination. Our waiver of the corporate opportunities doctrine did not impact our search for an acquisition target.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations (excluding non-profit and educational organizations with no connection to the biotechnology sector):

Individual	Entity	Entity’s Business	Affiliation
James B. Tananbaum, M.D.	Foresite Capital	Venture capital/private equity	Chief Executive Officer
	Foresite Capital Management V, LLC	Venture capital/private equity	Managing Member
	DNA Nexus, Inc.	Data science cloud platform	Director
	Eikon Therapeutics, Inc.	Biopharmaceutical	Director
	Element Biosciences, Inc.	Biotechnology	Director
	Evonetix, Ltd.	Biotechnology	Director
	F-Metabolic, Inc.	Biotechnology	Director
	Fabric Genomics, Inc.	Biotechnology	Director
	Genomics PLC Gemini Therapeutics, Inc.	Biotechnology Biotechnology	Director Director
	Healthverity, Inc.	Healthcare data technology platform	Director
	Homodeus, Inc.	Biotechnology	Director
	Kinnate Biopharma, Inc.	Biopharmaceutical	Director
	Mindstrong, Inc.	Neuropsychiatric healthcare software	Director
	Pardes Biosciences, Inc.(1)	Biopharmaceutical	Director
	Sestina, LLC	Biotechnology incubator	Director
Dennis Ryan	Foresite Capital	Venture capital/private equity	Chief Financial Officer and Managing Director
Michael Rome, Ph.D.	Foresite Capital	Venture capital/private equity	Managing Director
	Kinnate Biopharma, Inc.	Biopharmaceutical	Director
	Pharvaris BV Theseus Pharmaceuticals, Inc.	Biopharmaceutical Biopharmaceutical	Director Director
Daniel Dubin, M.D.	SVB Leerink(2)	Investment bank	Vice Chairman and Head of Biopharma Investment Banking
Owen Hughes	Olivo Laboratories LLC Cullinan Oncology, LLC Translate Bio, Inc. Radius Health, Inc. Wren Therapeutics, Inc.	Biotechnology Biopharmaceutical Biopharmaceutical Biopharmaceutical Biopharmaceutical	Director President, Chief Executive Officer and Director Chairman Director Director
Alisa Mall	Foresite Capital JBG Smith	Venture capital/private equity Real estate investment trust	Managing Director Director
Deepa Pakianathan, Ph.D.	Delphi Ventures	Venture capital	Managing Member
	Redd Pharmaceuticals, Inc.	Biotechnology	Chief Executive Officer
	Calithera Biosciences, Inc.	Biotechnology	Director
	Karyopharm Therapeutics, Inc.	Biotechnology	Director
	Mereo Biopharma Group plc	Biotechnology	Director
	Theravance Biopharma, Inc.	Biotechnology	Director

____________

(1)      Entities affiliated with Dr. Tananbaum own 5,511,517 shares Series A Preferred Stock of Pardes, acquired at a purchase price of $4.5541 per share, or approximately $25,100,000 in the aggregate. Such shares would be valued (on an as converted basis) at approximately $79,988,646 at the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021, and based on a $10.00 per share price of the Class A Common Stock in the PIPE Investment.

(2)      Dr. Dubin, an employee of SVB Leerink, owns less than 1% of Pardes through his investment in an investment fund associated with SVB Leerink.

Potential investors should also be aware of the following other potential conflicts of interest:

•        As noted in the table above, James B. Tananbaum, M.D. currently serves as a director on the board of directors of Pardes and is the chief executive officer of the managing member of the general partner of two existing investors of Pardes. The FCM Funds own 5,511,517 shares Series A Preferred Stock of Pardes, acquired at a purchase price of $4.5541 per share, or approximately $25,100,000 in the aggregate, representing approximately 39.6% of the Pardes Preferred Stock. Pursuant to Pardes’s certificate of incorporation, the consent of the majority of the Preferred Directors, which includes Dr. Tananbaum, is required to (i) approve the good faith determination of the value of property, rights or securities distributed to the stockholders of Pardes in connection with a “deemed liquidation”, and (ii) approve the exemption of certain equity issuances from the anti-dilution provisions of the preferred stock governing documents. As one of the two Preferred Directors of Pardes, Dr. Tananbaum holds an effective veto right with respect to such matters. As the Preferred Director nominated by the FCM Funds, Dr. Tananbaum also has the right to serve as a member on any committee of Pardes’s board of directors. With respect to certain other material actions, including the approval of any merger or the forced mandatory conversion of the Pardes Preferred Stock, Pardes’s certificate of incorporation requires the consent of the holders of a majority of the outstanding shares of Pardes Preferred Stock. Because the FCM Funds hold approximately 39.6% of the Pardes Preferred Stock, FCM could not unilaterally approve or veto any such actions. The Series A Financing agreements also provide the FCM Funds with certain information and audit rights and a right of first offer in connection with Pardes’s issuance of any “new securities.”

•        Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Initial Stockholders purchased Founders Shares prior to the date of the FS Development II IPO and purchased Private Placement Shares in a transaction that closed simultaneously with the FS Development II IPO. Our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founders Shares, Private Placement Shares and any Public Shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our Initial Stockholders with respect to any Public Shares acquired by them in connection with the Business Combination. Additionally, our Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founders Shares and Private Placement Shares if we fail to complete our initial business combination within the prescribed time frame or during any extension period. Furthermore, our Initial Stockholders have agreed not to transfer, assign or sell any of their Founders Shares or Private Placement Shares until the earlier to occur of:(i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founders Shares will be released from the lockup. Because each of our executive officers and director nominees will own common stock directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with the Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date that our securities were first listed on Nasdaq and continuing until the earlier of our consummation of an initial business combination and our liquidation, we agreed to pay the Sponsor, or an affiliate of the Sponsor, a total of $10,000 per month for office space, secretarial and administrative services provided to members of our management team. See the section titled “The Business Combination Proposal — Opinion of H.C. Wainwright & Co., LLC” for further information regarding the third-party fairness opinion obtained in connection with the proposed Business Combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Our Initial Stockholders have agreed to vote their Founders Shares in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

The Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. The Current By-laws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may acquire in the FS Development II IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SELECTED FINANCIAL AND OTHER DATA OF FS DEVELOPMENT II

The following tables contain summary historical financial data for FS Development II for the period ended and as of September 30, 2021 and as of December 31, 2020. Only balance sheet data is presented as of December 31, 2020 as we did not have any significant operations as of and for the period ended on such date. The selected historical financial information as of December 31, 2020 has been derived from the audited balance sheet of the Company, and the selected historical financial information as of September 30, 2021 has been derived from the unaudited condensed financial statements of the Company, both of which are included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with FS Development II’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the sections titled “Selected Financial and Other Data of FS Development II” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FS Development II.”

(In thousands, except share and per share amounts)	For The Nine Months Ended September 30, 2021
Statement of Operations Data:
Loss from operations	$(3,564)
Net loss	$(3,552)
Weighted average shares outstanding of Class A common stock, basic and diluted	17,083,104
Basic and diluted net income per share, Class A common stock	$(0.16)
Weighted average shares outstanding of Class B common stock, basic and diluted	4,915,865
Basic and diluted net loss per share, Class B common stock	$(0.16)

Statement of Cash Flows Data:
Net cash used in operating activities	$(1,760)
Net cash used in investing activities	$(201,250)
Net cash provided by financing activities	$203,049
(In thousands)	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
Balance Sheet Data:
Total Assets	$201,833	$92
Total liabilities	9,542	68
Total stockholders’ equity	(8,959)	24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FS DEVELOPMENT II

The following discussion of FS Development II’s financial condition and results of operations should be read in conjunction with FS Development II’s financial statements and notes to those statements included in this proxy statement/prospectus.    This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to FS Development II before the Business Combination.

Overview

We are a blank check company incorporated in Delaware on August 21, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is FS Development Holdings II, LLC, a Delaware limited liability company. The registration statements for the FS Development II IPO became effective on February 16, 2021. On February 19, 2021, we consummated the FS Development II IPO of 20,125,000 shares of Class A Common Stock, including the issuance of 2,625,000 shares of Class A Common Stock as a result of the underwriter’s exercise in full of its over-allotment option, at $10.00 per share, generating gross proceeds of approximately $201.3 million, and incurring offering costs of approximately $11.5 million, of which approximately $7.0 million was for deferred underwriting commissions.

Simultaneously with the closing of the FS Development II IPO, we consummated the private placement (the “Private Placement”) of 602,500 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $6.0 million.

Upon the closing of the FS Development II IPO and the Private Placement, approximately $201.3 million ($10.00 per share of Class A Common Stock) of the net proceeds of the sale of the Public Shares in the FS Development II IPO and of the Private Placement Shares in the Private Placement were placed in a Trust Account located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and were invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the FS Development II IPO and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that we will be able to complete a Business Combination successfully. We must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, we will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended.

If we are unable to complete a Business Combination within 24 months from the closing of the FS Development II IPO, or February 19, 2023, or during any extended period of time that we may have to consummate a Business Combination as a result of an amendment to the Certificate of Incorporation, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to FS Development II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On June 29, 2021, we entered into a Merger Agreement by and among FS Development II, Merger Sub, Pardes and the Stockholders’ Representative. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. The Merger Agreement calls for additional agreements, including, among others, the Subscription Agreements, the Pardes Support Agreement, the FS Development II Support Agreement, the Registration Rights Agreement and the Voting Agreement. See the section titled “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination.”

The Merger Agreement

On June 29, 2021, FS Development II entered into the Merger Agreement by and among the FS Development II, Merger Sub, Pardes and the Stockholders’ Representative. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Pardes, with Pardes surviving as a wholly-owned subsidiary of FS Development II. Upon the Closing, it is anticipated that FS Development II will change its name to “Pardes Biosciences, Inc.”

Under the Merger Agreement, FS Development II has agreed to acquire all of the outstanding equity interests of Pardes in exchange for up to 32,500,000 shares of FS Development II Class A Common Stock, to be paid at the Effective Time.

Pursuant to the Merger Agreement, at or prior to the Effective Time, each option exercisable for Pardes equity that is outstanding immediately prior to the Effective Time shall be assumed by FS Development II and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of Common Stock issued upon exercise.

For additional information and a summary of the terms of the Merger Agreement and the other agreements executed, or to be executed, in connection with the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Liquidity and Capital Resources

As of September 30, 2021, we had approximately $48,000 in our operating bank account, and a working capital deficit of approximately $1,927,000.

Our liquidity needs prior to the consummation of the FS Development II IPO were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of FS Development II in exchange for issuance of Founder Shares, and loan proceeds from the Sponsor of approximately $200,000 under a promissory note, dated August 26, 2020, pursuant to which our Sponsor agreed to loan FS Development II an aggregate of up to $200,000 to cover expenses related to the FS Development II IPO (the “Note”). FS Development II repaid the Note in full on February 19, 2021. Subsequent to the consummation of the FS Development II IPO, FS Development II’s liquidity has been satisfied through the net proceeds from the consummation of the FS Development II IPO and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet our needs through the earlier of the consummation of a Business Combination or one year from August 16, 2021. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business

Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of September 30, 2021. The FS Development II financial statements included in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception up to September 30, 2021 was in preparation for our formation and the FS Development II IPO, and, subsequent to the FS Development II IPO, identifying a target company for a Business Combination. We will not be generating any operating revenues until the closing and completion of our initial Business Combination.

For the three months ended September 30, 2021, we had net loss of approximately $1.2 million, which consisted of approximately $1.1 million general and administrative expenses (consisting of approximately $1.0 million in fees and expenses related to the Business Combination), $30,000 of general and administrative expenses — related party, and approximately $50,000 of franchise tax expense which was partially offset by approximately $5,000 gain on investment (net), dividends and interest held in Trust Account.

For the nine months ended September 30, 2021, we had net loss of approximately $3.6 million, which consisted of approximately $3.3 million general and administrative expenses (consisting of approximately $3.0 million in fees and expenses related to the Business Combination), $80,000 of general and administrative expenses — related party, and approximately $150,000 of franchise tax expense which was partially offset by approximately $12,000 gain on investment (net), dividends and interest held in Trust Account.

For the period from August 21, 2020 (inception) through September 30, 2020, we had net loss of approximately $1,000 which was all made up of general and administrative expenses.

Contractual Obligations

Administrative Support Agreement

Commencing on the date that our securities were first listed on Nasdaq and continuing until the earlier of our consummation of a Business Combination and our liquidation, we agreed to pay the Sponsor, or an affiliate a total of $10,000 per month for office space, secretarial and administrative services provided to members of our management team.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

We incurred approximately $30,000, $80,000 and $0 in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2021, and for the period from August 21, 2020 (inception) through September 30, 2020, respectively. As of September 30, 2021 and December 31, 2020, there was no outstanding balance in accounts payable with related party, as reflected in the accompanying condensed consolidated balance sheets.

Registration Rights

The holders of Founder Shares, Private Placement Shares, and shares of Class A Common Stock that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement (the “Prior Registration Rights Agreement”). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain

“piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per share, or approximately $4.0 million in the aggregate, paid upon the closing of the FS Development II IPO. In addition, $0.35 per share, or approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Class A common shares subject to possible redemption

We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within FS Development II’s control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. As part of the Private Placement, we issued 602,500 shares of Class A Common Stock to the Sponsor. These Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of our initial business combination, as such are considered non-redeemable and presented as permanent equity in FS Development II’s condensed consolidated balance sheet. Our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, 20,125,000 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of our condensed consolidated balance sheets. There was no Class A Common Stock issued or outstanding as of December 31, 2020.

Effective with the closing of the FS Development II IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

Accretion associated with the redeemable Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on FS Development II’s unaudited condensed consolidated financial statements accompanying this proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the FS Development II IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT PARDES

In this section, unless otherwise stated or the context requires otherwise, the terms “Pardes,” “we,” “us,” and “our” refer to Pardes and its subsidiaries prior to the Closing, which will be the business of the Combined Entity and its subsidiaries following the Closing.

Overview

Who We Are

We are a clinical-stage biopharmaceutical company formed in February 2020 that is focused on discovering, developing and commercializing novel therapeutics to improve the lives of patients suffering from life-threatening disease, starting with our lead candidate, PBI-0451, which is in clinical development and intended to treat and prevent coronaviral (CoV) infections. COVID-19 is caused by infection with the severe acute respiratory syndrome coronavirus 2, or SARS-CoV-2, and has emerged as the most significant pandemic threat for the world in many decades. Pardes has built a discovery platform designed to target reactive nucleophiles, such as those in cysteine proteases. By leveraging our understanding of structure-based drug design, reversible covalent chemistry and viral biology, we have discovered and are developing novel product candidates with low nanomolar potency against SARS-CoV-2 and broad activity against all known pathogenic human coronaviruses. Our lead product candidate, PBI-0451, inhibits the main coronaviral cysteine protease, or Mpro, a viral protein essential for replication of all known coronaviruses. In preclinical studies, PBI-0451 has demonstrated activity against all coronaviral proteases, tested, as well as inhibition of replication of multiple coronaviruses, including SARS-CoV-2. Moreover, PBI-0451 has demonstrated the potential for oral bioavailability across multiple pre-clinical species. We believe the anti-viral potency seen against SARS-CoV-2 in preclinical in vitro studies and potential for oral bioavailability in humans supports its potential to be an oral direct acting antiviral, or DAA, for use against SARS-CoV-2 infections. We plan to develop PBI-0451 for both oral treatment and prophylaxis of SARS-CoV-2 infection. Given the highly conserved nature of the Mpro target, which is shared among all known coronaviruses, including emerging variants of concern, we believe emerging variants will likely retain this target for PBI-0451. SARS-CoV-2 represents the third coronavirus to make a zoonotic transfer in the last 20 years and result in significant human disease.

The impact of SARS-CoV-2, however, is significantly greater than has been seen in the two previous coronaviral outbreaks. As of November 2021, there have been in excess of 253 million confirmed cases of SARS-CoV-2 infection and more than 5.1 million related deaths globally. A detailed market opportunity for any single COVID-19 therapeutic is difficult to predict given the unprecedented and evolving nature of COVID-19. Nevertheless, the necessity for a rapidly deployable, broadly effective antiviral treatment is evidenced by the continued incidence of new SARS-CoV-2 infections in the US and the surge of infections being seen in many countries. These ongoing transmissions represent a major potential threat, as they enable the ongoing evolution of SARS-CoV-2, and fuel the rise of novel variants of potential concern. To date, these variants primarily involve the viral spike protein and its receptor binding domain (RBD) entry point at the ACE-2 receptor, providing the potential for reduced susceptibility to vaccines. In the US and other developed countries, vaccine hesitancy will likely persist resulting in significant portions of the population remaining at risk for future waves of infection. In addition to this immediate critical need, the likely event of future zoonotic transmissions of novel coronaviruses establishes the necessity for broadly effective, oral antiviral treatments for the foreseeable future.

Over the last 40 years significant progress has been made in our understanding of how viruses infect cells, replicate and spread within the body. This has resulted in multiple drug development approaches including inhibition of viral entry into cells, viral gene replication and viral particle formation. We believe the most effective method for treating and preventing coronaviral infections is to use small molecule DAAs to target viral encoded proteases to inhibit their function. Historically, this approach has led to highly potent and clinically successful antivirals for the treatment of other viruses such as human immunodeficiency virus (HIV), and hepatitis C virus, or HCV. Our lead product candidate PBI-0451 is a coronaviral protease inhibitor that in preclinical studies has demonstrated in vitro activity against all coronaviruses tested by us to date. We believe a safe, oral, pan-coronaviral protease inhibitor may have significant benefits as an antiviral able to treat or prevent infection with SARS-CoV-2 and important emerging variants of concern.

Our Lead Program

Our lead product candidate PBI-0451 is being developed as an orally administered DAA whose mechanism of action is inhibition of the coronaviral Mpro, a viral protein with no direct human equivalent that is both highly conserved and essential for replication of all known coronaviruses. The development program for PBI-0451 will explore its potential as both a treatment and prophylaxis for SARS-CoV-2 infection, including emerging variants of concern.

In preclinical studies, PBI-0451 demonstrated in vitro the potential to inhibit replication of a broad range of coronaviruses, including SARS-CoV-2, as well as other variants of coronavirus that cause upper respiratory infections and can manifest as a “common cold.” This breadth of coverage aligns with the highly conserved nature of the coronavirus Mpro across strains and supports our belief that PBI-0451 will maintain its inhibition even as other SARS-CoV-2 variants emerge.

In August 2021, we initiated our first-in-human trial for PBI-0451. The Phase 1 study is a placebo-controlled, blinded, randomized, dose escalation study of PBI-0451 in healthy volunteers designed to evaluate the safety, tolerability, and pharmacokinetics of PBI-0451 after single and multiple ascending doses. This study will also evaluate the drug-drug interaction potential of PBI-0451, including upon its coadministration with ritonavir.

This first-in-human study is designed to explore the potential for dosing PBI-0451 as a once or twice-a-day pill and is anticipated to enroll up to 180 healthy volunteers.

We leveraged our structure-based chemistry platform, consisting of tunable and reversible covalent “warheads,” to weaponize small molecule scaffolds leading to the design of PBI-0451 as a potentially broadly active and orally bioavailable coronavirus cysteine protease inhibitor. Our library of chemical “warheads” is designed to target reactive nucleophiles such as reactive site cysteine or serine residues. These warheads have the potential to be adapted for use against both other viral proteases as well as other disease-related targets. We expect that our platform will continue to provide us with the opportunity to develop additional product candidates across multiple therapeutic areas in the future.

Our Team

We have assembled a management team with significant experience in discovering, developing and commercializing a broad range of therapies, including multiple antivirals, and in public company operations. Our President and Chief Executive Officer, Uri A. Lopatin, M.D., has over 15 years of scientific, operational, strategic, and management experience in the biopharmaceutical industry. He previously cofounded Assembly Pharmaceuticals, which went public as Assembly Biosciences, Inc. (NSADAQ: ASMB) in 2014. Our Chief Scientific Officer, Lee D. Arnold, Ph.D., has more than 34 years of contributions to molecularly targeted drug discovery, including more than 80 U.S. patent applications and the discovery of the first in class oncology drug, Tarceva®. He was previously the Chief Scientific Officer and Chief Discovery Officer at Assembly Biosciences, Inc, and has held leadership positions at OSI Pharmaceuticals, Inc., BASF/Abbott and Kinnate Biopharma, Inc. Our Chief Development Officer, Brian P. Kearney, PharmD has over 20 years of experience in antiviral medicine development and was most recently at Gilead Sciences, Inc. serving as Vice President of Clinical Research. Dr. Kearney was responsible for programs and teams that led to global regulatory approvals of eight new chemical entities and 15 new drug products for the treatment of HIV, HBV, HCV, and other unmet medical needs. Our Chief Commercial Officer, Sean P. Brusky, brings over 20 years of business development, commercial managed care and medical affairs experience, most recently as Head of Healthcare Delivery Innovation for Genentech, Inc. (a member of the Roche Group). Heidi Henson, Chief Financial Officer, has a successful track record in pharmaceutical and life sciences companies that dates back nearly 20 years, including Wellspring Biosciences, Inc., Kura Oncology, Inc. and Imbria Pharmaceuticals, Inc. and was Vice President of Finance at Intellikine, Inc. until its acquisition by Takeda Pharmaceutical Company Limited. Elizabeth H. Lacy, our General Counsel, has twenty-five years of legal experience of which over four and a half years has been as the general counsel of a public life sciences company. Our board of directors includes Michael D. Varney, Ph.D., previously head of Research and Development at Genentech, Inc., Mark Auerbach, former Chairman of Par Pharmaceuticals Companies, Inc. and lead director of Optimer Pharmaceuticals, Inc., Deborah M. Autor, current Vice President, Global Head of

Regulatory Excellence at AstraZeneca Pharmaceuticals LP and former Deputy Commissioner, Global Regulatory Operations & Policy at the FDA, Laura J. Hamill, a former executive with significant global commercial operations and strategic planning experience, and James B. Tananbaum, M.D., co-founder of Theravance, Inc. and Founder and CEO of Foresite Capital.

We believe that our team’s expertise in reversible covalent chemistry and virology, together with our experience discovering, developing, registering and commercializing multiple drugs in clinical use, including antiviral treatments, positions us well to advance a new generation of medicines. Our immediate aspiration is to develop a cure for the world’s most significant coronaviral disease to date, while simultaneously leveraging our chemistry platform to establish a robust pipeline across multiple programs.

Our Strategy

We believe that our tunable, reversable covalent chemistry platform will allow us to engage reactive nucleophiles in select biological targets and leverage modern structure-based drug design to rapidly develop better oral drugs for clinically important diseases. Initially, our goal is to become a global leader in the discovery, development and commercialization of novel therapies for the treatment and prevention of SARS-CoV-2 infections, the cause of COVID-19, and emerging SARS-CoV-2 variants. We anticipate expanding our discovery and development efforts beyond virology to include immunology and oncology. To achieve our goals, we intend to pursue the following strategies:

•        Complete preclinical and clinical development and seek approval for our lead product candidate, PBI-0451, an investigational drug designed to be orally administered DAA for the treatment and prevention of SARS-CoV-2 infections, the cause of COVID-19, including infections caused by newly emerging SARS-CoV-2 variants.    We initiated our Phase 1, first in human clinical trial in New Zealand with our lead candidate PBI-0451 in August 2021. If PBI-0451 demonstrates acceptable human pharmacokinetics and tolerability data in the Phase 1 clinical trial, we subsequently intend to discuss with the FDA and other foreign regulatory authorities, and seek advice, regarding potential plans to initiate a Phase 2/3, potentially registrational, treatment trial that will enroll patients who are test positive for SARS-CoV-2 in the outpatient setting. In addition, we plan to evaluate PBI-0451 as a potential post-exposure prophylaxis in first degree contacts of patients diagnosed with SARS-CoV-2 infection. We intend to work closely with the FDA and other regulatory authorities as we plan and implement our clinical trials to align on the regulatory pathway for approval of PBI-0451 and may seek expedited development review programs such as Breakthrough Therapy designation and Emergency Use Authorizations (EUA).

•        Expand our pipeline by developing additional highly selective, orally administered drug candidates against additional targets in virology, immunology and oncology. While we believe our lead candidate, PBI-0451, can be developed as a broadly active coronaviral drug, we intend to continue to improve our capability to inhibit a range of coronaviruses, while we expand our wholly owned pipeline by continuing to innovate and discover additional differentiated oral small molecules against additional targets.

•        Maximize the value of our product candidates.    We intend to retain global commercialization rights to our product candidates, which we believe will allow us to retain the greatest potential value for our product portfolio. However, we may selectively consider entering into collaborations where we believe there is an opportunity, particularly outside the United States, to accelerate the development of our product candidates and the commercialization of products, if any, that we successfully develop.

Antiviral Therapy

Background on Viruses

Viruses are cellular parasites that can only replicate using a host cell’s replication processes, as viruses lack the machinery required to reproduce on their own. Unlike living organisms, like humans, that can only use DNA as the basis for their genetic material, viruses can use either DNA or RNA.

Viruses have two primary components: nucleic acid (comprised of either RNA, which can be single or double stranded, or DNA) and a protective protein shell (the capsid). Some viruses may also have their capsid surrounded by a third component, a lipid bilayer (the envelope), a membrane derived from host cell membranes that contains viral proteins. Some of these proteins assist in “docking” to host cell surface receptors, allowing the virus to spread from cell to cell; for SARS-CoV-2, the “spike” protein serves this purpose.

The viral infection process begins when a virus attaches itself to a specific receptor site on the host-cell membrane through attachment proteins. After attachment, the viral nucleic acid is released into the cell, initiating the viral replication process through production of viral components, co-opting the host cellular machinery. DNA viruses use host cell proteins and enzymes to make additional DNA copies of the viral genome. The viral DNA is also transcribed to messenger RNA (mRNA), which serves as a blueprint to produce new viral proteins. RNA viruses use their RNA as a template for both synthesis of new viral genomic RNA and also as viral mRNA. The viral mRNA instructs the host cell to produce viral proteins. Viral genomes are small, but they must encode proteins the virus needs that are not provided by the host, including both “structural” proteins, which are required for the viral physical structure, and “non-structural” proteins, which are required only while replicating in the host cell. Viral genomic nucleic acids are processed and packaged within the cell into new virus particles composed of structural proteins and then released from the host cell to propagate infection to more host cells.

Over the last 40 years, a great deal of progress has been made in the treatment of some of the most severe viral infections. However, as of yet, there are no safe and effective direct acting oral therapies for many highly pathogenic viruses, such as coronaviruses, including SARS-CoV-2.

Coronaviruses

SARS-CoV-2

Background

SARS-CoV-2 is a coronavirus, belonging to the Coronaviridae family. Like all Coronaviridae, it is an enveloped virus with a positive sense single stranded RNA genome encoding for viral proteins. It is one of six human coronaviruses species that are known to exist, with four responsible for a significant percentage of yearly non-influenza viral respiratory infections, depending upon the geographical region and year. SARS-CoV-2 is similar to two other life-threatening coronaviruses: SARS-Co-V and Middle East Respiratory Syndrome coronavirus, or MERS-CoV. SARS-CoV-2 impairs respiratory function and spreads primarily from person to person via respiratory transmission among close contacts. Symptoms include fever, cough, shortness of breath and fatigue, with symptoms generally appearing two to 12 days after exposure. Severe complications include pneumonia, multi-organ failure, and death. In addition, a “post-COVID” syndrome has been increasingly described, wherein symptoms can persist for weeks to months; this post-COVID syndrome has been reported to affect up to 50% of previously infected persons in some observational studies.

SARS-CoV-2 was first identified as part of an investigation into an outbreak in Wuhan, China in December 2019, and is thought to have zoonotic origins. The World Health Organization, or WHO, initially estimated a case fatality rate of approximately 3% on March 3, 2020. Case fatality rates, which measure the number of deaths as a percentage of total infections, have varied across time periods as well as different geographies due to variabilities in testing protocols and associated availability of assays; differing demographics across countries; differences in access to high quality healthcare; and variability in public policy responses for virus control measures. The Centers for Disease Control, or CDC, has identified populations at particularly high risk of severe illness, including the elderly, those residing in a long-term care facility, and those with certain underlying health conditions.

Market Opportunity

SARS-CoV-2 represents the third coronavirus (in addition to SARS-CoV and MERS-CoV) to make a zoonotic transfer in the last 20 years that has resulted in life-threatening human disease. While the SARS-CoV and MERS-CoV virus epidemics had significant social and economic impacts, the COVID-19 pandemic has caused a global public health and economic crisis. As of November 2021, there have been in excess of 47 million cases and over 763,000 deaths from COVID-19 in the United States alone. Worldwide, there have been more than 253 million confirmed cases of SARS-CoV-2 infection with more than 5.1 million deaths. This rate of mortality has established COVID-19 as one of the deadliest pandemics in a century.

Multiple vaccines have emerged as potential tools to protect individuals from SARS-CoV-2 infection. These vaccines target the “spike” protein on the surface of the virus particle, have largely demonstrated the ability to protect against severe disease; and will be an important component of any global response to this or future SARS-CoV-2 pandemics. Global distribution, however, has emerged as a challenge with a majority of the world’s countries receiving insufficient doses to provide sufficient protection to their populations. The requirement for extreme cold storage for some of these vaccines also presents a barrier to worldwide distribution. Reluctance to vaccination has also emerged as a significant impediment to controlling the pandemic, with vulnerable persons providing a reservoir for sustained transmission and subsequent waves of infection. Simultaneously, multiple viral variants involving changes in the SARS-CoV-2 spike protein have been identified, with worrisome potential for reduced susceptibility to both antibody therapies and vaccines, along with an increase in transmissibility. It is anticipated that these variants will continue to emerge because the spike protein is not “conserved” across coronavirus species and is susceptible to evolutionary change under selective pressure from the immune system — as we have seen in this pandemic.

There is a pressing need for alternative methods to both treat and prevent SARS-CoV-2, including its variants, and potential future pandemic coronavirus infections. Ideally, these interventions should retain efficacy against coronaviral variants which can escape vaccine induced protection by targeting parts of the virus that are highly conserved and which do not rapidly evolve under immune selection. The Mpro viral protease is a highly conserved, nonstructural protein that fits these criteria.

We believe the clinical presentation of SARS-CoV-2 provides an opportunity for an oral antiviral to have a substantial effect in reducing morbidity and mortality post-exposure and preventing infection. Unlike influenza, where a short window of opportunity exists between early symptoms and initiation of treatment in order to optimally mitigate the progression of disease, SARS-CoV-2 infection has been associated with several days of asymptomatic or minimally symptomatic viral replication and shedding by infected individuals prior to progression to severe disease. Accordingly, we believe that PBI-0451 may have a longer window of clinical utility where it may prevent progression of disease in patients, reduce transmission, and provide protection to individuals either known to be or potentially exposed. Together, these activities could aid in containing the current COVID-19 pandemic with its emerging variants of concern and also potentially address a future outbreak of a novel coronavirus from developing into another global pandemic.

Since treatments are required both for SARS-CoV-2 as well as to develop the means to prevent future pandemics, we anticipate governments are likely to stockpile effective oral treatments for SARS-CoV-2 and potential future coronavirus outbreaks. In response to the 2009 H1N1 swine flu pandemic, as an example, governments have been stockpiling oseltamivir (sold under the brand name Tamiflu). In the United States quantities are sufficient to treat 25% of the population, and in France and the United Kingdom, quantities are sufficient to treat 50% of their populations.

Due to the magnitude of the health and economic impact of COVID-19, we believe that governments could stockpile a safe, effective and easily deployable therapy in quantities exceeding those of oseltamivir. Given the unprecedented nature of COVID-19, the rapidly evolving response to its treatment, the ongoing evolution of coronavirus variants with reduced susceptibility to vaccines, and the unknown extent of subsequent waves of infection, the market opportunity for a COVID-19 therapeutic is difficult to predict. However, we believe that antivirals with broad activity against both known and potentially future pandemic coronaviruses present the potential for multibillion-dollar market opportunities via stockpiling alone.

SARS-CoV-2 Replication

There are four different structural proteins encoded by the SARS-CoV-2 RNA: spike protein, envelope protein, membrane glycoprotein and nucleocapsid protein. As shown in the illustration below, the infection cycle begins when the spike proteins bind to the cellular angiotensin-converting enzyme 2 (ACE2) receptor on the surface of the target cells. A second cell surface protein, transmembrane serine protease 2 (TMPRSS2) enables the virion to enter the cell, where it releases its RNA encoding the proteins required for replication. The sixteen coronaviral non-structural proteins are derived from the viral polyprotein that is processed into individual polypeptides by two viral proteases, the papain-like cysteine protease (PlPro) and the main protease (Mpro). These proteins and newly generated viral RNA synthesized by the viral RNA polymerase are then assembled into a new virion in the Golgi and released through exocytosis. As noted earlier, the viral Mpro is the main protein involved in polyprotein processing — required for 11 of the cleavages needed to fully liberate the sub-viral proteins — and is therefore of particular interest for the design of anti-SARS-CoV-2 inhibitors.

Viral Resistance and Mutations

A major obstacle to the development of direct acting antiviral therapies is viral resistance. Resistance is a function of a virus’s ability to genetically mutate, which is often substantially higher in RNA than DNA viruses, as most RNA viruses lack a proofreading step when their RNA is replicated. The ability of viruses to evolve can make the design of therapies challenging if the viral proteins can change as a result of mutations to become more resistant to a given antiviral therapy over time. We are already seeing the effects of viral evolution on the spike protein. For example, variants in the SARS-CoV-2 spike protein have already been found in variants from the United Kingdom, California, Brazil, South Africa, and India. It is this constant evolution of the immunologically recognized spike protein that threatens to reduce effectiveness of antibody therapies as well as vaccines over time.

In some chronic viral infections such as HIV and HCV, combination therapies have been used as first line therapy. The rational has been to reduce the likelihood that a virus will develop resistance to multiple simultaneous therapies by mutating. This is not, however, always required. In hepatitis B, monotherapy with potent antivirals can successfully suppress viral replication below the limits of detection for years. Additionally, monotherapy with a single potent antiviral as post exposure prophylaxis for HIV has been shown to prevent infections. In the context of acute respiratory infections, such as influenza, monotherapy has also been the standard of care to treat infections. In the case of influenza, this may be because of the immune system’s ability to clear infections in tandem with the antiviral’s suppression of viral replication.

We believe that monotherapy may be both appropriate and sufficient treatment for SARS-CoV-2 infection, as we anticipate that resistance to Mpro targeting therapies may be slow to develop. The virus would need to mutate at sites where a small molecule would bind to the protease to exclude it from binding, while at the same time retaining function in that same enzymatic pocket of Mpro to allow the viral polyprotein to still “fit” and be cleaved at multiple sites. As of November 2021, we have evaluated over 465,000 SARS-CoV-2 viral genomes deposited in public databases. Unlike the viral spike protein, where extensive mutations have been seen, mutations in the binding site of our target protein remain very rare — suggesting a fitness penalty to the virus if the Mpro enzyme changes. Even if the use of combination antiviral therapies ultimately proves to be required for future treatment approaches required to forestall COVID-19 or future potential pandemic coronaviruses, we believe our PBI-0451, a coronaviral protease inhibitor, has the potential to provide a key foundation for such combinations.

Viral Protease as a Target

As a consequence of the virus appropriation of the host’s enzyme and protein inventory, the number of viral specific drug targets is limited. However, viral replication often strongly depends on processing of one or several polyproteins encoded by the genetic information of the virus. The proteolytic processes required for cleavage and processing of these polyproteins usually requires the presence of at least one, and often several, virally encoded proteases, which therefore represent attractive targets for the development of antiviral drugs. In their absence, pleotropic viral functions ranging from maturation of capsid proteins to assembly of a replication complex, and modification of host proteins such as translation initiation factors required by a virus to maintain infection may be crippled.

Protease Inhibitors

Antiviral drug development identifying selective drug-like molecules that target proteases (for example, in HIV and HCV) has resulted in highly potent oral antiviral therapies. These therapies have successfully been used as chronic antiviral therapies to treat millions of patients globally.

The coronaviral genome is one of the largest RNA-viral genomes known to date. In case of the SARS-CoV-2, the genome comprises 14 open reading frames encoding 28 proteins. The 16 coronaviral non-structural proteins are derived from a viral polyprotein that is processed into individual polypeptides by two viral proteases, the papain-like cysteine protease and the Mpro, which is also referred to as 3C-like protease (3CLpro) due to its similarities to the 3C proteases of picornaviruses. The coronaviral Mpro cleaves the viral polyproteins at 11 sites, releasing viral proteins of essential function in replication.

The highly conserved nature of the coronaviral main protease, and its indispensable role early in the viral life-cycle, has suggested that Mpro could be a potent target for oral pan-coronaviral therapies. Moreover, humans do not have a homologous protease, which makes Mpro attractive as a virus specific target of particular interest for the design of anti-SARS-CoV therapies.

Recognition of coronavirus as the etiological agent of SARS and MERS led to extensive characterization of the protease and a variety of small molecules were explored to inhibit its function. Many of these have shown impressive biochemical or cellular activity, and in some cases have demonstrated activity in animal models of coronaviral disease — providing support for this approach in the development of a DAA for SARS-CoV-2 and COVID-19. There are currently several oral protease inhibitors being explored as therapeutic options for SARS-CoV-2, including at least two clinical candidates in phase 2/3 human studies and PBI-0451 in phase 1 human studies. To our knowledge, however, as of November 1, 2021, no effective coronaviral protease inhibitor that can be orally administered has yet been approved by regulatory agencies.

Our Approach

Our Platform

We believe that reactive nucleophiles, such as those found in cysteine and serine proteases, are potentially attractive targets for drug development. We have developed a highly efficient reversible and tunable covalent chemistry platform comprised of the following critical components which is designed to allow us to specifically engage with these nucleophiles (our chemical “warheads”):

•        Topologically adaptable and tunable warheads, including those with novel structures and chemistry, where

•        Structure can be designed to conform to a binding site and establish optimal stabilizing interactions;

•        Tunable reactivity can be modulated to increase potency, specificity and residence time on the reactive nucleophile of a cysteine or serine protease;

•        Reversibility of covalent behavior can be exploited to minimize non-specific or off-target activities;

•        Functionality can enhance potential for molecules to have favorable drug-like properties and oral bioavailability; and

•        Reduced liabilities can be anticipated with respect to reductive or oxidative metabolism or degradation.

•        Structure-based drug design, or SBDD, approaches, which enable us to rapidly explore chemical space and identify potential warheads that can be used to:

•        “Weaponize” existing non-covalent ligands with one of our tunable, reversible covalent warheads;

•        Convert an irreversible covalent inhibitor to a reversible covalent inhibitor by exchange of warheads to produce an agent with potential for improved properties, such as greater exposures and reduced off-target effects; and

•        Design novel analogues to build on existing structural insights.

We believe that our platform has significant potential to deliver novel antiviral candidates, and allows us to rapidly find compounds that potentially improve upon pre-existing chemical matter where a target has been validated but the chemical matter has proven challenging.

Utilizing our warhead platform and SBDD approach, we have been able to design compounds that demonstrate activity against all known human CoV pathogens tested to date. Importantly, by designing compounds with activity against the Mpro of all six known human coronaviruses species, we believe that our protease inhibitor could present a significant hurdle for the SARS-CoV-2 virus to escape inhibition with resistant mutations. Should combination therapies be advantageous for treatment of pandemic coronaviral variants in the future, we believe that an inhibitor of the Mpro could be a backbone member of such a combination.

We believe that a successful anti-coronavirus DAA therapy has the potential to help against the current COVID-19 pandemic, and drugs of the Mpro inhibitor class may address the emergence of future coronavirus outbreaks and zoonotic crossover infections.

Our Lead Program:    PBI-0451

Our lead product candidate, PBI-0451 is being developed as a potential anti-coronavirus DAA. The target of PBI-0451, Mpro, is an early and essential viral protein required for all known coronaviruses to replicate. In nonclinical studies, PBI-0451 has demonstrated activity against all coronaviral proteases explored to date. By inhibiting the SARS-CoV-2 Mpro, PBI-0451 has the potential to prevent both viral replication and the generation of subviral particles which could allow infected cells and the immune system to eliminate residual virus.

Our development program is designed to assess use of PBI-0451 both in the settings of treatment and prevention of coronaviral infections. PBI-0451 has completed clinically-enabling studies and in August 2021 we dosed our first healthy volunteer in our Phase 1 first-in-human (FIH), single and multiple ascending dose (SAD and MAD) clinical in New Zealand trial. Assuming a timely completion of our Phase 1 program, acceptable human pharmacokinetics and safety data for PBI-0451 in the Phase 1 clinical trial, and subject to agreement with the FDA and other applicable foreign regulatory authorities, we estimate that we will be able to begin a Phase 2/3 registrational program as early as mid-2022.

Preclinical Data

In vitro activity against human coronaviruses

PBI-0451, has shown in-vitro activity against every coronavirus against which it has been tested to date, including both human pandemic, common cold, and non-human-infecting coronaviruses.

Antiviral activity of PBI-0451 against the protease of known human pathogenic coronaviruses is summarized in the table below.

Table 1: Biochemical activity

Coronavirus Mpro	PBI-0451 Activity vs Protease IC50 (µM)*
SARS-CoV-2	0.02 – 0.03
SARS-CoV	0.05 – 0.08
MERS-CoV	0.41 – 0.62
CoV-229E	0.12 – 0.17
CoV-OC43	0.15 – 0.2
CoV-HKU1	0.07 – 0.13
CoV-NL63	0.24 – 0.38

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*        IC50 reported as min-max across separate studies. The lower the IC50 number the more potent the compound is against the coronavirus tested.

Activity against common cold variants of coronavirus (such as 229E) was assessed in cell culture assays after exposure of cells (MRC-5 cell line) to virus and serial dilutions of PBI-0451 by determining the concentrations required to reduce viral induced cell death by 50%, reported as IC50. The half-maximal concentration to suppress viral-induced cell death, reported (below) as EC50, was also assessed. Half-maximal compound induced cytotoxicity (CC50) was measured by a luminescent cell viability assay kit (Cell titer GloTM, Promega) of compound-treated duplicates in the absence of virus.

Activity against SARS-CoV-2 virus was evaluated in multiple assays including a modified SARS-CoV-2 virus containing a nano-luciferase gene used to infect an A549 cell line (cell line derived from human airway cells) expressing the ACE2 receptor required for SARS-CoV-2 virus to bind and separately, wild-type SARS-CoV-2 virus used to infect induced pluripotent stem cell (iPSC) derived human alveolar cells. Following infection, cells were treated with PBI-0451. Changes in viral titer were quantified by evaluating the changes in luminescence (in nLuc expressing virus) as well as by titer of infectious virus by plaque assays. CC50 was measured by luminescent cell viability assay kit (Cell titer GloTM, Promega) of compound-treated cells in the absence of virus.

When virion production was measured by plaque assay (which assesses infectious virus produced by infected cells) in A549-ACE2 cells and in induced pluripotent stem cells induced to transform into type-II pneumocytes, PBI-0451 treatment resulted in multi-log reductions of infectious virus, with EC50s as low as <10nM for SARS-CoV-2, and without evidence of cellular cytotoxicity at doses up to the highest concentrations tested (90µM in the 229E assays and <10µM in the SARS-CoV-2 plaque assays). Activity of PBI-0451 against SARS-CoV-2 and the common cold coronavirus, 229E, in cellular assays is shown below.

Table 2: Cell culture activity of PBI-0451

Coronavirus & Assay	EC50 (nM)	CC50 (µM)
SARS-CoV-2 PFU/ml assay(1)	32 (± 25) n=4	>2
SARS-CoV-2 Nluc assay(2)	23 (± 16), n=6	>10
CoV-229E(3) CPE assay	116 (± 7) n=3	>90

____________

*        EC50 reported as Avg ±SD, n= number of replicate studies

(1)      SARS-CoV-2 WA-1 in iPS-derived human alveolar type II pneumocyte cultures

(2)      SARS-CoV-2 (Nanoluciferase engineered) tested in A549-hACE2 cell assay

(3)      CoV-229E (cultured in MRC-5 cells) coronavirus is one of the viruses responsible for the common cold

As described in the tables above, PBI-0451 demonstrated in vitro a range of potent biochemical activities against a broad range of human coronaviruses. In cytopathic effect (CPE) assays, where inhibition of viral replication reduces the amount of viral-replication-induced cell death, the inhibitory activity of PBI-0451 against the viral protease translated to reduction in CPE caused by the common cold coronavirus (as in the 229E assay cyto-protection assay). In separate assays, PBI-0451 was shown to inhibit SARS-CoV-2 replication following infection of susceptible lung-like cells, as assessed by quantification of plaques caused by infectious virus released from infected cells.

The low nanomolar potency seen in the assays described above, in combination with the lack of toxicity observed in the host cells treated with PBI-0451 in the absence of virus, suggests the potential for potency and selectivity of PBI-0451 in vivo against SARS-CoV-2.

Preclinical Development

PBI-0451 was characterized for non-clinical pharmacokinetics, pharmacodynamics, and safety, including general toxicology and potential effects on specific organ systems. Studies and evaluations were conducted consistent with accepted scientific practices and standards. As applicable, studies were conducted as outlined in International Conference on Harmonization (ICH) and US FDA guidelines, including per US FDA Good Laboratory Practice (GLP) regulations. PBI-0451 has demonstrated oral bioavailability in all species tested to date and a favorable pharmacokinetic (PK) profile. Overall, in pre-clinical animal studies, PBI-0451 was capable of achieving and maintaining concentrations multiple-fold above the in vitro (biochemical and cellular) inhibitory concentrations (IC50 and IC90) against coronavirus proteases, including SARS-CoV-2, and has been observed to distribute into lung tissue. We currently have in vitro pharmacology and in vivo PK data in mice, rats, dogs and cynomolgus monkeys. Single and multiple doses of PBI-0451 have been administered to animals at doses ranging from 0.5 to 1000 mg/kg/day. In a 14-day repeat dose GLP toxicity study in mice at doses of 20, 60, 120 and 240 mg/kg/day, the only PBI-0451 related finding was increased liver weights at the high dose, which was reversible, had no microscopic correlate, and was considered non-adverse. In a 14-day repeat dose GLP toxicology study in dogs at doses of 10, 20 and 30 mg/kg/day there were no test article-related findings. Within these studies, in safety pharmacology assessments PBI-0451 did not have clinically relevant effects on the cardiovascular, CNS, or respiratory systems. Based on results in an Ames assay and an in vitro micronucleus study, PBI-0451 was not observed to be genotoxic.

Allometric scaling of estimated human pharmacokinetics and doses was performed using the cumulative data across mice, rats, dogs and cynomolgus monkeys; these estimates indicate the potential for oral administration of PBI-0451 to achieve blood levels appropriate to provide antiviral activity against coronaviral replication in humans. On the basis of this modelling, our Phase I clinical study was designed to confirm an acceptable daily dose of PBI-0451, administered as pills or tablets once or twice daily for the treatment of SARS CoV-2 infection. We are optimistic that a clinically acceptable dose and dosing regimen will be possible for the treatment and prophylaxis of acute coronaviral infection.

Clinical Development Strategy

COVID-19 disease is caused by an acute infection with the SARS-CoV-2 virus. An urgent unmet medical need remains for simple, rapid, oral interventions against SARS-CoV-2 that can be administered in an outpatient setting. We believe antiviral therapeutics against COVID-19 may be most effective early in infection, prior to or during the period of maximum viral replication, and prior to development of a pathologic host immune response. We believe that PBI-0451 has the potential to be an oral antiviral therapeutic to treat SARS-CoV-2-infected individuals early in infection and thus has the potential to mitigate the risk for development of severe COVID-19 disease, hospitalization and mortality. In addition, we believe that treatment of persons who are close contacts of patients with documented SARS CoV-2 infection will prevent or reduce their risk of also developing symptomatic disease. Our clinical program will be designed to explore both treatment and post-exposure prophylaxis settings.

To date we have had limited interactions with regulatory authorities. The design and implementation of our proposed clinical trials is subject to regulatory review and approval. Accordingly, these plans may change if regulatory authorities require amendments or alterations to our clinical program.

Phase 1 Studies

PBI-0451 is being studied in a Phase 1 placebo-controlled, blinded, randomized, dose escalation study in healthy volunteers. The primary objectives of the study are to evaluate the safety, tolerability, and pharmacokinetics of PBI-0451 after single and multiple ascending doses. This study will also evaluate the drug-drug interaction potential of PBI-0451, including its pharmacokinetic profile upon its coadministration with ritonavir. The study is designed to explore the potential for dosing PBI-0451 as a once or twice-a-day administration and is anticipated to enroll up to 180 healthy volunteers. We initiated this first-in-human Phase 1 clinical trial for PBI-0451 in New Zealand in August 2021. Due to COVID-19 related constraints, the Phase 1 clinical trial has progressed more slowly than planned. As of November 15, 2021, PBI-0451 appears to have been generally well tolerated thus far in the initial dosing cohorts, with no study drug or study discontinuations; adverse events reported by the investigator were considered mild in severity.

We anticipate conducting additional Phase 1 studies beginning in 1Q22 that will continue through 2022. Additional potential Phase 1 studies may include special population, relative bioavailability, food effect, drug-drug interaction and mass-balance studies.

If PBI-0451 demonstrates acceptable human pharmacokinetics and safety data in the ongoing Phase 1 first-in-human clinical trial and pending agreement with the FDA and other regulatory agencies, we have the potential to initiate our Phase 2 study in mid-2022.

SARS-CoV-2 Coronavirus Treatment Studies

If we successfully complete the required Phase 1 studies, then following discussions with the FDA and other foreign regulators and subject to their permission to proceed to further clinical trials, we plan to conduct double blinded placebo-controlled registrational studies of PBI-0451 for the treatment of SARS-CoV-2 infection in non-hospitalized patients with mild to moderate COVID-19 disease, one in subjects that are at standard risk and one in subjects that are at increased risk of progressing to severe disease. Patients eligible for screening in these clinical studies are anticipated to be adult outpatients with symptoms of an upper respiratory tract infection consistent with mild to moderate COVID-19 disease. We envision that well-documented point-of-care tests (e. g., positive for SARS-CoV-2 infection) could serve as (virologic) inclusion criteria for enrollment of study subjects. These studies will be aimed at assessing the potential to reduce the symptoms of COVID-19, hospitalizations due to COVID-19 and mortality from any cause. Pending approval from regulatory bodies, we expect to initiate the first of these studies in mid-2022. We believe there is a potential to use these studies in support of an emergency use authorization, or EUA, or a new drug application, or NDA.

Pardes will use regulatory guidance for the development of treatments for SARS-CoV-2 and seek advice from the FDA and other foreign regulatory agencies regarding the appropriate designs, primary and secondary endpoints and broader development strategy. While it is not known what the requirements for an EUA will be in 2022, we anticipate that these conversations with regulatory agencies will also inform the inclusion of EUA appropriate endpoints into our trial designs.

As part of the clinical program, we also plan to evaluate the potential for PBI-0451 in clinical trials of patients with severe COVID-19 disease, potentially in the context of collaboration with governmental and/or university networks.

Post-Exposure Prophylaxis

We believe that treatment of exposed contacts of persons diagnosed with SARS-CoV-2 infection can significantly impact the ongoing pandemic. We plan on conducting a study of the safety and efficacy of PBI-0451 as post-exposure prophylaxis in primary contacts of people with SARS-CoV-2 infection, including subjects enrolled in our treatment studies. We anticipate that appropriate endpoints will include assessment of the proportion of subjects who develop a positive SARS-CoV-2 infection as defined by a positive RT-PCR, as well as the number of medically attendant visits, the development and duration of any COVID-19 symptoms, and safety.

We are currently conducting manufacturing campaigns at third-party contract manufacturers that we believe will result in an inventory of PBI-0451 supply, including matching placebo, that is expected to satisfy the clinical trial material requirements for our currently planned COVID-19 clinical trials. Additionally, we are engaged, through our contract manufacturers, in the optimization of the synthetic process and formulation for commercial scale manufacture of PBI-0451 should we succeed in the successful development of PBI-0451.

Additional Programs

Certain classes of disease-modulating drug targets often have “opportunistic” cysteine residues in their active-site or allosteric binding pockets, which allow for covalent attachment of inhibitors, affording improved potency, selectivity, and duration of drug action. This targetable “cysteinome” has been mapped to produce therapeutic agents in the fields of kinases and has shown specific benefits in areas such as oncology where KRAS mutant G12C mutations have been successfully exploited to develop selective therapies by such companies as Mirati Therapeutics, Inc. and Amgen, Inc. The potential for our reversible-covalent warhead technology to engage reactive nucleophiles such as cysteine or serine residues potently, selectively, and persistently may thus enable us to target a wide variety of proteins including proteases, hydrolases, phosphatases, and transcription factors involved in pathologic conditions.

Competition

As a biopharmaceutical company, we face competition from a wide array of companies in the pharmaceutical and biotechnology industries. These include both small companies and large companies with much greater financial and technical resources and far longer operating histories than our own. We may also compete with the intellectual property, technology, and product development efforts of academic, governmental, and private research institutions. Our competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement, and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing, and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

The key competitive factors affecting the success of any product candidates that we develop, if approved, are likely to be their efficacy, safety, convenience, price, and the availability of reimbursement from government and other third-party payors. Our commercial opportunity for any of our product candidates could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may commercialize products more quickly than we are able to.

There are numerous approaches that pharmaceutical companies and biotechnology companies are taking to address SARS-CoV-2 virus that has caused Covid-19 disease. These strategies include antibodies against SARS-CoV-2, anti-inflammatory therapeutics, vaccines (protein-based; RNA-based, DNA-based, viral-based), and antivirals (focused on replication, cell entry, or modulation of immunity). We are focused on developing an oral protease inhibitor that prevents the replication of SARS-CoV-2 virus by preventing processing of the coronaviral polyprotein by the viral Mpro. PBI-0451 is intended to be delivered orally, which represents a potential competitive advantage to therapies that need to be administered by intravenous infusion in clinical settings. PBI-0451, a small molecule therapeutic, is not expected to need cold storage required of several current treatment and prevention options currently under investigation. In general, our therapeutic candidate may be differentiated from competitors based upon (1) the mechanism of action — e. g., inhibition of an obligate viral protease, (2) mode of delivery — e.g., oral, and (3) relative lack of complexity of manufacturing, storage and distribution.

While the potential treatments and vaccines for COVID-19 continue to evolve, the list below addresses some of the product candidates known to us as of November 1, 2021, but is not a comprehensive list of every treatment that is in development for SARS-CoV-2 and COVID-19 disease.

•        PF-07321332 (Pfizer, Inc.), an oral protease inhibitor commenced a Phase 1 clinical study in March 2021 and commenced a Phase 2/3 clinical study in July 2021 in non-hospitalized symptomatic adults with COVID-19 who are at increased risk of progressing to severe illness, In November 2021, Pfizer reported preliminary data from the study showing a benefit to patients on active treatment. Pfizer has publicly stated that this oral antiviral twice-a-day dosing pill in combination with ritonavir could be available by the end of 2021.

•        PF-00835231 (Pfizer, Inc.), an IV administered protease inhibitor entered into a Phase 1 study in late 2020.

•        S-217622 (Shionogi & Company Limited), an oral protease inhibitor, which in September 2021 commenced phase 2/3 studies and the company is planning for regulatory submission by the end of 2021.

•        Molunpiravir (EIDD-2801/MK-4482) (Ridgeback Biotherapeutics LP together with Merck & Co., Inc.), an oral ribonucleoside analog for the viral RNA-dependent RNA polymerase allowing its incorporation into viral RNA associated with the accumulation of mutations within the viral RNA genome, has stopped recruitment into its Phase 2/3 clinical studies due to positive study results and in October 2021 has submitted an application for an EUA to the FDA.

•        AT-527/AT-511 (Atea Pharmaceuticals, Inc. together with F. Hoffman-LaRoche Ltd and Genentech, Inc. (Roche)), a viral polymerase inhibitor direct-acting antiviral drug candidate designed to inhibit viral replication by interfering with viral RNA polymerase, commenced a Phase 2 study in February 2021. AT-527 is a repurposed drug that was originally developed for hepatitis C virus (HCV).

•        ALG-097111 (Aligos Therapeutics, Inc. in collaboration with KU Leuven’s Rega Institute for Medical Research and its Centre for Drug Design and Discovery) a nonclinical small molecule 3CL protease inhibitor.

•        EDP-235 (Enanta Pharmaceuticals, Inc.) a nonclinical oral protease inhibitor is anticipated to commence clinical studies in early 2022.

•        Ensovibep (MP0420/MP0423) (Novartis in collaboration with Molecular Partners), is an antiviral clinical candidate for the treatment and prevention of COVID-19 based on a new class of protein therapeutics known as DARPin® and is administered by subcutaneous single injection, commenced a Phase 2/3 study for treatment of COVID-19 in May 2021.

•        Remdesivir (GS-5734) (Gilead Sciences, Inc.), a purine nucleotide prodrug that is a polymerase inhibitor that targets the RNA-dependent RNA polymerase (RdRp) enzyme, which received EUA authorization initially in May 2020.

•        Favipiravir (Fujifilm Pharma Co., Ltd.), an oral nucleoside analog polymerase inhibitor that targets the RdRp enzyme.

•        Bamlanivimab (LY-CoV555) and Etesevimab (LY-CoV016) (Eli Lily and Company and Abcellera Biologics, Inc.), a neutralizing antibody.

•        ADG20 (Adagio Therapeutics), a monoclonal antibody targeting the spike protein of SARS-CoV-2 and related coronaviruses that is administered by intramuscular injection, commenced Phase 2/3 studies in April, 2021 to evaluate treatment and prophylaxis use.

•        REGN-COV2 (Regeneron Pharmaceuticals, Inc.), a monoclonal antibody cocktail containing Casirivimab and imdevimab that is administered together by intravenous (IV) infusion, was granted EUA authorization for treatment and post-exposure prophylaxis use for individuals who, among other criteria, are at high risk for progression to severe COVID-19.

In addition to these multiple therapeutic modalities, multiple vaccines are being developed for prevention of COVID-19. We view an oral antiviral approach as highly complementary to vaccine development, and a necessary component of preventing future outbreaks.

We anticipate that the landscape of potential treatments and vaccines for SARS-CoV-2 and COVID-19 will continue to evolve with time.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our therapeutic products, including our protease inhibitor compounds for the treatment of coronaviruses, including SARS-CoV-2. We seek to protect our proprietary compounds and methods of treatment for viral diseases using our viral protease inhibitors, alone and in combination with other therapeutic agents, in addition to dosage forms, dosing regimens and formulations for their administration, when and as our product candidates enter clinical trials. We also intend to seek protection on the manufacturing process used to produce our viral protease inhibitors. Our success also depends on our ability to operate without infringing, misappropriating or otherwise violating on the proprietary rights of others and to prevent others from infringing, misappropriating or otherwise violating our proprietary rights.

Our policy is to seek to protect our proprietary position by filing U.S. patent applications and then at the appropriate time file foreign patent applications covering our proprietary technologies, inventions, and improvements that are important to the development and implementation of our business. As of November 16, 2021, we own two (2) issued patents, nineteen (19) provisional patent applications, three (3) non-provisional U.S. patent applications, and two (2) PCT filings and related foreign patent applications filed for our product candidate PBI-0451 and other proprietary viral protease inhibitor compounds, which include composition of matter, pharmaceutical compositions, combination therapy, solid forms, formulation, process/manufacturing and methods of use, including treatment of coronaviruses, including SARS-CoV-2, and our platform. In addition, we currently plan to seek patent term adjustments, restorations, and/or patent term extensions where applicable in the United States, Europe and other jurisdictions. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. Additionally, we expect to benefit, where appropriate, from statutory frameworks in the United States, Europe and other countries that provide a period of regulatory data exclusivity to compensate for the time required for regulatory approval of our drug products.

PBI-0451

We own four (4) patent application families that include patent claims relating to PBI-0451, one pending as an application under the Patent Cooperation Treaty, or PCT, one issued U.S. patent, three (3) pending U.S. provisional patent application and related foreign patent applications in Argentina, Bangladesh, China, India, Lebanon, Pakistan, Taiwan and United Kingdom. The PCT application is directed to pharmaceutical compositions, combination therapy and methods for the treatment of coronaviruses, including SARS-CoV-2, using PBI-0451. The issued U.S. patent is directed to a pharmaceutical compound. The expected year of expiration for the issued U.S. patent and for other patents issued from the PCT, if valid and enforceable, is 2041 without regard to any extensions, adjustments, or restorations of term that may be available under U.S. or other national laws. The three (3) pending provisional patent applications are directed to solid forms, formulation and process/manufacturing. The expected year of expiration for patents issued from any PCT or non-provisional patent applications filed on the basis of these provisional patent applications, if valid and enforceable, is 2042, without regard to any extensions, adjustments, or restorations of term that may be available under U.S. or other national laws.

Platform and Discovery Pipeline Intellectual Property

As of November 16, 2021, we own one issued U.S. patent related to protease inhibitors, a pending PCT application and related foreign applications in Argentina, Bangladesh, Lebanon, Pakistan and Taiwan, three (3) pending non-provisional U.S. patent applications and sixteen (16) provisional U.S. patent applications that include claims to pharmaceutical compositions, combination therapy and methods of use for viral infections, including viral infections caused by a coronavirus, oncology, and other therapeutic indications and claims to our covalent warheads and related technologies. The expected year of expiration for patents issued from the PCT and the non-provisional patent applications, if valid and enforceable, is 2041 without regard to any extensions, adjustments, or restorations of term that may be available under U.S. or other national laws. The expected year of expiration for patents issued from any PCT or non-provisional patent applications filed on the basis of the provisional patent applications, if valid and enforceable, is 2042, without regard to any extensions, adjustments, or restorations of term that may be available under U.S. or other national laws.

Patent Term and Validity

The exclusivity terms of our patents depend upon the laws of the countries in which they are obtained. In most countries in which we currently plan to file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. The term of a U.S. patent may be extended to compensate for the time required to obtain regulatory approval to sell a drug (a patent term extension) or by delays encountered during patent prosecution that are caused by the USPTO (referred to as patent term adjustment). For example, the Drug Price Competition and Patent Term

Restoration Act of 1984, referred to as the Hatch-Waxman Act, permits a patent term extension for FDA-approved new chemical entity drugs of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review and diligence during the review process. Patent term extensions in the United States cannot extend the term of a patent beyond a total of 14 years from the date of product approval, only one patent covering an approved drug or its method of use may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. A similar kind of patent extension, referred to as a Supplementary Protection Certificate, is available in Europe. Legal frameworks are also available in certain other jurisdictions to extend the term of a patent. We currently intend to seek patent term extensions on any of our issued patents in any jurisdiction where we have a qualifying patent and the extension is available; however, there is no guarantee that the applicable regulatory authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Further, even if our patent is extended, the patent, including the extended portion of the patent, may be held invalid or unenforceable by a court of final jurisdiction in the United States or a foreign country.

With respect to our owned intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents that have been granted, or may be granted to us in the future, will be commercially useful in protecting our platforms and drug candidates and the methods used to manufacture them.

Any of our issued patents including patents that we may rely on to protect our market for approved products, may be held invalid or unenforceable by a court of final jurisdiction. Alternatively, we may decide that it is in our interest to settle a litigation in a manner that affects the term or enforceability of our patent. Changes in either the patent laws or in interpretations of patent laws in the United States and other jurisdictions may diminish our ability to protect our inventions and enforce our intellectual property rights. Accordingly, we cannot predict the breadth or enforceability of claims that may be granted on our patents or on third-party patents. The pharmaceutical and biotechnology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to obtain and maintain our proprietary position for our protease inhibitors and the use of these compounds will depend on our success in enforcing patent claims that are granted or may be granted.

Commercialization

In May 2021, Mr. Brusky was hired to serve as our Chief Commercial Officer to develop our commercial go-to-market strategy and to initiate engagement with key external government and commercial partners. However, given the stage of development of our lead asset, we have not yet invested in a commercial infrastructure or distribution capabilities. While we currently plan to establish our own commercial organization in the United States and potentially in other selected markets, we continue to consider and evaluate in each market the potential advantages and enhancements of our commercial capabilities that may be realized as a result of a collaboration between us and a pharmaceutical or other company.

Manufacturing

We do not currently own or operate manufacturing facilities for the production of preclinical or clinical product candidates, nor do we have plans to develop or operate our own manufacturing operations in the near future. We currently rely upon third-party contract manufacturing organizations, or CMOs, to produce our product candidates for both preclinical and clinical use. We believe that any materials required for the manufacture of our product candidates could be obtained from more than one source.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, as well as in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing, post-approval monitoring and reporting and export and import of drug products such as those we are developing.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. We, along with our vendors, collaboration partners, clinical research organizations, or

CROs, clinical trial investigators, and contract manufacturing organizations, or CMOs, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests, animal studies and formulation studies in accordance with the FDA’s good laboratory practice, or GLP, requirements and other applicable regulations;

•        submission to the FDA of an investigational new drug, or IND, application which must become effective before human clinical trials may begin and must be updated annually and when certain changes are made;

•        approval by an independent institutional review board, or IRB, or ethics committee at each clinical site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, requirements, to establish the safety and efficacy of the product candidate for its proposed intended use;

•        submission to the FDA of a new drug application, or NDA, after completion of all pivotal trials;

•        payment of user fees for FDA review of the NDA;

•        satisfactory completion of an FDA advisory committee review, if applicable;

•        satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities at which the drug will be produced to assess compliance with current good manufacturing practice, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•        satisfactory completion of any FDA audits of the clinical trial sites that generated the data in support of the NDA to assess compliance with GCPs; and

•        FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety and toxicology studies. In the United States, the results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND application.

An IND application is a request for authorization from the FDA to administer an IND product to humans. The central focus of an IND application is on the general investigational plan and the protocol(s) for clinical studies. The IND application also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product candidate; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. Once submitted, the IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Some long-term preclinical testing may continue after the IND application is submitted. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

The clinical stage of development involves the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form that must be provided to each clinical trial subject before the clinical trial begins at that site and must monitor the study until completed.

The FDA, the IRB or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Further, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries. In the United States, information about applicable clinical trials, including clinical trials results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Human clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1:    The product candidate is initially introduced into a limited population of healthy human subjects, or in some cases, patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•        Phase 2:    The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•        Phase 3:    The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval trials, sometimes referred to as Phase 4 trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA. Failure to exhibit due diligence with regard to conducting required Phase 4 trials could result in withdrawal of approval for products.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the product candidate in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life and to identify appropriate storage conditions for the product candidate.

While the IND is active and before approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other things, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible and in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Expanded Access

Expanded access, sometimes called “compassionate use,” is the use of investigational products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. FDA regulations allow access to investigational products under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the investigational product under a treatment protocol or treatment IND application.

There is no requirement for a company to provide expanded access to its investigational product. However, if a company decides to make its investigational product available for expanded access, FDA reviews each request for expanded access and determines if treatment may proceed. Expanded access may be appropriate when all of the following criteria apply: the patient has a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context of the disease or condition to be treated; and providing the investigational product for the requested use will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the expanded access use or otherwise compromise the potential development of the expanded access use.

In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides an additional mechanism for patients with a life-threatening condition who have exhausted approved treatments and are unable to participate in clinical trials to access certain investigational products that have completed a Phase 1 clinical trial, are the subject of an active IND, and are undergoing investigation for FDA approval. Unlike the expanded access framework described above, the Right to Try Act does not require the FDA to review or approve requests for use of the investigational product. There is no obligation for a company to make its investigational products available to eligible patients under the Right to Try Act.

Under the FDCA, sponsors of one or more investigational products for the treatment of a serious disease or condition must make publicly available their policy for evaluating and responding to requests for expanded access for individual patients. Sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study, or 15 days after the investigational drug or biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy. There is no obligation for a sponsor to make its investigational products available to eligible patients as a result of the Right to Try Act.

U.S. Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

The submission of an NDA is subject to the payment of substantial user fees under the Prescription Drug User Fee Act, or PDUFA, as amended; a waiver or reduction of such fees may be obtained under certain limited circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

In the United States, the FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the PDUFA guidelines that are currently in effect, the FDA has a goal of ten months from the date of filing of a standard NDA for a new molecular entity to review and act on the submission and six months from the filing date of an original NDA filed for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs and the review process is often extended by FDA requests for additional information or clarification.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After the FDA evaluates an NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations or restrictions on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post-market trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing trials. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Expedited Development and Review Programs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include fast track designation, breakthrough therapy designation, priority review and accelerated approval.

New drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development and the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted upon satisfaction of certain conditions.

In addition, a new drug may be eligible for breakthrough therapy designation if the product candidate is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product, alone or in combination with one or more other products, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1, and FDA organizational commitment to expedite development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with a fast track or breakthrough therapy designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A drug is eligible for priority review if it is intended to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review original NDAs with priority review designations within six months of the filing date as compared to ten months for review of NDAs under standard review.

In addition, a product may be eligible for accelerated approval. Drugs intended to treat a serious or life-threatening disease or condition that generally provides a meaningful therapeutic advantage to patients over available therapies and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA generally requires that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials to verify the predicted clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required clinical trials in a diligent manner, or if such trials fail to verify the predicted clinical benefit. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The Food and Drug Administration Safety and Innovation Act, or FDASIA, amended the FDCA to require that a sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.

Post-approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products.

Drug manufacturers and their subcontractors involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon drug manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program fee for any marketed product.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters, or untitled letters;

•        holds on clinical trials;

•        refusal of the FDA to approve pending applications or supplements to approved NDAs, or suspension or revocation of product approvals;

•        product recall, seizure or detention, or refusal to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses of approved products. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict marketers’ communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling.

Emergency Use Authorization (EUA)

The Secretary of Health and Human Services may authorize unapproved medical products to be marketed in the context of an actual or potential emergency that has been designated by the U.S. government. The COVID-19 pandemic has been designated as such a national emergency. After an emergency has been announced, the Secretary of Health and Human Services may authorize the issuance of and the FDA Commissioner may issue EUAs for the use of specific products based on criteria established by the FDCA, including that the product at issue may be effective in diagnosing, treating, or preventing serious or life-threatening diseases when there are no adequate, approved, and available alternatives. An EUA is subject to additional conditions and restrictions and is product-specific. An EUA terminates when the emergency determination underlying the EUA terminates. An EUA is not a long-term alternative to obtaining FDA approval, licensure, or clearance for a product. The FDA may revoke an EUA for a variety of reasons, including where it is determined that the underlying health emergency no longer exists or warrants such authorization, so it is not possible to predict how long an EUA may remain in place.

United States Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of our clinical trials and other factors involved in the filing of the relevant NDA.

Regulatory exclusivity provisions authorized under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application, or ANDA, or an NDA submitted under Section 505(b)(2), or 505(b)(2) NDA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA also provides three years of marketing exclusivity for an NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b) NDAs for drugs containing the original active agent for the other conditions of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal and state anti-kickback, fraud and abuse, false claims, pricing reporting, data privacy and security, and physician payment transparency laws and regulations as well as similar foreign laws in the jurisdictions outside the United States. Violation of any of such laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement fines, additional reporting requirements and oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/ or imprisonment.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which we may seek regulatory approval. Sales in the United States will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for our product candidates can be subject to challenge, reduction or denial by third-party payors.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. In the United States, there is no uniform policy among payors for coverage or reimbursement. Decisions regarding whether to cover any of a product, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that can require manufacturers to provide scientific and clinical support for the use of a product to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development. Additionally, decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

U.S. Healthcare Reform

In the United States, there has been, and continues to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the profitable sale of product candidates.

Among policy makers and payors in the United States, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA) was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; required manufacturers to participate in a coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs, implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

There remain judicial and political challenges to certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 (Tax Act) includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit affirmed the District Court’s decision that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. Following an appeal made by certain defendants, on June 17, 2021, the U.S. Supreme Court dismissed the plaintiffs’ challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business. In addition, it is unclear how any other efforts to repeal, replace or challenge the ACA will impact the law.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the Bipartisan Budget Act of 2018, will remain in effect through 2029 unless additional Congressional action is taken. The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020 and suspended these reductions from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic, and extended the sequester by one year, through 2030. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products.

At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, CMS stated drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on August 6, 2021 CMS announced a proposed rule to rescind the Most Favored Nations rule. Additionally, on November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Further, implementation of these changes and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs.

Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Employees

As of November 3, 2021, we had twenty-eight (28) full-time employees, including ten (10) employees with M.D., Ph.D. or PharmD degrees. Of these full-time employees, twelve (12) employees are engaged in research and development activities. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

All employees currently work remotely. We intend to lease office space and labs 1H 2022.

Legal Proceedings

We are not subject to any material legal proceedings.

EXECUTIVE OFFICERS AND DIRECTORS OF PARDES

In this section, unless otherwise stated or the context requires otherwise, the terms “Pardes,” “we,” “us,” and “our” refer to Pardes Biosciences, Inc.

Our directors and executive officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Uri A. Lopatin, M.D.	49	President, Chief Executive Officer and Director
Heidi Henson	56	Chief Financial Officer
Lee D. Arnold, Ph.D.	62	Chief Scientific Officer
Sean P. Brusky	44	Chief Commercial Officer
Brian P. Kearney, PharmD	49	Chief Development Officer
Elizabeth H. Lacy	56	General Counsel and Corporate Secretary
Mark Auerbach	83	Board Chair
Deborah M. Autor	54	Director
Laura J. Hamill	57	Director
J. Jay Lobell	59	Director
Michael D. Varney, Ph.D.	63	Director
James B. Tananbaum, M.D.	58	Director

Uri A. Lopatin, M.D., has served as our Chief Executive Officer since founding Pardes in February 2020. Dr. Lopatin is a serial biotech entrepreneur, and was a Visiting Partner at Y Combinator. Prior to Y Combinator, he co-founded Assembly Pharmaceuticals as the Chief Medical Officer in October 2012, and became Chief Medical Officer and Vice President of R&D for Assembly Biosciences (Nasdaq: ASMB) following the merger of Assembly Pharma with Ventrus Biosciences. Prior to Assembly, Dr. Lopatin worked in clinical and translational development roles at Gilead Science, Roche, and Schering Plough. Dr. Lopatin has published extensively, especially on hepatitis B and immunology and is a co-author of multiple patents in the field of treatment and diagnosis for viral hepatitis. Dr. Lopatin received his Infectious Disease Board certification following fellowship training in Infectious Disease at the National Institute of Health, and internal medicine board certification following completion of residency at New York University. Dr. Lopatin received a B.S. in Biology, cum laude with distinction, from Cornell University and received his M.D. degree from the University of Medicine and Dentistry-New Jersey Medical School, where he was awarded the Stanley S. Bergen medal of excellence. Dr. Lopatin’s qualifications to serve on our board include his extensive research and clinical development experience in the life science industry.

Heidi Henson has served as our Chief Financial Officer since January 2021 and was an advisor to the Company from April 2020 until January 2021. She has over 25 years of financial operations experience with both public and private companies. Prior to joining Pardes, Ms. Henson was Chief Financial Officer of Imbria Pharmaceuticals, Inc. from April 2019 to July 2020 and Chief Financial Officer of Respivant Sciences from November 2018 to April 2019. From August 2014 to July 2018, Ms. Henson served as Chief Financial Officer and Secretary of Kura Oncology (Nasdaq: KURA). Ms. Henson also served as Chief Financial Officer of Wellspring Biosciences, Inc., a privately-held biopharmaceutical company, and its parent company Araxes Pharma LLC, from July 2012 to July 2018 and served as Secretary of Wellspring and Araxes from July 2012 to January 2015. From 2007 to March 2012, Ms. Henson served as the Vice President, Finance at Intellikine, Inc., a privately-held biopharmaceutical company, until its acquisition by Takeda Pharmaceutical Company Limited. Ms. Henson previously served as an independent financial consultant for several years assisting with various start-up activities for early-stage companies, SEC reporting and Sarbanes-Oxley implementation and compliance. Ms. Henson began her career in auditing at PricewaterhouseCoopers LLP, a public accounting firm, where she served both public and private companies. She received a Bachelor of Accountancy from the University of San Diego and is a Certified Public Accountant (inactive) in the state of California.

Lee D. Arnold, Ph.D. has served as our Chief Scientific Officer since April 2020. Prior to joining Pardes, Dr. Arnold was Senior Vice President of Research at Kinnate Biopharma, Inc. (Nasdaq: KNTE) from April 2018 to April 2020 and was coinventor of KIN 2787 and KIN 3248. From May 2007 to April 2018, Dr. Arnold was President and CEO of DiscoverElucidations, LLC, a drug discovery and project management consulting firm focused on optimizing and advancing pre-clinical assets. From January 2016 to November 2016, Dr. Arnold was Chief Discovery Officer for Assembly Biosciences (Nasdaq: ASMB) and its Chief Scientific Officer from July 2014 to January 2016. While at

ASMB, Dr. Arnold was a co-inventor of vebicorvir and ABI-H2158 for hepatitis B. From June 2009 to April 2014, Dr. Arnold was Vice President and Chief Scientific Officer at Coferon, Inc., a private company that pioneered novel therapeutics based on the intracellular self-assembly of small molecule inhibitors upon their macromolecular targets. With pharma experience from KNTE, ASMB, Coferon, Inc., Syntex, Pfizer (NYSE: PFE), BASF/Abbott Bioresearch (NYSE: ABT), and OSI Pharmaceuticals, Inc. (now part of Astellas), he brings a history of over 34 years of industry contributions in molecularly-targeted small-molecule drug discovery in oncology, immunology and infectious disease. Altogether, Dr. Arnold has played an integral role in delivering 13 IND-track drug candidates into development in oncology and virology, including numerous first-in class drugs including TARCEVA (erlotinib) for non-small cell lung cancer, the insulin-like growth factor inhibitor OSI-906 (linsitinib), and mTOR kinase inhibitor OSI-027 TORC1/TORC2 to prevent tumor cell proliferation. Dr. Arnold is an inventor in over 85 patent applications, and co-author on 38 peer-reviewed papers. He received an honors BS in chemistry at the University of Waterloo, and a PhD in organic chemistry from the University of Alberta.

Sean P. Brusky has served as Chief Commercial Officer since May 2021. Sean brings over 20 years of biopharmaceutical business development, commercial, managed care, and medical affairs experience to Pardes. Most recently, from June 2005 to February 2021 Mr. Brusky served in a series of positions of increasing responsibility building and leading teams responsible for brand-focused marketing and sales, managed care marketing, channel distribution and group purchasing, as well as integrated health system, government account, and commercial payer engagement, culminating in his role of Head of Healthcare Delivery Innovation for Genentech, Inc. (a member of the Roche Group). In this capacity, Mr. Brusky was responsible for standing up novel multi-stakeholder partnerships in areas such as virtual clinical trials, personalized medicine, point-of-care and home-based diagnostics, telemedicine and digital health. Prior to Genentech, Inc. from September 2001 to August 2004, Mr. Brusky was Manager, Business and Corporate Development for Vertex Pharmaceuticals, Inc. focused on global corporate development, partnering and out-licensing of antivirals and other therapeutics. Sean earned his Sc.B. in Biochemistry and Molecular Biology from Brown University and M.B.A. from Harvard Business School.

Brian P. Kearney, PharmD has been our Chief Development Officer since November 2020 and was an advisor to the Company since October 2020. Prior to joining Pardes, from 1999 to October 2020, Dr. Kearney served in a series of position of increasing responsibility in Gilead Sciences clinical research and clinical pharmacology departments, culminating in his role as Vice President, Clinical Research from April 2016 to October 2020. While at Gilead Sciences, Dr. Kearney built the clinical pharmacology department and contributed to early and full development efforts for numerous new chemical entities ultimately approved for the treatment of HIV, hepatitis B and hepatitis C, including VIREAD, TRUVADA, ATRIPLA, VEMLIDY, DESCOVY, GENVOYA, BIKTARVY, HARVONI and EPCLUSA. Dr. Kearney also led first-in-franchise, global registrations for both antiviral and inflammation drug products, including the breakthrough standard of care treatment of hepatitis C with SOLVADI and treatment of rheumatoid arthritis with JYSELECA. Dr. Kearney was a Clinical Research Fellow in the Drug Research Unit and a Visiting Scientist in the Surgical Research Laboratory at San Francisco General Hospital, UCSF. Dr. Kearney conducted his Clinical Practice Residency with Independent Research Elective at the University of Pittsburgh Medical Center and he received a Diplomate, Doctor of Pharmacy from the University of Illinois, College of Pharmacy.

Elizabeth H. Lacy has served as our General Counsel and Corporate Secretary since January 2021 and was an advisor to the Company from September 2020 until January 2021. Prior to joining Pardes, Ms. Lacy was the General Counsel, Senior Vice President of Legal Operations and Corporate Secretary for Assembly Biosciences (Nasdaq: ASMB) from August 2019 to July 2020, Corporate Secretary from April 2016 to July 2020 and General Counsel, Vice President of Legal Operations from December 2015 to August 2019 and in such roles advised on corporate governance, SEC reporting matters, public equity offerings, human resource matters, compliance, contracts and other operational matters as ASMB moved from a pre-clinical stage company to clinical stage. Prior to joining ASMB, Ms. Lacy worked for over 20 years in private practice with Barnes & Thornburg, Kirkland & Ellis and Jones Day, where she worked in a variety of legal areas, including venture capital, private equity, asset- based lending, general corporate counseling and board governance. She earned an AB in Public Policy from Duke University and J.D., summa cum laude, from Case Western Reserve University.

Mark Auerbach has served as Board Chair and a member of our board of directors since January 2021. From November 2010 until April 2020, Mr. Auerbach was a member of the board of directors and chair of the audit committee for Assembly Biosciences, Inc. (Nasdaq: ASMB). From April 2013 until June 2016, Mr. Auerbach was the chairman of the audit committee of RCS Capital Corporation (NYSE: RCAP), a publicly traded financial services company. From December 2014 until June 2016, Mr. Auerbach was non-executive chairman of the board of RCS Capital

Corporation. Mr. Auerbach previously served as lead independent director and chairman of the audit committee of Optimer Pharmaceuticals, Inc., a public company, from 2005 until its acquisition by Cubist Pharmaceuticals, Inc. in October 2013. Over the last 20 years, Mr. Auerbach also has served as a director for several other companies, including Par Pharmaceutical Companies, Inc., a publicly traded manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc. for whom he served as non-executive chair and chair of the audit committee. From 1993 to 2005, Mr. Auerbach served as chief financial officer of Central Lewmar LLC, a national fine paper distributor. Mr. Auerbach received his B.S. degree in accounting from Rider University. Mr. Auerbach’s qualifications to serve on the board of directors, include his extensive financial experience, his accounting degree and his experience as a director of several public companies, including his service as non-executive chair and the chair of the audit committee of several public companies.

Deborah M. Autor has served as a member of our board of directors since July 2021. From September 2019 to present, Ms. Autor has served as Vice President, Global Head of Regulatory Excellence at AstraZeneca Pharmaceuticals LP, where she leads regulatory operations, policy and intelligence for AstraZeneca submissions globally. Prior to joining AstraZeneca, Ms. Autor was employed by Mylan NV from June 2013 to August 2019, where she served in a variety of positions culminating with Head of Strategic Global Quality and Regulatory Policy. Prior to joining Mylan NV, from September 2001 to May 2013, Ms. Autor was employed by the FDA in a variety of roles culminating with Deputy Commissioner, Global Regulatory Operations & Policy, where she oversaw all FDA inspections, criminal investigations and international operations for human and veterinary drugs, biologics, medical devices, tobacco and food. Ms. Autor currently serves as a member on the Centre for Innovation in Regulatory Science — Scientific Advisory Council, a member of the U.S. Pharmacopoeia Quality Institute — Advisory Board, and as director and chair of the board of the FDA Alumni Association. Ms. Autor received a Juris Doctor, Magna Cum Laude, from Boston University School of Law and a Bachelor of Arts in Psychology from Columbia University, Barnard College. Our board believes that Ms. Autor’s extensive experience in the pharmaceutical industry and with the FDA provides her with the qualifications and skills to serve our board of directors.

Laura J. Hamill has served as a member of our board of directors since July 2021. From August 2018 through July 2019, Ms. Hamill served as Executive Vice President, Worldwide Commercial Operations at Gilead Sciences, Inc., a biotechnology company, where she was responsible for leading the company’s Commercial Operations. Prior to joining Gilead, Ms. Hamill held a number of U.S. and international executive positions at Amgen, Inc., a biopharmaceutical company, from July 2000 to July 2018, with her last role as Senior Vice President, U.S. Commercial Operations. In addition, Ms. Hamill previously held a variety of roles in the biopharmaceutical industry, including positions at F. Hoffmann-La Roche Ltd., a biopharmaceutical company. Ms. Hamill serves as a director on numerous boards, including Anaptysbio, Inc. (Nasdaq: ANAB), Y-mAbs Therapeutics, Inc. (Nasdaq: YMAB) and Acceleron Pharma Inc. (Nasdaq: XLRN). Ms. Hamill holds a bachelor’s degree in business administration from the University of Arizona. Ms. Hamill’s qualifications to serve on our board of directors include her biopharmaceutical industry and leadership experiences and her global commercial operations and strategic planning expertise.

J. Jay Lobell has served as a member of our board of directors January 2021. He is also the co-founder and Chief Executive Officer of GMF Capital, a commercial real estate and private equity investment firm, since September 2015. Previously from September 2008 to August 2015, Mr. Lobell served as President of Meridian Capital Group, LLC, a national mortgage intermediary. His focus at Meridian, during his seven-year career there, included assisting in charting business strategy for the firm, including the creation and implementation of new business activities, including Beech Street Capital, an agency lender that was sold to Capital One Bank in 2013, and Meridian Investment Sales, a sales brokerage. Prior to joining Meridian, Mr. Lobell served as President and COO of a national biotechnology development and investment firm from January 2005 to August 2008. He currently serves on the boards of certain biotech and healthcare operating companies. From 1996 to 2005, Mr. Lobell was a partner at Covington & Burling LLP, a national law firm, where he advised companies and individuals in a variety of regulatory, transactional and litigation matters. Mr. Lobell also serves as a director of Fortress Biotech, Inc. (Nasdaq: FBIO), a biopharmaceutical company dedicated to acquiring, developing and commercializing pharmaceutical and biotechnology products and product candidates. Mr. Lobell received his B.A., summa cum laude and Phi Beta Kappa from the City University of New York, and received his J.D. from Yale Law School, where he was Senior Editor of the Yale Law Journal. Mr. Lobell’s qualifications to serve on our board of directors include his finance and legal expertise and his extensive private equity investment and transactional experience.

James B. Tananbaum, M.D. has served as a member of our board of directors since January 2021. He is also the President, Chief Executive Officer and a director of FS II since August 2020. Dr. Tananbaum is also the chief executive officer of Foresite Capital, a U.S.-focused healthcare investment firm, which he founded in 2011. Dr. Tananbaum also serves as a director of Gemini Therapeutics, Inc. (Nasdaq: GMNI) (formerly FS Development Corp., a blank check company sponsored by an affiliate of Foresite Capital), since June 2020. Prior to founding Foresite Capital, Dr. Tananbaum served as Co-Founder and Managing Director of Prospect Venture Partners L.P. II and III, healthcare venture partnerships, from 2000 to 2010. Dr. Tananbaum was also the Founder of GelTex, Inc. in 1991, an intestinal medicine pharmaceutical company acquired by Sanofi-Genzyme, and Theravance, Inc. in 1997 (now Theravance Biopharma, Inc., a diversified biopharmaceutical company focused on organ-selective medicines, and Innoviva, Inc., a respiratory-focused healthcare asset management company partnered with Glaxo Group Limited). Dr. Tananbaum received a B.S. and a B.S.E.E. from Yale University in Applied Math and Computer Science, and an M.D. and an M.B.A. from Harvard University. Dr. Tananbaum’s qualifications to serve on our board of directors include his scientific, financial and strategic business development expertise gained as a physician, founder of two life science companies and venture capital investor focused on life science companies.

Michael D. Varney, Ph.D. has served as a member of our scientific advisory board since August 2020 and a member of our board of directors since January 2021. From 2005 until his retirement in July 2020, Dr. Varney served in progressing roles at Genentech, Inc., most recently as Executive Vice President and Head of Research and Early Development, as well as a member of the Corporate Executive Committee of Roche, Genentech’s parent company. Prior to Genentech, from 1987 to 2005 Dr. Varney served as Head of Research at Agouron Pharmaceuticals, Inc., a biotechnology company later acquired by Pfizer, Inc. Dr. Varney served on the board of directors of Foundation Medicine, Inc. (acquired by Roche Holdings AG) from 2015 until March 2018. Dr. Varney currently serves on the board of directors of Erasca, Inc. (Nasdaq: ERAS), a clinical-stage, precision oncology company. Dr. Varney was an American Cancer Society postdoctoral fellow at Columbia University, and holds a B.S. in chemistry from the University of California, Los Angeles and a Ph.D. in synthetic organic chemistry from the California Institute of Technology. Dr. Varney’s extensive executive leadership experience in the biopharmaceutical industry and his extensive drug discovery and development expertise contributed to our board of directors’ conclusion that he should serve as a director of our company.

EXECUTIVE COMPENSATION OF PARDES

In this section, unless otherwise stated or the context requires otherwise, the terms “Pardes,” “we,” “us,” and “our” refer to Pardes Biosciences, Inc.

Executive Compensation

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Pardes,” “we,” “us” or “our” refers to Pardes Biosciences, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to the Combined Entity and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of Pardes who would have been “named executive officers” for 2020 and who will serve as the executive officers of the Combined Entity following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•        Uri A. Lopatin, M.D., the Company’s Chief Executive Officer;

•        Lee D. Arnold, Ph.D, the Company’s Chief Scientific Officer; and

•        Brian P. Kearney, PharmD, the Company’s Chief Development Officer.

2020 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to Pardes’s named executive officers for services rendered to Pardes in all capacities during the fiscal year ended December 31, 2020.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Uri A, Lopatin, M.D. Chief Executive Officer(1)	2020	208,333	—	40.00	—	—	—	208,373
Lee D. Arnold, Ph.D. Chief Scientific Officer(2)	2020	236,364	—	20.00	—	—	—	236,384
Brian P. Kearney, PharmD Chief Development Officer(3)	2020	63,375	—	3.25	—	—	—	63,378

____________

(1)      Uri A. Lopatin, M.D. joined Pardes on February 29, 2020 and his base salary was pro-rated accordingly.

(2)      Lee D. Arnold, Ph.D. joined Pardes on April 6, 2020 and his base salary was pro-rated accordingly.

(3)      Brian P. Kearney, PharmD joined Pardes on November 3, 2020 and his base salary was pro-rated accordingly.

(4)      The amounts reported represent the aggregate grant date fair value of the restricted stock awards granted to our named executive officer during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the restricted stock awards reported in this column are set forth in note 5 of our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these restricted stock awards and do not correspond to the actual economic value that may be received by our named executive officers upon the vesting of the restricted stock awards or any sale of the underlying shares of Pardes common stock.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and expertise. During fiscal year 2020, Dr. Lopatin’s annual base salary was $200,000 until August 3, 2020 and effective August 3, 2020, increased to $300,000. During fiscal year 2020, Dr. Arnold’s annual base salary was $320,000. During fiscal year 2020, Dr. Kearney’s annual base salary was $390,000.

The amounts provided above were paid pursuant to the terms of each named executive officer’s employment agreement or offer letter, in each case, as described below.

Bonus

None of the named executive officers received any bonus with respect to service performed during fiscal year 2020.

Equity Incentive Compensation

Each granted restricted stock award issued in fiscal year 2020 is described in the table under “Outstanding Equity Awards at the December 31, 2020” below.

Employment Arrangements with Pardes’s Named Executive Officers

Pardes has entered into offer letters with each of its named executive officers. Pardes intends to adopt an executive severance plan in connection with the consummation of the Business Combination (the “Executive Severance Plan”), which will provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. All of the named executive officers will participate in the Executive Severance Plan and the terms of the Executive Severance Plan will replace the severance provisions in such named executive officers’ offer letters, if any.

Offer Letters

Uri A. Lopatin, M.D.    In April 2020, we entered into an offer letter with Dr. Lopatin, or the First Lopatin Offer Letter, and further amended and restated the First Lopatin Offer Letter on December 23, 2020, or the A&R Lopatin Offer Letter. Dr. Lopatin currently serves as our Chief Executive Officer. The A&R Lopatin Offer Letter provides for Dr. Lopatin’s at-will employment. Dr. Lopatin’s current annual base salary is $450,000, which is subject to review and modification, provided, however, that Dr. Lopatin entered into a salary deferral agreement with Pardes pursuant to which a portion of Dr. Lopatin’s 2020 base salary was deferred until the earlier of March 15, 2021 or an Equity Financing as defined in the salary deferral agreement. In addition, Dr. Lopatin is eligible to earn an annual bonus with a target amount equal to 50% of his annual base salary and to participate in our benefit plans generally. The First Lopatin Offer Letter also provided for a grant of a restricted stock award representing 4,000,000 shares of common stock of Pardes, or the Lopatin Shares. The Lopatin Shares are subject to a repurchase by Pardes upon certain circumstances, which repurchase restrictions shall lapse in accordance with the following schedule: 25% of the Lopatin Shares shall no longer be subject to repurchase by Pardes upon the first anniversary of the date of commencement of Dr. Lopatin’s employment and such restrictions shall continue to lapse in equal monthly installments for three years thereafter, in each case subject to Dr. Lopatin’s continued service relationship with Pardes through each applicable date. As a condition to Dr. Lopatin’s employment under the First Lopatin Offer Letter and continued employment under the A&R Lopatin Offer, Dr. Lopatin is subject to Pardes’s Confidential Information and Invention Assignment agreement.

Pursuant to the A&R Lopatin Offer Letter, in the event that Dr. Lopatin’s employment is terminated by Pardes without “cause” (and other than due to Dr. Lopatin’s death or disability) or Dr. Lopatin resigns for “good reason” (as each terms are defined in the A&R Lopatin Offer Letter) (each such termination a “qualifying termination”), subject to the execution and effectiveness of a general release of claims, Dr. Lopatin will be entitled to receive (i) twelve months of base salary continuation, (ii) subject to the Dr. Lopatin’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Pardes under Pardes medical plan for up to twelve months following termination, (iii) 12 months of accelerated vesting of all outstanding equity awards held by Dr. Lopatin and (iv) outplacement assistance.

Pursuant to the A&R Lopatin Offer Letter, in the event that Dr. Lopatin experiences a qualifying termination during the “change in control period” (as such term is defined in the A&R Lopatin Offer Letter), subject to the execution and effectiveness of a general release of claims, he will be entitled to receive (in lieu of the severance payments and benefits above), (i) twelve months of base salary continuation, (ii) lump sum payment equal to Dr. Lopatin’s target bonus for the year of termination, (iii) subject to the Dr. Lopatin’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Pardes under Pardes’s medical plan for up to twelve months following termination, (iv) full accelerated vesting of all outstanding equity awards held by Dr. Lopatin and (v) outplacement assistance.

Lee D. Arnold, Ph.D.    In April 2020, we entered into an employment agreement with Dr. Arnold, or the First Arnold Offer Letter, and further amended and restated the First Arnold Offer Letter on December 23, 2020, or the A&R Arnold Offer Letter. Dr. Arnold currently serves as our Chief Scientific Officer. The A&R Arnold Offer Letter provides for Dr. Arnold’s at-will employment. Dr. Arnold’s current annual base salary is $366,000, which is subject to review and modification. In addition, Dr. Arnold is eligible to earn an annual bonus with a target amount equal to 40% of his annual base salary and to participate in our benefit plans generally. In addition, the First Arnold Offer Letter provided for a grant of a restricted stock award representing 2,000,000 shares of common stock of Pardes, or the Arnold Shares. The Arnold Shares are subject to a repurchase by Pardes upon certain circumstances, which repurchase restrictions shall lapse in accordance with the following schedule: 25% of the Arnold Shares shall no longer be subject to repurchase by Pardes upon the first anniversary of the date of commencement of Dr. Arnold’s employment and such restrictions shall continue to lapse in equal monthly installments for three years thereafter, in each case subject to Dr. Arnold’s continued service relationship with Pardes through each appliable date. As a condition to the First Arnold Offer Letter and continued employment under the A&R Arnold Offer Letter, Dr. Arnold is subject to Pardes’s standard Proprietary Information, Inventions and Assignment Agreement.

Pursuant to the A&R Arnold Offer Letter, in the event that Dr. Arnold’s employment is terminated by Pardes without “cause” (and other than due to Dr. Arnold’s death or disability) or Dr. Arnold resigns for “good reason” (as each terms are defined in the A&R Arnold Offer Letter) (each such termination a “qualifying termination”), subject to the execution and effectiveness of a general release of claims, Dr. Arnold will be entitled to receive (i) nine months of base salary continuation, (ii) subject to the Dr. Arnold’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Pardes under Pardes medical plan for up to nine months following termination, (iii) 9 months of accelerated vesting of all outstanding equity awards held by Dr. Arnold and (iv) outplacement assistance.

Pursuant to the A&R Arnold Offer Letter, in the event that Dr. Arnold experiences a qualifying termination during the “change in control period” (as such term is defined in the A&R Arnold Offer Letter), subject to the execution and effectiveness of a general release of claims, he will be entitled to receive (in lieu of the severance payments and benefits above), (i) nine months of base salary continuation, (ii) lump sum payment equal to Dr. Arnold’s target bonus for the year of termination, (iii) subject to the Dr. Arnold’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Pardes under Pardes’s medical plan for up to nine months following termination, (iv) full accelerated vesting of all outstanding equity awards held by Dr. Arnold and (v) outplacement assistance.

Brian P. Kearney, PharmD    In September 2020, we entered into an offer letter with Dr. Kearney, as amended by Amendment No. 1 to Kearney Offer Letter on December 23, 2020, or the Kearney Offer Letter. Dr. Kearney currently serves as our Chief Development Officer. The Kearney Offer Letter provides for Dr. Kearney’s at-will employment. Dr. Kearney’s current annual base salary is $420,000, which is subject to review and modification provided, however, that Dr. Kearney entered into a salary deferral agreement with Pardes pursuant to which a portion of Dr. Kearney’s 2020 base salary was deferred until the earlier of March 15, 2021 or an Equity Financing as defined in the salary deferral agreement. In addition, Dr. Kearney is eligible for an annual bonus with a target amount equal to 40% of his annual base salary and participate in our benefit plans generally. In addition, the Kearney Offer Letter provides for a grant of a restricted stock award representing 325,000 shares of common stock of Pardes, or the Kearney Shares. The Kearney Shares are subject to a repurchase by Pardes upon certain circumstances, which repurchase restrictions shall lapse in accordance with the following schedule: 25% of the Kearney Shares shall no longer be subject to repurchase by Pardes upon the first anniversary of the date of commencement of employment of Dr. Kearney and such restrictions shall continue to lapse in equal monthly installments for three years thereafter, in each case subject to Dr. Kearney’s continued service relationship with Pardes through each applicable date. As a condition to the Kearney Offer Letter, Dr. Kearney is subject to Pardes’s standard Proprietary Information, Inventions and Assignment Agreement.

Pursuant to the Kearney Offer Letter, in the event that Dr. Kearney’s employment is terminated by Pardes without “cause” (and other than due to Dr. Kearney’s death or disability) or Dr. Kearney resigns for “good reason” (as each terms are defined in the Kearney Offer Letter) (each such termination a “qualifying termination”), subject to the execution and effectiveness of a general release of claims, Dr. Kearney will be entitled to receive (i) nine months of base salary continuation, (ii) subject to the Dr. Kearney’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Pardes under Pardes medical plan for up to nine months following termination, (iii) 9 months of accelerated vesting of all outstanding equity awards held by Dr. Kearney and (iv) outplacement assistance.

Pursuant to the Kearney Offer Letter, in the event that Dr. Kearney experiences a qualifying termination during the “change in control period” (as such term is defined in the A&R Kearney Offer Letter), subject to the execution and effectiveness of a general release of claims, he will be entitled to receive (in lieu of the severance payments and benefits above), (i) nine months of base salary continuation, (ii) lump sum payment equal to Dr. Kearney’s target bonus for the year of termination, (iii) subject to the Dr. Kearney’s timely election to continue COBRA health coverage, continued medical coverage, fully paid by Pardes under Pardes’s medical plan for up to nine months following termination, (iv) full accelerated vesting of all outstanding equity awards held by Dr. Kearney and (v) outplacement assistance.

Pardes Biosciences Inc. Executive Severance Plan

The Executive Severance Plan which will provide that upon a termination of employment by us other than for “cause” (as defined in the Executive Severance Plan), death or “disability” (as defined in the Executive Severance Plan), or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan), in either case outside of the “change in control period” (i.e., the period beginning three months prior to the date of a “change in control” (as defined in the Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), (i) a severance amount equal to 12 months for the Tier 1 Executive (i.e., the Company’s CEO), 9 months for each Tier 2 Executive (i.e., the C-level executives of the Company, including the named executive officers other than the CEO) and six months for each Tier 3 Executive (i.e., the VP-level executives of the Company), of the participant’s annual base salary in effect immediately prior to such termination, and (ii)up to 12 for the Tier 1 Executive, 9 for each Tier 2 Executive and 6 for each Tier 3 Executive, monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, in each case payable over 12 months for the Tier 1 Executive, 9 months for each Tier 2 Executive and 6 months for each Tier 3 Executive. In addition, for the Tier 1 Executive and each Tier 2 Executive, with respect to outstanding and unvested equity awards held by the participant and granted prior to the effective date of the Executive Severance Plan, such equity awards will be subject to any acceleration of vesting provisions as specified in the terms of the applicable award agreements.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by an eligible participant for good reason, in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of an a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 150% for the Tier 1 Executive, 100% for each Tier 2 Executive, and 50% for each Tier 3 Executive, of the participant’s annual base salary in effect immediately prior to such termination (or the participant’s annual base salary in effect for the year immediately prior to the year of termination, if higher), (ii)  a lump sum amount equal to 150% for the Tier 1 Executive, 100% for each Tier 2 Executive, and 50% for each Tier 3  Executive, of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for the Tier 1 Executive, 12 months for each Tier 2 Executive, and 6 months for each Tier 3 Executive, following the date of termination, based on the premiums as of the date of termination, and (iv) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that any outstanding and unvested equity awards subject to performance conditions may become vested, exercisable and/or nonforfeitable in the plan administrator’s discretion or to the extent specified in the applicable award agreement.

The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

Outstanding Equity Awards at December 31, 2020

The following table sets forth certain information with respect to outstanding equity awards held by Pardes’s named executive officers as of December 31, 2020. The market value of the shares in the following table is the fair value of such shares at December 31, 2020.

			Option Awards					Stock Awards(1)
Name	Date of Grant	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(4)
Uri A. Lopatin, M.D. Chief Executive Officer	2/29/2020	2/29/2020	—	—	—	—	—	4,000,000 (2)	40.00
Lee D. Arnold, Ph.D. Chief Scientific Officer	4/22/2020	4/22/2020	—	—	—	—	—	2,000,000 (2)	20.00
Brian P. Kearney, PharmD Chief Development Officer	11/3/2020	10/1/2020	—	—	—	—	—	325,000 (2)	3.25

____________

(1)      Each restricted stock award was granted pursuant to individual restricted stock purchase agreements between Pardes and each applicable named executive officer in connection with the named executive officer’s commencement of employment with Pardes.

(2)      The restricted stock awards are subject to a repurchase by Pardes upon certain circumstances, which such repurchase restrictions shall lapse in accordance with the following schedule: 25% of the shares shall no longer be subject to repurchase by Pardes upon the first anniversary of the vesting commencement date and such restrictions shall continue to lapse in equal monthly installments thereafter for the next three years, in each case subject to the applicable named executive officer’s continued service relationship with Pardes through each applicable date. The restricted stock awards are also subject to certain acceleration of vesting provisions as set forth in the applicable named executive officer’s offer letter.

(3)      Assumes a market value of $0.00001 per share.

Employee Benefits and Equity Compensation Plans

2020 Stock Plan

Pardes’s 2020 Stock Plan was adopted by Pardes’s board of directors in March 2020 and Pardes’s stockholders in March 2020. The 2020 Stock Plan was amended in January 2021, which amendment was approved by the Pardes’s stockholders in January 2021, the 2020 Stock Plan, as amended the 2020 Plan. The 2020 Plan allows the administrator of the plan to make equity-based incentive awards to the Company’s employees and consultants, including directors and advisors.

Authorized Shares.    Pardes reserved 3,139,984 shares of Pardes’s common stock for the issuance of awards under the 2020 Plan, 1,000,000 of which may be issued under the 2020 Plan as incentive stock options. The shares issued under the 2020 Plan are either (i) authorized but unissued shares or (ii) reacquired shares. The shares of common stock underlying any awards that are expired, forfeited for either failure to vest or upon repurchase by Pardes, become exercisable for any reason without having been exercised in full, is surrendered pursuant to an option exchange program under the 2020 Plan, retained by Pardes upon exercise to satisfy the exercise price, purchase price or required withholding taxes, shall remain available for issuance under the 2020 Plan.

Administration.    The 2020 Plan is administered by either Pardes’s board of directors or a committee as selected by Pardes’s board of directors, or administrator of the 2020 Plan (the “Administrator”). The Administrator has the full power to select, from among the individuals eligible for awards, the individuals to whom awards are granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, to amend any outstanding award or agreement related to any award, to determine the circumstances upon which an award may be settled in cash, to implement an option exchange program and to interpret the 2020 Plan.

Eligibility.    Persons eligible to participate in the 2020 Plan are those employees, directors, consultants and advisors, as selected from time to time by the Administrator in its discretion.

Options.    The 2020 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option is determined by the Administrator but may generally not be less than 100% of the fair market value of Pardes’s common stock on the date of grant. The term of each option is fixed by the Administrator and may not exceed 10 years from the date of grant. The Administrator determines at what time or times each option may be exercised.

Other Awards.    The Administrator may sell shares of common stock subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service relationship with Pardes through a specified vesting period.

Corporate Transactions.    The 2020 Plan provides that upon a transfer of all or substantially all of Pardes’s assets, a merger, consolidation or other capital reorganization or business combination transaction of the Pardes with or into another corporation, entity or person, or the consummation of a transaction or series of related transactions in which any person becomes a beneficial owner, directly or indirectly, of more than 50% of Pardes’s then outstanding capital stock, then the Administrator may provide for the following in each case, without the consent of the award holder: (i) the continuation, assumption or substitution of all awards granted under the 2020 Plan, (ii) the termination of all awards in exchange for a payment, in either cash or such other form as to be received by the stockholders of Pardes in such transaction, equal to the excess of the fair market value of the underlying shares subject to the awards over such awards’ exercise or purchase price or (iii) the cancellation of all awards for no consideration.

Transferability.    Our 2020 Plan generally does not allow for the transfer or assignment of awards, other than by will or the laws of descent or distribution, or at the discretion of the plan administrator, for nonstatutory stock options, by gift to a family member.

Adjustments for Changes in Capitalization.    In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding options, and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by Pardes’s board of directors or Pardes’s stockholders.

Amendment.    Pardes’s board of directors may amend or discontinue the 2020 Plan at any time, but no amendment or termination can materially and adversely affect the rights of any participant under any outstanding award without his or her consent. Certain amendments to the 2020 Plan or to the terms of outstanding options or stock appreciation rights will require the approval of Pardes’s stockholders.

No awards may be granted under the 2020 Plan after the date that is 10 years from the date on which the 2020 Plan became effective. Upon the effectiveness of the 2021 Plan, no additional awards will be made under the 2020 Plan.

As of December 31, 2020, there were no options to purchase shares of common stock outstanding and 9,000 shares of restricted stock outstanding. As of December 31, 2020, 991,000 shares remained available for future grants under the 2020 Plan. In connection with the Business Combination, all outstanding awards under the 2020 Plan will be cancelled or assumed by the Combined Entity and converted into awards in Common Stock on substantially the same terms and conditions as currently applicable to such awards.

2021 Stock Option and Incentive Plan

The 2021 Plan was adopted by the Board on [•], 2021. Under the 2021 Plan, we have initially reserved for issuance an aggregate of [•] shares of Common Stock, which includes outstanding awards assumed at the Effective Time by the Combined Entity. The terms, eligibility and administration of our 2021 Plan is described in further detail in the section titled “The Incentive Plan Proposal”.

Senior Executive Cash Incentive Bonus Plan

In September 2021, Pardes’s board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan will become effective on the closing of the Business Combination. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals approved by the board of directors, as well as individual performance objectives.

The compensation committee may select corporate performance goals from among the following: research, preclinical, nonclinical, developmental, publication, clinical or regulatory milestones; scientific or technological advances; R&D or manufacturing capabilities; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations or joint ventures; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense; efficiency; margins; operating efficiency; satisfaction of, or other achievement metrics relating to, key third parties; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention, and recruiting and other human resources matters; operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post- tax basis (if applicable).

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive officer. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each such performance period, but no later than two and one-half months after the end of the fiscal year in which the performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment, unless otherwise determined by the compensation committee. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deems appropriate.

Employee Benefit Plans

Pardes’s named executive officers are eligible to participate in Pardes’s employee benefit plans, including Pardes’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of Pardes’s other employees. Pardes also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section “401(k) Plan” below.

401(k) Plan

Pardes maintains a 401(k) retirement savings plan (the “401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Service. Pardes employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

DIRECTOR COMPENSATION

There were no non-employee members of Pardes’s board of directors during the year ended December 31, 2020.

Non-Employee Director Compensation Policy

Following the Business Combination, we intend to adopt a non-employee director compensation policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$35,000
Additional retainer for annual service as non-executive chairperson	$30,000

Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$15,000
Annual service as member of the audit committee (other than chair)	$7,500
Annual service as compensation committee chairperson	$10,000
Annual service as member of the compensation committee (other than chair)	$5,000
Annual service as nominating and corporate governance committee chairperson	$8,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$4,000
Annual service as science and technology committee chairperson	$8,000
Annual service as member of the science and technology committee (other than chair)	$4,000

In addition, our policy will provide that, upon initial election or appointment to the Pardes Board, each non-employee director will be granted a non-statutory stock option to purchase 75,000 shares of our common stock of the Combined Entity on the date of such director’s election or appointment to the board of directors, (“the Director Initial Grant”), subject to market checks around the time the award is granted. The Director Initial Grant will vest in substantially equal monthly installments over the three years, subject to a continued service relationship with the Combined Entity. On the date of each annual meeting of stockholders of our company following the completion of this Business Combination, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of a non-statutory stock option to purchase 37,500 shares of common stock of the Combined Entity, (the “Director Annual Grant”), subject to market checks around the time the award is granted. If a new non-employee director joins the Combined Entity’s Board and receives a Director Initial Grant within three months of the annual meeting of stockholders, then such non-employee director will not be granted a Director Annual Grant at that annual meeting of stockholders. The Director Annual Grant will vest in substantially equal monthly installments over twelve months but shall vest in full on the date of our next annual meeting of stockholders if earlier than the first anniversary of the grant date, subject to a continued service relationship with the Combined Entity. The Director Initial Grant and Director Annual Grant are subject to full acceleration vesting upon the sale of our company. All of the foregoing stock options would be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and would have a 10-year term.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director of the Combined Entity in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the Board or any committee thereof.

Employee directors will receive no additional compensation for their service as a director.

Director Grants in Connection with the Business Combinations

In connection with the closing of the Business Combination, the Combined Entity will grant each of Mark Auerbach, Deborah M. Autor, Laura J. Hamill, J. Jay Lobell, James B. Tananbaum, M.D., and Michael D. Varney, Ph.D. a one-time non-statutory stock option to purchase 75,000 shares of the Company’s common stock, subject to each applicable director’s continuous service relationship with the Company through such date. The stock options will have a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant and a term of 10 years. The stock options will vest in approximately equal monthly installments over three years from the date of grant, subject to the applicable director’s continuous service relationship with the Company through each applicable vesting date. The stock options will be subject to the terms and conditions of the Equity Incentive Plan, and the applicable stock option agreements thereunder. The Combined Entity has elected to make these stock option grants to recognize the services of each of the non-employee directors on Pardes’s board of directors to date.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this subsection to “we”, “us” and “our” generally refer to FS Development II in the present tense or the Combined Entity from and after the Closing of the Business Combination

Management and Board of Directors

The following persons are expected to serve as executive officers and directors following the Business Combination. For biographical information concerning the Pardes executive officers and Pardes designees to the board of directors, see the section titled “Executive Officers and Directors of Pardes.” For biographical information concerning the FS Development II designee to the board of directors see the section titled “Executive Officers and Directors of FS Development II.”

Name	Age	Position
Uri A. Lopatin, M.D.(1)	49	President, Chief Executive Officer and Director
Heidi Henson	56	Chief Financial Officer
Lee D. Arnold, Ph.D.	61	Chief Scientific Officer
Brian P. Kearney, PharmD	49	Chief Development Officer
Sean P. Brusky	44	Chief Commercial Officer
Elizabeth H. Lacy	56	General Counsel and Corporate Secretary
Mark Auerbach(1)	83	Director
Deborah M. Autor(1)	54	Director
Laura J. Hamill(1)	57	Director
J. Jay Lobell(1)	58	Director
Michael D. Varney, Ph.D.(1)	61	Director
James B. Tananbaum, M.D.(2)	58	Director

____________

(1)      Pardes Designee

(2)      FS Development II Designee

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven (7) members upon the closing of the Business Combination. In accordance with the Proposed Charter to be filed, immediately after the Closing, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•        the Class I directors will be J. Jay Lobell and Deborah M. Autor, their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be Michael D. Varney, Ph.D. and Laura J. Hamill, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Uri A. Lopatin, M.D., Mark Auerbach and James B. Tananbaum, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2024.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Committees of the Board of Directors

The Combined Entity’s board of directors will have the authority to appoint committees to perform certain management and administration functions. FS Development II’s current board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Upon the closing of Business Combination, the Board of Combined Entity will establish a science and technology committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing, the charters for each of these committees will be available on Pardes’s website at www.pardesbio.com. Information contained on or accessible through Pardes’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

The Combined Entity’s audit committee is expected to consist of Mark Auerbach, Laura J. Hamill, and J. Jay Lobell. The Board has determined each proposed member of the audit committee is independent under the listing standards of the Nasdaq Stock Market, or the Listing Standards, and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is expected to be Mark Auerbach. The Board has determined that Mr. Auerbach is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Stock Market. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•        appointing, evaluating and compensating a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing policies on risk assessment and risk management;

•        reviewing related party transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee is expected to consist of J. Jay Lobell, Mark Auerbach, and James B. Tananbaum, M.D. The Board has determined that as of immediately following the closing of the Business Combination each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Board has determined each proposed member of the compensation committee, other than Dr. Tananbaum, is independent under the Listing Standards. The Listing Standards provide that, under limited and exceptional circumstances, a director who is not a current officer or employee (or a family member of an officer or employee) of our company, but who does not otherwise meet the independence criteria, (i) may serve as a member of compensation committee if such membership is in the best interests of our company and our shareholders and (ii) such member does not serve longer than two years. The Board has elected to rely on this limited exception in appointing Dr. Tananbaum as a member of the compensation committee. In making this election, the Board considered Dr. Tananbaum’s extensive experience in the life sciences industry and the marketplace for life science executives in making this decision. The chairperson of the compensation committee is expected to be J. Jay Lobell. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

•        reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•        reviewing and recommending to our board of directors the compensation of our directors;

•        reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•        administering our stock and equity incentive plans;

•        selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•        reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•        reviewing and establishing general policies relating to compensation and benefits of our employees; and

•        reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is expected to consist of Laura J. Hamill, James B. Tananbaum, M.D. and Deborah M. Autor. The Board has determined each proposed member of the nominating and corporate governance committee, other than Dr. Tananbaum, is independent under the Listing Standards. The Listing Standards provide that, under limited and exceptional circumstances, a director who is not a current officer or employee (or a family member of an officer or employee) of our company, but who does not otherwise meet the independence criteria, (i) may serve as a member of nominating and corporate governance committee if such membership is in the best interests of our company and our shareholders and (ii) such member does not serve longer than two years. The Board has elected to rely on this limited exception in appointing Dr. Tananbaum as a member of the nominating and corporate governance committee. In making this election, the Board considered Dr. Tananbaum’s extensive experience in the life sciences industry and in serving on the board of directors of numerous organizations. The chairperson of our nominating and corporate governance committee is expected to be Laura J. Hamill.

Specific responsibilities of our nominating and corporate governance committee include:

•        identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

•        evaluating the performance of our board of directors and of individual directors;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of our corporate governance practices and reporting;

•        reviewing management succession plans; and

•        developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Science & Technology Committee

Our science and technology committee is expected to consist of Deborah M. Autor and Michael D. Varney, Ph.D. The Board has determined each proposed member of the science & technology committee is independent under the Listing Standards. The chairperson of the science & technology committee is expected to be Michael D. Varney, Ph.D.

Specific responsibilities of our science & technology committee are expected to include:

•        reviewing the Combined Entity’s overall scientific, research and development strategies;

•        reviewing the Combined Entity’s research and development programs; and

•        reviewing and evaluating the Combined Entity’s regulatory compliance and quality programs.

Code of Business Conduct and Ethics

The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing of the Business Combination, the Code of Business Conduct and Ethics will be available on Pardes’s website at www.pardesbio.com. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

Other than Dr. Tananbaum who has been an officer of FS Development II since August 2020, no member of the Combined Entity’s compensation committee has ever been an officer or employee of either company. None of the Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

SELECTED FINANCIAL AND OTHER DATA OF PARDES

The following tables summarize Pardes’s financial and other data. Pardes has derived the selected statements of operations data for the period February 27, 2020 (inception) through December 31, 2020 and the selected balance sheet data as of December 31, 2020 from its audited financial statements included elsewhere in this proxy statement/prospectus. The selected statements of operations data for the period February 27, 2020 (inception) through September 30, 2020 and the nine months ended September 30, 2021 and the selected balance sheet data as of September 30, 2021 are derived from Pardes’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. Pardes’s unaudited interim condensed financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Pardes considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. Pardes’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

You should read this data together with Pardes’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pardes.”

Statements of Operations and Comprehensive Loss Data:

(In thousands)

	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020	NINE MONTHS ENDED SEPTEMBER 30, 2021
	(Audited)	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$4,563	$2,197	$17,792
General and administrative	750	583	6,389
Total operating expenses	5,313	2,780	24,181
Loss from operations	(5,313)	(2,780)	(24,181)
Other income (expense):
Interest income	—	—	10
Change in fair value of SAFEs liability	(7,693)	(885)	—
Total other expense	(7,693)	(885)	10
Net loss and comprehensive loss	$(13,006)	$(3,665)	$(24,171)

Statements of Balance Sheet Data:

(In thousands)

	December 31, 2020	September 30, 2021
	(Audited)	(Unaudited)
Cash and cash equivalents	$3,410	$26,384
Total assets	3,604	28,581
Working capital (deficit)	(13,006)	21,089
Total liabilities	16,610	5,971
Convertible preferred stock	—	59,132
Accumulated deficit	(13,006)	(37,177)
Total stockholders’ deficit	(13,006)	(36,522)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PARDES

The following discussion and analysis of Pardes’s financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect Pardes’s plans, estimates and beliefs. Pardes’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Overview

Pardes is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics to improve the lives of patients suffering from life-threatening disease, starting with our lead candidate, PBI-0451, which is in clinical development and intended to treat and prevent coronaviral (CoV) infections. COVID-19 is caused by infection with the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and has emerged as the most significant pandemic threat for the world in many decades. Pardes has built a discovery platform designed to target reactive nucleophiles, such as those in cysteine proteases. By leveraging our deep understanding of structure-based drug design, reversible covalent chemistry and viral biology, we have discovered and are developing novel product candidates with low nanomolar potency against SARS-CoV-2 and broad activity against all known pathogenic human coronaviruses. Pardes’s lead product candidate, PBI-0451, inhibits the main coronaviral cysteine protease (Mpro), a viral protein essential for replication of all known coronaviruses, including SARS-CoV-2. In preclinical studies, PBI-0451 has demonstrated activity against all coronaviral proteases, tested, as well as inhibition of replication of multiple coronaviruses, including SARS-CoV2. Moreover, PBI-0451 has demonstrated the potential for oral bioavailability across multiple pre-clinical species. We believe the anti-viral potency seen against SARS-CoV-2 on preclinical in vitro studies and potential for oral bioavailability in humans supports its potential to be an oral direct acting antiviral, or DAA, for use against SARS-CoV-2 infections. We plan to develop PBI-0451 for both oral treatment and prophylaxis of SARS-CoV-2 infection. Given the highly conserved nature of the Mpro target shared among all coronaviruses, including emerging variants of concern, we believe emerging variants will likely retain this target for PBI-0451. SARS-CoV-2 represents the third coronavirus to make a zoonotic transfer in the last 20 years and result in significant human disease.

Pardes is seeking to complete a merger with FS Development II, which would result in FS Development II acquiring 100% of Pardes’s issued and outstanding securities. Together with FS Development II’s cash resources, additional funding for Pardes’s operations would be provided through a Private Investment in Public Equity (“PIPE”) offering to be completed concurrently with the merger. In the event a merger is not consummated, Pardes may be required to obtain additional funding whether through future collaboration agreements, private or public offerings, debt or a combination thereof and such additional funding may not be available on terms Pardes finds acceptable or favorable. There is inherent uncertainty associated with these fundraising activities and they are not considered probable. If Pardes is unable to obtain sufficient capital to continue to advance our programs, Pardes would be forced to delay, reduce or eliminate our research and development programs and any future commercialization efforts. Accordingly, substantial doubt is deemed to exist about Pardes’s ability to continue as a going concern within 12 months following the date our audited financial statements for December 31, 2020 were issued.

Since inception in 2020, Pardes has devoted substantially all our efforts and financial resources to organizing and staffing our company, business planning, raising capital, discovering product candidates and preparing and filing related patent applications and conducting research and development activities for our product candidates. Pardes does not have any products approved for sale and we have not generated any revenue from product sales. Pardes may never be able to develop or commercialize a marketable product.

Pardes’s lead product candidate, PBI-0451 is being evaluated in a first in human clinical study. Our other potential product candidates and our research initiatives are in preclinical or earlier stages of development. Pardes’s ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization or partnership of one or more of our product candidates. Pardes has not yet successfully completed any clinical trials, nor have we obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities. Through September 30, 2021, Pardes had received gross proceeds of $44.5 million from the sale of our preferred stock and gross proceeds of $7.1 million from the issuance of simple agreements for future equity financing (SAFEs), which were converted into 4,151,942 shares of convertible preferred stock in January 2021.

Pardes expects to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, and general and administrative expenses to continue to increase. Pardes has incurred operating losses since inception. Pardes’s net loss was $13.0 million for the period February 27, 2020 (inception) to December 31, 2020 and $24.2 million for nine months ended September 30, 2021. Pardes expects that our expenses and capital requirements will increase substantially in connection with our ongoing development activities, particularly if and as Pardes:

•        continues preclinical studies and initiates new clinical trials for PBI-0451, our lead product candidate being tested for the treatment of COVID-19 disease;

•        advances the development of our product candidate pipeline of other product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•        maintains, expands and protects our intellectual property portfolio;

•        hires additional clinical, quality control, medical, scientific and other technical personnel to support Pardes’s clinical operations;

•        seeks regulatory approvals for any product candidates that successfully complete clinical trials;

•        undertakes any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which Pardes may receive regulatory approval;

•        expands our infrastructure and facilities to accommodate our growing employee base; and

•        adds operational, financial and management information systems and personnel, including personnel to support our research and development programs, any future commercialization efforts and our transition to operating as a public company following the Closing.

Furthermore, upon the Closing, Pardes expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

As a result, Pardes will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, Pardes expects to finance our operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies, government funding, or other strategic transactions. To the extent that Pardes raises additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Pardes Equity holders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Pardes’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If Pardes raises additional funds through collaborations or other strategic transactions with third parties, Pardes may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to Pardes. Pardes may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, Pardes may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Pardes is unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if Pardes is able to generate product sales, we may not become profitable. If Pardes fails to become profitable or is unable to sustain profitability on a continuing basis, Pardes may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Pardes has incurred operating losses since our inception and as of September 30, 2021, had an accumulated deficit of $37.2 million and had not yet generated revenues. In addition, Pardes expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. As of September 30, 2021, cash and equivalents were $26.4 million and Management believes that our existing cash resources will not be sufficient to allow Pardes to fund current planned operations beyond the next twelve months from the date of this proxy statement/prospectus without additional capital. Pardes believes, however, that the net proceeds from the Business Combination (assuming no redemptions) and the PIPE Investment, together with our available resources and existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through 2022. Pardes has based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “— Liquidity and capital resources” below. Pardes’s future viability beyond that point is dependent on our ability to raise additional capital to finance our operations.

COVID-19 pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic. To date, Pardes’s financial condition and operations have not been significantly impacted by the COVID-19 pandemic. However, Pardes cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on our financial condition and operations, including ongoing and planned clinical trials and other operations required to support those clinical trials and research and development activities to advance Pardes’s pipeline. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, Pardes’s results may be materially adversely affected.

Proposed Business Combination Transaction

On June 29, 2021, FS Development II executed a definitive merger agreement among it, Merger Sub, Pardes and the Shareholders Representative. As a result of the proposed Business Combination, FS Development II will be renamed to Pardes Biosciences, Inc., or the Combined Entity, and Pardes will become a wholly-owned subsidiary of the Combined Entity. In connection with the Business Combination, the stockholders of Pardes will exchange their interests in Pardes for shares of FS Development II Class A Common Stock. In addition, Pardes’s existing equity incentive plan will be terminated; awards issued under Pardes’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by the Combined Entity. Lastly, in connection with the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of 7,500,000 shares of FS Development II Class A Common Stock. The Combined Entity is expected to receive gross proceeds of approximately $276.0 million at the Closing (assuming no redemptions are effected by stockholders of FS Development II) and will continue to operate under the Pardes management team, led by chief executive officer Uri A. Lopatin, M.D. The boards of directors of both FS Development II and Pardes have approved the proposed transaction. Completion of the transaction, which is expected in the fourth quarter of 2021, is subject to approval of FS Development II stockholders and the satisfaction or waiver of certain other customary closing conditions.

Components of Pardes’s Operating Results

Revenue

Pardes has not generated any revenue since inception and does not expect to generate any revenue from the sale of products in the near future, if at all. If Pardes’s development efforts are successful and we commercialize our products, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from product sales, as well as upfront, milestone and royalty payments from such collaboration or license agreements, or a combination thereof.

Operating Expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred for research activities, including drug discovery efforts and the development of Pardes’s potential product candidates. Pardes expenses research and development costs as incurred, which include:

•        expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

•        expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and CMOs that are primarily engaged to provide preclinical and clinical drug substance and product for our research and development programs;

•        other costs related to acquiring and manufacturing materials in connection with our drug discovery efforts and preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative site and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

•        employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions; and

•        costs related to compliance with regulatory requirements.

Pardes recognizes external development costs as incurred. Any advance payments that Pardes makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered. Pardes estimates and accrues for the value of goods and services received from CROs and other third parties each reporting period based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when Pardes has not yet been invoiced or otherwise notified of actual costs.

At any one time, Pardes is working on multiple programs. Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing, and clinical development activities. Pardes does not allocate employee costs, costs associated with our discovery efforts to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. Pardes uses internal resources primarily to conduct our research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. To date, substantially all of the research and development costs incurred to date have been in connection with the development of our lead product candidate, PBI-0451.

The following table summarizes Pardes’s external and internal costs for the periods presented (in thousands):

	February 27, 2020 (inception) through December 31, 2020	February 27, 2020 (inception) through September 30, 2020	Nine Months Ended September 30, 2021
External costs	$4,141	$1,949	$14,200
Internal costs:
Salaries and benefits	395	200	2,377
Stock-based compensation	—	—	247
Other unallocated costs	27	48	968
Total Internal costs:	422	248	3,592
Total research and development expenses	$4,563	$2,197	$17,792

Research and development activities are central to Pardes’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, Pardes expects that our research and development expenses will increase substantially over the next several years as we commence planned clinical trials for PBI-0451, as well as conduct other preclinical and clinical development, including submitting regulatory filings for our other product candidates. Pardes also expects our discovery research efforts and our related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, Pardes cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

•        the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

•        establishing an appropriate safety and efficacy profile with clinically enabling studies;

•        successful patient enrollment in and the initiation and completion of clinical trials;

•        the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

•        the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•        establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make product successfully;

•        development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

•        obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•        significant and changing government regulation;

•        launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

•        maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and administrative expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries and related benefits, travel and stock-based compensation for personnel in executive, business development, finance, human resources, legal, information technology, and administrative functions. General and administrative expenses also include insurance costs and professional fees for legal, patent, consulting, investor and public relations, pre-commercial planning, accounting and audit services. Pardes expenses general and administrative costs as incurred.

Pardes anticipates that our general and administrative expenses will increase in the future as we increase our headcount to support the continued development of our product candidates. Pardes also anticipates that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as we relate to the sales and marketing of that product candidate.

Other income (expense)

Change in fair value of simple agreements for future equity (SAFEs) liability

In 2020, Pardes entered into several SAFEs with certain investors, which provide the investors the right to receive shares of Pardes’s capital stock, such number to be determined by a future event, as defined in the agreements. Pardes accounts for the obligation to issue future equity at fair value at each reporting date, with any change in the fair value reported as a component of other income (expense). In connection with the issuance of our Series A convertible preferred stock in January 2021, these contractual obligations were settled and the future equity issuance liability was remeasured to fair value on the purchase date and reclassified to permanent equity.

Provision for Income Taxes

Pardes has not recorded any significant amounts related to income tax expense, nor have we recorded any income tax benefits for the majority of our net losses we have incurred to date or for our research and development tax credits.

Pardes accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or our tax returns. Deferred tax assets and liabilities are determined based on difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of our deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2020, Pardes continues to maintain a full valuation allowance against all of our deferred tax assets based on our evaluation of all available evidence. Pardes files income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Our tax return period for U.S. federal income taxes for the tax years since 2020 remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions. Pardes records reserves for potential tax payments to various tax authorities related to uncertain tax positions, if any. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by Pardes in our tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. Pardes develops our assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of our provision for income taxes.

Results of Operations

Comparison of for the period February 27, 2020 (inception) through September 30, 2020 and the nine months ended September 30, 2021

The following table summarizes Pardes’s results of operations for the period February 27, 2020 (inception) through September 30, 2020 and the nine months ended September 30, 2021 (in thousands):

	February 27, 2020 (inception) through September 30, 2020	Nine Months Ended September 30, 2021	Change
Operating expenses:
Research and development	$2,197	$17,792	$15,595
General and administrative	583	6,389	5,806
Total operating expenses	2,780	24,181	21,401
Loss from operations	(2,780)	(24,181)	(21,401)
Interest income	—	10	10
Change in fair value of SAFE liability	(885)	—	885
Net loss	$(3,665)	$(24,171)	$(20,506)

Research and development expenses

Research and development expenses were $2.2 million and $17.8 million for the period February 27, 2020 (inception) through September 30, 2020 and for the nine months ended September 30, 2021, respectively. Research and development expenses for the nine months ended September 30, 2021 included $13.5 million of preclinical and research expenses primarily related to development of PBI-0451 and $2.4 million of personnel related expenses.

General and administrative expenses

General and administrative expenses $0.6 million and $6.4 million for the period February 27, 2020 (inception) through September 30, 2020 and for the nine months ended September 30, 2021, respectively. General and administrative expenses for the nine months ended September 30, 2021 included $2.1 million of personnel related expenses and $3.2 million of professional services related to corporate legal fees, patent legal fees, pre-commercial planning, consulting, recruiting services and accounting services.

Period February 27, 2020 (inception) through December 31, 2020

The following table summarizes Pardes’s results of operations for the period February 27, 2020 (inception) through December 31, 2020 (in thousands):

February 27, 2020 (inception) through December 31, 2020
Operating expenses:
Research and development	$4,563
General and administrative	750
Total operating expenses	5,313
Loss from operations	(5,313)
Other expense:
Change in fair value of SAFEs	(7,693)
Total other expense	(7,693)
Net loss	$(13,006)

Research and development expenses

Research and development expenses were $4.6 million for the period February 27, 2020 (inception) through December 31, 2020. Research and development expenses included $4.1 million of preclinical and sponsored research expenses primarily related to development of PBI-0451 and $0.4 million of personnel related expenses.

General and administrative expenses

General and administrative expenses were $0.8 million for the period February 27, 2020 (inception) through December 31, 2020. General and administrative expenses included $0.3 million of personnel related expenses and $0.4 million of professional services related to corporate legal fees, patent legal fees and accounting services.

Change in fair value of simple agreements for future equity (SAFEs) liability

The change in fair value of the SAFEs liability was $7.7 million for the period February 27, 2020 (inception) through December 31, 2020, due to the increase in the fair value of the SAFEs issued during 2020.

Liquidity and Capital Resources

Sources of Liquidity and Capital

Since inception, Pardes has not generated any revenue from any product sales or any other sources, and has incurred operating losses and negative cash flows from our operations. We have not yet commercialized any of our product candidates and we do not expect to generate revenue from sales of any product candidates for several years, if at all.

Through September 30, 2021, Pardes has funded our operations with gross cash proceeds of $44.5 million from sales of our preferred stock and gross cash proceeds of $7.1 million from the sale of SAFEs, which were converted into 4,151,942 shares of convertible preferred stock in January 2021.

As of September 30, 2021, Pardes had cash and cash equivalents of $26.4 million. Pardes has incurred operating losses and experienced negative operating cash flows since inception, and we anticipate that we will continue to incur losses for at least the foreseeable future. Our net losses totaled $13.0 million for the period February 27, 2020 (inception) to December 31, 2020 and $24.2 million for the nine months ended September 30, 2021.

Cash Flows

The following table summarizes Pardes’s cash flows for the periods presented (in thousands):

	February 27, 2020 (inception) through December 31, 2020	February 27, 2020 (inception) through September 30, 2020	Nine Months Ended September 30, 2021
Net cash used in operating activities	$(3,555)	$(1,556)	$(20,137)
Net cash provided by financing activities	6,965	5,005	43,111
Net increase in cash and cash equivalents	$3,410	$3,449	$22,974

Operating activities

During the period February 27, 2020 (inception) through September 30, 2020, cash used in operating activities was $1.6 million, primarily resulting from our net loss of $3.7 million, offset by a non-cash charge of $0.9 million related to the change in fair value of the SAFEs liability, an increase in accounts payable and accrued expenses due to growth in our operations, the advancement of our PBI-0451 and other potential product candidates, and the timing of vendor invoicing and payments.

During the nine months ended September 30, 2021, cash used in operating activities was $20.1 million, primarily resulting from our net loss of $24.2 million, partially offset by a non-cash charge of $0.7 million related to stock-based compensation and an increase in accounts payable and accrued expenses due to growth in our operations, the advancement of our product candidates, and the timing of vendor invoicing and payments.

During the period February 27, 2020 (inception) through December 31, 2020, cash used in operating activities was $3.6 million, primarily resulting from our net loss of $13.0 million, partially offset by a non-cash charge of $7.7 million related to the change in fair value of the SAFEs liability and an increase in accounts payable and accrued expenses due to growth in our operations, the advancement of our product candidates, and the timing of vendor invoicing and payments.

Financing activities

During the period February 27, 2020 (inception) through September 30, 2020, net cash provided by financing activities was $5.0 million, consisting of proceeds from the issuance of SAFEs.

During the nine months ended September 30, 2021, net cash provided by financing activities was $43.0 million, consisting of proceeds from the issuance of shares of Series A convertible preferred stock.

During the period February 27, 2020 (inception) through December 31, 2020, net cash provided by financing activities was $7.0 million, consisting primarily of proceeds from the issuance of the SAFEs issued during 2020.

Funding Requirements

Pardes expects our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and initiates clinical trials of our product candidates. In addition, upon the Closing and concurrent PIPE Investment, Pardes expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of its operating expenditures will depend largely on our ability to:

•        advance preclinical development of our early-stage programs and initiate clinical trials of our product candidates;

•        manufacture, or have manufactured on our behalf, its preclinical and clinical drug material and develop processes for late stage and commercial manufacturing;

•        seek regulatory approvals for any product candidates that successfully complete clinical trials;

•        establish a sales, marketing, medical affairs, managed care, and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

•        hire additional clinical, quality control and scientific personnel;

•        expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

•        obtain, maintain, expand and protect our intellectual property portfolio;

•        manage the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•        manage the costs of operating as a public company.

Going Concern

Pardes has incurred operating losses since our inception and, as of September 30, 2021, had an accumulated deficit of $37.2 million and has not yet generated any revenues. In addition, as discussed above, Pardes expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. Management believes that our existing cash resources will not be sufficient to allow us to fund current planned operations beyond the next twelve months from the date of this proxy statement/prospectus without additional capital. This evaluation does not take into consideration the effect of potential mitigating plans of management that have not been fully implemented as of the date of this proxy statement/prospectus.

Pardes is seeking to complete a proposed business combination transaction with FS Development II and the PIPE Investment, described above and in Note 10, Subsequent Events, to our audited financial statements included elsewhere in this proxy statement/prospectus. The completion of the proposed Business Combination is conditioned on the satisfaction of certain closing conditions. Upon the completion of the proposed Business Combination transaction, the stockholders of Pardes will exchange their equity interests in Pardes for shares of FS Development II Class A Common Stock. In connection with the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $75,000,000 of FS Development II Class A Common Stock in the PIPE Investment. The Combined Company is expected to receive gross proceeds of approximately $276.0 million at the closing of the transaction (assuming no redemptions are affected by stockholders of FS Development II). The Combined Entity may also pursue additional cash resources through public or private equity or debt financings.

Pardes’s expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to management and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by Pardes, and Pardes may need to seek additional funds sooner than planned. If adequate funds are not available to Pardes on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to Pardes, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Pardes’s stockholders. If additional capital is raised through debt financing, Pardes may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on Pardes’s financial condition and on its ability to pursue business plans and strategies. If Pardes is unable to raise capital, we may need to delay, reduce or terminate planned activities to reduce costs.

If Pardes raises additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If Pardes is unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market by ourselves.

For additional information on risks associated with Pardes’s substantial capital requirements, please read the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Working Capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, Pardes is unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

•        the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

•        the costs, timing and outcome of regulatory review of our product candidates;

•        the costs, timing and ability to manufacture our product candidates to supply our clinical and preclinical development efforts and our clinical trials;

•        the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

•        the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

•        the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•        the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

•        the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

•        our ability to establish and maintain collaborations on favorable terms, if at all; and

•        the extent to which we acquire or in-license other product candidates and technologies.

Critical Accounting Policies and Significant Judgments and Estimates

Pardes’s financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of Pardes’s financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses. Pardes bases our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Pardes evaluates our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While Pardes’s significant accounting policies are described in more detail in Note 2 to Pardes’s financial statements appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most significant to the judgments and estimates used in the preparation of our financial statements.

Valuation of SAFEs

Pardes entered into several SAFEs with certain investors during 2020, which provide the investors the right to receive shares of Pardes’s capital stock, such number to be determined by future financings as defined in the agreements. The SAFEs issuance liability is revalued at each reporting period with changes in the fair value of the liability recorded as a component of other income (expense), net in the statements of operations and comprehensive loss. The SAFEs liability is revalued at settlement and the resultant fair value is then reclassified to permanent equity at that time. The estimated fair value of the SAFEs liability is determined using valuation models that consider the probability of achieving the requisite financing, the estimated time period the preferred stock right would be outstanding, consideration received for the convertible preferred stock, the number of shares to be issued to satisfy the future equity issuance liability and at what price.

There are significant judgments and estimates inherent in the determination of the fair value of the SAFEs liability. If Pardes had made different assumptions, the carrying value of the SAFEs liability, net loss and net loss per common share could have been significantly different.

Accrued Research and Development Expenses

As part of the process of preparing our financial statements, Pardes is required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of Pardes’s service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Pardes makes estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. Pardes periodically confirms the accuracy of the estimates with the service providers and makes adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

•        vendors, including research laboratories, in connection with preclinical development activities;

•        CROs and investigative site in connection with preclinical studies and clinical trials; and

•        CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

Pardes bases our expenses related to preclinical studies on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Pardes’s vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, Pardes estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the prepaid expense accordingly. Although Pardes does not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, Pardes’s estimated accruals have not differed materially from actual costs incurred.

Stock-based Compensation

Pardes measures all stock-based awards granted to employees, directors and non-employees based on their fair value on the date of the grant and recognizes the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. Pardes grants stock options and restricted stock awards that are generally subject to service-based vesting conditions.

Pardes classifies stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Pardes estimates the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield.

Determination of the fair value of common stock

As there has been no public market for Pardes’s common stock to date of this proxy statement/prospectus, the estimated fair value of its common stock has been determined by our board of directors, taking into account input from management and independent third-party valuation analyses. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Pardes’s common stock valuation prepared prior to February 2021 was prepared using an option pricing method, or OPM. The enterprise value was determined at the valuation date using the market approach, specifically a backsolve method to the $4.55 per share price of the Series A convertible preferred stock in January 2021. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. In February 2021, Pardes changed to a hybrid of the OPM and Probability-Weighted Expected Return Method (PWERM). The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class. Under this hybrid method, Pardes considered the expected initial public offering liquidity scenario, but also used the OPM to capture all other scenarios in the event a near-term initial public offering does not occur. In June 2021, using a hybrid of the OPM and PWERM, Pardes’ common stock valuation considered two scenarios, a SPAC merger scenario and a stay-private scenario. Under the stay-private scenario, the enterprise value was determined at the valuation date using the market approach, specifically a backsolve method to the $4.55 per share price of the Series A convertible preferred stock financing that occurred in January 2021. The OPM was used to allocate value in the stay-private scenario. Under the SPAC merger scenario, the enterprise value was determined using the market approach, specifically the negotiated price of $10.00 per share in the Business Combination Agreement. The relative probabilities between the two exit scenarios were determined by management and our board of directors based on an analysis of performance and market conditions at the time, including then current valuations of similarly situated companies and expectations as to the timing and likely prospects of future event scenarios.

In addition to considering the results of these third-party valuations, Pardes’s board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•        the prices at which Pardes sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•        the progress of our research and development programs, including the status and results of preclinical studies for our product candidates;

•        Pardes’s stage of development and commercialization and our business strategy; external market conditions affecting the biopharmaceutical industry and trends within the biopharmaceutical industry;

•        Pardes’s financial position, including cash on hand, and our historical and forecasted performance and results of operations;

•        the lack of an active public market for our common stock and our preferred stock;

•        the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of Pardes in light of prevailing market conditions; and

•        the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Pardes had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for the Combined Entity’s common stock has been established for a sufficient period of time subsequent to the Closing, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards Pardes may grant, as the fair value of Pardes’s common stock will be determined based on the quoted market price of our common stock.

Off-balance Sheet Arrangements

Pardes does not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Pardes’s financial position and results of operations is disclosed in Note 2 to Pardes’s financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risks

Pardes is exposed to market risk in the ordinary course of its business. These risks primarily relate to changes in interest rates. Pardes’s cash and cash equivalents as of September 30, 2021 consisted of cash and money market funds. Because of the short-term nature of our money market fund, a sudden change in market interest rates would not be expected to have a material impact on Pardes’s financial position or results of operations.

Emerging Growth Company and Smaller Reporting Company Status

Pardes is, and the post-combination company is expected to be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Pardes may take advantage of these exemptions until we are no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Pardes has elected to avail ourselves of the extended transition period and, therefore, while Pardes is an emerging growth company we will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless we choose to early adopt a new or revised accounting standard.

Additionally, Pardes is, and the post-combination company is expected be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pardes will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Pardes’s common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Pardes’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

As a result of the Business Combination, FS Development II stockholders who receive shares of FS Development II Class A Common Stock will become the stockholders of the Combined Entity. Your rights as the Combined Entity stockholders will be governed by Delaware law and the Proposed Charter and the Amended Bylaws. The following description of the material terms of the Combined Entity’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the Business Combination, FS Development II will amend and restate the Current Charter and the Current By-Laws. The following summary of the material terms the Combined Entity’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the Amended Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Amended Bylaws in their entirety for a complete description of the rights and preferences of the Combined Entity securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of shares, consisting of 100,000,000 shares of Common Stock (or 250,000,000 shares of Common Stock in the event that Charter Amendment Proposal B passes), $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value. As of the Record Date, there were shares of FS Development II Class A Common Stock and shares of FS Development II Class B Common Stock outstanding. In connection with the Business Combination and subject to the terms of the Current Charter, all shares of outstanding Class B Common Stock shall automatically be converted into shares of Class A Common Stock. No shares of preferred stock are currently outstanding.

Common Stock

The Proposed Charter, which FS Development II will adopt if Charter Amendment Proposal A is approved, provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the Combined Entity’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Entity’s board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of the Combined Entity’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of the Combined Entity’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Registration Rights

The holders of the Founders Shares issued and outstanding on the date of this proxy statement/prospectus are entitled to registration rights pursuant to an agreement signed in connection with the FS Development II IPO. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Closing. The Combined Entity will bear the expenses incurred in connection with the filing of any such registration statements.

Following the Business Combination, certain Pardes Equityholders will hold registration rights with respect to the Merger Consideration. Stockholders holding a majority-in-interest of such registrable securities will be entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities. Subject to certain exceptions, such stockholders will also have certain “piggy-back” registration rights with respect to registration statements filed by the Combined Entity, as well additional rights to provide for registration of registrable securities on Form S-3 and any similar short-form registration statement that may be available at such time. See the section titled “The Business Combination Proposal — Ancillary Agreements.”

Anti-Takeover Provisions

Proposed Charter and Amended Bylaws

Among other things, the Proposed Charter and Amended Bylaws will:

•        permit the Combined Entity’s board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•        provide that the authorized number of directors may be changed only by resolution of the Combined Entity’s board of directors;

•        provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2⁄3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•        provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•        provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•        provide that Special Meetings of the Combined Entity’s stockholders may be called the Combined Entity’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•        provide that the Combined Entity’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms (see the section titled “Management After the Business Combination”), therefore making it more difficult for stockholders to change the composition of our board of directors; and

•        not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace the Combined Entity’s board of directors as well as for another party to obtain control of the Combined Entity by replacing the Combined Entity’s board of directors. Because the Combined Entity’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Combined Entity’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Entity’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Entity’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Entity’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Delaware Anti-Takeover Law

The Combined Entity will be subject to Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

FS Development II will issue up to shares of Class A Common Stock to Pardes Equityholders in connection with the Business Combination. All of the shares of Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by FS Development II’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Pursuant to the Combined Entity’s certificate of incorporation, all Class A Common Stock will be renamed as Common Stock. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.

Lock-up Provisions

The Sponsor and certain existing Pardes stockholders, including all Pardes officers, directors and certain stockholders prior to the Closing, and their affiliates that hold Pardes securities, will be broadly prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in the Combined Entity’s common stock for a period 180 days after the Closing, subject to certain customary exceptions.

Registration Rights

FS Development II has agreed to give holders of certain restricted securities, including shares of Common Stock and the shares purchased in the PIPE Investment, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the section titled “Description of Securities After the Business Combination — Registration Rights.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the total shares of the Combined Entity’s common stock then outstanding; or

•        the average weekly reported trading volume of the Combined Entity’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of FS Development II under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about FS Development II.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 25,758,750 shares of Common Stock outstanding. Of these shares, the 20,125,000 shares issued in the FS Development II IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,633,750 shares owned collectively by the Sponsor and the other Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Pardes’s employees, consultants or advisors who purchases equity shares from Pardes in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

COMPARISON OF STOCKHOLDER RIGHTS

The table below summarizes the material differences between the current rights of stockholders of FS Development II under the Current Charter and Current By-laws and the rights of FS Development II stockholders, post-Business Combination, under the Proposed Charter and Amended Bylaws, which will be in effect immediately following the Closing.

While FS Development II believes that the summary tables cover the material differences between the rights of stockholders of FS Development II prior to the Business Combination and the rights of FS Development II stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of FS Development II before and after the Business Combination, Annex C, and Exhibits 3.1, 3.2 and 3.3 to the registration statement of which this proxy statement/prospectus forms a part and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

FS Development II (Pre-Business Combination)	The Combined Entity (Post-Business Combination)
Authorized Capital Stock

FS Development II is currently authorized to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Combined Entity will be authorized to issue shares of capital stock, consisting of (i) 250,000,000 shares of common stock, and (iii) 10,000,000 shares of preferred stock if Charter Amendment Proposal B passes. If Charter Amendment Proposal B does not pass, the Combined Entity will be authorized to issue 110,000,000 shares of capital stock, consisting of shares consisting of (a) 100,000,000 shares of Class A Common Stock, which will be renamed “Common Stock” and (b) 10,000,000 shares of preferred stock.

Rights of Preferred Stock

The Board may fix for any series of preferred stock such voting powers, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, as may be stated in the resolutions of the Board’s providing for the issuance of such series.

The Combined Entity’s board of directors may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the Combined Entity’s board of resolutions providing for the issuance of such class or series.

FS Development II	Combined Entity
Number and Qualification of Directors

The number of directors of FS Development II, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

Subject to any rights of holders of preferred stock to elect directors under specified circumstances and subject to the Registration Rights Agreement and the Voting Agreement, the number of directors will be fixed from time to time pursuant to a resolution adopted by the Combined Entity’s board of directors.

FS Development II	Combined Entity
Classification of the Board of Directors

Subject to the rights of the holders of one or more series of preferred stock of FS Development II to elect one or more directors, the Board is classified into three classes of directors with staggered terms of office.

Subject to the rights of the holders of one or more series of preferred stock of the Combined Entity to elect one or more directors, the Combined Entity’s board of directors is classified into three classes of directors with staggered terms of office. The Combined Entity’s initial board of directors will be as follows (I) the Class I directors will be J. Jay Lobell and Deborah M. Autor, and their terms will expire at the annual meeting of stockholders to be held in 2022, (II) the Class II directors will be Michael D. Varney, Ph.D. and Laura J. Hamill, and their terms will expire at the annual meeting of stockholders to be held in 2023, and (III) the Class III directors will be Uri A. Lopatin, M.D., Mark Auerbach and James B. Tananbaum, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2024.

Election of Directors; Vacancies on the Board of Directors

At FS Development II’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

At the Combined Entity’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

A majority of the board of directors shall have the right to fill any vacancies on of the Combined Entity’s board of directors, whether caused by increase in size of the Board or resignation or removal of a director, and the Combined Entity’s board of directors shall have the right to determine the class that any additional director will fill, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of FS Development II entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of preferred stock, as well as the Registration Rights Agreement and Voting Agreement, any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (2/3rds) of the voting power of all then outstanding shares of capital stock of the Combined Entity entitled to vote generally in the election of directors, voting together as a single class.

FS Development II	Combined Entity
Voting

Except as otherwise required by law or the Current Charter, holders of the FS Development II Class A Common Stock and the FS Development II Class B Common Stock exclusively possess all voting power with respect to FS Development II. Except as otherwise required by law or the Current Charter, the holders of FS Development II shares shall be entitled to one vote for each such share on each matter properly submitted to FS Development II’s stockholders on which the holders of FS Development II shares are entitled to vote.

Holders of the common stock will be entitled to cast one vote per share.

Except as otherwise required by applicable law, holders of the Combined Entity’s common stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of the Combined Entity’s preferred stock if the holders of such affected series of the Combined Entity’s preferred stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.

Except as otherwise required by law or the Current Charter, for so long as any shares of FS Development II Class B Common Stock remain outstanding, FS Development II may not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of FS Development II Class B Common Stock, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the FS Development II Class B Common Stock.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.
Special Meeting of the Board of Directors
Special meetings of the Board may be called by the Chairman of the Board or Chief Executive Officer or upon the written request of at least a majority of directors then in office or the sole director.

Special meetings of the Combined Entity’s board of directors may be called by the affirmative vote of a majority of the directors then in office, or by one director in the event there is only a single director in office, or by the Chairman or the President.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of FS Development II must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the FS Development II Class B Common Stock with respect to which action may be taken by written consent, and other than what may otherwise be provided for pursuant to the Current Charter relating to the rights of the holders of any outstanding series of preferred stock of FS Development II.

Subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of Combined Entity must be effected at an annual or special meeting of the stockholders and may not be effected by written consent.

FS Development II	Combined Entity
Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of a company’s board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of Common Stock; and the rights, preferences and privileges of the Class B Common Stock may only be amended with the approval of the holders of at least a majority of the then-outstanding shares of Class B Common Stock.

The Proposed Charter any will require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, provided that provisions in the Proposed Charter in Article V (covering stockholder actions), Article VI, Section 3 (covering classified Board of directors), Article VI, Section 5 (removal of directors), Article VII, Section 3 (limitation on director liability) and Article VIII (amendment of by-laws) will require approval of the holders of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Amendment of the By-laws

The Board is expressly authorized to make, alter, amend or repeal the Current By-laws. The Current By-laws may also be adopted, amended, altered or repealed by the FS Development II stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of FS Development II entitled to vote generally in the election of directors, provided that the approval of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors is required to amend Article VIII, which relates to indemnification matters.

The Combined Entity’s board of directors is expressly authorized to make, alter, amend or repeal the Amended Bylaws by the affirmative vote of a majority of the directors.

Any amendments to the Amended Bylaws will require approval of the holders of at least 66⅔% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

Quorum

Board of Directors.    A majority the Board constitutes a quorum at any meeting of the Board.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting together as a single class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors.    A majority of the Combined Entity’s board of directors constitutes a quorum at any meeting of the Combined Entity’s board of directors.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of issued and outstanding capital stock of Combined Entity representing a majority of the voting power of all issued and outstanding shares of capital stock of Combined Entity entitled to vote at such meeting constitutes a quorum; provided, however, that where a separate vote by a class or classes of capital stock is required, the holders of a majority in voting power of the shares of such class and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum.

Interested Directors

To the extent permitted by law, FS Development II renounces any expectancy that any of the FS Development II directors or officers will offer any corporate opportunity in which he or she may become aware to FS Development II, except with respect to any of the directors or officers of FS Development II with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of FS Development II and (i) such opportunity is one that FS Development II is legally and contractually permitted to undertake and would otherwise be reasonable for FS Development II to pursue and (ii) the director or officer is permitted to refer that opportunity to FS Development II without violating any legal obligation.

The Combined Entity renounces any interest or expectancy of Combined Entity in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by any director of Combined Entity who is not an employee or officer of Combined Entity or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in such person’s capacity as a director of the Combined Entity.

FS Development II	Combined Entity
Special Stockholder Meetings

The Current By-laws provide that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer of FS Development II, or the Board pursuant to a resolution adopted by a majority of the Board.

Subject to the rights of any series of preferred stock, special meetings of the Combined Entity’s stockholders may be called by the Combined Entity’s board of directors pursuant to a resolution adopted by a majority of the Combined Entity’s board of directors.

Notice of Stockholder Meetings

Written notice stating the place, if any, date and hour of each meeting of FS Development II’s stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by law.

Whenever notice is required to be given to any FS Development II stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Except as otherwise provided by law or the Proposed Charter or the Amended Bylaws, notice of each meeting of the Combined Entity’s stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the Combined Entity’s stockholders entitled to notice of the meeting.

Without limiting the manner by which notice otherwise may be given to the Combined Entity’s stockholders, any notice to the Combined Entity’s stockholders given by Combined Entity shall be effective if given by electronic transmission in accordance with Section 232 of the DGCL. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of FS Development II stockholders, other than business that is either (i) specified in FS Development II’s notice of meeting (or any supplement thereto) delivered pursuant to the By-laws, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any FS Development II stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Current By-laws.

The FS Development II stockholder must (i) give timely notice thereof in proper written form to the Secretary of FS Development II, and (ii) the business must be a proper matter for stockholder action. To be timely, a FS Development II stockholder’s notice must be received by the Secretary at the principal executive offices of FS Development II not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or the 10th day following public

No business may be conducted at an annual meeting of the Combined Entity’s stockholders, other than business that is either (i) specified in Combined Entity’s notice of meeting delivered pursuant to the By-laws, (ii) otherwise properly brought before the annual meeting by or at the direction of the board (or a committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of the Combined Entity who is entitled to vote at the meeting, who complies with the notice procedures set forth in Amended Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Combined Entity.

The Combined Entity stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Combined Entity and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received at the principal executive offices of Combined Entity not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided however if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, the notice must be delivered not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of such

FS Development II	Combined Entity

announcement of the date of the annual meeting, if later. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Current By-laws.

meeting was first made. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended Bylaws.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to Board may be made by any stockholder of FS Development II who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of FS Development II at the principal executive offices of FS Development II either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.

Nominations of persons for election to the Combined Entity’s board of directors may be made by any stockholder of Combined Entity who provides a timely notice (i. e. provides notice which must be received in writing by the secretary of Combined Entity at Combined Entity’s principal executive officer either (i) in the case of an election of directors at an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (in most cases) or (ii) in the case of an election of directors at a special meeting, not earlier than one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (a) the ninetieth (90th) day prior to such special meeting and (b) the tenth (10th) day following the day on which public disclosure of the date of such special meeting for the election of directors is first made), is a stockholder of record on the date of giving such notices and on the record date for the determination of stockholders entitled to vote at such a meeting, and is entitled to vote at such meeting and on such election.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Current Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director violated his or her duty of loyalty to the FS Development II or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director breached his or her duty of loyalty to Combined Entity or its stockholders, performed acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

FS Development II	Combined Entity
Indemnification of Directors, Officers

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Current Charter provides that FS Development II will indemnify each director and officer to the fullest extent permitted by applicable law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Amended Bylaws provide that Combined Entity will indemnify each director and officer to the fullest extent permitted by applicable law.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of FS Development II common stock will be entitled to receive dividends (payable in cash, property, or capital stock of FS Development II) when, as, and if declared by the board of directors from time to time out of any assets of FS Development II legally available for dividends.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Proposed Charter provides dividends may be declared only when and as declared by the board of directors of the Combined Entity or any authorized committee thereof out of any assets of Combined Entity legally available for dividends.

Liquidation

Subject to applicable law and the rights, if any, of the holders of outstanding shares of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of FS Development II in the event of an voluntary or involuntary liquidation, dissolution, or winding up of FS Development II, the holders of FS Development II common stock shall be entitled to receive all the remaining assets of FS Development II available for distribution to its stockholders, ratably in proportion to the number of shares of FS Development II Shares held by them.

Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the Proposed Charter provides that upon the voluntary or involuntary liquidation, dissolution or winding up of the Combined Entity, the net assets of the Combined Entity shall be distributed pro rata to the holders of Combined Entity common stock.

FS Development II	Combined Entity
Supermajority Voting Provisions

The blank shell company provisions the Current Charter (Article XI) and Article VIII regarding indemnification require the affirmative vote of a supermajority of the voting power of all outstanding shares of capital stock of FS Development II.

The affirmative vote of two-thirds (2/3rds) of the voting power of the shares of capital stock of Combined Entity that would then be entitled to vote in the election of directors at an annual meeting of stockholders will be required in order for the stockholders of Combined Entity to amend the Proposed Charter in certain circumstances, including provides in the Charter related to amending the Amended Bylaws, increasing or decreasing the number of directors, filling vacancies on the board of directors, removing a director from office, or calling a special meeting of stockholders.

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, a prohibition on stockholder action by written consent other than as relates to Class B Common Stock, and blank check preferred stock.

Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i. e. a stockholder owning 15% or more of FS Development II voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock. The Combined Entity will continue to be subject to Section 203 of the DGCL.

Preemptive Rights
There are no preemptive rights relating to the capital stock of FS.	There are no preemptive rights relating to the capital stock of the Combined Entity.
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The Board may exercise all such powers of FS Development II and do all such lawful acts and things as are not by statute or the Current Charter or Current By-laws directed or required to be exercised or done solely by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The Combined Entity’s board of directors may exercise all such authority and powers of Combined Entity and do all such lawful acts and things as are not by statute or the Proposed Charter or Amended Bylaws directed or required to be exercised or done solely by the stockholders.

FS Development II	Combined Entity
Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The Current Charter permits FS Development II’s books and records to be kept within or outside Delaware.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Choice of Forum

The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to:(i) any derivative action or proceeding brought on behalf of FS Development II, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of FS Development II to FS Development II or FS Development II’s stockholders, (iii) any action asserting a claim against FS Development II, its directors, officers, or employees arising pursuant to any provision of the DGCL or the Current Charter or Current By-laws, (iv) any action asserting a claim against FS Development II, its directors, officers, or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. In addition, notwithstanding anything to the contrary in the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.

The Amended Bylaws generally designates Court of Chancery of the State of Delaware as the sole and exclusive forum for:(i) any derivative action or proceeding brought on behalf of Combined Entity, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any director officer, employee, or stockholder of Combined Entity, (iii) any action asserting a claim against Combined Entity arising pursuant to any provision of the DCGL, the Combined Entity Chart, or Combined Entity’s By-laws, (iv) any action to interpret, apply, enforce, or determine the validity of any provisions in the Proposed Charter or Amended Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine and if brought outside of Delaware in the name of any stockholder, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts within Delaware and (b) service of process on such stockholder’s counsel, subject to certain exceptions. In addition, notwithstanding anything to the contrary in the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

FS Development II Class A Common Stock is currently listed on the Nasdaq Capital Market under the symbol “FSII.” The closing price of the FS Development II Class A Common Stock on June 28, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $9.88. As of [•], 2021, the record date for the special meeting, the closing price for the FS Development II Class A Common Stock, was $[•].

Dividend Policy

We have not paid any cash dividends on shares of FS Development II Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of FS Development II Common Stock as of November 11, 2021 (the “Ownership Date”), which is prior to the Closing (pre-Business Combination) and (ii) expected beneficial ownership of the Combined Entity’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of FS Development II Common Stock or of the Combined Entity’s common stock;

•        each of our current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of the Combined Entity following the Closing; and

•        all executive officers and directors of FS Development II as a group pre-Business Combination and all executive officers and directors of the Combined Entity post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of FS Development II Common Stock pre-Business Combination is based on 25,758,750 issued and outstanding shares of FS Development II Common Stock as of November 11, 2021. The beneficial ownership of shares of FS Development II Common Stock immediately following Closing is based on 65,758,750 shares (assuming no redemption) and 47,633,750 shares (assuming maximum redemption) to be outstanding (calculated as of the Record Date and subject to adjustment as described in more detail under the heading titled “The Business Combination Proposal — The Merger Agreement — Acquisition of Pardes; Merger Consideration”) and assumes (i) the issuance of up to 32,500,000 shares of Class A Common Stock as Merger Consideration, (ii) assumes a conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021 for purpose of calculating the post-Business Combination ownership percentages and shares, (iii) the issuance of 7,500,000 shares of Class A Common Stock in the PIPE Investment and, for the maximum redemption scenario only, (iv) the issuance of 2,000,000 shares of Class A Common Stock to the Sponsor, or to affiliates of the Sponsor, pursuant to the FS Development II Support Agreement. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by FS Development II’s existing stockholders in FS Development II will be different.

Unless otherwise indicated, FS Development II believes that all persons named in the table have sole voting and investment power with respect to all FS Development II Common Stock beneficially owned by them.

	Pre-Business Combination		Successor Post-Business Combination
	FS Development II Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of FS Development II Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of FS Development II:
James B. Tananbaum, M.D.(2)	5,476,250	21.3%	14,400,074	21.9%	16,400,074	34.4%
Dennis Ryan	—	—	—	—	—	—
Michael Rome, Ph.D.	—	—	—	—	—	—
Daniel Dubin, M.D.	52,500	*	52,500	*	52,500	*
Owen Hughes	52,500	*	52,500	*	52,500	*
Alisa Mall	—	—	—	—	—	—
Deepa Pakianathan, Ph.D.	52,500	*	52,500	*	52,500	*
All Directors and Executive Officers of FS Development II as a Group (7 Individuals)	5,633,750	21.9%	14,557,574	22.1%	16,557,574	34.8%

	Pre-Business Combination		Successor Post-Business Combination
	FS Development II Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of FS Development II Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of Combined Entity After Consummation of the Business Combination:
Uri A. Lopatin, M.D.(3)(4)	—	—	5,800,346	8.8%	5,800,346	12.2%
Heidi Henson(3)(5)	—	—	323,479	*	323,479	*
Lee D. Arnold, Ph.D.(3)(6)	—	—	2,875,369	4.4%	2,875,369	6.0%
Brian P. Kearney, PharmD(3)(7)	—	—	467,247	*	467,247	1.0%
Sean P. Brusky(3)	—	—	—	—	—	—
Elizabeth H. Lacy(3)(8)	—	—	215,652	*	215,652	*
Mark Auerbach(3)(9)	—	—	71,844	*	71,844	*
Deborah M. Autor(3)(10)	—	—	7,487	*	7,487	*
Laura J. Hamill(3)(11)	—	—	7,487	*	7,487	*
J. Jay Lobell(3)(12)	—	—	3,656,902	5.6%	3,656,902	7.7%
Michael D. Varney, Ph.D.(3)(13)	—	—	71,884	*	71,884	*
James B. Tananbaum, M.D.(2)	5,476,250	21.3%	14,400,074	21.9%	16,400,074	34.4%
All Directors and Executive Officers of Combined Entity as a Group (12 Individuals)	5,476,250	21.3%	27,897,811	42.4%	29,897,811	62.8%

Five Percent Holders:
FS Development Holdings II, LLC and affiliated entities(2)	5,476,250	21.3%	14,400,074	21.9%	16,400,074	34.4%
Khosla Ventures(14)	—	—	6,282,389	9.6%	6,282,289	13.2%
GMF Pardes LLC(3)(12)	—	—	3,656,902	5.6%	3,656,902	7.7%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(2)      FS Development Holdings II, LLC is the record holder of 5,476,250 shares of Common Stock pre-Business Combination. Foresite Capital Management V, LLC (“FCM V”), as the general partner of Foresite Capital Fund V, L.P. (“FCF V LP”), and Foresite Capital Opportunity Management V, LLC (“FCOM V”), as the general partner of Foresite Capital Opportunity Fund V, L.P. (“Opportunity V”), with FCF V LP and Opportunity V being the sole members of FS Development Holdings II, LLC, have voting and investment discretion with respect to the common stock held of record by FS Development Holdings II, LLC. Each of FCF V LP and Opportunity V has subscribed for 500,000 shares of Class A Common Stock pursuant to the PIPE Investment. FCF V LP and Opportunity V will also receive, respectively, 6,092,822 and 1,831,002 shares of Class A Common Stock as Merger Consideration. In the maximum redemption scenario, and pursuant to the FS Development II Sponsor Support Agreement, the Sponsor, or affiliates of the Sponsor, will subscribe for up to 2,000,000 additional shares of Class A Common Stock. Dr. Tananbaum, in his capacity as managing member of each of FCM V and FCOM V, may be deemed to have sole voting and investment discretion over the shares described above. Each of FCM V, FCOM V, and Dr. Tananbaum disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(3)      The business address of each individual is c/o Pardes Biosciences, Inc., 2173 Salk Ave., Suite 250, PMB#052, Carlsbad, CA 92008.

(4)      Uri A. Lopatin, M.D. and Lopatin Descendants’ Trust will be the record holders, respectively, of 5,440,925 and 359,421 shares of Class A Common Stock post-Business Combination. Uri A. Lopatin, M.D. and Katherine Lopatin are co-trustees of the Lopatin Descendants’ Trust and will have sole voting and investment discretion over the shares described above. At January 10, 2022, 3,114,984 shares will remain subject to a right of repurchase.

(5)      Consists of 323,479 restricted shares of Class A Common Stock that will be held by Ms. Henson post-Business Combination, of which 204,421 shares will remain subject to a right of repurchase at January 10, 2022.

(6)      Consists of 2,875,369 restricted shares of Class A Common Stock that will be held by Dr. Arnold post-Business Combination, of which 1,677,299 shares will remain subject to a right of repurchase at January 10, 2022.

(7)      Consists of 467,247 restricted shares of Class A Common Stock that will be held by Dr. Kearney post-Business Combination, of which 321,233 shares will remain subject to a right of repurchase at January 10, 2022.

(8)      Consists of 215,652 restricted shares of Class A Common Stock that will be held by Ms. Lacy post-Business Combination, of which 148,261 shares will remain subject to a right of repurchase at January 10, 2022.

(9)      Consists of 71,884 restricted shares of Class A Common Stock that will be held by Mr. Auerbach post-Business Combination, of which 53,913 shares will remain subject to a right of repurchase at January 10, 2022.

(10)    Consists of 7,487 shares of Class A Common Stock issuable to Ms. Autor post-Business Combination pursuant to options exercisable within 60 days of November 11, 2021.

(11)    Consists of 7,487 shares of Class A Common Stock issuable to Ms. Hamill post-Business Combination pursuant to options exercisable within 60 days of November 11, 2021.

(12)    Consists of (i) 3,156,902 shares of Class A Common Stock post-Business Combination held by GMF Pardes LLC and (ii) 500,000 shares of Class A Common Stock subscribed for by GMF Pardes LLC pursuant to the PIPE Investment. J. Jay Lobell, in his capacity as managing member of GMF Pardes LLC, may be deemed to have sole voting and investment discretion over the shares described above. Mr. Lobell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(13)    Consists of 71,884 restricted shares of Class A Common Stock that will be held by Dr. Varney post-Business Combination, of which 50,918 shares will remain subject to a right of repurchase at January 10, 2022.

(14)    Consists of (i) 3,472,667 shares of Class A Common Stock post-Business Combination held by Khosla Ventures Seed D, LP (“Seed D”) and (ii) 2,809,722 shares of Class A Common Stock post-Business Combination held by Khosla Ventures VII, LP (“KV VII”). The general partner of Seed D is Khosla Ventures Seed Associates D, LLC (“KVSA D”). The general partner of KV VII is Khosla Ventures Associates VII, LLC (“KVA VII”). VK Services, LLC (“VK Services”), is the sole manager of KVSA D and KVA VII. Vinod Khosla is the managing member of VK Services. Each of Mr. Khosla, VK Services and KVSA D may be deemed to share voting and dispositive power over the shares held by Seed D. Mr. Khosla, VK Services and KVSA D disclaim beneficial ownership of the shares held by Seed D, except to the extent of their respective pecuniary interests therein. Each of Mr. Khosla, VK Services and KVA VII may be deemed to share voting and dispositive power over the shares held by KV VII. Mr. Khosla, VK Services and KVA VII disclaim beneficial ownership of such shares held by KV VII, except to the extent of their respective pecuniary interests therein. The address for Mr. Khosla, and each of the foregoing entities is 2128 Sand Hill Road, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

FS Development II

On August 26, 2020, the Sponsor purchased an aggregate 2,875,000 Founders Shares for a total purchase price of $25,000, or approximately $0.009 per share. On January 22, 2021, the Sponsor transferred 30,000 Founder Shares to each of Dr. Dubin, Mr. Hughes and Dr. Pakianathan, at their original per-share purchase price, for an aggregate of 90,000 Founder Shares transferred. On February 5, 2021, we effected a 1:1 1/2 stock split of the Class B Common Stock and on February 16, 2021, we effected a 1:1 1/6 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 4,873,750 Founder Shares and there being an aggregate of 5,031,250 Founder Shares outstanding. The number of Founders Shares outstanding was determined based on the expectation that the total size of the FS Development II IPO would be a maximum of 20,125,000 shares of Class A Common Stock if the underwriters’ over-allotment option was exercised in full, and therefore that such Founders Shares would represent 20% of the issued and outstanding shares of common stock (excluding the Private Placement Shares) after such offering.

The Sponsor purchased 602,500 Private Placement Shares at a price of $10.00 per share, or $6,602,500 in the aggregate, in a private placement that closed simultaneously with the FS Development II IPO. The Private Placement Shares may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.

We currently utilize office space at 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939 from the Sponsor. Following the closing of the FS Development II IPO, we pay an affiliate of the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team pursuant to the terms of an administrative services agreement between us and the Sponsor. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid by the Company to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.

The Sponsor loaned us $200,000 to be used for a portion of the expenses of the FS Development II IPO. These loans were non-interest bearing and were payable upon the closing of the FS Development II IPO. These loans were fully repaid on February 19, 2021.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement shares of the post business combination entity at a price of $10.00 per shares at the option of the lender. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. As of August 1, 2021, there are no loans outstanding. Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FS Development II and remain outstanding.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company. The directors of the post-combination business will determine executive and director compensation.

In connection with the Business Combination, as part of the PIPE Investment, certain affiliates of our Sponsor have entered into subscription agreements to purchase an aggregate of 1,000,000 shares of our Class A Common Stock at a purchase price of $10 per share in a private placement that would occur concurrently with the consummation of our initial business combination. There are no material differences in the terms and price of securities issued at the time of the FS Development II IPO as compared to such private placement, apart from the fact that the Private Placement Shares, so long as they are held by the Sponsor and its permitted transferees, subject to certain limited exceptions, may not be transferred, assigned, or sold until 30 days after the completion of our initial business combination. The funds from such private placement would be used as part of the consideration to the sellers in our initial business combination, and any excess funds from such private placement would be used for working capital in the post-transaction company. Consummation of the subscriptions are conditioned upon, among other things, closing conditions and the Closing

We have entered into the Prior Registration Rights Agreement with respect to the Founders Shares and Private Placement Shares. Pursuant to such agreement, we will be obligated to register up to 5,783,750 shares of Class A Common Stock. The number of shares of Class A Common Stock includes (i) 5,031,250 shares of Class A Common Stock to be issued upon conversion of the Founders Shares, (ii) 602,500 Private Placement Shares and (iii) 150,000 shares of Class A Common Stock issued upon conversion of working capital loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. As part of the Prior Registration Rights Agreement, certain holders of registrable securities agreed to a lock-up period of one year from the Closing of the Business Combination.

In connection with the Closing of the Business Combination, the Initial Stockholders and certain other stockholders will enter into the Registration Rights Agreement with FS Development II and Pardes. Pursuant to such agreement, certain stockholders of FS Development II and Pardes can each demand that the Combined Entity register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, the Combined Entity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Combined Entity. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by such agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.

In connection with the execution of the Merger Agreement, the Initial Stockholders entered into the FS Development II Support Agreement with FS Development II, Pardes and our Sponsor. Under such agreement, each such stockholder agreed to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such stockholder’s Class B Common Stock of FS Development II (i) in favor of (A) the Merger Agreement, (B) certain proposals requiring approval by the stockholders of the Company in connection with Business Combination, and (C) the transactions contemplated by the Merger Agreement and the FS Development II Support Agreement, and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and the approval of such stockholder proposals. In addition, such support agreement prohibits each such stockholder from, among other things, selling, assigning or transferring any Class B Common Stock of FS Development II held by such stockholder or taking any action that would prevent or disable such stockholder from performing its obligations under the support agreement and further provides that the Sponsor, or affiliates of the Sponsor, shall purchase up to 2,000,000 shares of FS Development II Class A Common Stock in the event that the Trust Account (after giving effect to redemptions by stockholders of FS Development II) has a cash balance of less than $25,000,000. The Support Agreement also provides that each of the Initial Stockholders waives the provisions of Section 4.3(b)(i) of the FS Development II Certificate of Incorporation to have their Class B shares convert to Class A shares at a ratio of greater than one-for-one.

In addition, in connection with the Closing of the Merger, the Sponsor and certain other stockholders will enter into a Voting Agreement with the Combined Entity. Please see the section titled “Ancillary Agreements — Voting Agreement”.

James B. Tananbaum, M.D. is our chief executive officer and serves as a member of the board of directors of Pardes. As further discussed below, entities affiliated with the Sponsor and our officers and directors own 5,511,517 shares Series A Preferred Stock of Pardes, acquired at a purchase price of $4.5541 per share, or approximately $25,100,000 in the aggregate. Such shares would be valued (on an as converted basis) at approximately $79,988,646 at the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021, and based on a $10.00 per share price of the Class A Common Stock in the PIPE Investment.

Pardes

The following is a summary of transactions since February 27, 2020 (inception) to which Pardes has been a participant, in which:

•        the amount involved exceeded or will exceed $120,000; and

•        any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation of Pardes” or that were approved by its compensation committee.

Pardes believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Business Combination

In connection with the Business Combination, Pardes has entered into the Merger Agreement and the FS Development II Support Agreement with FS Development II. James B. Tananbaum, M.D. is the chief executive officer of FS Development II, and serves as a member of our board of directors.

Series A Preferred Stock Financing

On January 26, 2021, Pardes concluded the closing of its Series A Preferred Stock financing, pursuant to its Series A Preferred Stock Purchase Agreement, (the “Series A Purchase Agreement”), at which Pardes issued an aggregate of 9,771,425 shares of Series A Preferred Stock at a purchase price of $4.5541 per share, 2,818,034 shares of Series A-1 Preferred Stock at a purchase price of $1.2420 per share, 605,850 shares of Series A-2 Preferred Stock at a purchase price of $2.4841 per share and 728,058 shares of Series A-3 Preferred Stock at a purchase price of $2.8981 per share (together, the “Series A Preferred Stock”). In connection with the Series A Purchase Agreement, certain holders of Pardes’s capital stock exchanged Simple Agreements for Future Equity (“SAFEs”) held by such holders for Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement. Khosla Ventures D, LP, a holder of more than 5% of Pardes’s capital stock, and Sara Lopatin, an immediate family member of Pardes’s chief executive officer, Uri A. Lopatin, M.D. exchanged SAFEs in the following amounts in connection with the Series A Purchase Agreement:

Name of Pardes Affiliate	Number of Shares of Series A-1 Preferred Stock Received	Total SAFE Balance Exchanged for Series A-1 Preferred Stock	Number of Shares of Series A-2 Preferred Stock Received	Total SAFE Balance Exchanged for Series A-2 Preferred Stock	Number of Shares of Series A-3 Preferred Stock Received	Total SAFE Balance Exchanged for Series A-3 Preferred Stock
Khosla Ventures Seed D, LP	2,415,458	$3,000,000	—	—	—	—
Sara Lopatin	—	—	40,256	$100,000	17,252	$50,000

Entities affiliated with the Sponsor and FS Development II’s officers and directors own 5,511,517 shares Series A Preferred Stock of Pardes, acquired at a purchase price of $4.5541 per share, or approximately $25,100,000 in the aggregate. Such shares would be valued (on an as converted basis) at approximately $79,988,646 at the assumed conversion ratio of 1.4377 of Pardes’s shares to Class A Common Stock in the Merger as of November 3, 2021, and based on a $10.00 per share price of the Class A Common Stock in the PIPE Investment.

SAFE Agreement

On July 20, 2020 and December 11, 2020, Pardes entered into two SAFE Agreements with Sara Lopatin, an immediate family member of Pardes’s chief executive officer, Uri A. Lopatin, M.D., in an aggregate amount of $150,000.

Convertible Notes

Effective November 10, 2021, directors, including all of Pardes’s disinterested directors, unanimously approved the execution and delivery of a convertible note purchase agreement providing for the purchase and sale of up to $25.0 million of unsecured convertible promissory term notes (the “Convertible Notes”) to purchasers at one or more closings, including existing stockholders of Pardes. As of the initial closing, Pardes has issued Convertible Notes for an aggregate principal amount of $10.0 million. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’s election or upon demand of a purchaser. If the Merger Agreement is terminated, the Convertible Notes will be convertible at a fifteen percent (15%) discounted price into Pardes’s equity securities sold in the next round of equity financing by Pardes that meets certain requirements. Pardes will use proceeds from the closing of the transactions contemplated under the Merger Agreement to repay outstanding principal amounts and accrued and unpaid interest under the outstanding Convertible Notes as of the Closing. As of November 15, 2021, stockholders of Pardes affiliated with the Sponsor and FS Development II have purchased $10.0 million in Convertible Notes.

Policies for Approval of Related Party Transactions

Pardes’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to this transaction, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by Pardes’s board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Policies and Procedures for Related Person Transactions

Upon the Closing, the Combined Entity will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Combined Entity or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of Combined Entity’s executive officers or one of Combined Entity’s directors or director nominees;

•        any person who is known by Combined Entity to be the beneficial owner of more than five percent (5%) of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The audit committee of the Combined Entity’s board of directors will have the responsibility for reviewing and approving any related person transactions. In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Combined Entity than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the related person transaction.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Future Stockholder Proposals

We may not hold an annual meeting of stockholders until after the consummation of our initial business combination. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our next annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Current By-laws. Assuming the meeting is held after the consummation of our initial business combination, such proposals must be received by the Combined Entity at its offices at c/o Pardes Biosciences, Inc., 2173 Salk Ave., Suite 250, PMB#052, Carlsbad, CA 92008, within a reasonable time before the Combined Entity begins to print and send its proxy materials for the meeting.

In addition, the Amended Bylaws, which will be effective upon the Closing, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Entity not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. The Chairperson of the Combined Entity’s board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, the Amended Bylaws, which will be effective upon the Closing, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Entity (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. The Chairperson of the Combined Entity’s board of directors may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care FS Development II, 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939. Following the Business Combination, such communications should be sent to Pardes Biosciences, Inc., 2173 Salk Ave., Suite 250, PMB#052, Carlsbad, CA 92008. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of Class A Common Stock to be issued in connection with the Business Combination will be passed upon by White & Case LLP, New York, New York.

Experts

The financial statements of FS Development II for the period from August 21, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Pardes Biosciences, Inc. as of December 31, 2020, and for the period from February 27, 2020 (inception) to December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements contains an explanatory paragraph that states that Pardes Biosciences, Inc. has suffered recurring losses from operations and has a net capital deficiency, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, FS Development II and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, FS Development II will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify FS Development II of their requests by calling or writing FS Development II at its principal executive offices 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

Transfer Agent and Registrar

The registrar and transfer agent for the shares of Common Stock is Continental Stock Transfer & Trust Company. FS Development II has agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FS Development II’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact FS Development II by telephone or in writing:

FS Development Corp. II
900 Larkspur Landing Circle, Suite 150
Larkspur, CA 94939
Attn: Chief Financial Officer
Tel: (415) 877-4887

You may also obtain these documents by requesting them in writing or by telephone from FS Development II’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FSII.info@investor.morrowsodali.com

If you are a stockholder of FS Development II and would like to request documents, please do so by one week prior to the Special Meeting in order to receive them before the Special Meeting. If you request any documents from FS Development II, FS Development II will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to FS Development II has been supplied by FS Development II, and all such information relating to Pardes has been supplied by Pardes. Information provided by either FS Development II or Pardes does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of FS Development II for the Special Meeting. FS Development II has not authorized anyone to give any information or make any representation about the Business Combination, FS Development II or Pardes that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

FS DEVELOPMENT CORP. II

Page
Condensed Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2021, and for the period from August 21, 2020 (inception) through September 30, 2020	F-3

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2021, and for the period from August 21, 2020 (inception) through September 30, 2020

F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2021, and for the period from August 21, 2020 (inception) through September 30, 2020	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Audited Financial Statements of FS Development Corp. II:
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheet as of December 31, 2020	F-20
Statement of Operations for the period from August 21, 2020 (inception) through December 31, 2020	F-21
Statement of Changes in Stockholder’s Equity for the period from August 21, 2020 (inception) through December 31, 2020	F-22
Statement of Cash Flows for the period from August 21, 2020 (inception) through December 31, 2020	F-23
Notes to Financial Statements	F-24

PARDES BIOSCIENCES, INC.

FS DEVELOPMENT CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$48,330	$8,800
Prepaid expenses	522,202	—
Total current assets	570,532	8,800
Deferred offering cost	—	82,900
Investments held in Trust Account	201,262,186	—
Total Assets	$201,832,718	$91,700

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$183,911	$1,032
Accrued expenses	2,164,500	16,700
Franchise tax payable	149,091	—
Note payable	—	50,000
Total current liabilities	2,497,502	67,732
Deferred underwriting commissions	7,043,750	—
Total liabilities	9,541,252	67,732

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 20,125,000 and -0- shares at $10.00 per share as of September 30, 2021 and December 31, 2020, respectively	201,250,000	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 602,500 and -0- shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	60	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,031,250 shares issued and outstanding as of September 30, 2021 and December 31, 2020	503	503
Additional paid-in capital	—	24,497
Accumulated deficit	(8,959,097)	(1,032)
Total stockholders’ equity (deficit)	(8,958,534)	23,968
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$201,832,718	$91,700

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FS DEVELOPMENT CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	For the Period From August 21, 2020 (inception) through September 30, 2020
General and administrative expenses	$1,142,579	$3,334,485	$1,032
General and administrative expenses – related party	30,000	80,000	—
Franchise tax expense	50,411	149,723	—
Loss from operations	(1,222,990)	(3,564,208)	$(1,032)
Income earned from investments held in Trust Account	5,073	12,186	—
Net loss	$(1,217,917)	$(3,552,022)	$(1,032)

Weighted average shares outstanding of Class A common stock, basic and diluted	20,727,500	17,083,104	—
Basic and diluted net loss per share, Class A common stock	$(0.05)	$(0.16)	$—
Weighted average shares outstanding of Class B common stock, basic and diluted	5,031,250	4,915,865	4,375,000
Basic and diluted net loss per share, Class B common stock	$(0.05)	$(0.16)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FS DEVELOPMENT CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	For the Three and Nine months Ended September 30, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	5,031,250	$503	$24,497	$(1,032)	$23,968
Sale of Private Placement Shares	602,500	60	—	—	6,024,940	—	6,025,000
Accretion of Class A common stock subject to possible redemption amount	—	—	—	—	(6,049,437)	(5,406,043)	(11,455,480)
Net loss	—	—	—	—	—	(168,193)	(168,193)
Balance – March 31, 2021 (unaudited)	602,500	60	5,031,250	503	—	(5,575,268)	(5,574,705)
Net loss	—	—	—	—	—	(2,165,912)	(2,165,912)
Balance – June 30, 2021 (unaudited)	602,500	60	5,031,250	503	—	(7,741,180)	(7,740,617)
Net loss	—	—	—	—	—	(1,217,917)	(1,217,917)
Balance – September 30, 2021 (unaudited)	602,500	$60	5,031,250	$503	$—	$(8,959,097)	$(8,958,534)
	For the Period from August 21, 2020 (inception) through September 30, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 21, 2020 (inception)	—	$—	5,031,250	$503	$24,497	$—	$25,000
Issuance of Class B common stock to Sponsor	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(1,032)	(1,032)
Balance – September 30, 2020 (unaudited)	—	$—	5,031,250	$503	$24,497	$(1,032)	$23,968

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FS DEVELOPMENT CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30, 2021	For the Period From August 21, 2020 (inception) through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(3,552,022)	$(1,032)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned from investments held in Trust Account	(12,186)	—
Changes in operating assets and liabilities:
Prepaid expenses	(522,202)	—
Franchise tax payable	149,091	—
Accounts payable	57,879	9,032
Accrued expenses	2,119,500
Net cash used in operating activities	(1,759,940)	8,000

Cash Flows from Investing Activities
Cash deposited in Trust Account	(201,250,000)	—
Net cash used in investing activities	(201,250,000)	—

Cash Flows from Financing Activities:
Proceeds from note payable to related party	150,000	50,000
Repayment of note payable to related party	(200,000)	—
Proceeds received from initial public offering, gross	201,250,000	—
Proceeds received from private placement	6,025,000	—
Offering costs paid	(4,175,530)	(41,200)
Net cash provided by financing activities	203,049,470	8,800

Net change in cash	39,530	16,800

Cash – beginning of the period	8,800	—
Cash – end of the period	$48,330	$16,800

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$125,000	$—
Offering costs included in accrued expenses	$28,300	$4,830
Deferred underwriting commissions in connection with the initial public offering	$7,043,750	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

FS Development Corp. II (the “Company”) is a blank check company incorporated in Delaware on August 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from August 21, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is FS Development Holdings II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statements for the Company’s Initial Public Offering became effective on February 16, 2021. On February 19, 2021, the Company consummated its Initial Public Offering of 20,125,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) including the issuance of 2,625,000 shares of Class A Common Stock as a result of the underwriter’s exercise in full of its over-allotment option, (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per share, generating gross proceeds of approximately $201.3 million, and incurring offering costs of approximately $11.5 million, of which approximately $7.0 million was for deferred underwriting commissions (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 602,500 shares of Class A Common Stock (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $6.0 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $201.3 million ($10.00 per share of Class A Common Stock) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and of the Private Placement Shares in the Private Placement were placed in a trust account (“Trust Account”) located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide the holders (the “Public Stockholders”) of the Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares, their Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 19, 2023, or during any extended period of time that the Company may have to consummate a Business Combination as a result of an amendment to the Certificate of Incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination and Related Transaction

On June 29, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, Orchard Merger Sub, Inc., a Delaware corporation, a wholly-owned subsidiary of the Company (“Merger Sub”), Pardes Biosciences, Inc., a Delaware corporation (“Pardes”) and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Pardes (in such capacity, the “Stockholders’ Representative”). The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Pardes, with Pardes surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon the closing of the Merger (the “Closing”), it is anticipated that the Company will change its name to “Pardes Biosciences, Inc.” and is referred to herein as “New Pardes” as of the time following such change of name. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Consideration and Structure

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding equity interests of Pardes in exchange for 32,500,000 shares of Class A Common Stock, to be paid at the effective time of the Merger.

Pursuant to the Merger Agreement, at or prior to the effective time of the Merger, each option exercisable for Pardes equity that is outstanding immediately prior to the effective time of the Merger shall be assumed by the Company and continue in full force and effect on the same terms and conditions as are currently applicable to such options, subject to adjustments to exercise price and number of shares of Class A Common Stock issued upon exercise.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Representations, Warranties and Covenants

The parties to the Merger Agreement have agreed to customary representations and warranties for transactions of this type. The representations and warranties of Pardes made under the Merger Agreement will not survive the Closing. In addition, the parties to the Merger Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Pardes, the Company and their respective subsidiaries during the period between execution of the Merger Agreement and the Closing. The covenants made under the Merger Agreement will not survive the Closing. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Merger.

Conditions to Closing

Under the Merger Agreement, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the approval and adoption of the Merger Agreement and transactions contemplated thereby by requisite vote of the Company’s stockholders (the “Company Stockholder Approval”) and Pardes’ stockholders (the “Pardes Stockholder Approval”); (ii) the receipt of consents or approvals from the applicable governmental, regulatory or administrative authorities; (iii) the aggregate cash proceeds from Company’s trust account, together with the proceeds from the Subscriptions (as defined below), equaling no less than $100,000,000 (after deducting any amounts paid to Company stockholders that exercise their redemption rights in connection with the Merger and net of the Company’s unpaid liabilities), (iv) (A) the representations and warranties of the Company, Pardes and Merger Sub contained in the Merger Agreement (other than each party’s respective Fundamental Representations, as defined in the Merger Agreement) being true and correct as of the date of the Merger Agreement and as of the Closing Date, except for any failure to be true and correct that would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) and (B) each party’s respective Fundamental Representations being true and correct as of the date of the Merger Agreement and as of the Closing Date, except for de minimis inaccuracies; (v) the absence of a Material Adverse Effect since the date of the Merger Agreement; (vi) the Company has not redeemed the Class A Common Stock of the Company in an amount that would cause the Company to have net tangible assets of less than $5,000,001; and (vii) the Company’s initial listing application with Nasdaq in connection with the Merger has been conditionally approved and, immediately following the effective time of the Merger, the Company has satisfied any applicable initial and continuing listing requirements of Nasdaq, and the Company has not received any notice of non-compliance therewith, and the shares of the Company’s Class A Common Stock has been approved for listing on Nasdaq.

Liquidity and Capital Resources

As of September 30, 2021, the Company had approximately $48,000 in cash, and working capital deficit of approximately $1.8 million (not taking into account approximately $149,000 of tax obligations that may be paid using investment income classified in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of approximately $200,000 under the Note (see Note 4). The Company repaid the Note in full on February 19, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the prospectus filed by the Company with the SEC on February 25, 2021 and February 18, 2021, respectively.

Revision to Previously Reported Financial Statements

During the preparation of the Company’s unaudited condensed consolidated financial statements as of and for quarterly period ended September 30, 2021, the Company concluded it should revise its financial statements to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Accordingly, effective with this filing, the Company presents all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The change in the carrying value of the redeemable shares of Class A common stock at the Initial Public Offering resulted in a decrease of approximately $5.1 million in additional paid-in capital and an increase of approximately $5.4 million to accumulated deficit, as well as a reclassification of 1,048,264 shares of Class A common stock from permanent equity to temporary equity. The Company will present this revision in a prospective manner in all future filings. Under this approach, the previously issued IPO Balance Sheet and Form 10-Qs will not be amended, but historical amounts presented in the current and future filings will be recast to be consistent with the current presentation, and an explanatory footnote will be provided.

The impact of the revision to the unaudited condensed consolidated balance sheets as of March 31, 2021 and June 30, 2021, is a reclassification of $10.6 million and $12.7 million, respectively, from accumulated deficit to Class A common stock subject to possible redemption. There is no impact to the reported amounts for total assets, total liabilities, net income (loss), or the net income (loss) per share. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of September 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. As part of the Private Placement, the Company issued 602,500 shares of Class A common stock to the Sponsor (“Private Placement Shares”). These Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of our initial business combination, as such are considered non-redeemable and presented as permanent equity in the Company’s condensed consolidated balance sheet. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, 20,125,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s condensed consolidated balance sheets. There was no Class A common stock issued or outstanding as of December 31, 2020.

Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021, and December 31, 2020, the Company had deferred tax assets with a full valuation allowance against them.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021 or December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:
	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(980,031)	$(237,886)	$(2,758,291)	$(793,731)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	20,727,500	5,031,250	17,083,104	4,915,865
Basic and diluted net loss per ordinary share	$(0.05)	$(0.05)	$(0.16)	$(0.16)
	For the Period From August 21, 2020 (inception) through September 30, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$—	$(1,032)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	—	4,375,000
Basic and diluted net loss per ordinary share	$—	$(0.00)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

On February 19, 2021, the Company consummated its Initial Public Offering of 20,125,000 Public Shares, including the issuance of 2,625,000 shares as a result of the underwriter’s exercise in full of its over-allotment option, at $10.00 per share, generating gross proceeds of approximately $201.3 million, and incurring offering costs of approximately $11.5 million, of which approximately $7.0 million was for deferred underwriting commissions.

Note 4 — Related Party Transactions

Founder Shares and Private Placement Shares

On August 26, 2020, the Sponsor paid $25,000 to cover certain offering costs on behalf of the Company in consideration of 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”). On January 22, 2021, the Sponsor transferred 30,000 Founder Shares to each of Dr. Dubin, Mr. Hughes and Dr. Pakianathan, at their original per-share purchase price, for an aggregate of 90,000

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Founder Shares transferred. On February 5, 2021, the Company effected a 1:1½ stock split of the Class B Common Stock and on February 16, 2021, the Company effected a 1:1 1/6 stock split of the Class B Common Stock, resulting in the Sponsor holding an aggregate of 4,941,250 Founder Shares and there being an aggregate of 5,031,250 Founder Shares outstanding. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (excluding the Private Placement Shares). On February 19, 2021, the underwriter exercised its over-allotment option; thus, these 656,250 Founder Shares are no longer subject to forfeiture.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 602,500 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $6.0 million.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property and the Sponsor agreed not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination. Notwithstanding the foregoing, if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Related Party Loans

On August 26, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note, as amended (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $200,000 under the Note and fully repaid it on February 19, 2021. No future borrowings are available under the agreement.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of Class A Common Stock of the post-Business Combination entity at a price of $10.00 per share. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Subscription Agreement

In connection with the proposed business combination, the Company entered in a subscription agreement with two related parties, each subscribing to purchase shares of Class A Common Stock in the amount of $5,000,000 ($10,000,000 in aggregate) at the closing date of the proposed business combination.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor, or an affiliate a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. The Company incurred approximately $30,000, $80,000 and $0 in administrative expenses under the agreement, which is recognized in the accompanying unaudited condensed consolidated statements of operations for the three and nine months ended June 30, 2021, and for the period from August 21, 2020 (inception) through September 30, 2020, respectively, within general and administrative expense — related party. As of September 30, 2021 and December 31, 2020, there was no outstanding balance in accounts payable with related party, as reflected in the accompanying condensed consolidated balance sheets.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Shares, and shares of Class A Common Stock that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 2,625,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on February 19, 2021.

The underwriter was entitled to an underwriting discount of $0.20 per share, or approximately $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per share, or approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holder of the Company’s Class A common stock are entitled to one vote for each share. Accordingly, there were 20,125,000 shares of Class A common stock subject to possible redemption.

The Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Gross proceeds from Initial Public Offering	$201,250,000
Less:
Offering costs allocated to Class A common stock subject to possible redemption	(11,455,480)
Plus:
Accretion of carrying value to redemption value	11,455,480
Class A common stock subject to possible redemption	$201,250,000

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of September 30, 2021, there were 20,727,500 shares of Class A common stock outstanding, of which 20,125,000 shares were subject to possible redemption have been classified as temporary equity (see Note 6). There were no shares of Class A common stock issued and outstanding as of December 31, 2020.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 5,031,250 shares of Class B Common Stock issued and outstanding (see Note 4). Holders of record of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by law.

The Class B Common Stock will automatically convert into Class A Common Stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock issued and outstanding (excluding the Private Placement Shares) after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

FS DEVELOPMENT CORP. II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account – money market funds	$201,262,131	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy for the three and nine months ended September 30, 2021. Level 1 instruments include investments in money market funds that invest solely in U.S. government securities with an original maturity of 185 days or less.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the condensed consolidated financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
FS Development Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of FS Development Corp. II (the “Company”) as of December 31, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
February 18, 2021

FS DEVELOPMENT CORP. II

BALANCE SHEET
December 31, 2020

Assets:
Current assets:
Cash	$8,800
Total current assets	8,800
Deferred offering costs associated with proposed public offering	82,900
Total Assets	$91,700

Liabilities and Stockholder’s Equity:
Current liabilities:
Accounts payable	$1,032
Accrued expenses	16,700
Note payable – related party	50,000
Total current liabilities	67,732

Commitments and Contingencies

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding(1)	288
Additional paid-in capital	24,712
Accumulated deficit	(1,032)
Total stockholder’s equity	23,968
Total Liabilities and Stockholder’s Equity	$91,700

____________

(1)      This number includes up to 375,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP. II

STATEMENT OF OPERATIONS
For the period from August 21, 2020 (inception) through December 31, 2020

General and administrative expenses	$1,032
Net loss	$(1,032)
Weighted average shares outstanding, basic and diluted(1)	2,500,000
Basic and diluted net loss per share	$(0.00)

____________

(1)      This number excludes an aggregate of up to 375,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP. II

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the period from August 21, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	—	—	(1,032)	(1,032)
Balance – December 31, 2020	—	$—	2,875,000	$288	$24,712	$(1,032)	$23,968

____________

(1)      This number includes up to 375,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP. II

STATEMENT OF CASH FLOWS
For the period from August 21, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,032)
Changes in operating assets and liabilities:
Accounts payable	1,032
Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from note payable to related party	50,000
Payment of deferred offering costs	(41,200)
Net cash provided by financing activities	8,800

Net change in cash	8,800
Cash – beginning of the period	—
Cash – end of the period	$8,800

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued expenses	$16,700
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

FS Development Corp. II (the “Company”) is a blank check company incorporated in Delaware on August 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 21, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is FS Development Holdings II, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 10,000,000 shares of Class A common stock (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per share (or 11,500,000 shares if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 400,000 shares of Class A common stock (or 430,000 shares if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per share sold in the Proposed Public Offering, including proceeds from the sale of the Private Placement Shares to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide the holders (the “Public Stockholders”) of the Company’s outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares, their Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering or during any extended period of time that the Company may have to consummate a Business Combination as a result of an amendment to the Certificate of Incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 375,000 shares of Class B common stock that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimis for the period from August 21, 2020 (inception) through December 31, 2020.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 10,000,000 shares of Class A Common stock at a price of $10.00 per share.

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 1,500,000 additional shares of Class A common stock to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4 — Related Party Transactions

Founder Shares and Private Placement Shares

On August 26, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in consideration of 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). The Sponsor has agreed to forfeit up to 375,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering (excluding the Private Placement Shares).

The Sponsor has agreed to purchase an aggregate of 400,000 Private Placement Shares (or 430,000 Private Placement Shares if the underwriters’ over-allotment option is exercised in full), at a price of $10.00 per Private Placement Share ($4.0 million in the aggregate, or $4.3 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property and the Sponsor has agreed not to transfer, assign or sell any of its Private Placement Shares until 30 days after the completion of the initial Business Combination. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

(as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Related Party Loans

On August 26, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note, as amended (the “Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the Proposed Public Offering. As of December 31, 2020 and the date of this prospectus, the Company had borrowed $50,000 and $200,000, respectively, under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of Class A common stock of the post-Business Combination entity at a price of $10.00 per share. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Private Placement of Common Stock in connection with initial Business Combination

The Sponsor has indicated an interest to purchase $25.0 million of the Company’s Class A common stock in a private placement that would occur concurrently with the consummation of the initial Business Combination. The funds from such private placement would be used as part of the consideration to the sellers in the initial Business Combination, and any excess funds from such private placement would be used for working capital in the post-transaction company. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Administrative Services Agreement

The Company will enter into an agreement that provides that, commencing on the date that the Company’s securities are first listed on Nasdaq and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Shares to be issued in the private placement that will occur simultaneously with the closing of the Proposed Public Offering, and shares of Class A common stock that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to the Prior Registration Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to an underwriting discount of $0.20 per share, or $2.0 million in the aggregate (or $2.3 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per share, or $3.5 million in the aggregate (or approximately $4.0 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of its proposed public offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholder’s Equity

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On August 26, 2020, the Company issued 2,875,000 shares of Class B common stock, including an aggregate of up to 375,000 shares of Class B common stock that are subject to forfeiture by the Sponsor to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Founder Shares will represent 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (excluding the Private Placement Shares).

Holders of record of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of common stock entitling the holder to one vote except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock

FS DEVELOPMENT CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder’s Equity (cont.)

issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock issued and outstanding (excluding the Private Placement Shares) after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Subsequent Events

On January 22, 2021, the Sponsor transferred 30,000 Founder Shares to certain independent director nominees, Dr. Dubin, Mr. Hughes and Dr. Pakianathan, at their original per-share purchase price, for an aggregate of 90,000 Founder Shares transferred. On January 22, 2021, the Company borrowed an additional $150,000 under the Note, for a total of $200,000 outstanding under the Note to date.

The Company evaluated subsequent events and transactions that occurred after the balance through January 26, 2021, the date that the financial statements were available to be issued. Based on this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Pardes Biosciences, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pardes Biosciences, Inc. (the Company) as of December 31, 2020, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the period from February 27, 2020 (inception) to December 31, 2020, and the related notes (collectively, the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 27, 2020 (inception) to December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Irvine, California

July 20, 2021

PARDES BIOSCIENCES, INC.
Balance Sheets
(in thousands, except share and par value data)

	DECEMBER 31, 2020	SEPTEMBER 30, 2021
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,410	$26,384
Prepaid expenses and other current assets	194	676
Total current assets	3,604	27,060
Other assets	—	1,521
Total assets	$3,604	$28,581

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,394	$2,747
Accrued expenses	408	3,224
Simple agreements for future equity (SAFE)	14,808	—
Total current liabilities	16,610	5,971
Total liabilities	16,610	5,971

Commitments and contingencies (Note 7)

Convertible preferred stock, $0.00001 par value; no shares authorized at December 31, 2020 and 13,923,367 shares authorized at September 30, 2021 (unaudited); no shares issued and outstanding at December 31, 2020 and 13,923,356 shares issued and outstanding at September 30, 2021 (unaudited); liquidation preference of $0 and $51,615 at December 31, 2020 and September 30, 2021 (unaudited), respectively	—	59,132

Stockholders’ deficit:
Common stock, $0.00001 par value; 10,000,000 shares authorized at December 31, 2020 and 25,187,755 shares authorized at September 30, 2021 (unaudited); 6,859,000 shares issued and no shares outstanding at December 31, 2020 and 6,935,000 shares issued and 2,380,715 shares outstanding at September 30, 2021 (unaudited)	—	—
Additional paid-in capital	—	655
Accumulated deficit	(13,006)	(37,177)

Total stockholders’ deficit	(13,006)	(36,522)

Total liabilities and stockholders’ deficit	$3,604	$28,581

See accompanying notes to financial statements

PARDES BIOSCIENCES, INC.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020	NINE MONTHS ENDED SEPTEMBER 30, 2021
		(unaudited)
Operating expenses:
Research and development	$4,563	$2,197	$17,792
General and administrative	750	583	6,389

Total operating expenses	5,313	2,780	24,181

Loss from operations	(5,313)	(2,780)	(24,181)
Other income (expense):
Interest income	—	—	10
Change in fair value of SAFE liability	(7,693)	(885)	—
Total other expense	(7,693)	(855)	10
Net loss and comprehensive loss	$(13,006)	$(3,665)	$(24,171)

Net loss per share, basic and diluted			$(16.52)
Weighted-average common shares outstanding, basic and diluted			1,463,172

See accompanying notes to financial statements

PARDES BIOSCIENCES, INC.
Statements of Convertible Preferred Stock and of Stockholders’ Deficit
(in thousands, except share data)

	CONVERTIBLE PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT
Balance at February 27, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(13,006)	(13,006)

Balance at December 31, 2020	—	—	—	—	—	(13,006)	(13,006)
Issuance of Series A convertible preferred stock for cash, net of issuance costs of $176 (unaudited)	9,771,414	44,324	—	—	—	—	—
Conversion of SAFE agreements into shares of convertible preferred stock (unaudited)	4,151,942	14,808	—	—	—	—	—
Vesting of restricted common stock (unaudited)	—	—	2,379,715	—	—	—	—
Exercise of common stock options (unaudited)	—	—	1,000	—	5	—	5
Stock-based compensation (unaudited)	—	—	—	—	650	—	650
Net loss (unaudited)	—	—	—	—	—	(24,171)	(24,171)
Balance at September 30, 2021 (unaudited)	13,923,356	$59,132	2,380,715	$—	$655	$(37,177)	$(36,522)

Balance at February 27, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Net loss (unaudited)	—	—	—	—	—	(3,665)	(3,665)

Balance at September 30, 2020 (unaudited)	—	$—	—	$—	$—	$(3,665)	$(3,665)

See accompanying notes to financial statements

PARDES BIOSCIENCES, INC.
Statements of Cash Flows
(in thousands)

	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020	FOR THE PERIOD FEBRUARY 27, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020	NINE MONTHS ENDED SEPTEMBER 30, 2021
		(unaudited)
Operating activities:
Net loss	$(13,006)	$(3,665)	$(24,171)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	—	—	650
Change in fair value of SAFE liability	7,693	885	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(44)	(41)	(482)
Accounts payable	1,394	852	1,119
Accrued expenses	408	413	2,747
Net cash used in operating activities	(3,555)	(1,556)	(20,137)

Financing activities:
Proceeds from issuance of convertible preferred stock	—	—	44,500
Payment of issuance costs for convertible preferred stock	—	—	(176)
Proceeds from issuance of SAFE agreements	6,965	5,005	—
Proceeds from exercise of common stock options	—	—	5
Cash paid for deferred offering costs	—	—	(1,218)
Net cash provided by financing activities	6,965	5,005	43,111
Net increase in cash and cash equivalents	3,410	3,449	22,974
Cash and cash equivalents at beginning of period	—	—	3,410
Cash and cash equivalents at end of period	$3,410	$3,449	$26,384

Supplemental schedule of non-cash financing activity:
Other receivable in connection with the issuance of SAFE agreements	$150	$—	$—
Conversion of SAFE agreements into shares of convertible preferred stock	$—	$—	$14,808
Deferred offering costs included in accounts payable and accrued expenses	$—	$—	$302

See accompanying notes to financial statements

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

1. Organization and Basis of Presentation

Description of Business

Pardes Biosciences, Inc. (Pardes or the Company) was incorporated in the state of Delaware on February 27, 2020 and is located in Carlsbad, California. The Company is a clinical-stage biopharmaceutical company developing novel therapeutic compounds to treat and prevent diseases with high unmet medical need, where our chemistry platform can provide differentiated tools to develop potential therapies against specific molecular targets. By leveraging our deep understanding of reversible covalent chemistry, biology, and drug development, we have built a structure-based discovery platform with specific strengths in targeting reactive nucleophiles — such as those in cysteine proteases — to discover and develop novel product candidates. Our lead program seeks to create an oral drug which could be used to treat or prevent all coronavirus associated diseases, from COVID-19 to the common cold.

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s date of inception was February 27, 2020 and the fiscal year-end is December 31.

Liquidity and Going Concern

As of September 30, 2021, the Company has devoted substantially all of its efforts to organizing and staffing, business planning, raising capital, identifying and acquiring its product candidates and conducting preclinical studies, and has not realized revenues from its planned principal operations. In addition, the Company has a limited operating history, has incurred operating losses since inception and expects that it will continue to incur net losses into the foreseeable future as it continues the development of its product candidates. As of December 31, 2020 and September 30, 2021 (unaudited), the Company had an accumulated deficit of $13.0 million and $37.2 million, respectively.

The Company believes its cash and cash equivalents of $3.4 million as of December 31, 2020, together with the gross proceeds of $44.5 million received from the issuance of shares of the Company’s Series A convertible preferred stock in January 2021 (see Note 5), anticipated net losses and the uncertainties surrounding its ability to raise additional capital as needed, as discussed below, raise substantial doubt about its ability to continue as a going concern for a period of one year following the date that the financial statements for the period February 27, 2020 (inception) through December 31, 2020 and the nine months ended September 30, 2021 are issued.

As a result, the Company will be required to raise additional capital and plans to finance its cash needs through public or private equity or debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. As further described in Note 10, on June 29, 2021 the Company executed a definitive business combination agreement, as amended on November 7, 2021, between it and FS Development Corp. II. If the merger is unable to be completed and the Company is not able to secure adequate additional funding, it may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or delay or reduce the scope of its planned development programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Other Risks and Uncertainties

The Company is subject to a number of risks similar to other early-stage biopharmaceutical companies, including, but not limited to, changes in any of the following areas that the Company believes could have a material adverse effect

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

1. Organization and Basis of Presentation (cont.)

on its future financial position or results of operations: risks related to the successful discovery and development of its product candidates, ability to raise additional capital, development of new technological innovations by its competitors and delay or inability to obtain chemical or biological intermediates from such suppliers required for the Company’s product candidates, including due to the impact of the current COVID-19 pandemic, protection of intellectual property rights, litigation or claims against the Company based on intellectual property rights, and regulatory clearance and market acceptance of the Company’s products.

The current COVID-19 pandemic, which is impacting worldwide economic activity, poses the risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which the COVID-19 pandemic will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2021, and the statements of operations and comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and cash flows for the period February 27, 2020 (inception) through September 30, 2020 and for the nine months ended September 30, 2021 are unaudited. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2021 and the results of its operations and its cash flows for the period February 27, 2020 (inception) through September 30, 2020 and for the nine months ended September 30, 2021 in accordance with U.S. GAAP. The financial data and other information disclosed in these notes related to the period February 27, 2020 (inception) through September 30, 2020 and for the nine months ended September 30, 2021 are also unaudited. The results for the Company during the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Use of Estimates

The preparation of the Company’s financial statements requires the Company to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Such estimates include the valuation of the Simple Agreements for Future Equity (SAFE) agreements, the valuation of stock-based awards and accrual of research and development expenses. Management evaluates its estimates on an ongoing basis. Although estimates are based on the Company’s historical experience, knowledge of current events, and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to significant concentration of credit risk consist of cash and money market accounts. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments and foreign currency gains and losses. Net loss and comprehensive loss were the same for all periods presented.

Deferred Offering Costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated at which time such costs are recorded against the gross proceeds of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss. No deferred offering costs were capitalized as of December 31, 2020. As of September 30, 2021 (unaudited), deferred offering costs total $1.5 million and are included in other assets on the accompanying balance sheet.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments. Prior to their conversion, the Company remeasured its SAFE agreements to fair value each reporting period (see Note 3).

Accrued Research and Development Expense

The Company is required to estimate its expenses resulting from its obligations under contracts with vendors, consultants, and contract research organizations, in connection with conducting research and development activities. The financial terms of these contracts vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company reflects research and development expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the preclinical study as measured by the timing of various aspects of the study or related activities. The Company determines accrual estimates through review of the underlying contracts along with discussions with research and other key personnel as to the progress of studies, or other services being conducted. During the course of a study, the Company adjusts its rate of expense recognition if actual results differ from its estimates.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses primarily consist of costs incurred for services provided by outside organizations and consultants for preclinical and clinical activities, salaries and related expenses for personnel performing research and development activities, and supplies used in research and development activities.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

Stock-based compensation expense represents the grant date fair value of employee and non-employee stock award grants recognized as expense over the requisite service period of the awards (usually the vesting period) on a straight-line basis, net of actual forfeitures during the period. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model.

For restricted stock awards, the fair value of the award is the estimated fair value of the Company’s common stock on the grant date.

The fair value of the shares of common stock has historically been determined by the Company’s board of directors as there was no public market for the common stock. The board of directors determines the fair value of the common stock by obtaining third-party valuations of the Company’s common stock using the option pricing method and the probability-weighted expected return method. Significant assumptions used in determining the fair value of common stock include volatility, discount for lack of marketability, and the expected timing of a future liquidity event.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2020 and for all periods presented, the Company maintained a valuation allowance against its deferred tax assets as the Company concluded it had not met the “more likely than not” to be realized threshold. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The chief operating decision maker is the chief executive officer. The Company views its operations and manages its business as one operating segment and one reportable segment. No product revenue has been generated since inception and all assets are held in the United States.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. There were no common shares outstanding as of December 31, 2020 and September 30, 2020 (unaudited). Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the unvested restricted stock and the convertible preferred stock are considered participating securities. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stockholders for all periods presented.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares and dilutive common stock equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. For the period presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	February 27, 2020 (inception) through December 31, 2020	February 27, 2020 (inception) through September 30, 2020	Nine Months Ended September 30, 2021
		(unaudited)
Conversion of outstanding convertible preferred stock	—	—	13,923,356
Outstanding stock options	—	—	1,604,933
Restricted common stock subject to repurchase or forfeiture	6,859,000	6,261,500	4,554,285
Total	6,859,000	6,261,500	20,082,574

3. Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

At December 31, 2020 and September 30, 2021 (unaudited), the Company did not have financial assets that are measured at fair value on a recurring basis.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

3. Fair Value Measurements (cont.)

As further described in Note 4, between April 2020 and December 2020, the Company entered into several Simple Agreements for Future Equity (SAFE, collectively the “2020 SAFEs”) with certain investors. The Company recorded the liability related to the 2020 SAFEs at fair value and subsequently remeasured the instruments to fair value using level 3 fair value measurements.

The fair value of the 2020 SAFEs was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company determined the fair value of the 2020 SAFEs based on the amount of proceeds received from new third-party investors for the 2020 SAFEs, the terms of the 2020 SAFEs, including the rate at which the 2020 SAFEs convert into qualified equity financing securities, the probability and timing of a qualified equity financing and the fair value of the underlying preferred stock. Estimates and assumptions impacting the fair value measurement include the probability of a qualified equity financing as defined in the 2020 SAFEs agreements, the expected timing of such event, and the fair value of the Company’s Series A preferred stock (the “Series A Preferred”). The Company estimated the probability and timing of the qualified equity financing based on management’s assumptions and knowledge of specified events at issuance and as of each reporting date.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs (in thousands):

2020 SAFEs issued in the 2020 period	$7,115
Change in fair value during the 2020 period	7,693
Balance as of December 31, 2020	14,808
Conversion into shares of convertible preferred stock (unaudited)	(14,808)
Balance as of September 30, 2021 (unaudited)	$—

4. Simple Agreements for Future Equity

Between April 2020 and December 2020, the Company entered into several SAFEs with certain investors, pursuant to which the Company received funding of $7.1 million in cash in exchange for 4,151,942 SAFE shares providing the investors the right to receive shares of the Company’s capital stock.

The 2020 SAFEs contained a number of conversion and redemption provisions, including settlement upon liquidity or dissolution events. The 2020 SAFEs required that the Company issue equity to the SAFE holders in exchange for their investment upon an equity financing. An equity financing was defined as a transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issued and sold preferred stock at a fixed valuation. The number of shares to be received by the 2020 SAFE investors was determined as the greater of the SAFE purchase amount divided by (i) the lowest price per share of the Series A preferred stock or (ii) the SAFE purchase amount divided by the SAFE price per share. A liquidity event meant a change in control, a direct listing, or an Initial Public Offering. In a liquidity or dissolution event, the investors’ right to receive cash out was junior to payment of outstanding indebtedness and creditor claims, on par for other SAFEs and preferred stock, and senior to common stock. The 2020 SAFEs had no interest rate or maturity date, and the 2020 SAFE investors had no voting right prior to conversion.

As of December 31, 2020, the 2020 SAFEs had not yet converted as an equity financing had not yet occurred. The Company determined that the 2020 SAFEs should be recorded as a liability at fair value on the Company’s balance sheet and remeasured at each reporting date. As of December 31, 2020, the fair value of the 2020 SAFEs was $14.8 million. Due to a short period where the Company expected these to be converted, the Company recorded the entire amount of $14.8 million as a short-term liability. The Company recorded changes in the fair value of the 2020 SAFEs in other expense in the statements of operations and comprehensive loss, which was $7.7 million for the period between the initial SAFE issuance in April 2020 and December 31, 2020. See Note 3 — Fair Value Measurements.

Between April 2020 and September 2020, the Company entered into two SAFEs with certain investors, pursuant to which the Company received funding of approximately $5.0 million in cash in exchange for the investors right to receive shares of the Company’s capital stock. As of September 30, 2020, the fair value of the 2020 SAFEs was determined to be approximately $5.9 million. The Company recorded changes in the fair value of the 2020 SAFEs in other expense in the statements of operations and comprehensive loss, which was $0.9 million for the period between the initial SAFE issuance in April 2020 and September 30, 2020.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

4. Simple Agreements for Future Equity (cont.)

The 2020 SAFEs were automatically converted on January 19, 2021 into 2,818,034 shares of Series A-1 preferred stock, 605,850 shares of Series A-2 preferred stock and 728,058 shares of Series A-3 preferred stock with an aggregate fair value of $14.8 million based on the conversion ratio described in each respective SAFE agreement. The conversion price was $1.2420 for the Series A-1 preferred stock, $2.4841 for the Series A-2 preferred stock and $2.8981 for the Series A-3 preferred stock.

5. Stockholders’ Deficit

Amended and Restated Articles of Incorporation

On January 19, 2021, the Company amended and restated its restated certificate of incorporation to increase its authorized shares of common stock from 10,000,000 to 25,187,755 shares and created a new class of preferred shares authorizing 13,923,367 shares as Preferred Stock, designating 9,771,425 shares as Series A Preferred Stock, 2,818,034 shares as Series A-1 Preferred Stock, 605,850 shares as Series A-2 Preferred Stock, and 728,058 shares as Series A-3 Preferred Stock.

Convertible Preferred Stock

Sale of Convertible Preferred Stock

In January 2021, the Company sold 9,771,414 shares of Series A Preferred Stock for gross proceeds of $44.5 million and issued a total of 4,151,942 shares of Series A-1, A-2 and A-3 Preferred Stock in satisfaction of its obligation under the 2020 SAFEs.

As of September 30, 2021 (unaudited), convertible preferred stock consisted of (in thousands, except share and per-share numbers):

	Shares Authorized	Shares Issued and Outstanding	Per Share Original Issue Price	Liquidation Preference	Carrying Value
Series A	9,771,425	9,771,414	$4.5541	$44,500	$44,323
Series A-1	2,818,034	2,818,034	$1.2420	3,500	9,638
Series A-2	605,850	605,850	$2.4841	1,505	2,302
Series A-3	728,058	728,058	$2.8981	2,110	2,869
Total	13,923,367	13,923,356		$51,615	$59,132

The rights, preferences and privileges of the convertible preferred stock as of September 30, 2021 (unaudited) were as follows:

Voting Rights

The holders of preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote.

Dividends

The Company cannot declare and pay any common stock dividends without first declaring and paying dividends, as defined in the terms of the Company’s amended and restated certificate of incorporation, to the preferred stockholders. The holders of preferred stock are entitled to receive, when, as and if declared by the Board of Directors, noncumulative dividends at the rate of 8.0% of the applicable original issue price of such preferred stock (Original Issue Price), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock. No dividends have been declared as of September 30, 2021 (unaudited).

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

5. Stockholders’ Equity (cont.)

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Company’s amended and restated certificate of incorporation), each holder of preferred stock is entitled to receive, prior and in preference to any distributions to the common stockholders, an amount equal to the greater of (i) the Original Issue Price per share, plus any declared but unpaid dividends thereon or (ii) the amount such holder would have received if such holder had converted its shares into common stock immediately prior to such liquidation event. In the event that the assets available for distribution to the holders of preferred stock are insufficient to pay such holders the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the preferred stock in proportion to the respective amounts that would otherwise be payable in respect of such stock. After payments have been made in full to the holders of preferred stock, then, to the extent available, the remaining amounts would be distributed among the holders of the common stock, pro rata based on the number of shares held by each holder.

Conversion Rights

The shares of preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments. Each share of preferred stock is automatically converted into common stock (A) upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the pre-money valuation is at least $200.0 million and results in aggregate net proceeds of at least $50.0 million, or (B) at any time upon the affirmative vote or written consent of a majority of the holders of the outstanding shares of preferred stock,

Presentation of Convertible Preferred Stock

The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheet in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because the occurrence of any such change in control event is not probable. In addition, a member of the executive team was a 2020 SAFE investor and is currently a Series A preferred stockholder.

Common Stock

In 2020, the Company sold 6,983,000 shares of restricted common stock to officers and employees of the Company and consultants to the Company during the Company’s formation period. The proceeds from the restricted common stock sale were immaterial to the financial statements. The stock is subject to vesting, generally at 25% one year from the vesting commencement date and ratably each month thereafter for a period of 36 months. At December 31, 2020, there were 6,850,000 remaining shares issued, of which no shares were vested and outstanding. At December 31, 2020 and September 30, 2021 (unaudited), the repurchase liability for these shares was nominal. For accounting purposes, the unvested shares purchased are not deemed to be outstanding.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

5. Stockholders’ Equity (cont.)

A summary of the restricted common stock awards is as follows:

Number of Unvested Shares
Balance at February 27, 2020 (inception)	—
Issued shares	6,983,000
Forfeited shares	(133,000)
Balance at December 31, 2020	6,850,000
Issued shares (unaudited)	75,000
Vested shares (unaudited)	(2,376,715)
Balance at September 30, 2021 (unaudited)	4,548,285

2020 Equity Incentive Plan

In March 2020, the Company adopted the 2020 Stock Plan (as amended, the Plan). The Plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock awards. As of December 31, 2020, the number of shares reserved for issuance under the Plan was 1,000,000 and 991,000 shares remain available for grant under the Plan. In January 2021, the Company increased the number of shares authorized for issuance under the 2020 Stock Plan by 2,139,984 shares to 3,139,984 shares. As of September 30, 2021 (unaudited), 1,525,051 shares remain available for grant under the Plan.

Stock option activity for employee and nonemployee awards and related information is as follows:

	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Weighted- Average Grant Date (Fair Value)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	—	—
Granted (unaudited)	1,718,433	$5.63		$3.91
Exercised (unaudited)	(1,000)	$4.44
Canceled (unaudited)	(112,500)	$5.42
Outstanding and expected to vest at September 30, 2021 (unaudited)	1,604,933	$5.64	9.6	$3.92	$5,824
Vested and exercisable at September 30, 2021 (unaudited)	9,248	$6.02	9.8	$4.05	$30

During the period February 27, 2020 (inception) through December 31, 2020, 9,000 shares of restricted common stock were granted at fair value under the Plan, of which 6,000 shares remain unvested as of September 30, 2021 (unaudited). The stock-based compensation expense associated with the restricted common stock was immaterial to the financial statements for the period February 27, 2020 (inception) through December 31, 2020 and the nine months ended September 30, 2021 (unaudited).

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

5. Stockholders’ Equity (cont.)

Stock-Based Compensation Expense

The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of the stock options granted in the nine months ended September 30, 2021 (unaudited) were as follows:

Assumed risk-free interest rate	1.1%
Assumed volatility	80.8%
Expected option life (in years)	6.2
Expected dividend yield	—%

Risk-free interest rate.    The Company bases the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

Expected dividend yield.    The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

The allocation of stock-based compensation expense for the nine months ended September 30, 2021 (unaudited) was as follows (in thousands):

Research and development	$246
General and administrative	404
Total stock-based compensation	$650

As of September 30, 2021 (unaudited), the unrecognized compensation cost related to outstanding time-based options was $5.6 million, which is expected to be recognized over a weighted-average period of 3.5 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following:

	December 31, 2020	September 30, 2021
		(unaudited)
Conversion of outstanding convertible preferred stock	—	13,923,356
Outstanding stock options	—	1,604,933
Shares available for issuance under the Plan	991,000	1,525,051
Total	991,000	17,053,340

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

6. Income Taxes

For the period February 27, 2020 (inception) to December 31, 2020, and for the period February 27, 2020 (inception) through September 30, 2020 and the nine months ended September 30, 2021 (unaudited), due to the operating losses reported and the full valuation allowance recorded on the Company’s net deferred income tax assets, the Company recorded no provision for income taxes.

A reconciliation of the Company’s income taxes to the amount computed by applying the statutory federal income tax rate to the pretax loss for the period February 27, 2020 (inception) to December 31, 2020 is summarized as follows (in thousands):

Expected income tax benefit at statutory rates	$(2,731)
Permanent items	35
Change in fair value of 2020 SAFEs	1,616
Research credits	(32)
Valuation allowance	1,112
$—

As of December 31, 2020, significant components of the Company’s deferred income taxes are as follows (in thousands):

Deferred tax assets:
Net operating loss carryforward	$1,078
Research credit carryforwards	31
Other, net	3
Total deferred tax assets	1,112
Less valuation allowance	(1,112)
Net deferred tax assets	$—

The Company has established a full valuation allowance of $1.1 million against its net deferred tax assets due to the uncertainty surrounding the realization of such assets that preclude it from determining that it is more likely than not that such assets will be realized. The Company periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred assets are realizable, the valuation allowance will be reduced. Management’s assessment as of December 31, 2020 considered the generation of pre-tax book losses in its first year, no ability to carryback its operating losses, the lack of feasible tax-planning strategies, the limited existing taxable temporary differences, and the subjective nature of forecasting future taxable income into the future.

As of December 31, 2020, the Company had federal net operating loss (NOL) carryforwards of approximately $5.1 million, before consideration of limitations under Section 382 of the Internal Revenue Code of 1986, as amended (IRC), as further described below, that will carryforward indefinitely. Additionally, as of December 31, 2020, the Company had state NOL carryforwards of approximately $5.1 million which may be used to offset future taxable income and will begin to expire in 2040.

As of December 31, 2020, the Company had federal and state tax credit carryforwards of approximately $52,000. The Company has not performed a formal research and development credit study with respect to these credits. The state credits carry forward indefinitely.

Pursuant to IRC Section 382 and IRC Section 383, the Company’s ability to use NOL and R&D tax credit carry forwards (tax attribute carry forwards) to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382. If ownership changes within the meaning of IRC Section 382 are identified as having occurred, the amount of remaining tax attribute carry-forwards available to offset future taxable income and income tax expense in future years may be significantly restricted or eliminated. Further, deferred tax assets associated with such tax attributes could be significantly reduced upon realization of an ownership change within the meaning of IRC Section 382.

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

6. Income Taxes (cont.)

As of December 31, 2020, the Company has an unrecognized tax benefit balance of $0.5 million related to federal and state tax credits and state NOLs. Due to the existence of the full valuation allowance, future changes in unrecognized tax benefits will not impact the Company’s effective tax rate. The Company does not foresee material changes to its liability for uncertain tax benefits within the next 12 months.

The Company’s policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense. The Company has no accruals for interest or penalties in the accompanying balance sheet as of December 31, 2020 and has not recognized interest or penalties in the accompanying statement of operations for the period February 27, 2020 (inception) through December 31, 2020.

Prior to 2021, the Company was subject to taxation in the United States and California. The Company is subject to examination by these taxing authorities since inception due to the net operating loss carryovers. Beginning in 2021, the Company is also subject to taxation and examination in Indiana, Massachusetts, New Jersey and Texas.

CARES Act and Consolidated Appropriations Act

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has concluded that the tax provisions associated with the CARES Act did not have a material impact on its financial statements.

On December 27, 2020, the Consolidated Appropriations Act 2021 (CAA) was also enacted in response to the COVID-19 pandemic. The Company is continuing to analyze the tax impacts of this act at this time but does not anticipate that the CAA will have a material impact to the Company’s financial statements.

7. Commitments and Contingencies

Contingencies

From time to time, the Company may become subject to claims or suits arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2020 and September 30, 2021 (unaudited), the Company was not a party to any litigation.

8. Related Party Transactions

Consulting Arrangements

Prior to raising capital in late 2020, the Company engaged two of the Company’s current executive officers as consultants pursuant to consulting agreements. For the period February 27, 2020 (inception) through December 31, 2020, the Company incurred approximately $0.1 million in fees pursuant to these agreements, all of which is recorded in general and administrative expenses in the accompanying statement of operations and comprehensive loss. As of December 31, 2020, approximately $0.1 million of this amount remained unpaid and was included in accounts payable on the accompanying balance sheet. For the nine months ended September 30, 2021 (unaudited), the Company incurred approximately $12,000 expenses pursuant to these agreements. All amounts owed under the consulting agreements were paid as of September 30, 2021 (unaudited).

In addition, in January 2021, a former member of our Scientific Advisory Board became a member of the Company’s Board of Directors. For the period February 27, 2020 (inception) through December 31, 2020, the Company incurred approximately $5,000 in fees pursuant to a consulting agreement with this individual, all of which is recorded in research and development expenses in the accompanying statement of operations and comprehensive loss. As of December 31, 2020, approximately $700 remained unpaid and was included in accounts payable on the accompanying balance sheet. All amounts owed under the consulting agreement were paid as of September 30, 2021 (unaudited).

PARDES BIOSCIENCES, INC.
Notes to Financial Statements

9. 401(k) Plan

The Company established a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Code”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. The Company has not made any contributions to the 401(k) Plan for the period February 27, 2020 (inception) through December 31, 2020 or for the nine months ended September 30, 2021 (unaudited).

10. Subsequent Events

The Company has evaluated subsequent events through July 20, 2021, the date when the audited financial statements were issued. For the purposes of the interim financial statements as of and for the nine months ended September 30, 2021, the Company has evaluated the subsequent events through November 16, 2021 (unaudited), the date the interim financial statements were issued. Except as described below or elsewhere in these financial statements, the Company has concluded that no subsequent events have occurred that require disclosure.

Merger of FS Development

On June 29, 2021, the Company executed a definitive business combination agreement, as amended on November 7, 2021, between it and FS Development Corp. II (the “Merger Agreement”). As a result of the proposed business combination, FS Development Corp. II will be renamed to Pardes Biosciences, Inc., or Combined Entity, and the Company will become a wholly owned subsidiary of Combined Entity. Upon the completion of the proposed business combination transaction, the shareholders of the Company will exchange their interests for shares of common stock of Combined Entity. In addition, the Company’s existing equity incentive plan will be terminated and awards issued under the Company’s existing equity incentive plan will be exchanged for awards issued under a new equity incentive plan to be adopted by Combined Entity. Immediately after the completion of the business combination, certain investors have agreed to subscribe for and purchase an aggregate of $75.0 million of common stock of Combined Entity. The Combined Entity is expected to receive gross proceeds of approximately $276.0 million at the closing of the transaction (assuming no redemptions are effected by shareholders of FS Development Corp. II) and will continue to operate under the Company’s management team, led by chief executive officer Uri A. Lopatin, M.D. The boards of directors of both FS Development Corp. II and the Company have approved the proposed transaction. Completion of the transaction, which is expected in the fourth quarter of 2021, is subject to approval of FS Development Corp. II’s shareholders and the satisfaction or waiver of certain other customary closing conditions. In addition, certain investors in FS Development Corp. II and the additional common stock sale are currently Series A preferred stockholders.

Convertible Notes

Effective November 10, 2021, directors, including all of Pardes’s disinterested directors, unanimously approved the execution and delivery of a convertible note purchase agreement providing for the purchase and sale of up to $25.0 million of unsecured convertible promissory term notes (the “Convertible Notes”) to purchasers at one or more closings, including existing stockholders of the Company. As of the initial closing, the Company has issued Convertible Notes for an aggregate principal amount of $10.0 million. The Convertible Notes accrue interest at the annual rate of 4% per annum, mature on October 31, 2022 and will be due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’ election or upon demand of a purchaser. If the Merger Agreement is terminated, the Convertible Notes will be convertible at a fifteen percent (15%) discounted price into the Company equity securities sold in the next round of equity financing by Pardes that meets certain requirements. The Company will use proceeds from the closing of the transactions contemplated under the Merger Agreement to repay outstanding principal amounts and accrued and unpaid interest under the outstanding Convertible Notes as of the closing. As of November 15, 2021, stockholders of Pardes affiliated with the Sponsor and FS Development II have purchased $10.0 million in Convertible Notes.

Annex A

AGREEMENT AND PLAN OF MERGER

dated

June 29, 2021

by and among

Pardes Biosciences, Inc.,

Shareholder Representative Services LLC, as the Stockholders’ Representative,

FS Development Corp. II,

and

Orchard Merger Sub, Inc.

Annex A Page
ARTICLE I DEFINITIONS		A-2

1.1	Definitions	A-2
1.2	Construction	A-11

ARTICLE II MERGER		A-12

2.1	Merger	A-12
2.2	Merger Effective Time	A-12
2.3	Effect of the Merger	A-12
2.4	U.S. Tax Treatment	A-13
2.5	Organizational Documents of the Surviving Corporation	A-13
2.6	Closing; Effective Time	A-13
2.7	Board of Directors of PubCo	A-13
2.8	Taking of Necessary Action; Further Action	A-14
2.9	No Further Ownership Rights in Company Securities	A-14
2.10	Appraisal Rights	A-14

ARTICLE III CONSIDERATION		A-14

3.1	Conversion of Company Securities	A-14
3.2	No Fractional Shares	A-16
3.3	Withholding	A-16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-16

4.1	Corporate Existence and Power	A-16
4.2	Authorization	A-16
4.3	Governmental Authorization	A-17
4.4	Non-Contravention	A-17
4.5	Capitalization	A-17
4.6	Corporate Records	A-18
4.7	Subsidiaries	A-18
4.8	Consents	A-18
4.9	Financial Statements	A-19
4.10	Books and Records	A-19
4.11	Internal Accounting Controls	A-19
4.12	Absence of Certain Changes	A-19
4.13	Properties; Title to the Company’s Assets	A-19
4.14	Litigation	A-20
4.15	Material Contracts	A-20
4.16	Licenses and Permits	A-21
4.17	Compliance with Laws	A-22
4.18	Intellectual Property	A-22
4.19	Healthcare Laws	A-25
4.20	Accounts Payable; Affiliate Loans	A-26
4.21	Employees; Employment Matters	A-26
4.22	Withholding	A-27
4.23	Employee Benefits	A-27
4.24	Real Property	A-28
4.25	Tax Matters	A-28
4.26	Environmental Laws	A-30

Annex A-i

Annex A Page
4.27	Finders’ Fees	A-30
4.28	Powers of Attorney and Suretyships	A-30
4.29	Directors and Officers	A-30
4.30	Anti-Money Laundering Laws	A-30
4.31	Insurance	A-30
4.32	Related Party Transactions	A-30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-31

5.1	Corporate Existence and Power	A-31
5.2	Corporate Authorization	A-31
5.3	Governmental Authorization	A-31
5.4	Non-Contravention	A-31
5.5	Finders’ Fees	A-31
5.6	Issuance of Shares	A-31
5.7	Capitalization	A-31
5.8	Information Supplied	A-32
5.9	Trust Fund	A-32
5.10	Listing	A-32
5.11	Board Approval	A-32
5.12	Parent SEC Documents and Financial Statements	A-33
5.13	Books and Records	A-33
5.14	Certain Business Practices	A-34
5.15	Anti-Money Laundering Laws	A-34
5.16	Affiliate Transactions	A-34
5.17	Litigation	A-34
5.18	Expenses, Indebtedness and Other Liabilities	A-34
5.19	Tax Matters	A-34

ARTICLE VI COVENANTS OF THE PARTIES		A-35

6.1	Conduct of the Business	A-35
6.2	Exclusivity	A-38
6.3	Access to Information	A-38
6.4	Notices of Certain Events	A-38
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-39
6.6	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-41
6.7	Confidentiality	A-42
6.8	Directors’ and Officers’ Indemnification and Liability Insurance	A-42

ARTICLE VII COVENANTS OF THE COMPANY		A-43

7.1	Company’s Stockholders Approval	A-43
7.2	No Parent Common Stock Transactions	A-43
7.3	Certain Tax Matters	A-44

ARTICLE VIII COVENANTS OF Parent		A-44

8.1	Nasdaq Listing	A-44
8.2	Equity Incentive Plan	A-44
8.3	Trust Account	A-44
8.4	Obligations of Merger Sub	A-45

Annex A-ii

Annex A Page
ARTICLE IX CONDITIONS TO CLOSING		A-45

9.1	Condition to the Obligations of the Parties	A-45
9.2	Conditions to Obligations of Parent and Merger Sub	A-45
9.3	Conditions to Obligations of the Company	A-46

ARTICLE X DISPUTE RESOLUTION		A-47

10.1	Arbitration	A-47
10.2	Waiver of Jury Trial; Exemplary Damages	A-48

ARTICLE XI TERMINATION		A-48

11.1	Termination Without Default	A-48
11.2	Termination Upon Default	A-49
11.3	Effect of Termination	A-49

ARTICLE XII MISCELLANEOUS		A-49

12.1	Notices	A-49
12.2	Amendments; No Waivers; Remedies	A-50
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-51
12.4	Publicity	A-51
12.5	Expenses	A-51
12.6	No Assignment or Delegation	A-51
12.7	Governing Law	A-51
12.8	Counterparts; Facsimile Signatures	A-51
12.9	Entire Agreement	A-51
12.10	Severability	A-51
12.11	Further Assurances	A-51
12.12	Third Party Beneficiaries	A-51
12.13	Waiver	A-52
12.14	Stockholders’ Representative	A-52
12.15	Non-Recourse	A-53
12.16	Non-Survival of Representations and Warranties	A-53
12.17	No Other Representations; No Reliance	A-53
Exhibit A	Company Support Agreement
Exhibit B	Subscription Agreement
Exhibit C	Parent Support Agreement
Exhibit D	Lock-Up Agreement
Exhibit E	Registration Rights Agreement
Exhibit F	PubCo Bylaws
Exhibit G	PubCo COI
Exhibit H	Surviving Corporation Bylaws
Exhibit I	Surviving Corporation COI
Exhibit J	Certificate of Merger
Exhibit K	Voting Agreement
Exhibit L	PubCo Equity Incentive Plan
Exhibit M	FIRPTA Certificate

Company Disclosure Schedules

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2021 (this “Agreement”), is entered into by and among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Stockholders’ Representative”), FS Development Corp. II, a Delaware corporation (prior to the Effective Time, “Parent”, and at and after the Effective Time, “PubCo”), and Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is in the business of the development and commercialization of small molecules therapeutics, with its initial focus on direct acting antivirals for the treatment of COVID-19 and related activities (the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned Subsidiary of Parent;

C. The Company Securityholders are listed on the Capitalization Schedule and own 100% of the issued and outstanding Company Securities;

D. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company and a wholly-owned subsidiary of PubCo and PubCo shall change its name to “Pardes Biosciences, Inc.”;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, each of the Company Securityholders set forth on Company Schedule 1.1(a) (“Specified Company Securityholders”) is entering into and delivering a support agreement substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), pursuant to which such Specified Company Securityholder has agreed to vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the Merger and the other Transactions (including, with respect to the holders of Company Preferred Stock, the Company Preferred Stock Conversion);

F. Each of the parties to this Agreement intends that, for U.S. federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, to which each of Parent, Merger Sub, and the Company are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Parent has entered into subscription agreements, in substantially the form attached hereto as Exhibit B (collectively, the “Subscription Agreements”), with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, shares of PubCo Common Stock at a purchase price of $10.00 per share, for an aggregate cash amount of $75,000,000 (the “Private Placement”);

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, each Specified Parent Stockholder is entering into and delivering a support agreement substantially in the form attached hereto as Exhibit C (the “Parent Support Agreement”), pursuant to which such Specified Parent Stockholder has agreed (x) not to transfer or redeem any shares of Parent Common Stock held by such Specified Parent Stockholder, (y) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting and (z) with respect to Sponsor or its Affiliates only, to subscribe for and purchase that certain number of Parent Class A Shares (which may be zero) set forth in Section 5 thereof; and

I. The Company’s Board of Directors has (i) approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Merger and the other Transactions applicable to the Company, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such Transactions are fair to, and in the best interests of, the Company and the Company Stockholders

Annex A-1

and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other applicable Transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party (the “Company Board Recommendation”).

J. In connection with the Transactions, each Company Lock-Up Stockholder will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

K. In connection with the Transactions, Parent, each Specified Parent Stockholder, the Company and each Company Stockholder who at the Closing is deemed to be affiliates of PubCo will enter into the registration rights agreement substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, or similar hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Voting Agreement, the Registration Rights Agreement, the Company Support Agreement, the Subscription Agreements, the Parent Support Agreement and the Lock-Up Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Adjusted Restricted Stock” has the meaning set forth in Section 3.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Peron’s a spouse, Parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Affiliate Transaction” has the meaning set forth in Section 4.32.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock (including Company Restricted Stock) that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon the exercise or settlement of any option to purchase Company Common Stock that, as of immediately prior to the Effective Time, the Company is Contractually obligated to grant to any Person, plus (b) the aggregate number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time, plus (c) without duplication, Equity Interests that are issued and outstanding immediately prior to the Effective Time, the aggregate number of shares of Company Common Stock into which such Equity Interests are convertible, for which such Equity Interests are exercisable or exchangeable or on which the economic benefit of such Equity Interests are otherwise based (in each case, directly or indirectly).

“Aggregate Parent Closing Cash” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to Parent from the Trust Fund in connection with the Transactions (net of the Parent Redemption Amount), plus (ii) the aggregate cash proceeds actually received by Parent on the Closing Date in respect of the Private Placement, plus (iii) the Sponsor Backstop Amount, minus (b) the Unpaid Parent Liabilities.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

Annex A-2

“Arbitrator” has the meaning set forth in Section 10.1(a).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Capitalization Schedule” has the meaning set forth in Section 4.5(d).

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Authority with respect thereto (including the U.S. Small Business Administration), and any successor statute (including for the avoidance of doubt the Consolidated Appropriations Act of 2021, P.L. 116-260), in each case as in effect from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Recommendation” has the meaning set forth in Section 6.5(b).

“Change in Recommendation Notice” has the meaning set forth in Section 6.5(b).

“Charter Amendment Proposal” has the meaning set forth in Section 6.5(e).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Payment Shares” means 32,500,000 PubCo Common Shares.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Bylaws” means the Bylaws of the Company, in effect on the date hereof.

“Company Capital Stock” means Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed on January 19, 2021 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Company Common Stock” means common stock of the Company, par value $0.00001 per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Converted Option” has the meaning set forth in Section 3.1(b)(ii).

“Company Equity Incentive Plan” means the Company’s 2020 Stock Plan.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

Annex A-3

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5 (Capitalization), and 4.27 (Finders’ Fees).

“Company Lock-Up Stockholders” means each Specified Company Securityholder that receives PubCo Common Shares in connection with the Transaction.

“Company Option” means each option to purchase Company Common Stock granted, and that remains outstanding, under the Company Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in Section 4.5(a).

“Company Preferred Stock Conversion” has the meaning set forth in Section 3.1(a)(i).

“Company Prepared Returns” has the meaning specified in Section 7.3(a).

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

“Company Schedules” means the disclosure schedules of the Company delivered to Parent by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Restricted Stock and the Company Options.

“Company Securityholder” means each Person who holds Company Securities immediately prior to the Effective Time, each of which is listed on the Capitalization Schedule.

“Company Series A Preferred Stock” means the series A preferred stock of the Company, par value $0.00001 per share.

“Company Series A-1 Preferred Stock” means the series A-1 preferred stock of the Company, par value $0.00001 per share.

“Company Series A-2 Preferred Stock” means the series A-2 preferred stock of the Company, par value $0.00001 per share.

“Company Series A-3 Preferred Stock” means the series A-3 preferred stock of the Company, par value $0.00001 per share.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(c).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.1(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.1(a).

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Consideration Ratio” shall mean the quotient obtained by dividing (a) the Closing Payment Shares by (b) the Aggregate Fully Diluted Company Shares.

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which it or any of its assets are bound. The term “Contractually” has correlative meaning.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person

Annex A-4

(i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, PCI-DSS regulatory standards and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Fund” has the meaning set forth in Section 12.14.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” has the meaning set forth in Section 4.19(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Goodwin” has the meaning set forth in Section 2.4(b).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

Annex A-5

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” has the meaning set forth in Section 4.19(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan Proposal” has the meaning set forth in Section 6.5(e).

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and (j) any agreement to incur any of the same. For informational purposes, with respect to the Company, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements), including the Company’s obligations under the Contracts set forth on Company Schedule 1.1(e).

“Independent Director” shall mean, with respect to any corporation, a member of the Board of Directors of such corporation that qualified as an independent director under the Securities Act and Nasdaq rules.

“Intellectual Property Rights” means (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, software programs, data bases, u.r.l.s., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; (f) internet domain names and IP addresses; and (g) with respect to each of the forgoing items in this definition, which is used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Interim Balance Sheet” has the meaning set forth in Section 4.9(a).

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of January 19, 2021, by and among the Company and each of the investors listed on Schedule A thereto.

Annex A-6

“IPO” means the initial public offering of Parent pursuant to a prospectus dated February 18, 2021.

“Knowledge of Parent” or “to Parent’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Dr. James Tananbaum and Dennis Ryan.

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Dr. Uri Lopatin, Dr. Lee Arnold, Heidi Henson and Elizabeth Lacy.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means that certain Virtual Office Agreement, dated July 6, 2020, as amended, between the Company and Davinci Virtual Offices Solutions.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the assets, liabilities, results of operations, financial condition, management, earnings, business, operations or properties of the Company and the Business, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking, securities or biotechnology securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable as of the date hereof); (e) the taking of any action required by this Agreement or any action taken (or omitted to be taken) at the written request of Parent; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation, or interpretation thereof; (g) the announcement or pendency of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement, pendency or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 4.3, 4.4 or 4.8 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (h) any natural or man-made disaster or change in climate or act of God or the COVID-19 pandemic (only to the extent that the effect of such event occurs solely after the date hereof); or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition); provided, further, that any Event referred to subclauses (a), (b), (d), (f) and (h) above may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Event has a disproportionate adverse effect on the Company relative to similarly situated companies in the same industry in which the Company conducts its operations. Each party agrees that, notwithstanding anything herein to the contrary, any significant adverse clinical event relating to any clinical trial involving PBI-0451 that fundamentally impairs the nature of the program or the potential utility of the program for Coronavirus treatment shall constitute a Material Adverse Effect for all purposes of this Agreement.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Proposal” has the meaning set forth in Section 6.5(e).

“Merger Sub” has the meaning set forth in the Preamble.

Annex A-7

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Money Laundering Laws” has the meaning set forth in Section 4.30.

“Nasdaq” means The Nasdaq Capital Market.

“OFAC” has the meaning set forth in Section 4.17(b).

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 11.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11.

“Parent Bylaws” means the bylaws of Parent, in effect on the date hereof.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, as filed on February 16, 2021 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Parent Class A Shares” means shares of the Class A common stock, $0.0001 par value, of Parent.

“Parent Class B Shares” means shares of the Class B common stock, $0.0001 par value, of Parent.

“Parent Common Stock” means Parent Class A Shares and Parent Class B Shares.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Corporate Authorization), 5.5 (Finders’ Fees) and 5.7 (Capitalization).

“Parent Liabilities” means, as of any determination time, the aggregate of all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract, of Parent or Merger Sub, whether or not such liabilities are due and payable as of such time, including all fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the Transactions.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 8.3.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

Annex A-8

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required under applicable Law to be obtained and/or maintained by the Company to carry out the Business or that otherwise affects or relates in any way to the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to real property in the public record; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements or the Parent Financial Statements, as the case may be, in each case in accordance with U.S. GAAP); and (d) the Liens set forth on Company Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Laws (including protected health information, as defined in 45 C.F.R. §160.103 and personal data, as defined in the EU General Data Protection Regulation).

“PHSA” has the meaning set forth in Section 4.19(a).

“PIPE Investors” means those certain investors participating in the Private Placement pursuant to the Subscription Agreements.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Private Placement” has the meaning set forth in the recitals to this Agreement.

“Prospectus” has the meaning set forth in Section 12.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“PubCo” has the meaning set forth in the recitals to this Agreement.

“PubCo Bylaws” shall mean the PubCo bylaws, substantially in the form attached hereto as Exhibit F.

“PubCo COI” shall mean the certificate of incorporation of PubCo, substantially in the form attached hereto as Exhibit G.

“PubCo Common Stock” or “PubCo Common Shares” means the common stock of PubCo, par value $0.0001 per share.

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“PubCo Equity Incentive Plan” has the meaning set forth in Section 8.2.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Representative Losses” has the meaning set forth in Section 12.14.

“Representatives” means, with respect to any Person, the officers, directors, Affiliates, managers, consultant, employees, representatives and agents of such Person.

“Required Company Consents” shall mean the Company Consents set forth on Company Schedule 1.1(c).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933.

“Securities Filing” has the meaning set forth in Section 2.4(b).

“Specified Company Securityholder” has the meaning set forth in the recitals to this Agreement.

“Specified Parent Stockholders” shall mean Sponsor and the Independent Directors of Parent who hold Parent Class B Shares.

“Sponsor” means FS Development Holdings II, LLC, a Delaware limited liability company.

“Sponsor Backstop Amount” means the amount of proceeds, if any, received by Parent pursuant to the purchase of Parent Class A Shares specified in the Subscription Agreement entered into by Sponsor pursuant to Section 5 of the Parent Support Agreement.

“Standard Contracts” has the meaning set forth in Section 4.15(a)(vi).

“Stock Issuance Proposal” has the meaning set forth in Section 6.5(e).

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Bylaws” shall mean the bylaws of the Surviving Corporation, substantially in the form attached hereto as Exhibit H.

“Surviving Corporation Charter” shall mean the certificate of incorporation of the Surviving Corporation, substantially in the form attached hereto as Exhibit I.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

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“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat and other Taxes), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Tax Opinion” has the meaning set forth in Section 2.4(b).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Contracts” shall mean the Contracts listed on Company Schedule 1.1(d).

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Additional Agreement) to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 7.3(c).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Unpaid Parent Liabilities” means the Parent Liabilities that remain unpaid as of immediately prior to the Closing.

“Voting Agreement” has the meaning set forth in Section 2.7.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means

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“and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Any reference in this Agreement to “PubCo” shall also mean Parent to the extent the matter relates to the pre-Closing period and any reference to “Parent” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(d), the Effective Time).

(e) Any reference in this Agreement to “Surviving Corporation” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “Company” shall also mean “Surviving Corporation” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(e), the Effective Time).

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(g) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face and for which such disclosure would be appropriate and such appropriateness is reasonably apparent on the face of such disclosure. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(h) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (after the Effective Time, the Company may be referred to as the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of PubCo. The Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit J with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises,

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debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will become a direct wholly-owned Subsidiary of PubCo, all as provided under the DGCL and the provisions of this Agreement.

2.4 U.S. Tax Treatment.

(a) Each of the parties to this Agreement intends that the Merger qualifies for the Intended Tax Treatment. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, which fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, except to the extent otherwise required by an Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or to the extent otherwise required by a change in applicable Law. Each of the parties to this Agreement agrees to use commercially reasonable efforts to promptly notify all other parties (and, following the Closing, to notify the Stockholders’ Representative) of any threatened or pending audit, investigation, proceeding or other challenge to the Intended Tax Treatment by any Authority of which such party is aware.

(b) If, in connection with the preparation and filing of the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing (each individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion (or tax opinions) with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (each, a “Tax Opinion”), (i) the Company shall use its reasonable best efforts to deliver to Goodwin Procter LLP (“Goodwin”) (or another nationally recognized tax or accounting firm in the United States reasonably acceptable to the parties), in connection with any Tax Opinion rendered by Goodwin (or such other nationally recognized tax or accounting firm), customary Tax representation letters, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Goodwin (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing, and (ii) the Company shall use its reasonable best efforts to cause Goodwin (or such other nationally recognized tax or accounting firm) to furnish the Tax Opinions, subject to customary assumptions and limitations.

2.5 Organizational Documents of the Surviving Corporation. At the Effective Time, by virtue of the Merger, the Company Certificate of Incorporation and the Company Bylaws, in each case as in effect immediately prior to the Effective Time, shall cease to have effect and shall be amended and restated in their entireties to be the Surviving Corporation Charter and the Surviving Corporation Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XI, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Board of Directors of PubCo; Officers. Immediately after the Closing, PubCo’s Board of Directors will consist of five (5) to seven (7) directors, one (1) of which will be initially designated by the Sponsor and four (4) of which will be initially designated by the Company; provided that the Company may designate up to two (2) additional Independent Directors. At least a majority of PubCo’s Board of Directors shall qualify as Independent Directors. Sponsor, PubCo and each of the Specified Company Securityholders shall enter into a voting agreement, substantially in the form attached hereto as Exhibit K (the “Voting Agreement”), with respect to voting for the initial designation of the foregoing slate of directors. The officers of the Company shall become the officers of PubCo immediately after the Closing. The officers and directors of PubCo after the Closing shall also serve as the officers and directors of the Surviving Corporation.

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2.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9 No Further Ownership Rights in Company Securities. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.10 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Closing Payment Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then (i) the right of such holder to be paid the fair value of such shares shall cease, (ii) any such shares shall immediately be deemed to have converted, as of the Effective Time, into the right to receive the applicable portion of the Closing Payment Shares (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and (iii) PubCo shall issue and deliver (or cause to be issued and delivered) to the holder thereof the applicable portion of the Closing Payment Shares as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party (in its sole discretion), (x) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (y) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL or (z) agree or commit to do any of the foregoing.

ARTICLE III
CONSIDERATION

3.1 Conversion of Company Securities.

(a) Effect on Company Capital Stock.

(i) Conversion of Preferred Stock. Immediately prior to the Effective Time, each issued and outstanding share of Company Preferred Stock shall automatically convert into one (1) share of Company Common Stock (collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(ii) Conversion of Company Common Stock. Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Securityholders or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Restricted Stock, which shall be subject to Section 3.1(c), and the Dissenting

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Shares) shall be automatically canceled and converted into the right to receive a number of PubCo Common Shares equal to (A) the Consideration Ratio multiplied by (B) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time.

(b) Treatment of Company Options.

(i) The Company shall terminate the Company Equity Incentive Plan at or prior to the Effective Time, contingent on the Closing. As of the Effective Time, all Company Options shall no longer be outstanding under the Company Equity Incentive Plan and each Person who previously held Company Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.1(b).

(ii) Prior to the Effective Time, the Boards of Directors of the Company and Parent (or any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of the holders of the Company Options, if required, to provide that, as of the Effective Time, each outstanding Company Option shall be assumed by PubCo and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions as are currently applicable to such Company Options; provided that (A) each such Company Option shall be exercisable for such number of PubCo Common Shares that equals the Consideration Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, in each case at such per share exercise price that shall equal the per share exercise price of such Company Option as of immediately prior to the Effective Time divided by the Consideration Ratio (as so converted, a “Company Converted Option”) and (B) with respect to each such Company Option, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number of PubCo Common Shares and the per share exercise price will be rounded up to the nearest whole cent. Parent shall adopt the PubCo Equity Incentive Plan, which will cover the Company Options, pursuant to Section 8.2; provided, however, that the per share exercise price and the number of PubCo Common Shares purchasable pursuant to each Company Converted Option shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable.

(c) Treatment of Company Restricted Stock. At the Effective Time, without any action on the part of any holder of Company Restricted Stock, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive a number of shares of restricted PubCo Common Shares (each, “Adjusted Restricted Stock”) equal to (i) the Consideration Ratio multiplied by (ii) the number of shares of Company Restricted Stock held by such holder as of immediately prior to the Effective Time, and such Adjusted Restricted Stock shall be subject to the same terms and conditions as were applicable to the related share of Company Restricted Stock immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that any per share repurchase price of such Adjusted Restricted Stock shall be equal to the quotient obtained by dividing (x) the per share repurchase price applicable to the Company Restricted Stock by (y) the Consideration Ratio, rounded up to the nearest cent. The certificates and/or book entries representing the Adjusted Restricted Stock shall accordingly be marked with appropriate legends.

(d) Company Further Assurance. The Company shall take all necessary actions to effect the treatment of Company Options, and Company Restricted Stock pursuant to Sections 3.1(b) and 3.1(c) in accordance with the Company Equity Incentive Plan and the applicable award agreements and to ensure that, in the absence of an appropriate exemption from registration under the Securities Act, that on or after the Effective Time no Company Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of PubCo. The Board of Directors of the Company shall take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options or Company Restricted Stock (or other awards under the Company Equity Incentive Plan) will be granted under the Company Equity Incentive Plan on or after the Effective Time.

(e) Conversion of Parent Common Stock. At the Effective Time, (i) all Parent Class B Shares that are issued and outstanding as of such time shall automatically convert, on a one-to-one basis in accordance with the terms of the Parent Certificate of Incorporation, into Parent Class A Shares and (ii) all Parent Class A Shares issued and outstanding at such time (including those converted from Parent Class B Shares) shall be renamed as “Common Stock” for all purposes of the PubCo COI. For the avoidance of doubt, all Parent Class B Shares converted into Parent Class A Shares shall no longer be outstanding and shall cease to exist, and each holder of Parent Class B Shares shall thereafter cease to have any rights with respect to such securities.

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(f) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate (if any) evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(g) Treatment of Shares of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(h) Surrender of Certificates. All Closing Payment Shares issued upon the surrender and cancellation of the Company Common Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(i) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

3.2 No Fractional Shares. No fractional PubCo Common Shares, or certificates or scrip representing fractional PubCo Common Shares, will be issued upon the conversion of the Company Common Stock pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of PubCo. Any fractional PubCo Common Shares will be rounded down to the nearest whole number of PubCo Common Shares.

3.3 Withholding. Notwithstanding any other provision to this Agreement, Parent, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, Merger Sub, the Company and the Surviving Corporation shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules delivered by the Company to Parent concurrently with the execution of this Agreement, the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Corporate Existence and Power. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all power and authority, corporate and otherwise required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its Business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Company Schedule 4.1.

4.2 Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the Transactions applicable to the Company are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon the execution and delivery thereof,

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each Additional Agreement to which the Company is or will be a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved this Agreement, the Additional Agreements to which it is or will be a party and the Transactions applicable to the Company in accordance with the provisions of the DGCL and the Company Certificate of Incorporation; (ii) determined that this Agreement, the Additional Agreements to which it is or will be a party and the Transactions applicable to the Company, upon the terms and subject to the conditions set forth herein or therein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement.

(c) The affirmative votes or written consents of (i) Persons holding more than fifty percent (50%) (on an as-converted to Company Common Stock basis) of the voting power of the Company Stockholders and (ii) Persons holding more than fifty percent (50%) of the outstanding shares of Company Preferred Stock, voting as a separate class, in each case, who deliver written consents or are present in person or by proxy at a duly called meeting of the Company Stockholders and voting thereon are required to, and shall be sufficient to, approve this Agreement and the Transactions (including the Company Preferred Stock Conversion) (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of any of the Company Securities necessary for the Company to adopt this Agreement and any Additional Agreement to which the Company is or will be a party and to approve the Merger, the Company Preferred Stock Conversion and the consummation of the other Transactions.

4.3 Governmental Authorization. Except pursuant to the HSR Act, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the Transactions applicable to the Company, requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party does or will (a) contravene or conflict with the organizational documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or by which any of the Company’s assets is bound, (c) except for the Company Consents listed on Company Schedule 4.8 (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets is or may be bound, (d) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company or by which any of the Company’s assets is or may be bound, (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or any of the Company Securities, or (f) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Company Bylaws, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 25,187,755 shares of the Company Common Stock, par value $0.00001 per share, and 13,923,367 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”), of which 6,935,000 shares of Company Common Stock, 9,771,414 shares of Company Series A Preferred Stock, 2,818,034 shares of Company Series A-1 Preferred Stock, 605,850 shares of Company Series A-2 Preferred Stock and 728,058 shares of Company Series A-3 Preferred Stock are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are 5,079,168 shares of Company Restricted Stock outstanding outside of the Company Equity Incentive Plan. There are 3,136,547 shares of Company Common

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Stock reserved for issuance under the Company Equity Incentive Plan, of which, as of the date of this Agreement, 6,563 shares are Company Restricted Stock and 1,266,433 shares are reserved for issuance pursuant to outstanding unexercised Company Options. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock were or are subject to, or were issued in violation, of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its assets is bound). Company Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company Preferred Stock, the Company Restricted Stock and the Company Options and as set forth on Company Schedule 4.5(b), there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which it or any of its assets is bound, or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(c) All Company Options and shares of Company Restricted Stock are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option or share of Company Restricted Stock is subject to terms that are materially different from those set forth in such forms. Each Company Option and each share of Company Restricted Stock was validly granted or issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof) and, if applicable, in accordance with the terms of the Company Equity Incentive Plan. Each Company Option (i) was granted in accordance with the Company Equity Incentive Plan, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share on the date of such grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

(d) As of the date of this Agreement, all outstanding shares of the Company Capital Stock are owned of record by the Persons set forth on the capitalization schedule provided in Company Schedule 4.5(d) (the “Capitalization Schedule”) in the amounts set forth opposite their respective names.

4.6 Corporate Records. All proceedings of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is complete and accurate.

4.7 Subsidiaries. The Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any Person.

4.8 Consents. The Contracts listed on Company Schedule 4.8 are the only Contracts to which the Company is a party or by which the Company or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the applicable Transactions (each of the foregoing, a “Company Consent”).

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4.9 Financial Statements.

(a) The Company has delivered to Parent (i) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2020, including the notes thereto (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2021 (the “Interim Balance Sheet”) and the related statements of operations, changes in stockholders’ equity and cash flows for the three (3) month periods then ended (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since September 30, 2021 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party or by which the Company or any of its assets are bound (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the Transactions; and (v) liabilities set forth on Company Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

4.10 Books and Records. The Books and Records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (a) transactions are executed only in accordance with the respective management’s authorization; (b) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (c) access to assets is permitted only in accordance with the respective management’s authorization. To the Company’s Knowledge, the Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.11 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) except as set forth on Company Schedule 4.12(c), the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all material specifications and warranty requirements with respect thereto.

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(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Interim Balance Sheet. Except as set forth on Company Schedule 4.13(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in all material respects in the same manner as the Business is currently being conducted.

4.14 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s assets or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions. There are no outstanding judgments against the Company. The Company is not, and has not been, subject to any Action by any Authority.

4.15 Material Contracts.

(a) Company Schedule 4.15(a) lists all of the following Contracts (collectively, such Contracts that are listed or required to be listed on Company Schedule 4.15(a), “Material Contracts”) to which, as of the date of this Agreement, the Company is a party or by which the Company or any of its assets are bound and which are currently in effect:

(i) all Contracts, other than Plans, that require annual payments or expenses incurred by, or annual payments or income to, the Company of $250,000 or more (other than Standard Contracts (as defined below) entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, other than Plans, in each case requiring the payment of any commissions by the Company in excess of $250,000 annually;

(iii) each employment Contract, employee leasing Contract and consultant and sales representatives Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company, and agreements with covenants not to sue, other than (A) “shrink wrap” or other licenses granting nonexclusive rights to use uncustomized software or hosted services that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $250,000 per year, (B) customer, vendor or channel partner Contracts (including master services agreements, statements of work, work orders, services agreements and consulting agreement) substantially on Company’s standard forms provided to the Parent as of the date of this Agreement and entered into in the ordinary course of business consistent with past practice, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, and (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (collectively, the types of Contracts referenced in clauses (A) through (D), the “Standard Contracts”);

(vii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

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(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts, material transfer agreements, services agreements and scientific advisory board agreements;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $250,000 per year;

(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xiii) all Contracts relating to the voting or control of the Equity Interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiv) all Contracts not cancellable by the Company with sixty (60) days’ notice (or less) if the effect of such cancellation would result in monetary penalty to the Company in excess of $250,000 per the terms of such Contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the Transactions;

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be materially increased or accelerated by the consummation of the Transactions, or the amount or value thereof will be calculated on the basis of, the Transactions, other than the Company Converted Option and Adjusted Restricted Stock;

(xvii) all collective bargaining or other agreements with a labor union or labor organization;

(xviii) all Contracts that address the provisions for business associate contracts required by HIPAA; and

(xix) all other Contracts that are material to the Business or the Company.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) Except as set forth on Company Schedule 4.15(c), none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the Transactions constitutes or will constitute a default under or gives rise or will give rise to any right of termination, cancellation or acceleration of any obligation of the Company or any right of termination or cancellation of any obligation of the counterparty thereto or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Permits. Company Schedule 4.16 correctly lists each Permit, together with the name of the Authority issuing such Permit. Each Permit is valid and in full force and effect, and none of the Permits will, assuming the related Company Consent identified on Company Schedule 4.16 has been obtained or waived prior to the Closing

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Date, be terminated or impaired or become terminable as a result of the Transactions. The Company has all material Permits necessary to operate the Business, including those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA necessary to conduct the Business. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no reasonable basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.17 Compliance with Laws.

(a) The Company is, and has been since February 29, 2020, in compliance in all material respects with all applicable Laws. The Company has not been threatened in writing or given written notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company is, and has been, in material compliance with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws and Laws applicable to lending activities; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. The Company has not been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company (i) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or (ii) has (x) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Authority or (y) failed to disclose a material fact required to any Authority.

4.18 Intellectual Property.

(a) Company Schedule 4.18(a) sets forth a true, correct and complete list as of the date of this Agreement of all unexpired or pending registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company has or purports to have an exclusive interest of any nature, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and the nature of such ownership; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. The Company owns all Intellectual Property Rights as set forth on Company Schedule 4.18(a). The Intellectual Property Rights of the Company have not been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. As of the date of this Agreement, no Intellectual Property Right that is listed or required to be listed on Company Schedule 4.18(a) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and to the Knowledge of the Company, no such proceeding has been threatened in writing with respect to any such Intellectual Property Rights. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such registered Intellectual Property Rights have been paid, except for fees that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and all documents, recordations and certificates in connection with such registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such registered Intellectual Property Rights and recording the Company’s ownership interests therein, except for documents, recordations and certificates that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company, including the items of Intellectual Property Rights identified on Company Schedule 4.18(a) as being owned by the Company (other than any co-owners disclosed on Company Schedule 4.18(a)). There are no Intellectual Property Rights exclusively licensed to the Company. The Company owns all rights, title and interest in and to all material Intellectual Property Rights utilized by the Company and which is necessary in the conduct of its Business as presently conducted.

(c) All registered Intellectual Property Rights listed on Company Schedule 4.18(a) are subsisting and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, there is no granted patent owned by any third party containing a valid claim that (i) is required by the Company to conduct its Business as currently conducted and (ii) the Company is not currently authorized to use. To the Company’s Knowledge, the operation of the Business of the Company as currently conducted and the use of any Intellectual Property Rights in connection therewith do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any third party. The Intellectual Property Rights set forth on Company Schedule 4.18(a) include all of the material patent rights owned by the Company and used in the ordinary day-to-day conduct of the Business of the Company. To the Knowledge of the Company, there is no prior art that may render any patent within the Intellectual Property Rights invalid. To the Knowledge of the Company, there are no material defects in any of the patent applications within the Intellectual Property Rights.

(d) Except as set forth on Company Schedule 4.18(d), (i) to the Knowledge of the Company there are no rights of third parties to any of the Intellectual Property Rights, including liens, security interests or other encumbrances; (ii) to the Knowledge of the Company, there is no infringement, misappropriation, or other violation by third parties of any Intellectual Property Right owned by the Company, and the Company has not sent to any Person any written notice, charge, complaint, claim, or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property Right owned by the Company; (iii) there has been no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the rights of the Company in or to any Intellectual Property Rights owned by the Company; (iv) as of the date of this Agreement, there has been no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the validity, enforceability or scope of any Intellectual Property Rights owned by the Company; and (v) as of the date of this Agreement, there has been no pending or, to the Knowledge of the Company, threatened Action by any Person (nor has the Company received any claim (including unsolicited offers to license patents) from a third party) alleging that the Company’s use of any Intellectual Property Right infringes or otherwise violates, or would, upon the commercialization of any product or service described on Company Schedule 4.18(a), infringe or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other proprietary right of any other Person. The Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement, misappropriation, or violation of any Intellectual Property Rights.

(e) The Company has taken commercially reasonable measures to maintain and protect all Intellectual Property Rights owned by the Company and to protect the confidentiality of any trade secrets included in Intellectual Property Rights that are material to the Business of the Company. Except as disclosed on Company Schedule 4.18(e), to the Company’s Knowledge, there has been no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property Right owned by, the Company, by any third party. As of the date hereof, the Company has not instituted any Action for infringement or misappropriation of any Intellectual Property Right owned by the Company.

(f) As of the date of this Agreement, to the Company’s Knowledge, there are no Actions with respect to any Intellectual Property Rights and the Company is not a party to any Action relating to any Intellectual Property Rights, including any Actions relating to the ownership, validity, registrability, enforceability, violation or use of any Intellectual Property Rights owned by the Company.

(g) Except as disclosed on Company Schedule 4.18(g), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; (ii) has executed a valid written assignment or an agreement to assign in favor of the Company all right, title and interest in such material; or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 4.18(g), has licensed to the Company rights to use such Intellectual Property Rights.

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(h) To the Knowledge of the Company, no loss or expiration of the material Intellectual Property Rights listed (or required to be listed) on Company Schedule 4.18(a) is threatened, pending or reasonably foreseeable, except for provisional patent applications, patent applications or patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, any failure by the Company to pay any required maintenance fees).

(i) As of the date of this Agreement, the Company has diligently prepared or is diligently preparing to file provisional and non-provisional patent applications for all potentially patentable inventions within the Intellectual Property Rights of the Company, except, where in the exercise of reasonable business judgment, the Company has decided not to file or has decided to defer filing, a patent application on a potentially patentable invention. The Company has complied in all material respects with all Laws regarding the duty of disclosure, candor and good faith in connection with each patent included in the Intellectual Property Rights listed on Company Schedule 4.18(a). To the Company’s Knowledge, no public disclosure bar by the Company has occurred or on-sale bar by the Company has arisen which has rendered or would reasonably be expected to render any patent contained in the Intellectual Property Rights unenforceable or unpatentable.

(j) No (i) government funding or (ii) facility of a university, college, other educational institution, or similar institution, or research center was used in the development of any item of Intellectual Property Right owned or purported to be owned by the Company, nor does any such Person have any rights, title, or interest in or to any item of Intellectual Property Right owned or purported to be owned by the Company.

(k) None of the Intellectual Property Rights owned or used or held for use by the Company is, to the Knowledge of the Company, subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property Rights by the Company.

(l) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation of the Transactions will (i) cause any item of Intellectual Property Rights owned or purported to be owned by, or any material item of Intellectual Property Rights licensed, used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted before the Closing.

(m) Except with respect to the agreements listed on Company Schedule 4.15(a)(vi), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

(n) To the Company’s Knowledge, the Company’s information technology networks and software applications are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the operation of the information technology networks and software applications. The Company has implemented, and required its third party vendors that process Personal Information or sensitive business information to implement, adequate policies and commercially reasonable security (i) regarding the collection, use, disclosure, confidentiality, integrity, availability and value of Personal Information (including health information), and business proprietary or sensitive information (including all trade secrets, items of Intellectual Property Rights that are confidential, confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business); and (ii) regarding the integrity and availability of the information technology networks and software applications the Company owns, operates, or outsources. The Company is in material compliance with all contractual obligations relating to data privacy, data protection and data security. Except as listed on Company Schedule 4.18(l), the Company has not experienced any information security incident that has compromised the integrity or availability of the information technology networks and software applications the Company owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf. Except as listed on Company Schedule 4.18(l), the Company has not received any notice of any claims, investigations, or alleged violations of law, regulation or contract with respect to Personal Information or information security-related incidents, nor has the Company notified in writing,

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or been required by any Data Protection Law to notify in writing, any person or entity of any Personal Information or information security-related incident. The Transactions will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.19 Healthcare Laws.

(a) The Company is, and has been since February 29, 2020, in compliance in all material respects with all applicable Healthcare Laws, including (i) the Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA (42 U.S.C. §§1320d et seq.), and any comparable state or local Laws); and (iv) state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). The Company has not received written notification of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

(b) All preclinical and clinical (if any) investigations conducted or sponsored by the Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by the Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. No Actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the Company’s Knowledge, threatened in writing against the Company or, to Company’s Knowledge, any of its officers, employees, contractors, suppliers (in their capacities as such), agents or other entities or individuals performing research or work on behalf of the Company. The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Authority.

(d) The Company has not received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination or suspension of ongoing or planned clinical trials (if any) conducted by, or on behalf of, the Company.

(e) No data generated by the Company with respect to its products is the subject of any written regulatory Action, either pending or, to the Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(f) To the Company’s Knowledge, no product manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (iii) a product that is otherwise in violation of the FDCA or PHSA (or any other Healthcare Law). Neither the Company nor, to the Company’s Knowledge, any of its respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority. To the Company’s Knowledge,

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none of its contract manufacturers, is, or has been, subject to a shutdown and/or import or export prohibition imposed by FDA or another regulatory authority. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any regulatory authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company products or the manner in which such products are manufactured or distributed.

(g) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company has committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any Healthcare Law.

4.20 Accounts Payable; Affiliate Loans.

(a) The Company does not have any accounts receivable. The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The information set forth on Company Schedule 4.20(b) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Company Schedule 4.20(b), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.21 Employees; Employment Matters.

(a) Company Schedule 4.21(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2020.

(b) Except as set forth on Company Schedule 4.21(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, and none of the Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable Authority relating to the Company or any employee or other service provider thereof.

(d) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding or social security Taxes. The Company has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) To the Knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(f) To the Knowledge of the Company, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company at a level of Senior Vice President or above.

(g) Except as set forth on Company Schedule 4.21(g), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

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4.22 Withholding. Except as disclosed on Company Schedule 4.22, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Company Schedule 4.22, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.23 Employee Benefits.

(a) Company Schedule 4.23(a) sets forth a correct and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan; and (vi) the most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate, has withdrawn at any time from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received by the Company of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health, welfare or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or
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vesting of any such compensation or benefits; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Plan on or following the Effective Time. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

4.24 Real Property.

(a) Except for the Lease, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Lease is the only Contract pursuant to which the Company leases or has the right to use any real property or right in any Real Property. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described in the Lease, free and clear of all Liens, other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of or otherwise been granted full access to the premises leased or used thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased or used by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property.

4.25 Tax Matters. Except as set forth on Company Schedule 4.25:

(a) (i) The Company has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it (or has duly and timely requested an extension of time within which to file such Tax Returns), and has paid all income and other material Taxes and all income and other material Tax liabilities which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, since the Company’s formation (or pending or proposed in writing), with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company has been waived or extended, which waiver or extension is in effect and the Company is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) the Company has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social security and other payroll Taxes) required to be withheld or collected by the Company in a timely manner; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Capital Stock or the Company Options pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company; (viii) there is no Lien (other than Permitted Liens) for Taxes upon the Company or any of the assets of the Company; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction, the Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of

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having a permanent establishment or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation; (x) the Company has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2019; (xi) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xii) the Company is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xiii) the Company is not and has never been included in any consolidated, combined or unitary Tax Return and the Company does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or non-U.S. Tax Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xiv) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period; and (xv) except as set forth on Company Schedule 4.25, the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code, (ii) an installment sale or open transaction, (iii) a prepaid amount or deferred revenue realized or received by the Company prior to the Closing, (iv) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, (v) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date. The Company has not deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.

(c) The unpaid Taxes or Tax liabilities of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements in accordance with U.S. GAAP and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company has not knowingly taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(e) The Company has been in compliance in all respects with all applicable transfer pricing Laws. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company are arm’s-length prices for purposes of the relevant transfer pricing Laws.

(f) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g) The Company has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

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(h) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(i) The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

4.26 Environmental Laws. The Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for the disposal, discharge, storage or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.27 Finders’ Fees. Except as set forth on Company Schedule 4.27, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the Transactions.

4.28 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.29 Directors and Officers. Company Schedule 4.29 sets forth a true, correct and complete list of all directors and officers of the Company.

4.30 Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with anti-money laundering Laws in all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.31 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Company Schedule 4.31, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the Transactions. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Contracts to which the Company is a party or by which the Company or any of its assets is bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements.

4.32 Related Party Transactions. Except as set forth in Company Schedule 4.32, as contemplated by this Agreement or as provided in the Company Financial Statements, no Company Stockholder, Affiliate of the Company, current or former director, manager, officer or employee of the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction or arrangement, with the Company or (b) owns any property or right, tangible or intangible, which is used by the Company (each, an “Affiliate Transaction”). None of the Contracts listed in Company Schedule 4.32 was entered into on a basis other than on arm’s length.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date

5.1 Corporate Existence and Power. The Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be parties and the consummation by the Parent Parties of the Transactions are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties. This Agreement has been duly executed and delivered by the Parent Parties and constitutes, and upon the execution and delivery thereof, each Additional Agreement to which a Parent Party is a party, will constitute, a valid and legally binding agreement of the applicable Parent Party, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions. This Agreement and the Additional Agreements to which a Parent Party is or will be party and the Transactions have been duly approved by Parent, on behalf of itself and in its capacity as the sole shareholder of Merger Sub. Approval by the affirmative vote of the holders of the requisite number of shares of Parent Common Stock under the Parent Certificate of Incorporation, the Parent Bylaws and the DGCL, present in person or by proxy and entitled to vote thereon, at the Parent Stockholder Meeting (assuming a quorum is present) required to approve (a) the Merger Proposal, (b) the Charter Amendment Proposal, (c) the Incentive Plan Proposal and (d) the Stock Issuance Proposal (the approval by Parent’s stockholders of all of the following, collectively, the “Parent Stockholder Approval”) are the only votes of the holders of any of Parent’s capital stock necessary for Parent to adopt this Agreement and approve the Merger and the consummation of the other Transactions.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery or performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority, except pursuant to the HSR Act and for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

5.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.5 Finders’ Fees. Except for Jefferies LLC, SVB Leerink LLC and H.C. Wainwright & Co., LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the Transactions.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 Parent Class A Shares of which 20,727,500 are outstanding, 10,000,000 Parent Class B Shares of which 5,031,250 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding, in each case as of the date of this Agreement. Except as contemplated by this Agreement or any of the Additional Agreements, no other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive

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right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The Merger Sub is authorized to issue 100 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transactions applicable to Parent and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $201,200,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of February 16, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Certificate of Incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Class A Shares are listed on Nasdaq, with trading ticker “FSII.”

5.11 Board Approval. The Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the stockholders of Parent, (c) determined that the Merger constitute a “Business Combination” as such term is defined in the Parent Certificate of Incorporation and the Parent Bylaws and (d) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

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5.12 Parent SEC Documents and Financial Statements.

(a) The Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). The Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents.

(c) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Books and Records. To Parent’s Knowledge, the Books and Records of Parent accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by Parent. Parent maintains procedures of internal controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with the respective management’s authorization; (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by Parent, as permitted by U.S. GAAP; and (iii) access to assets is permitted only in accordance with the respective management’s authorization. To Parent’s Knowledge, the Books and Records of Parent have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

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5.14 Certain Business Practices. Neither Parent, nor any director, officer, agent or employee of Parent (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.17 Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.18 Expenses, Indebtedness and Other Liabilities. Parent does not have any Indebtedness or other liabilities, except as incurred in the ordinary course of business or as a result of its activities in connection with the Merger and the other Transactions.

5.19 Tax Matters.

(a) (i) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it (or has duly and timely requested an extension of time within which to file such Tax Returns), and has paid all income and other material Taxes and all income and other material Tax liabilities which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended, which waiver or extension is in effect, and Parent is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) Parent has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social security and other payroll Taxes) required to be withheld or collected by Parent in a timely manner; (vi) there is no Lien (other than Permitted Liens) for Taxes upon Parent or any of the assets of Parent; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the country of incorporation of Parent by virtue of having a permanent establishment or other place of business in that country, and Parent is and has always been tax resident solely in its country of incorporation; (viii) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (ix) Parent is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (x) Parent is not and has never been included in any consolidated, combined or unitary Tax Return and Parent does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or non-U.S. Tax Law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xi) to the Knowledge of Parent, no issue has been raised by a Taxing Authority in any prior Action relating to Parent with respect to any Tax for any period which, by

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application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of Parent for any other period; and (xii) except with respect to Parent’s 2020 federal and state Tax Returns (which have not been filed, but for which Parent has filed an extension), Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Parent will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law) for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code, (ii) an installment sale or open transaction, (iii) a prepaid amount or deferred revenue realized or received by the Parent prior to the Closing, (iv) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, (v) a change in the accounting method of Parent pursuant to Section 481 of the Code or any similar provision of the Code or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date. The Parent has not deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.

(c) The unpaid Taxes or Tax liabilities of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements in accordance with U.S. GAAP and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing Laws. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to Parent are arm’s-length prices for purposes of the relevant transfer pricing Laws.

(e) The Parent and Merger Sub have not knowingly taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(f) Parent is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g) The Parent has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(h) Parent has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) From the date hereof through the Closing Date, each party shall conduct business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable) and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without

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limiting the generality of the foregoing, from the date hereof through and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent nor Merger Sub shall:

(i) except as contemplated by this Agreement or any Additional Agreement, amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) materially amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, (x) with respect to the Company, any Material Contract or (y) with respect to Parent, any material agreement or Subscription Agreement (in each case other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company, enter into any Contract, agreement, lease, license or commitment, including for capital expenditures, that would be considered a Material Contract if in effect on of the date hereof, other than Contracts currently in negotiations that are set forth on Schedule 6.1(a)(iii) or the entry into Contracts that are expressly permitted under another provision of this Section 6.1(a);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate), except as specifically authorized by, or pursuant to a budget approved by, the Board of Directors of the Company;

(v) (A) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any of the Company’s or Parent’s, as applicable, material tangible or intangible assets, except pursuant to existing contracts or commitments disclosed herein or entered into in the ordinary course of business or (B) disclose any trade secrets owned by the Company to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or pay, declare or promise to pay any other amount to any stockholder, shareholder or other equityholder in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(vii) except as contemplated by this Agreement or any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness, including drawings under the lines of credit, if any, other than loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same;

(xi) except as contemplated by this Agreement or any Additional Agreement, merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person; form any Subsidiaries;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage substantially equivalent to the coverage under the terminated or lapsed policy for, to the extent commercially available, substantially similar premiums or less is in full force and effect;

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(xiii) adopt any severance, retention or other employee health and welfare benefit plan or fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(xiv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xvi) change its principal place of business or jurisdiction of organization;

(xvii) issue, redeem or repurchase any Equity Interests (other than (A) with respect to the Company in connection with the exercise of any Company Option outstanding on the date hereof, (B) with respect to the Company the repurchase of unvested Company Restricted Stock upon a termination of service, (C) with respect to shares of Company Common Stock reserved for issuance as of the date hereof under and in accordance with the Company Equity Incentive Plan, (D) with respect to Parent, any redemption by Parent of Parent Class A Shares held by its public stockholder in accordance with Section 8.3, (E) with respect to Parent, as otherwise contemplated by this Agreement, the Subscription Agreements or any other Additional Agreement or (F) with respect to the Company, any financing transaction in an aggregate amount not to exceed $25,000,000 (a “Bridge Financing”), if the Company reasonably deems such Bridge Financing necessary to continue operations);

(xviii) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods; (C) amend, modify or otherwise change any filed material Tax Return; (D) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or other “closing agreement” as described in Section 7121 of the Code relating to any Taxes of the Company; (F) surrender or forfeit or allow to expire any right to claim a material Tax refund; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(xix) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xx) solely with respect to the Company, enter into any transaction with or distribute or advance any assets or property to any of its Affiliates, other than (x) the payment of salary and benefits in the ordinary course of business or (y) transactions in the ordinary course of business that (A) do not involve assets or properties that are, individually or in the aggregate, material to the Business and (B) are approved by a disinterested majority of the Board of Directors of the Company;

(xxi) solely with respect to the Company, other than as required by a Plan, as set forth on Company Schedule 6.1(a)(xxi) or as explicitly contemplated hereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) except to the extent permitted under Section 6.1(a)(xvii), terminate, adopt, enter into or materially amend or grant any new awards under any Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Plan as of the date hereof, (C) increase the cash compensation, severance, termination or bonus opportunity of any existing employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (E) except as set forth in Company Schedule 6.1(a)(xxi)(E), hire or engage any new employee or individual independent contractor who is (1) an executive officer or (2) a key employee with an annual base compensation in excess of $350,000, (F) terminate the employment or engagement, other than for cause or due to the expiration of the applicable contract of any employee who is (1) an executive officer or (2) a key employee or service provider with an annual base compensation in excess of $350,000, (G) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (H) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

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(xxii) enter into any Affiliate Transactions; or

(xxiii) agree to do any of the foregoing.

6.2 Exclusivity.

(a) From the date hereof through the Closing Date, neither the Company, on one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company and the Parent shall each, and shall cause each of its respective Representatives to, terminate any existing discussion or negotiations with any Persons other than Parent, on the one hand, or the Company, on the other hand, concerning any Alternative Transaction; provided, however, the Company may continue existing licensing, collaboration, development and partnering discussions. Each party to this Agreement shall be responsible for any acts or omissions of any of its Representatives that, if they were the acts or omissions of such party, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the other party may have against such Representatives of such party with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or the Parent (other than the Transactions): (A) any merger, consolidation, share exchange, business combination or other similar transaction or (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company or the Parent (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other Equity Interests of the Company or the Parent in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or any of its Representatives (each, an “Alternative Proposal”), the Company shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise Parent, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company shall keep Parent informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.3 Access to Information. From the date hereof through and including the Closing Date, the Company and Parent shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and its other representatives full access to its offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other representatives such information relating to the business of the Company and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. Each of Parent and the Company shall promptly notify the other party of:

(a) any notice or other communication from any Person credibly alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or PubCo, post-Closing) to any such Person or create any Lien on any of the Company’s or PubCo’s assets;

(b) any notice or other communication from any Authority in connection with the Transactions;

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(c) any Actions commenced (or to such party’s knowledge threatened) against, relating to or involving or otherwise affecting such party (including such party’s stockholders, equity, assets, business) or that relate to the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the proxy statement/prospectus and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the PubCo Common Shares issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4, and shall request that the SEC declare the Form S-4 effective as promptly as practicable after receiving notification from the SEC that the SEC does not have any further comments on the Form S-4. Parent shall use its commercially reasonable efforts to ensure that the S-4 is declared effective by the SEC prior to October 1, 2021. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) consider any such comments in good faith; and (iii) consult with the Company and its counsel prior to filing the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall, with respect to any response letters to any comments from the SEC, consider any comments from the Company and its counsel in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued. Parent covenants that none of Parent, the Parent’s Board of Directors nor any committee of the Parent’s Board of Directors shall withdraw or modify, or propose publicly or by formal action of Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors in connection with any of the Parent Proposals (in each case, a “Change in Recommendation”); provided, however, that the Parent’s Board of Directors and/or any committee of the Parent’s Board of Directors may make a Change in Recommendation prior to obtaining the Parent Stockholder Approval if Parent’s Board of Directors or such committee determines in good faith, after consultation with and upon the advice of its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law; provided, further, that Parent’s Board of Directors or such committee shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) Parent has provided at least five (5) Business Days’ prior written notice to the Company advising that Parent’s Board of Directors and/or such committee proposes to take such action and which notice contains the material facts underlying Parent’s Board of Directors’ or such committee’s determination to make, or agree or resolve to make, a Change in Recommendation (a “Change in Recommendation Notice”), (2) during such five

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(5) Business Day period following the Company’s receipt of a Change in Recommendation Notice, the Parent’s Board of Directors and/or such committee has engaged in good faith negotiations with the Company and its Representatives (to the extent that the Company desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board), would be binding on the Company) in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such five (5) Business Day period, the Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) reaffirms in good faith, after consultation with and upon the advice of its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law; provided, further, that neither Parent’s Board of Directors nor any committee thereof shall be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 6.5(b) as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving Parent.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (such effective date, the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to Parent’s stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent’s stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement or Form S-4, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Parent, Merger Sub, or their tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368 of the Code or otherwise qualifies for the Intended Tax Treatment. The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Certificate of Incorporation and applicable securities Laws, including the DGCL and rules and regulations of Nasdaq in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) approval of the Merger (the “Merger Proposal”); (ii) adoption and approval of the PubCo COI, in the form attached hereto as Exhibit G, including the change of the name of Parent to “Pardes Biosciences, Inc.” (the “Charter Amendment Proposal”); (iii) approval of the PubCo Equity Incentive Plan (the “Incentive Plan Proposal”); (iv) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders and the PIPE Investors in connection

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with the Merger under applicable exchange listing rules (the “Stock Issuance Proposal”); (v) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vi) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the forgoing clauses (i) through (vi) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Shares at a price per share determined in accordance with the Parent Certificate of Incorporation, all in accordance with applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Certificate of Incorporation, the proceeds held in the Trust Account will be used for the redemption of the Parent Class A Shares held by Parent’s public stockholders who have elected to redeem such shares, if any.

(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law after, to the extent reasonable, providing the Company and its counsel with an opportunity for review and comment.

(h) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger, each Parent Proposal and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement. Each of the Company and Parent agrees that information provided by or on behalf of such party for inclusion in the Proxy Statement/Form S-4 (and/or any response to comments from the SEC or its staff in connection therewith) is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. Parent and the Company shall respond in a timely manner to comments from the SEC; provided that, with respect to Parent, the Company complies with its obligations set forth in the preceding sentence.

6.6 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to the terms and conditions of this Agreement, each party (other than the Stockholders’ Representative) shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The parties (other than the Stockholders’ Representative) shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions. Without limiting the generality of the foregoing, the parties shall make all filings pursuant to the HSR Act within ten (10) Business Days after the date hereof. Parent shall be responsible for and pay the filing fee pursuant to the HSR Act.

(b) Except with respect to the matter set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions,

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(iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

6.7 Confidentiality. Except as necessary to complete the Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the Transactions (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from another source, which source is not the agent of the other party and is not under any obligation of confidentiality with respect to such information); and no party shall release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Law, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Offer Documents and Other Filings. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Stockholders’ Representative shall be permitted to disclose information as required by Law or to employees, advisors, agents or consultants of the Stockholders’ Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto.

6.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) From and after the Effective Time, PubCo and the Surviving Corporation shall indemnify and hold harmless each present and former director or officer of the Company, Parent and their respective Subsidiaries, or any other person that may be a director or officer of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 6.8, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries would have been permitted under applicable Law and their respective certificates of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 6.8)). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain, for a period of not less than six (6) years from the Effective Time, provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to such Persons than the provisions of the certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement of the Company, Parent or their respective Subsidiaries and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 6.8.

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(b) For a period of six (6) years from the Effective Time, PubCo shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Parent’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company or Parent, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) if the cost of such insurance coverage exceeds such amount, PubCo obtain a policy with the greatest coverage available for a cost not exceeding such amount, (ii) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, and (iii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Corporation and all successors and assigns of PubCo and the Surviving Corporation. In the event that PubCo, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or (ii) conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.8. The obligations of PubCo and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company or Parent, or other person that may be a director or officer of the Company or Parent prior to the Effective Time, to whom this Section 6.8 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement under this Section 6.8 shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the Company Bylaws, the Parent Certificate of Incorporation, the Parent Bylaws and/or any other indemnification arrangement, applicable Law or otherwise. The provisions of this Section 6.8 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 6.8.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Company Stockholders Approval.

(a) As promptly as reasonably practicable, and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Parent and certified by an executive officer of the Company) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

7.2 No Parent Common Stock Transactions

(a) From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Parent without the prior consent of Parent if the Company possesses material nonpublic information of Parent.

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7.3 Certain Tax Matters.

(a) The Company shall duly prepare and timely file, or cause to be prepared and filed, all Tax Returns for the Company that are required to be filed with the applicable Taxing Authorities that are required to be filed prior to the Closing Date (collectively, the “Company Prepared Returns”) and pay any and all Taxes due and payable during such time period. The Company shall prepare, or cause to be prepared, each Company Prepared Return in a manner consistent with the past practices of the Company. The Company shall cause each Company Prepared Return (i) to be provided to the Parent for review and comment as soon as reasonably practicable before the due date of each such Company Prepared Return and (ii) to not be filed without the prior consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The Company and Parent shall (and shall cause their respective Affiliates to, and the Company shall cause the Company Securityholders to) provide any information reasonably requested to allow Parent or the Company, as the case may be, to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

(c) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company Securityholders and PubCo will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party (other than the Stockholders’ Representative) shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d) All Tax sharing agreements or similar arrangements with respect to or involving the Company (other than any such agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

ARTICLE VIII
COVENANTS OF Parent

8.1 Nasdaq Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the Nasdaq in connection with the Transactions to have been approved; (b) all applicable initial and continuing listing requirements of the Nasdaq to be satisfied; and (c) the Closing Payment Shares to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. If Parent receives any written notice or, to the Knowledge of Parent, oral notice from Nasdaq that Parent has failed, or is reasonably expected to fail, to meet the Nasdaq listing requirements as of the Closing for any reason, then Parent shall promptly notify the Company of such Nasdaq notice.

8.2 Equity Incentive Plan. Prior to the S-4 Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit L, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “PubCo Equity Incentive Plan”). Within ten (10) Business Days following the expiration of the sixty (60) day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the PubCo Common Shares issuable under the PubCo Equity Incentive Plan.

8.3 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public stockholders of Parent holding Parent Class A Shares who shall have validly redeemed their Parent Class A Shares upon acceptance by Parent of such Parent Class A Shares (the “Parent Redemption Amount”), (b) deferred underwriting compensation and the expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to PubCo after the Closing.

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8.4 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Merger are subject to the satisfaction of all the following conditions, any one or more of which may be waived in writing by both Parent and the Company:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the Transactions.

(b) Any waiting periods under the HSR Act with respect to the Transactions shall have expired or been terminated.

(c) There shall not be any Action brought by any Authority to enjoin or otherwise restrict the consummation of the Transactions.

(d) Parent shall not have redeemed the Parent Class A Shares in an amount that would cause Parent to have net tangible assets of less than $5,000,001.

(e) The Parent Stockholder Approval shall have been obtained.

(f) The Company Stockholder Approval shall have been obtained.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of all the following further conditions any one or more of which may be waived in writing by Parent (in its sole and absolute discretion):

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the representations and warranties set forth in Section 4.18 (Intellectual Property) and the Company Fundamental Representations, shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failures of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect.

(c) The representations and warranties of the Company set forth in Section 4.18 (Intellectual Property) (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

(d) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(e) Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer certifying the accuracy of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

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(f) Parent shall have received a certificate signed by the Secretary of the Company attaching true and correct copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is or will be a party and the applicable Transactions and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) The Company and each Company Stockholder who at the Closing will be deemed to be an affiliate of PubCo shall have duly executed and delivered to Parent a copy of the Registration Rights Agreement.

(h) PubCo and each Company Lock-Up Stockholder shall have duly executed and delivered to Parent a copy of the Lock-Up Agreement.

(i) PubCo and each Specified Company Securityholder shall have duly executed and delivered to Parent a copy of the Voting Agreement.

(j) There shall not have been a Material Adverse Effect since the date hereof.

(k) Not more than five percent (5%) of the issued and outstanding shares of Company Common Stock (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock) shall constitute Dissenting Shares.

(l) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the Treasury Regulations, each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit M, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(m) The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Terminating Contracts has been terminated without any further obligations of the Company.

(n) The Company shall have obtained each Required Company Consent and delivered to Parent evidence thereof, in form and substance reasonably acceptable to Parent.

9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of all of the following further conditions any one or more of which may be waived in writing by the Company (in its sole and absolute discretion):

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or “material adverse effect”), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failures of such representations and warranties that would not in the aggregate reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger.

(c) The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or “material adverse effect”) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

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(d) The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 9.3.

(e) The PubCo COI shall have been filed with, and declared effective by, the Delaware Secretary of State.

(f) Parent and each Specified Parent Stockholder shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

(g) Sponsor shall have executed and delivered to the Company a copy of the Voting Agreement.

(h) The Aggregate Parent Closing Cash shall be equal to or greater than $100,000,000.

(i) Parent’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Closing Payment Shares shall have been approved for listing on Nasdaq.

ARTICLE X
DISPUTE RESOLUTION

10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the San Francisco, CA chapter head of the American Arbitration Association upon the written request of any party. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed and to be performed wholly in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in San Francisco, CA in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 10.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party (if the Stockholders’ Representative, then solely on behalf of the Company Securityholders) and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

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(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties (in the case of the Stockholders’ Representative, solely on behalf of the Company Securityholders) shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the Person indemnified.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware to render such relief and to enforce specifically the terms and provisions of this Agreement.

10.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that it has been represented in connection with the signing of the foregoing waiver by independent legal counsel selected by it and that such party has discussed the legal consequences and import of such waiver with legal counsel. Each of the parties to this Agreement further acknowledges that it has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1 Termination Without Default.

(a) In the event that the Closing has not occurred by December 28, 2021 (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to October 28, 2021, the Outside Closing Date shall be automatically extended to January 28, 2022), then each of Parent and the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.1(a) shall not be available if the failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Closing Date.

(b) In the event (i) an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable or (ii) any applicable Law is in effect making the consummation of the Merger illegal, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party by giving written notice to such other party; provided,

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however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Parent or the Company if the failure of such Person to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Law or Order.

(c) This Agreement may be terminated by the written consent of the Company and Parent.

11.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein which has rendered or would render the satisfaction of any of the conditions set forth in Section 9.2 impossible and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and sixty (60) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) evidence that the Company Stockholder Written Consent was obtained is not delivered to Parent by the Company Stockholder Written Consent Deadline in accordance with Section 7.1(a).

(b) The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, which has rendered or would render the satisfaction of any of the conditions set forth in Section 9.3 impossible; and (ii) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and sixty (60) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

11.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XI, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to any other party hereto or any other Person; provided that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s fraud, in which case such party shall be fully liable for any and all liabilities and damages incurred or suffered by each other party as a result of such breach or fraud. The provisions of Section 6.7, ARTICLE X, this Section 11.3 and ARTICLE XII shall survive any termination hereof pursuant to this ARTICLE XI.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Pardes Biosciences, Inc.
2173 Salk Avenue, Suite 250, PMB#052
Carlsbad, CA 92008
Attn.: Uri A. Lopatin, M.D.
Email: uri@pardesbio.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Road
Redwood City, CA 94603
Attn.: Deepa Rich
Email: drich@goodwinlaw.com

if to the Stockholders’ Representative, or to the Company Securityholders after Closing, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attn.: Managing Director
Fax: (303) 623-0294
Email: deals@srsacquiom.com

if to Parent or Merger Sub:

FS Development Corp. II
900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939
Attn.: Jim Tananbaum
Email: jim@foresitecapital.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn.: Joel L. Rubinstein, Esq.
Bryan J. Luchs, Esq.
Email: joel.rubinstein@whitecase.com
bryan.luchs@whitecase.com

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

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12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding the foregoing, following Closing and public announcement of the Merger (if any), the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

12.5 Expenses. The anticipated costs and expenses of the Company in connection with any merger, consolidation or business combination, including this Agreement and the Transactions, as of the Closing Date as set forth on Company Schedule 12.5 shall be paid by PubCo after the Closing. If the Closing does not take place, each party (in the case of the Stockholders’ Representative, solely on behalf of the Company Securityholders) shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

12.12 Third Party Beneficiaries. Except as provided in Section 6.8, ARTICLE XI and Section 12.15, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

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12.13 Waiver. Reference is made to the final prospectus of Parent, dated February 18, 2021 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, each of the Company and the Stockholders’ Representative, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations or Contracts with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

12.14 Stockholders’ Representative. By virtue of the adoption of this Agreement and the Transactions, including the approval of the principal terms of the Merger and the consummation of the Merger, or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder shall be deemed to have appointed the designation of, and hereby designates, Shareholder Representative Services LLC as the Stockholders’ Representative as of the Closing for all purposes in connection with this Agreement and any agreement ancillary hereto, including (a) to give and receive notices and communications to Parent for any purpose under this Agreement and the Additional Agreements; (b) to act on behalf of Company Securityholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger; and (c) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative may resign at any time. Such agency may be changed by the Company Securityholders from time to time upon no less than twenty (20) days’ prior written notice to Parent; provided, however, that the Stockholders’ Representative may not be removed unless holders of a majority of the Company Securities (on an as converted or exercised basis) outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of a majority of the Company Securities (on an as converted or exercised basis) outstanding immediately prior to the Effective Time. No bond shall be required of the Stockholders’ Representative. The Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement and any agreement ancillary hereto, except in the event of liability directly resulting from the Stockholders’ Representative’s gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and any agreement ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Company Securityholders, any such Representative Losses may be recovered by the Stockholders’ Representative from the funds in the Expense Fund; provided that, while this provision allows the Stockholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative under this Section 12.14. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. Upon the Closing, the Company will wire $15,000 (the “Expense Fund”) to the Stockholders’ Representative, which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. Neither the Company nor

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the Company Securityholders will receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Expense Fund to the Company.

12.15 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.15) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions, provided, that this Section 12.15 shall not apply to Section 12.14, which shall be enforceable by the Stockholders’ Representative in its entirety against the Company Securityholders.

12.16 Non-Survival of Representations and Warranties. Except in the case of fraud or with respect to any willful breach thereof, the representations and warranties set forth in ARTICLE IV and ARTICLE V and the covenants of any party hereto that are to be fully performed prior to Closing shall not, in each case, survive the Closing.

12.17 No Other Representations; No Reliance. NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent

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and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

FS DEVELOPMENT CORP. II

By:	/s/ James B. Tananbaum
Name:	James B. Tananbaum
Title:	Chief Executive Officer

Merger Sub:

ORCHARD MERGER SUB, INC.

By:	/s/ James B. Tananbaum
Name:	James B. Tananbaum
Title:	President, Treasurer and Secretary

Company:

PARDES BIOSCIENCES, INC.

By:	/s/ Uri A. Lopatin
Name:	Uri A. Lopatin, M.D.
Title:	Chief Executive Officer

Stockholders’ Representative:

Shareholder Representative Services LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature page to Agreement and Plan of Merger]

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AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to Agreement and Plan of Merger is made as of November 7, 2021 (the “Amendment Date”) by and among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Stockholders’ Representative”), FS Development Corp. II, a Delaware corporation (prior to the Effective Time, “Parent”, and at and after the Effective Time, “PubCo”), and Orchard Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of June 29, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to Section 12.2(a) of the Merger Agreement, the Merger Agreement may be amended by a writing signed by each party thereto;

WHEREAS, the Company, the Stockholders’ Representative, Parent and Merger Sub each wish to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the Company’s Board of Directors and the Parent’s Board of Directors have each approved and declared advisable this Amendment and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

Effective as of the date of this Amendment, the Merger Agreement is hereby amended as follows:

1.1.   Recitals.    Recital I is hereby amended to insert, after clause (iii), the following clause (iv):, and (iv) as of the date of the Amendment, approved and adopted the Amendment

1.2.   Definitions.    The list of defined terms in Section 1.1 of the Merger Agreement is hereby amended to insert, where applicable alphabetically, the following defined terms:

“Amendment” means that certain amendment to this Agreement, dated as of November 7, 2021, by and among each of the parties hereto.

“Parent Charter Amendment Class A Approval” means the affirmative vote of the holders of a majority of the outstanding Parent Class A Shares as of the record date for the Parent Stockholder Meeting, voting as a separate class.

“Parent Charter Amendment Proposal A” means a proposed second amended and restated certificate of incorporation, which will amend and restate the Parent Certificate of Incorporation.

“Parent Charter Amendment Proposal B” means a proposed amendment to the second amended and restated certificate of incorporation described in Parent Charter Amendment Proposal A, which amendment will increase the number of Parent Class A Shares from 100,000,000 to 250,000,000 and the total number of authorized shares of Parent capital stock from 110,000,000 shares to 260,000,000 shares.

1.3.   Parent’s Corporate Authorization.    The last sentence of Section 5.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The following are the only votes of the holders of any of Parent’s capital stock necessary for Parent to adopt this Agreement and approve the Merger and the consummation of the other Transactions (the approval by Parent’s stockholders of all of the following, collectively, the “Parent Stockholder Approval”): (1) approval by the affirmative vote of the holders of the requisite number of shares

Annex A-56

of Parent Common Stock under the Parent Certificate of Incorporation, the Parent Bylaws and the DGCL, present in person or by proxy and entitled to vote thereon, at the Parent Stockholder Meeting (assuming a quorum is present) required to approve (a) the Merger Proposal, (b) the Charter Amendment Proposals, (c) the Incentive Plan Proposal and (d) the Stock Issuance Proposal; and (2) with respect to Parent Charter Amendment Proposal B, the Parent Charter Amendment Class A Approval.

1.4.   Parent’s Board Approval.    Section 5.11 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

5.11       Board Approval.    The Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the stockholders of Parent, (c) determined that the Merger constitute a “Business Combination” as such term is defined in the Parent Certificate of Incorporation and the Parent Bylaws and (d) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (other than Parent Charter Amendment Proposal B) (the “Parent Board Recommendation”). The Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) has, as of the date of the Amendment, (a) adopted and approved the Amendment and (b) recommended to the stockholders of Parent to adopt and approve Parent Charter Amendment Proposal B.

1.5.   Cooperation with Form S-4/Proxy Statement; Other Filings.

(a)  The fifth sentence of Section 6.5(b) of the Merger Agreement is hereby amended by adding the following parenthetical (italics added for convenience) before the defined term Change in Recommendation: “…in connection with any of the Parent Proposals (other than Parent Charter Amendment Proposal B) (in each case, a “Change in Recommendation”);”

(b)  Clause (ii) of Section 6.5(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(ii) adoption and approval of the PubCo COI, in the form attached hereto as Exhibit G, including the change of the name of Parent to “Pardes Biosciences, Inc.”, which PubCo COI shall reflect (x) Parent Charter Amendment Proposal A and (y) subject to the receipt of the Parent Charter Amendment Class A Approval, Parent Charter Amendment Proposal B (together, the “Charter Amendment Proposals”);

(c)  The form of Exhibit G (PubCo COI) attached to the Merger Agreement is hereby amended and restated in its entirety in the form of Annex 1 attached to this Amendment.

(d)  Section 6.5 of the Merger Agreement is hereby amended to insert, at the end of such Section, the following clause (i):

(i)For the avoidance of doubt, the failure to obtain approval of Parent Charter Amendment Proposal B shall not be deemed a breach of this Agreement and the obligations of the parties to consummate the Merger pursuant to the terms of this Agreement shall not be conditioned upon the receipt thereof.

1.6.   Condition to the Obligations of the Parties.    Section 9.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(e)  The Parent Stockholder Approval (other than Parent Charter Amendment Proposal B) shall have been obtained.

Annex A-57

ARTICLE 2

MISCELLANEOUS

2.1.   No Other Amendment.    Each party hereto agrees that, except to the extent expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

2.2.   Reference to the Merger Agreement.    On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. Any reference to the Merger Agreement in any other instrument or document shall, unless otherwise stated, be deemed to be a reference to the Merger Agreement as amended by this Amendment.

2.3.   General Provisions.    Except as may be expressly amended by Article 1 of this Amendment, the provisions of Section 1.2 (Construction) and Article XII (Miscellaneous) of the Merger Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

[Signature Page Follows]

Annex A-58

IN WITNESS WHEREOF, the parties have duly executed this Amendment to be effective as of the Amendment Date.

Parent:

FS DEVELOPMENT CORP. II

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Chief Financial Officer

Merger Sub:

ORCHARD MERGER SUB, INC.

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Vice President

Company:

PARDES BIOSCIENCES, INC.

By:	/s/ Uri A. Lopatin
Name:	Uri A. Lopatin, M.D.
Title:	Chief Executive Officer

Stockholders’ Representative:

Shareholder Representative Services LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Title:	Director

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]

Annex A-59

Annex B

BY ELECTRONIC MAIL

June 29, 2021

Transaction Committee of the Board of Directors
FS Development Corp. II
600 Montgomery Street, Suite 4500
San Francisco CA 94111

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to FS Development Corp. II, a Delaware corporation (“FSII” and, at and after the effective time of the Transaction, “Pubco”) of the Consideration (as defined below) to be paid by FSII pursuant to the Agreement and Plan of Merger Agreement, dated as of June 29, 2021 (the “Agreement”), by and among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of the Company, FSII, and Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Agreement, at the effective time (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the merger (after the effective time, the Company may be referred to as the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Pubco (the “Transaction”). The “Consideration” consists of 32,500,000 shares of the common stock , par value $0.0001 per share, of Pubco (the “Pubco Shares”) to be issued in exchange for the Company Securities (as defined in the Agreement) in accordance with the terms of the Agreement. In addition, we understand that the Company has entered into subscription agreements with certain investors pursuant to which the Company will raise $75,000,000 through the sale of Pubco Shares (the “PIPE Financing”).

H.C. Wainwright & Co., LLC and its affiliates (collectively, “Wainwright”) are engaged in strategic advisory, underwriting and agency financing, principal investing, sales and trading, research and other financial and non-financial activities and services for various persons and entities. Wainwright and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of FSII, the Company, any of their respective affiliates, third parties and, as applicable, portfolio companies. We expect to receive fees for our services in connection with the Transaction upon the delivery of this opinion, and FSII has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain underwriting and agency services to FSII’s affiliates and their portfolio companies from time to time for which we have received, and may receive, compensation, including having acted as a co-manager with respect to ProQR Therapeutics N.V.’s confidentially marketed public offering of 15,923,077 common shares in March 2021; lead manager with respect to Aclaris Therapeutics, Inc.’s confidentially marketed public offering of 6,306,271 common shares in January 2021; lead manager with respect to Cullinan Management, Inc.’s initial public offering of 13,685,000 common shares in January 2021; co-manager with respect to Kura Oncology, Inc.’s follow-on public offering of 9,326,500 common shares in December 2020 and their confidentially marketed public offerings of 10,465,000 common shares in May 2020 and 6,785,000 common shares in June 2019; co-manager with respect to Keros Therapeutics, Inc.’s follow-on public offering of 2,990,000 common shares in November 2020 and their initial public offering of 6,900,000 common shares in April 2020; co-manager with respect to Wave Life Sciences Limited’s confidentially marketed public offerings of 8,333,334 common shares in September 2020 and 4,542,500 common shares in January 2019; co-manager with respect to Cytokinetics, Inc.’s follow-on public offering of 8,385,417 common shares in July 2020 and their conversion offering in November 2019; lead manager

Annex B-1

with respect to Acceleron Pharma Inc.’s follow-on public offering of 5,594,593 common shares in June 2020; co-manager with respect to Turning Point Therapeutics Inc.’s follow-on public offering of 6,229,167 common shares in May 2020; co-lead manager with respect to Protagonist Therapeutics Inc.’s follow-on public offering of 8,050,000 common shares in May 2020; co-manager with respect to Karyopharm Therapeutics, Inc.’s follow-on public offering of 7,187,500 common shares in March 2020; co-manager with respect to Denali Therapeutics, Inc.’s follow-on public offering of 9,000,000 common shares in January 2020; and co-manager with respect to Epizyme, Inc.’s confidentially marketed public offering of 15,000,000 common shares in March 2019. Wainwright may also in the future provide financial advisory and/or underwriting services to FSII, the Company and their respective third parties, affiliates and, as applicable, portfolio companies, for which Wainwright may receive compensation.

In connection with this opinion, we have reviewed, among other things:

•        the Agreement;

•        the registration statement on Form S-1 of FSII filed on January 26, 2021 and the amendments thereto;

•        certain interim reports and other communications to shareholders of FSII;

•        certain internal information, such as expenses expected to be incurred following the closing of the Transaction as prepared by management of the Company and approved for our use by FSII (the “Expense Forecast”); and

•        certain internal financial analyses and forecasts for the Company as prepared by the management of FSII and approved for our use by FSII, including certain forecasts of certain tax assets of the Company (together with the Expense Forecast, the “Forecasts”).

We have also held discussions with members of the senior management of the Company and FSII regarding their assessment of the potential benefits of the Transaction and the past and current business operations, financial condition and future prospects of the Company and Pubco; reviewed the financial and stock market information for certain other companies in the biotechnology industry the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biotechnology industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts are reasonable and consistent with the best currently available estimates and judgments of the management of the Company. We express no view or opinion with respect to the Forecasts or the assumptions on which they are based. For purposes of our financial analyses and this opinion, with your consent, we (i) have assumed that the value of each share of Pubco capital stock (including, without limitation, each Pubco Share) is equal to the original issue price per share of Class A common stock of FSII of $10.00 per share, notwithstanding any different terms of such shares that could impact their value, and (ii) did not perform any financial analyses to evaluate the value of FSII or to derive valuation references ranges for any shares of FSII for purposes of comparison with the value ascribed to such shares (as described in clause (i)) or otherwise. We have also assumed, with your consent, that the Transaction will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

We have not made an independent evaluation, appraisal or regulatory or technical assessment of the assets and liabilities (including any contingent, derivative or other off balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation, appraisal or assessment. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the

Annex B-2

Transaction, if any, will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. Our opinion does not address the underlying business decision of FSII to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to FSII; nor does it address any legal, regulatory, tax or accounting matters.

This opinion addresses only the fairness from a financial point of view to FSII, as of the date hereof, of the Consideration to be paid. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction (including the PIPE Financing), including the contracts and arrangements between FSII, the Company and/or their respective affiliates, the allocation of the amount or form of the Consideration among the Company Securities, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of FSII or the Company or any class of such persons in connection with the Transaction, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or FSII. We are not expressing any opinion as to the prices at which any shares of capital stock of Pubco will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on FSII or the Company, or the Transaction, or as to the impact of the Transaction on the solvency or viability of FSII or the Company or the ability of FSII or the Company to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

We have not been requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (ii) negotiate the terms of the Transaction, (iii) advise the Board, the Transaction Committee of the Board of Directors of FSII (the “Transaction Committee”), the Company or any other party with respect to alternatives to the Transaction, or (iv) identify, introduce to the Board, the Transaction Committee, the Company or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction.

The opinion expressed herein is provided for the information and assistance of the Transaction Committee in connection with its consideration of the Transaction. Such opinion is not intended to be, and does not constitute, a recommendation to the board of directors of FSII (the “Board”), the Transaction Committee, the Company, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of the Class A common stock of FSII should redeem their shares or whether any party should participate in the PIPE Financing. This opinion has been approved by the Fairness Opinion Committee of Wainwright.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid pursuant to the Agreement is fair from a financial point of view to FSII.

Very truly yours,

H.C. Wainwright & Co., LLC

Annex B-3

Annex C

SECOND
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FS DEVELOPMENT CORP. II

[•], 2021

FS Development Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “FS Development Corp. II”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 21, 2020 (the “Original Certificate”). The First Amendment to the Original Certificate was filed with the Secretary of State of the State of Delaware on February 5, 2021 (the “First Amendment”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate, as amended by the First Amendment, was filed with the Secretary of State of the State of Delaware on February 16, 2021.

2.      This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate” or this “Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.      This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.      Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.      This Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated June 29, 2021 (the “Merger Agreement”), by and among the Corporation, Pardes Biosciences, Inc., Orchard Merger Sub and Shareholder Representative Services LLC (solely in its capacity as the stockholder representative as set forth therein). As part of the transactions contemplated by the Merger Agreement, and in accordance with Section 4.3(b) of the First Amended and Restated Certificate, all shares of outstanding Class B Common Stock of the Corporation shall automatically be converted, on a one-to-one basis, into shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Second Amended and Restated Certificate, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second Amended and Restated Certificate and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be renamed as Common Stock for all purposes of this Second Amended and Restated Certificate.

6.      The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

Name

The name of the corporation is Pardes Biosciences, Inc.

Annex C-1

ARTICLE II

Registered Office; Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

[Capitalization Paragraph upon approval of Charter Amendment Proposal A (only):    The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred and Ten Million (110,000,000) of which (i) One Hundred Million (100,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).]

[Capitalization Paragraph, as further amended, upon approval of Charter Amendment Proposal B:    The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred and Sixty Million (260,000,000) of which (i) Two Hundred and Fifty Million (250,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).]1

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

____________

1         NTD: Capital stock to be confirmed.

Annex C-2

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V

Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. Subject to the terms of the Registration Rights Agreement, dated as of [•], 2021, by and among the Corporation and certain of its stockholders (as amended, modified and/or supplemented from time to time, the “Registration Rights Agreement”) and the Voting Agreement, dated as of [•], 2021, by and among the Corporation and certain of its stockholders (as amended, modified and/or supplemented from time to time, the “Voting Agreement”), the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be J. Jay Lobell and Deborah M. Autor;

Annex C-3

the initial Class II Directors of the Corporation shall be Michael D. Varney, Ph.D. and Laura J. Hamill; and the initial Class III Directors of the Corporation shall be Uri A. Lopatin, M.D. and James B. Tananbaum, M.D.. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. The mailing address of each person who is to serve initially as a director is c/o Pardes Biosciences Inc., 2173 Salk Ave, Suite 250, PMB#052, Carlsbad, CA 92008. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto and subject to the terms of the Registration Rights Agreement and the Voting Agreement, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders (except as otherwise provided in the Registration Rights Agreement and the Voting Agreement). Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect and subject to the terms of the Registration Rights Agreement and the Voting Agreement, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

Limitation of Liability

1. Limitation of Director Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL

Annex C-4

or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

3. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

Amendment of By-Laws

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

[End of Text]

Annex C-5

This SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of [•], 2021.

FS DEVELOPMENT CORP. II

By:
Name:
Title:

[Signature Page to PubCo Certificate of Incorporation]

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Annex D

FORM OF PUBCO BY-LAWS

AMENDED AND RESTATED
BY-LAWS
OF
PARDES BIOSCIENCES, INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1.    Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2.    Notice of Stockholder Business and Nominations.

(a)     Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in these By-laws as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Sections 2(a)(2) and (3) of these By-laws to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in these By-laws, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2)    For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of these By-laws, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by these By-laws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these By-laws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public

Annex D-1

offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A)as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B)         as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)         (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any), (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the

Annex D-2

material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D)        (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E)         a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3)    A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-laws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4)    Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

Annex D-3

(b)    General.

(1)    Only such persons who are nominated in accordance with the provisions of these By-laws, the Registration Rights Agreement, dated as of [•], by and among the Corporation and certain of its stockholders (as amended, modified and/or supplemented from time to time, the “Registration Rights Agreement”) and the Voting Agreement, dated as of [•], 2021, by and among the Corporation and certain of its stockholders (as amended, modified and/or supplemented from time to time, the “Voting Agreement”) shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these By-laws, the Registration and Shareholder Rights Agreement, the Voting Agreement or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of these By-laws, the Registration and Shareholder Rights Agreement or the Voting Agreement. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of these By-laws, the Registration and Shareholder Rights Agreement or the Voting Agreement, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of these By-laws, the Registration and Shareholder Rights Agreement or the Voting Agreement. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of these By-laws, the Registration and Shareholder Rights Agreement or the Voting Agreement, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2)    Except as otherwise required by law, the Registration and Shareholder Rights Agreement or the Voting Agreement, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)    For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5)    Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws. Nothing in these By-laws shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c)     Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Annex D-4

SECTION 3.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 4.    Notice of Meetings; Adjournments.

(a)     A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b)    Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c)     Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d)    The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e)    When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30)

Annex D-5

days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5.    Quorum. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6.    Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7.    Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8.    Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9.    Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided, further, that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

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SECTION 10.    Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1.    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2.    Number and Terms. Subject to the terms of the Registration and Shareholder Rights Agreement and the Voting Agreement, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3.    Qualification. No director need be a stockholder of the Corporation.

SECTION 4.    Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate, the Registration and Shareholder Rights Agreement and the Voting Agreement.

SECTION 5.    Removal. Directors may be removed from office only in the manner provided in the Certificate, the Registration and Shareholder Rights Agreement and the Voting Agreement.

SECTION 6.    Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7.    Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8.    Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9.    Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the

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records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10.    Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Section 10, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11.    Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13.    Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14.    Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15.    Committees. Subject to the terms of the Registration and Shareholder Rights Agreement and the Voting Agreement, the Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16.    Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

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ARTICLE III

Officers

SECTION 1.    Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2.    Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3.    Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4.    Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5.    Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6.    Removal. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7.    Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8.    Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9.    President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10.    Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11.    Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12.    Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13.    Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14.    Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation,

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and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15.    Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1.    Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2.    Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3.    Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is

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given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5.    Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

SECTION 6.    Lock-Up.

(a)     Definitions. For purposes of this Section 6:

(i)    “Lock-up Period” means the period beginning on the closing date of the Pardes Transaction and ending on the date that is one hundred eighty (180) days after the closing date of the Pardes Transaction (as defined in Article IV, Section 6(b));

(ii)    “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Pardes Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Pardes Transaction) and the Pardes Equity Award Shares (as defined below);

(iii)    “Permitted Transferees” shall mean, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 6(c); and

(iv)    “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) public announcement of any intention to effect any transaction specified in clauses (A) or (B).

(b)    Subject to Section 6(c), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (i) as consideration pursuant to the merger of Orchard Merger Sub, Inc., a Delaware corporation, with and into Pardes Biosciences, Inc., a Delaware corporation (the “Pardes Transaction”) or (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Pardes Transaction in respect of awards of Pardes Biosciences, Inc., outstanding immediately prior to the closing of the Pardes Transaction (such shares referred to in Section 6(b)(ii), the “Pardes Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(c)     Notwithstanding the provisions set forth in Section 6(b), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Corporation’s officers or directors, (B) any affiliates or family members of the Corporation’s officers or directors or (C) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Corporation; or (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Pardes Transaction.

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(d)    Notwithstanding the other provisions set forth in this Section 6, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein. In addition, for the avoidance of doubt, to the extent any Lock-up Holders are subject to a more restrictive lock-up agreement with the Corporation, the terms of such lock-up agreement shall apply.

ARTICLE V

Indemnification

SECTION 1.    Definitions. For purposes of this Article:

(a)     “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)    “Director” means any person who serves or has served the Corporation as a director on the Board of Directors; including, for the avoidance of doubt, any person who has served as a director of FS Development Corp. II, a Delaware corporation;

(c)      “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)    “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)     “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)     “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g)    “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors, including, for the avoidance of doubt, any person who has served as an officer of FS Development Corp. II, a Delaware corporation;

(h)    “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i)     “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

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SECTION 2.    Indemnification of Directors and Officers.

(a)     Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1)    Actions, Suits and Proceedings Other than By or In the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2)    Actions, Suits and Proceedings By or In the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3)    Survival of Rights.    The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4)    Actions by Directors or Officers.    Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3.    Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

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SECTION 4.    Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.

SECTION 5.    Advancement of Expenses to Directors Prior to Final Disposition.

(a)     The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b)    If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)     In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6.    Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)     The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7.    Contractual Nature of Rights.

(a)     The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or

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modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b)    If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.

(c)     In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8.    Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10.    Other Indemnification. Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

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ARTICLE VI

Miscellaneous Provisions

SECTION 1.    Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2.    Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3.    Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4.    Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5.    Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6.    Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7.    Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Second Amended and Restated Certificate of Incorporation of the Corporation, as further amended and/or restated and in effect from time to time.

SECTION 8.    Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or By-laws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate or By-laws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine. The provisions of this Section 8 shall not apply to any claims arising under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of California shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9.    Amendment of By-laws.

(a)     Amendment by Directors. Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b)    Amendment by Stockholders. Except as otherwise required by these By-laws or by law, these By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of [not less than two thirds (2/3)] of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

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SECTION 10.    Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11.    Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

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Annex E

PARDES BIOSCIENCES INC.

2021 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Pardes Biosciences Inc. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Pardes Biosciences Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two NonEmployee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 29, 2021, by and among the Company and the other parties thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), Nasdaq Global Market, The New York Stock Exchange or another

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national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” means the occurrence of any of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, (iv) during any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii), (iii), or (v) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or (v) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. Notwithstanding the foregoing, if a Sale Event constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, then to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction or event described in clauses (i), (ii), (iii), (iv) or (v) with respect to such Award (or portion thereof) will not be deemed a Sale Event unless the transaction qualifies as a “change in control event” within the meaning of Section 409A. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Sale Event has occurred pursuant to the above definition, the date of the occurrence of such Sale Event and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Sale Event is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, Non-Employee Director or Consultant of the Company or any Affiliate. Unless as otherwise set forth in the Award Certificate, a Service Relationship shall be deemed to continue without interruption in the event a grantee’s status changes from full-time employee to part-time

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employee or a grantee’s status changes from employee to Consultant or Non-Employee Director or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.

“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Substitute Award” means an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)     Administration of Plan.    The Plan shall be administered by the Administrator.

(b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)     to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)   to determine the number of shares of Stock to be covered by any Award;

(iv)   to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)   subject to the provisions of Section 5(c) or 6(d), to extend at any time the period in which Stock Options or Stock Appreciation Rights, respectively, may be exercised; and

(vii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

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All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)     Delegation of Authority to Grant Awards.    Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Award Certificate.    Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event the Service Relationship terminates.

(e)     Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)     Non-U.S. Award Recipients.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)     Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [•] shares (the “Initial Limit”),1 plus on January 1, 2022 and on each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) five (5%) percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”), in all cases subject to adjustment as provided in Section 3(b). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 3,500,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of this Plan, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back

____________

1        13% unallocated option pool + outstanding awards assumed at Effective Time.

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to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to a grantee in any calendar year.

(b)    Changes in Stock.    Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)    Mergers and Other Transactions.    In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent that the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions that are not vested, exercisable and/or nonforfeitable immediately prior to the effective time of the Sale Event shall become fully vested, exercisable and/or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested, exercisable and/or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

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(d)    Substitute Awards.    Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan, except as may be required by reason of Code Section 422, and shares of Stock subject to such Substitute Awards shall not be added to the shares of Stock available for Awards under the Plan as provided in Section 3(a) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if allowed under applicable law, be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan (and shares of Stock subject to such Awards shall not be added to the shares of Stock available for Awards under the Plan as provided in Section 3(a) above); provided that Awards using such available shares of Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

(e)     Maximum Awards to Non-Employee Directors.    Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $750,000, provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.    ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.    STOCK OPTIONS

(a)     Award of Stock Options.    The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Option is otherwise exempt from or compliant with Section 409A.

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(c)     Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)     Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i)     In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)   By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)   With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

In addition, to the extent that (A) a Stock Option that is not an Incentive Stock Option is vested and remains outstanding and has not been exercised by the optionee as of the Stock Option’s expiration date and (B) the Fair Market Value of the Stock exceeds the exercise price of the Stock Option on such date, then such Stock Option shall automatically be exercised on its expiration date (without any action required on the part of the optionee) pursuant to the “net exercise” arrangement described in (iv) above. Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)     Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

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SECTION 6.    STOCK APPRECIATION RIGHTS

(a)     Award of Stock Appreciation Rights.    The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise exempt from or compliant with Section 409A.

(c)     Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.    RESTRICTED STOCK AWARDS

(a)     Nature of Restricted Stock Awards.    The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder.    Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)     Restrictions.    Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

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(d)    Vesting of Restricted Shares.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.    RESTRICTED STOCK UNITS

(a)     Nature of Restricted Stock Units.    The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)     Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.    The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.    CASH-BASED AWARDS

Grant of Cash-Based Awards.    The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals, including continued employment (or other Service Relationship). The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

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SECTION 11.    DIVIDEND EQUIVALENT RIGHTS

(a)     Dividend Equivalent Rights.    The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

SECTION 12.    Transferability of Awards

(a)     Transferability.    Except as provided in Section 12(b) below or otherwise determined by the Administrator, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action.    Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or Non-Employee Director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Certificate. In no event may an Award be transferred by a grantee for value.

(c)     Family Member.    For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary.    To the extent permitted by the Company and valid under applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate or legal heirs.

SECTION 13.    TAX WITHHOLDING

(a)     Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for tax purposes, pay to the Company or any applicable Affiliate, or make arrangements satisfactory to the Administrator

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regarding payment of, any U.S. and non-U.S. federal, state, or local taxes of any kind required by law to be withheld by the Company or any applicable Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company and its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Stock.    The Administrator may cause any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14.    Section 409A awards

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15.    TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)     Termination of Service Relationship.    If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)     a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.    AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Sections 3(b), 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive

Annex E-11

Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.    GENERAL PROVISIONS

(a)     No Distribution.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Stock.    To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)     Stockholder Rights.    Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)     Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)     Clawback Policy.    Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

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SECTION 19.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, applied without regard to conflict of law principles.

SECTION 21.    UNFUNDED PLAN

This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

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Annex F

SUBSCRIPTION AGREEMENT

FS Development Corp. II
900 Larkspur Landing Circle, Suite 150
Larkspur, CA 94939

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between FS Development Corp. II, a Delaware corporation (“FSII”), and Pardes Biosciences, Inc., a Delaware corporation (“Target”), pursuant to a merger agreement to be entered into among FSII, Target, and the other parties thereto (the “Transaction Agreement”), FSII is seeking commitments from interested investors to purchase shares of Class A common stock, par value $0.0001 per share (the “Shares”), of FSII, for a purchase price of $10.00 per share (the “Per Share Purchase Price”). The aggregate purchase price to be paid by the undersigned (the “Investor”) for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” On or about the date of this Subscription Agreement, FSII is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 7,500,000 Shares, at a per share price equal to the Per Share Purchase Price.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor and FSII agree as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from FSII, and FSII agrees to issue and sell to the Investor upon the payment of the Subscription Amount, such number of Shares as is set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction, as provided in the Transaction Agreement. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of the Transaction and immediately after the Merger (as defined in the Transaction Agreement). Upon (i) satisfaction or waiver of the conditions set forth in Section 3 below and (ii) delivery of written notice from (or on behalf of) FSII to the Investor (the “Closing Notice”) that FSII reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the undersigned, the Investor shall deliver to FSII, at least three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), or such other date on or prior to the Closing Date as otherwise agreed to by FSII and the Investor, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) (which account shall not be an escrow account) specified by FSII in the Closing Notice. On the Closing Date, FSII shall (A) issue a number of Shares to the Investor set forth on the signature page of this Subscription Agreement and subsequently cause the Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) in the name of the Investor (or its nominees in accordance with its delivery instructions) or to a custodian designated by the Investor, as applicable, on FSII’s share register and (B) provide evidence from FSII’s transfer agent of the issuance to the Investor of such Shares on and as of the Closing Date; provided, however, that FSII’s obligation to issue the Shares to the Investor is contingent upon FSII having received the Subscription Amount in full in accordance with this Section 2. Notwithstanding the foregoing, for any Investor that informs FSII (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Investor shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from FSII’s transfer agent of the issuance to such Investor of the Shares on and as of the Closing Date) the Subscription Amount for such Shares by wire transfer of United States dollars in immediately available funds to the account (s) (which account shall not be an escrow account) specified by FSII in the Closing Notice against delivery by FSII to

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such Investor of such Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of such Investor (or its nominees in accordance with its delivery instructions) or to a custodian designated by such Investor, as applicable, on FSII’s share register and evidence from FSII’s transfer agent of the issuance to such Investor of such Shares on and as of the Closing Date. If the Closing of the Transaction does not occur within three (3) business days after the Closing Date, FSII shall promptly (but no later than three (3) business days after the Closing Date) return the funds so delivered by the Investor to FSII by wire transfer in immediately available funds to the account specified by the Investor. For purposes of this Subscription Agreement, “business day” shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which commercial banks in New York, New York and San Diego, California are open for the general transaction of business.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(ii) no suspension of the qualification of the Shares for offering or sale or trading on the Stock Exchange (as defined below) or, to FSII’s knowledge, initiation or threatening of any proceedings for any such purpose, shall have occurred prior to the Closing;

(iii) (A) all conditions precedent to the closing of the Transaction shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction) and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing; and

(iv) the Shares shall have been approved for listing on the Stock Exchange.

b. The obligation of FSII to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be so true and correct as of such specified earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations warranties, covenants and agreements of the Investor contained in this Subscription Agreement in all material respects (other than those representations, warranties, covenants and agreements of the Investor that are qualified by materiality, which shall be considered reaffirmed by the Investor in all respects) as of the Closing Date; and (ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of FSII contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be so true and correct as of such specified earlier date), and consummation of the Closing shall constitute a reaffirmation by FSII of each of the representations, warranties, covenants and agreements of FSII contained in this Subscription Agreement in all material respects other than those representations, warranties, covenants and agreements of FSII that are qualified by materiality, which shall be considered reaffirmed by FSII in all respects as of the Closing Date; (ii) FSII shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; (iii) the terms of the Transaction Agreement shall not have been amended, modified or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under

Annex F-2

this Subscription Agreement; and (iv) there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Investors thereunder unless the Investor has been offered substantially the same benefits.

4. Further Assurances. At or prior to the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. FSII Representations and Warranties. FSII represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

a. FSII has been duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under FSII’s certificate of incorporation (as amended to the Closing Date) or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by FSII and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes the valid and binding agreement of FSII and is enforceable against FSII in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

d. The execution and delivery of this Subscription Agreement, the issuance and sale of the Shares and the compliance by FSII with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of FSII or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which FSII or any of its subsidiaries is a party or by which FSII or any of its subsidiaries is bound or to which any of the property or assets of FSII is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of FSII and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially and adversely affect the ability of FSII to consummate the Transaction, the validity of the Shares or the legal authority of FSII to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of FSII; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over FSII or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the validity of the Shares or the legal authority of FSII to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all filings, registration statements, proxy statements, reports and other documents (the “SEC Reports”) required to be filed by FSII with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FSII included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of FSII as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by FSII from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

Annex F-3

f. FSII has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in FSII other than the Other Subscription Agreements, the Transaction Agreement, any letters or agreements relating to board observer rights, or any agreement with FS Development Holdings II, LLC, or any affiliate thereof, to purchase Shares in connection with the backstop of any redemptions by any of FSII’s public stockholders (“Public Stockholders”) of their Shares. No Other Subscription Agreement contains terms (economic or otherwise) more favorable to such Other Investor or investor than as set forth in this Subscription Agreement. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

g. FSII is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by FSII of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by The Nasdaq Capital Market, or such other applicable stock exchange on which the Shares are then listed (the “Stock Exchange”) and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. FSII is in compliance with all applicable laws and rules of The Nasdaq Capital Market.

h. As of the date of this Subscription Agreement, the authorized capital stock of FSII consists of 100,000,000 Shares of which 20,727,500 are outstanding, 10,000,000 shares of Class B common stock, par value $0.0001 per share of which 5,031,250 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. No other shares of capital stock or other voting securities of FSII are issued, reserved for issuance or outstanding. All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, FSII’s organizational documents or any contract to which FSII is a party or by which FSII is bound. Except as set forth in FSII’s organizational documents, there are no outstanding contractual obligations of FSII to repurchase, redeem or otherwise acquire any Shares or any capital equity of FSII. Except as set forth in FSII’s certificate of incorporation, there are no securities or instruments issued by or to which FSII is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares pursuant to this Subscription Agreement or (ii) the shares to be issued pursuant to any Other Subscription Agreement. There are no outstanding contractual obligations of FSII to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person or entity.

i. The issued and outstanding Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of FSII, threatened against FSII by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Shares on the Stock Exchange or to deregister the Shares under the Exchange Act. FSII has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

j. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by FSII to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of FSII, threatened against FSII or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against FSII.

l. FSII has not received any written communication from a governmental authority that alleges that FSII is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

Annex F-4

m. Other than the Placement Agents (as defined below), FSII has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and FSII is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares hereunder other than to the Placement Agents.

n. FSII acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide FSII with any notice thereof; provided, however, that neither FSII, Target or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge.

o. FSII is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6. Investor Representations and Warranties. The Investor represents and warrants to FSII that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an institutional “accredited investor” or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for his, her or its own account and not for the account of others, or if the undersigned is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to FSII or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases in clauses (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Investor understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that FSII files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c. The Investor understands and agrees that the Investor is purchasing the Shares from FSII. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by FSII, Target or their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

Annex F-5

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including with respect to FSII, Target or the Transaction. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed the SEC Reports and any disclosure documents used in the offering of the Shares. The Investor represents and agrees that the Investor and the Investor’s professional advisor(s), if any (i) have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and (ii) have independently made their own analysis and decision to invest in FSII.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and FSII, Target, or a representative of FSII or Target, including the Placement Agents, and the Shares were offered to the Investor solely by direct contact between the Investor and FSII, Target, or a representative of FSII or Target. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Target, FSII, Jefferies LLC or SVB Leerink LLC (each a “Placement Agent”, and together, the “Placement Agents”) or their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, employees or representatives), other than the representations and warranties of FSII contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in FSII.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in FSII’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in FSII. The Investor acknowledges specifically that a possibility of total loss exists.

i. Investor acknowledges and agrees that neither of the Placement Agents, nor any affiliate of the Placement Agents, has provided Investor with any information or advice with respect to the Shares nor is such information or advice necessary or desired. Neither of the Placement Agents nor any of their respective affiliates has made or makes any representation as to FSII, Target or the quality or value of the Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to FSII or Target which Investor agrees need not be provided to it. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, employees or representatives concerning FSII, Target, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The Investor has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or

Annex F-6

operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and assuming that this Subscription Agreement constitutes the valid and binding obligation of FSII, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the undersigned in accordance with its terms except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

m. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n. No disclosure or offering document has been prepared by either of the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Shares.

o. Neither the Placement Agents nor any of their respective affiliates, directors, officers, employees, representatives and controlling persons have made any independent investigation with respect to FSII, Target, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by FSII.

p. In connection with the issue and purchase of the Shares, neither of the Placement Agents nor any of their respective affiliates has acted as the Investor’s financial advisor or fiduciary.

q. The Investor has or has commitments to have, and at the Closing will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares when required pursuant to this Subscription Agreement.

r. The Investor acknowledges that it is aware that the Placement Agents are acting as FSII’s placement agents or financial advisors and certain of the Placement Agents are acting as financial advisor to Target in connection with the Transaction.

s. If Investor is an individual, Investor hereby understands and acknowledges that none of SVB Leerink LLC, Jefferies LLC, or any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to Investor.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, FSII agrees that, within thirty (30) calendar days after the consummation of the Transaction, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of such Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) ninety (90) calendar days (or one hundred-twenty (120) calendar days if the SEC notifies FSII that it will “review” the Registration Statement) following the Closing Date and (ii) ten (10) business days after FSII is notified in writing by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. FSII agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective, except for such times as FSII is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement or (iii) on the first date on which the Investor

Annex F-7

can sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations and without the requirement for FSII to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). The Investor agrees to disclose its beneficial ownership as determined in accordance with Rule 13d-3 of the Exchange Act to FSII upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents FSII from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), FSII will use commercially reasonable efforts to (1) qualify the Shares for listing on the Stock Exchange and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares, FSII will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as FSII remains subject to such requirements and (C) provide all customary and reasonable cooperation, necessary, in each case, to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. Notwithstanding anything to the contrary contained herein, FSII may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of FSII determines in good faith that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of FSII or would require premature disclosure of information that could materially adversely affect FSII (each such circumstance, a “Suspension Event”); provided, that, (I) FSII shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions or for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period and (II) FSII shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. If so directed by FSII, the Investor will deliver to FSII or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. FSII’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to FSII such information regarding the Investor, the securities of FSII held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by FSII to effect the registration of such Shares, and shall execute such documents in connection with such registration as FSII may reasonably request that are customary of a selling stockholder in similar situations, including providing that FSII shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout period or similar period or as permitted hereunder. Investor shall not be entitled to use the Registration Statement for an underwritten offering. For purposes of clarification, any failure by FSII to timely file the Registration Statement or to have such Registration Statement declared effective pursuant to this Section 7(a) shall not otherwise relieve FSII of its obligations to file or effect the Registration Statement set forth in this Section 7.

b. At its expense FSII shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by FSII of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading

Annex F-8

and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from FSII (which notice shall not contain any material non-public information regarding FSII) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which FSII agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by FSII that it may resume such offers and sales and (2) it will maintain the confidentiality of any information included in such written notice delivered by FSII except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. FSII shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as FSII is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, FSII shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c. Indemnification.

(i) FSII agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, employees, advisors and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) that arise out of or are caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to FSII by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless FSII, its directors, officers, employees, advisors and agents, and each person who controls FSII (within the meaning of the Securities Act) from and against any and all Losses that arise out of or are caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the

Annex F-9

indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(c) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(c) from any person who was not guilty of such fraudulent misrepresentation.

d. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any affiliate of the undersigned Investor to which the rights under this Section 7 shall have been duly assigned.

e. FSII shall use its commercially reasonable efforts to cause its transfer agent to remove the legend described in Section 6(b) and to issue a certificate or a book entry record without such legend to the holder of the Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”) within five (5) business days of the Investor’s request to do so, if (i) such Shares are registered for resale under the Securities Act, upon the sale thereof or (ii) the Shares can be sold, assigned or transferred without restriction or current public information requirements pursuant to Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and any requirement for FSII to be in compliance with the current public information required under Rule 144(c) or Rule 144(i), as applicable, and in each case, FSII shall provide its transfer agent such instructions and, if required, shall request its legal counsel to deliver an opinion, with respect to such request, provided that the holder provides FSII, its transfer agent and its legal counsel, as applicable, with an undertaking to effect any sales or other transfers in accordance with the Securities Act and other customary representations and other documentation, if any, as reasonably requested by FSII, its transfer agent or its legal counsel, establishing that restrictive legends are no longer required. FSII shall be responsible for the fees of the transfer agent and all DTC fees associated with such issuance. The Investor shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, fees and disbursements of their legal counsel and any applicable transfer taxes).

Annex F-10

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing or (d) if the Closing has not occurred by January 28, 2022 (the “Outside Date”) (provided, that the right to terminate this Subscription Agreement pursuant to this clause (d) shall not be available to the Investor if the Investor’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a) through (d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. FSII shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, any monies paid by the Investor to FSII in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor hereby acknowledges that FSII has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of FSII entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Investor hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with FSII and will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right to distributions from the Trust Account in accordance with FSII’s certificate of incorporation in respect of any redemptions by the Investor in respect of Shares acquired by means other than pursuant to this Subscription Agreement. Nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with FSII to not exercise such redemption right.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof.

b. FSII may request from the Investor such additional information as FSII may deem necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, FSII agrees to keep any such information provided by the Investor confidential. The Investor acknowledges that FSII may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report of FSII or a registration statement of FSII.

c. The Investor acknowledges that FSII, the Placement Agents (as third party beneficiaries with the right to enforce Section 5, Section 6, Section 10 and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of FSII or Target) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify FSII

Annex F-11

and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect (other than those acknowledgements, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify FSII and the Placement Agents if they are no longer accurate in any respect).

d. FSII acknowledges that the Investor and the Placement Agents (as third-party beneficiaries with the right to enforce Sections 5, Section 6, Section 10 and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of the Investor or FSII) will rely on the acknowledgments, understandings, agreements, representations and warranties of FSII contained in this Subscription Agreement. Prior to the Closing, FSII agrees to promptly notify the Investor and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect (other than those acknowledgements, understandings, agreements, representations and warranties qualified by materiality, in which case FSII shall notify the Investor and the Placement Agents if they are no longer accurate in any respect).

e. FSII and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, provided, however, that the foregoing shall not give the Placement Agents any rights other than those expressly set forth herein.

f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

h. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(c), Section 10(c), Section 10(d), Section 10(e) and Section 11, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

i. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

k. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

l. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

Annex F-12

m. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(l).

n. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 10(m), (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) five (5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(m). All communications sent to FSII shall be sent to: FS Development Corp. II, 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939, Attn: Jim Tananbaum, email: jim@foresitecapital.com, with a copy to: White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, Attn: Joel L. Rubinstein, Esq., email: joel.rubinstein@whitecase.com.

11. Non-Reliance and Exculpation.

a. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors and employees), other than the statements, representations and warranties of FSII expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in FSII. The Investor agrees that none of (i) any of the Other Investors pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares (including the respective controlling persons, officers, directors, partners, agents, or employees of any Other Investor), (ii) the Placement Agents, their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees or (iii) any other party to the Transaction Agreement, including any

Annex F-13

such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto shall be liable to the Investor or any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

b. Without limiting the generality of Section 11(a) or any other provision in this Subscription Agreement, each party hereto agrees for the express benefit of the Placement Agents, their respective affiliates and their respective representatives that: (i) neither the Placement Agents nor any of their affiliates or any of their representatives (1) shall be liable for any improper payment made in accordance with the information provided by FSII; (2) make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of FSII pursuant to this Subscription Agreement or any agreement contemplated therein, or in connection with the Transaction; or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Subscription Agreement or any agreement contemplated therein or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement, except, with respect to clause (3) only, for such party’s own gross negligence, willful misconduct or bad faith; and (ii) the Placement Agents, their affiliates and their representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of FSII.

12. Disclosure. FSII shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases to furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the transactions contemplated hereby, all material terms of the Transaction and any other material, non-public information that FSII has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of FSII, the Investor shall not be in possession of any material, non-public information received from FSII or any of its officers, directors or employees. Notwithstanding the foregoing, FSII shall not publicly disclose the name of the Investor or any affiliate or investment adviser of the Investor, or include the name of the Investor or any affiliate or investment adviser of the Investor in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent (including by e-mail) of the Investor, except as required by the federal securities laws, rules or regulations, and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the Nasdaq regulations, in which case FSII shall provide the Investor with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Investor regarding such disclosure.

[SIGNATURE PAGES FOLLOW]

Annex F-14

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By: _______________________________________
Name: _______________________________________
Title: ______________________________________
Name in which Shares are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn: _______________________________________	Attn: _______________________________
Email:	Email:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by FSII in the Closing Notice.

Annex F-15

IN WITNESS WHEREOF, FSII has accepted this Subscription Agreement as of the date set forth below.

By:
Name:
Title:

Date:         , 2021

Annex F-16

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.     QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐    We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.      INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.      ☐    We are an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.      ☐    We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐    Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐    Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐    Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐    Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐    Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

C.     INSTITUTIONAL ACCOUNTS STATUS

☐    We are an “institutional account” (as defined in FINRA RULE 4512(c)).

Annex F-17

D.     ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.      ☐    I am an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.      ☐    I am a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐    Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐    Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability; or

☐    Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex F-18

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our Current Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Current Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Current Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Current Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Current Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Current Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Current Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Current Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Current Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Current Charter may have or hereafter acquire under law, our Current Charter, our Current By-laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Current Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Current Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Current Charter.

Our Current By-laws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Current Charter. In addition, our Current By-laws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Current By-laws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Current By-laws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors a form that was filed as Exhibit 10.5 of our Registration Statement on Form S-1, filed with the SEC on January 26, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1

Merger Agreement, dated as of June 29, 2021, by and between FS Development Corp. II, Orchard Merger Sub, Inc., Pardes Biosciences, Inc. and Shareholder Representative Services LLC, as amended (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1	Amended and Restated Certificate of Incorporation of FS Development Corp. II (incorporated by reference to Exhibit 3.1 of FS Development Corp. II’s Form 8-K, filed with the SEC on February 19, 2021).
3.2	By-laws of FS Development Corp. II (incorporated by reference to Exhibit 3.3 of FS Development Corp. II’s Form S-1, filed with the SEC on January 26, 2021).
3.3	Form of Amended and Restated Certificate of Incorporation (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).
3.4	Form of Amended and Restated Bylaws (included as Annex D to the proxy statement/prospectus forming part of this registration statement).
4.1	Specimen Common Stock Certificate of the Combined Entity.
5.1	Opinion of White & Case LLP as to the validity of the shares of Common Stock of FS Development Corp. II
10.1†	Form of 2021 Stock Option and Incentive Plan (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).
10.2	Form of Subscription Agreement (included as Annex F to the proxy statement/prospectus forming part of this Registration Statement).
10.3

Company Support Agreement, dated as of June 29, 2021, by and among FS Development Corp. II and certain supporting stockholders of Pardes Biosciences, Inc. (incorporated by reference to Exhibit 10.2 of FS Development Corp. II’s Current Report on Form 8-K, filed with the SEC on June 29, 2021).

10.4

FS Development Corp. II Support Agreement, dated as of June 29, 2021, by and among FS Development Corp. II, Pardes Biosciences, Inc., FS Development Holdings II, LLC and certain supporting stockholders of FS Development Corp. II (incorporated by reference to Exhibit 10.1 of FS Development Corp. II’s Current Report on Form 8-K, filed with the SEC on June 29, 2021).

10.5	Form of Voting Agreement (incorporated by reference to Exhibit 10.4 of FS Development Corp. II’s Current Report on Form 8-K, filed with the SEC on June 29, 2021).
10.6

Letter Agreement, dated June 29, 2021, by and among FS Development Corp. II, Pardes Biosciences, Inc. and Gilead Sciences, Inc. (incorporated by reference to Exhibit 10.6 of FS Development Corp. II’s Current Report on Form 8-K, filed with the SEC on June 29, 2021).

10.7**	Form of Lock-Up Agreement.
10.8	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 of FS Development Corp’s current Report on Form 8-K, filed with the SEC on June 29, 2021).

Exhibit	Description
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of FS Development Corp. II
23.2	Consent of KPMG LLP, independent registered public accounting firm of Pardes Biosciences, Inc.
23.3	Consent of White & Case LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1**	Power of Attorney.
99.1	Form of Preliminary Proxy Card.
99.2**	Consent of H.C. Wainwright & Co., LLC.
99.3**	Consent of Uri A. Lopatin, M.D. to be named as a director.
99.4**	Consent of Mark Auerbach to be named as a director.
99.5**	Consent of J. Jay Lobell to be named as a director.
99.6**	Consent of Michael D. Varney, Ph.D. to be named as a director.
99.7**	Consent of Laura J. Hamill to be named as a director.
99.8**	Consent of Deborah M. Autor to be named as a director.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

*        The annexes, schedules, and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. FS Development Corp. II hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

**      Previously filed.

†        Indicates a management contract or compensatory plan.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    The registrant hereby undertakes that every prospectus:(i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, California, on November 16, 2021.

FS DEVELOPMENT CORP. II
By:	/s/ James B. Tananbaum
James B. Tananbaum, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James B. Tananbaum	President, Chief Executive Officer and Director	November 16, 2021
James B. Tananbaum, M.D.	(Principal Executive Officer)
/s/ Dennis Ryan	Chief Financial Officer	November 16, 2021
Dennis Ryan	(Principal Financial and Accounting Officer)
*	Vice President and Director	November 16, 2021
Michael Rome, Ph.D.
*	Director	November 16, 2021
Daniel Dubin, M.D.
*	Director	November 16, 2021
Owen Hughes
*	Director	November 16, 2021
Alisa Mall
*	Director	November 16, 2021
Deepa Pakianathan, Ph.D.
* By:	/s/ Dennis Ryan
Dennis Ryan
As Attorney-In-Fact